Filed Pursuant to Rule 424(b)(1)
Registration No. 333-217893

5,000,000 Shares

LiveXLive Media, Inc.

Common Stock

$4.00 Per Share

We are offering 5,000,000 shares of our common stock. We currently expect the public offering price of our common stock will be $4.00 per share.

Our common stock is currently quoted on the OTC Pink marketplace under the symbol “LIVX”. We intend to apply to list our common stock on The Nasdaq Capital Market as soon as we are eligible to do so following the consummation of this offering. However, we are not currently eligible to make such application and cannot guarantee that we will be eligible in the future, or if we are eligible, that we will make such application or that such application will be approved.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12.

	Per Share	Total
Public offering price	$4.00	$20,000,000.00
Underwriting discount(1)	$0.28	$1,400,000.00
Proceeds, before expenses, to LiveXLive Media, Inc.	$3.72	$18,600,000.00

____________

(1)      See “Underwriting” for a description of compensation payable to the underwriters.

To the extent that the underwriters sell more than 5,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 750,000 shares from us at the public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to the purchasers on December 27, 2017.

JMP Securities

Prospectus dated December 22, 2017

We are responsible for the information contained in this prospectus and in any free-writing prospectus we prepare or authorize. Neither we nor the underwriters have authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus.

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USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that we have obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

Forecasts and other forward-looking information obtained from these sources involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains references to our trademarks, service marks and trade names and to trademarks, service marks and trade names belonging to other entities. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names, service marks or trademarks or any artists’ or other individuals’ names to imply a relationship with, or endorsement or sponsorship of us by, any other companies or persons.

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SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding to buy shares of our common stock.

Unless the context requires otherwise or unless otherwise stated, references to “our Company,” “LXL,” “LiveXLive,” “we,” “us,” “our” and similar references refer to LiveXLive Media, Inc. and its consolidated subsidiaries, including LiveXLive, Corp., our wholly owned subsidiary (“LXL”), in each case giving effect to our acquisition (the “Wantickets Acquisition”) of certain operating assets of Wantickets RDM, LLC (“Wantickets”), which occurred on May 5, 2017.

LiveXLive

Our Business Overview

We are one of the world’s only premium internet networks devoted to live music and music-related video content. We intend to fill a market void by becoming a central content, information and transaction hub for music consumers and industry stakeholders around the world. We are geared for the digital generation, and our mission is to bring the experience of live music and entertainment to internet users by delivering live streamed and on demand content to nearly any internet-connected screen. Our goal is to become a leading destination for premium music video content on the internet by continuing to aggregate and create our content, including through strategic acquisitions. We are also building a proprietary engagement platform that we believe will attract and retain users, which we believe will allow us to collect valuable user data and monetize our growing content library through subscriptions, advertising, sponsorships and e-commerce.

Since our launch in 2015, we have sought to become the singular online destination for music fans to enjoy premium live performances from music venues and leading music festivals around the world, as well as premium original content, artist exclusives and industry interviews. We have live streamed music festivals such as Rock in Rio, Outside Lands Music and Arts Festival and Hangout Music Festival, and our platform has featured performances and content from over 200 of the most popular artists in various music genres, including Rihanna, Katy Perry, Metallica, Duran Duran, Radiohead, Chance The Rapper, Bruce Springsteen, Major Lazer and Maroon 5. We have successfully distributed such content through our online platform and major third party distributors such as MTV International, Complex Media, Dailymotion and AOL.

Our content strategy includes continuing to aggregate live and on demand performance (e.g., on stage sets) and non-performance (e.g., behind the scenes, interviews) music-related video content from festivals, clubs, events, concerts, artists, promoters, venues, music labels and publishers (“Content Providers”); acquiring and producing original music-related video content; and curating existing online premium content. In addition to acquiring and/or partnering with third party Content Providers, our digital studio, LXL Studios, will develop and produce original music-related video content, including digital magazine-style news programming and original-concept digital pilots and documentaries.

Our platform engagement strategy is to build a compelling online experience for our users, anchored by a pioneering website and our custom mobile application, the “LXL App.” The LiveXLive platform will offer access to some of the world’s leading music festivals and events with multi-day and simultaneous multi-stage coverage, unique concerts, intimate performances and premium programming. It will be fueled by our custom LXL App, which we believe will drive 24/7/365 user engagement and data that we will be able to convert to earnings and cash flow through multiple potential revenue streams. We released the first version of the LXL App in September 2017 on the iOS and Android operating systems in anticipation of Rock in Rio 2017. We plan to release the Apple TV, Roku and Amazon Fire TV LiveXLive applications in early 2018.

By executing the above strategies, we are creating a platform that is dedicated to live music and has the breadth and depth of content to reach and be relevant to a global audience of all ages.

Our Opportunity

We believe there is significant unmet demand for experiencing live music, musical performance video on demand and related content online. For example, there is a large market for live music events worldwide, with an estimated $19.6 billion in live music industry revenue in 2016 (IBISWorld), with more than 2,000 music festivals worldwide. Each festival can attract hundreds of thousands of people with attendance at the largest festival in the United States estimated at 125,000 people per day. In 2015 and 2016, on average almost 80,000 people attended each day of the Rock in Rio music festivals in Rio de Janeiro and Lisbon. Due in part to a combination of costs, logistics, event capacity and publicity, the attendance at any one festival or live event is a fraction of the total potential audience for that content. For example, while almost 100,000 people attended Coachella in 2016, the live stream garnered over nine million views. This demonstrates the potential demand for online viewership of live music events. We believe there is currently no centralized platform dedicated to online streaming of live music and music-related video content. We intend to fill this market void by executing each component of our business approach.

Our Approach

Our business approach consists of the following core components that we believe, when combined with our competitive strengths and growth strategy, will allow us to successfully monetize and grow our Company:

We believe that the combination of our content, technology, marketing and distribution, platform engagement, data and monetization strategies will make us a sought-after partner for Content Providers and other music industry stakeholders. Our management team and advisors are comprised of media and entertainment industry experts with long-standing relationships with industry stakeholders, including agents, managers, distributors, producers, labels, publishers, advertisers, and social influencers (collectively, “Industry Stakeholders”). We expect Content Providers and other Industry Stakeholders will provide additional content and cross-promotion that will not only reach millions of music fans globally, but also engage users on our platform for extended periods of time. We believe that our growing supply of content offerings, customized programming and our interactive LXL App will help us become part of our users’ daily routine with respect to their music needs and consumption of music-related video content. We expect we will be able to leverage the data generated from our users’ engagement with our platform to more efficiently tailor our programming, further develop our monetization efforts and enhance the overall user experience.

We describe each of the key components of our business approach below:

Our Content — Our current Content Providers populate our platform with authentic premium music content that we will offer live and on demand. We currently have agreements in place to provide thousands of hours of content over the next several years, including from Rock in Rio, Outside Lands Music and Arts Festival and Hangout Music Festival, as well as other compelling live and catalog music rights. For example, a single festival can provide over eight hours of live performance music content per day, per stage, in addition to multiple hours of non-performance content between each performance. Part of our strategy is to continue acquiring premium content from around the world. We expect to provide additional custom premium content programming that will supplement the live and catalog content offerings through LXL Studios, which initially will cover news, reality, comedy and drama.

Live music and music-related video content can be acquired and/or produced at costs lower than that required for comparable exclusive premium video content in other genres like sports, feature film and broadcast television. For example, music festivals present an attractive opportunity for us to produce premium content at lower cost by taking advantage of the critical mass of participating artists performing on the same date and at the same venue at marginal costs to us. When artists are not performing during the music festival, we intend to capture artist interviews and other premium non-performance content in a cost-efficient manner. Furthermore, at music clubs and indoor venues, we will be able to deliver additional performance and non-performance content at a low cost using a “mini-studio” captive environment venue solution through the installation of permanent hardware, software and camera systems at such venues (the “Venue Production Studio System”). The Venue Production Studio System will allow us to produce live streamed and recorded music-related video content on a daily basis. In addition, we will have the capability to curate free content provided by third party sources such as talk shows and artists and host such content on our platform. When our performance content, non-performance content and original programming are combined, we believe our content costs will be at a substantially lower, cost-effective price point to provide a competitive advantage versus providers of other premium content.

Our Technology Platform — Our technology platform is a key component of the LiveXLive network that brings the LiveXLive ecosystem to life for both our users and our Content Providers. We currently deliver our user experience through an HTML-based responsive website compatible with most major web browsers and operating systems. In September 2017, in anticipation of Rock in Rio 2017, we released our proprietary LXL App on the iOS and Android operating systems. We plan to launch the Apple TV, Roku and Amazon Fire TV television LiveXLive applications in early 2018. We are creating an ecosystem that will support greater social sharing, community and deep user engagement with our content. We believe our full-service, delivery to distribution back-end will allow us to capitalize on monetization opportunities and is the first step in creating a digital supply chain for live music and music-related video content.

Our Marketing & Distribution — Our content and brand marketing and distribution efforts will focus on third party distributors, individual artist and social media promotion, traditional media outlets and social-viral events. We will leverage the reach of major distribution platforms in a way similar to our past distributions with major third parties such as MTV International, Complex Media, Dailymotion and AOL. We also have engaged artists and social influencers to conduct marketing on their own social media and other marketing platforms. For example, individual artists such as Rihanna at Rock in Rio 2015 and Avicii at Rock in Rio 2016 promoted our live stream to their massive and dedicated fan bases. We will also partner with major mobile carriers and web and broadcast distributors to drive distribution and viewership of LiveXLive and LXL Studios branded content. Given that our content appeals to a diverse user demographic spanning a variety of music genres, we plan to customize our campaigns to best suit the need of our Content Providers and potential advertising partners. Marketing and distribution of our content and brand will be integral to our business and the execution of our platform engagement, data collection and monetization strategies.

Our Platform Engagement — We are designing our custom platform with interactive features that will enhance the live music experience and, when combined with our platform’s functionality and unique features, will create an immersive digital experience in and of itself. We believe the combination of the intuitive, modern LiveXLive user interface and cross-platform capabilities will be instrumental in creating a deeply engaging, personally-tailored central hub for live music and music-related video content, particularly for those users who are otherwise unable to attend live events in person. Our aim is to also include options for artist fan club membership, merchandise, ticketing, VIP packages and other offerings to further solidify users’ affinity toward our platform and their interests. On our platform, users will be immediately greeted with a main viewing window featuring the most current content and multiple sub-windows that highlight additional stages, venues, events and our other content. Users will be able to move seamlessly, at the swipe of a finger, from stage to stage and venue to venue, to enjoy our content, creating a personalized viewing environment. By creating this free-flowing user experience, the platform will encourage users to connect with others to share their individual experience, further deepening social interaction and platform engagement.

Our Data — As we continue to aggregate premium content offerings and grow our user base, we will gain valuable insights on users’ viewing habits, trends and preferences based upon specific clicks on viewing windows, music genre trends and popularity, duration of user engagement, social networks activity and geographical data. This data, paired with general demographic data supplied via integration of users’ social media, Google and/or Spotify accounts, will provide a rich, nuanced understanding of our user base. We expect data collection will provide valuable information for each of our monetization strategies. We will be able to identify specific music genres, geographic markets and content programming most conducive to the success of our business. We aim to provide targeted e-commerce opportunities for music fans, including offering artist merchandise, tickets to upcoming live music events, fan club access and more.

Our Monetization Capabilities — We expect to generate revenue from distribution, sponsorship, advertising and e-commerce. Once we aggregate enough premium content, we anticipate adding a monthly subscription video on demand (“SVoD”) fee and pay-per-view (“PPV”) fees. Once an SVoD model is established, we will maintain a free tier with limited content that is supported by advertising revenue. Our diversified and growing portfolio of content will enable us to appeal to a broad range of consumers, not just the millennial demographic often desired by new media companies. This diversified user base will make it easier for us to generate substantial revenue from multiple streams. These revenue streams should be sufficient to pay for the total costs of operations, including production, rights, marketing, administrative and travel.

Our Competitive Strengths

We believe we will be able to capitalize on the following competitive strengths to execute the approach described above:

Experienced Management Team. Our management team is comprised of media and entertainment industry experts with a longstanding history of achievements and experience in their respective industries. Over their careers, our management team has cultivated deep, decades-long relationships and contacts across the media and entertainment industries, including with key Industry Stakeholders, Content Providers, strategic distributors and technology partners. In particular, Mr. Robert Ellin, the chairman of our board of directors (our “Chairman”) and our Chief Executive Officer, Mr. Jerome N. Gold, our Executive Vice President, Chief Financial Officer and Secretary, Mr. Douglas Schaer, our Chief Operating Officer, Mr. Mike Bebel, our Executive Vice President, Corporate Development and Rights Management, Mr. Blake Indursky, our Chief Business Officer and Executive Vice President, and Mr. Schuyler Hoversten, our Chief Revenue Officer, have significant experience and success building other leading entertainment platforms and assets and are considered thought leaders within the live entertainment space.

Content Acquisitions. We have exclusive broadcast and distribution rights agreements with well-known festivals such as Rock in Rio, Outside Lands Music and Arts Festival and Hangout Music Festival, as well as an agreement to broadcast live performances from Exchange LA, among others. We also have the exclusive broadcast and distribution rights to the extensive content library of JBTV, which includes over 2,500 hours of Emmy and Billboard award winning music and media content. Our content library includes thousands of hours of premium content, including live performances and interviews from some of the most popular artists in the world. As we continue to grow our content library, we believe this solid base of existing offerings make us attractive to Content Providers and Industry Stakeholders seeking new and exciting distribution and production opportunities in the live music industry.

User Experience. We have created and continue to develop a live music experience that is not currently available on any other platform. We believe the fluid viewing experience, social interactivity, e-commerce and other distinct feature sets of the LiveXLive platform will be particularly attractive to users who are unable to attend live events in person or any user who is looking for a personally-tailored, central hub for live music and music-related video content.

We are an early stage company that has not yet taken full advantage of these strengths, and we are not yet profitable.

Our Growth Strategy

We believe that the continued development of digital formats for the consumption, distribution, exploitation and monetization of streamed live music and music-related video content and increasing access to digital music services present significant promise and opportunity for us. We believe that the large demand for premium live content combined with consumers’ willingness to pay for other premium streamed content creates an opportunity to capitalize on this consumer trend for live music and music-related video content. We believe that we are at the nascent stage of a revolution in live streamed music that will mirror the explosion of live sports events and consumption. To leverage this and grow our Company, we intend to pursue the following core growth strategies:

•         Grow Our Live and On Demand Content Library. In order to continue to grow our content base, we will strategically acquire the digital rights to live music events, concerts, and festivals, acquire existing content, partner with Content Providers and create custom premium content. Most recently in March 2017, we entered into a content license agreement to broadcast and distribute JBTV’s extensive content library, and in April 2017, we acquired the exclusive broadcast and distribution rights to Hangout Music Festival’s live broadcast. Hangout Music Festival is an annual three-day music festival in Gulf Shores, Alabama, which was held in May of this year and had approximately 45,000 people in attendance per day. JBTV is a leading source of music programming for the past 30 years, which includes over 2,500 hours of Emmy and Billboard award winning music and media content. We will seek to acquire and/or license existing libraries of live content in order to capitalize on underutilized existing live content assets. We intend to collaborate with Content Providers to provide our users with access to ever-growing new and relevant premium content. Our recently launched LXL Studios division will also create synergistic, complementary, short-form original content that will further enhance our user experience and deepen our relationship with our users and Content Providers. See “Business — Slacker Acquisition — Content” for information regarding the content we expect to acquire in connection with our planned acquisition of Slacker, Inc.

•         Pursue Strategic Acquisitions. We intend to continue expanding our business in part through strategic acquisitions in markets where we see opportunities to grow our brand and revenues, which will ultimately expand the reach of our network. We have an active program for identifying and pursuing potential acquisitions of companies and content. We will continue to utilize a “buy and build” strategy and to use the operations of LiveXLive and our talented management team as the overall infrastructure to which we will add more companies and assets. For example, in May 2017, we acquired certain operating assets of Wantickets, a branded leading online nightlife, electronic dance music and event ticketing company in North America that is designed to promote ticket sales for live events. This acquisition will allow us to expand the reach of our content and build our subscription model by utilizing Wantickets’ large database of ticket buyers to live music events. Similar to our acquisition of Wantickets, we will continue to identify businesses and assets that we believe will accelerate the growth of our vertical markets through strategic acquisitions. To that end, we recently agreed to acquire Slacker, Inc. and its online music audio streaming services, Slacker Radio. See “— Recent Developments and Initiatives.”

•         Expand our Reach. We will continue to identify distribution partners in territories across the world that will benefit from sharing our programming on mutually beneficial terms, similar to our recent agreements with Dailymotion, Cinedigm and Twitter. See “— Recent Developments and Initiatives.” We will also seek to exploit the potential of previously under-monetized live music content and underexposed genres of music beyond the most popular through online distribution. We will also continue to expand our global footprint through partnerships and organic growth in markets where we see opportunities to grow revenues and expand the reach of our network.

•         Programming Premium Content. We believe users value personalized offerings of both premium existing and new content. We believe that the following three components will drive our programming success: (1) investment in original content and gaining a stronger foothold in production; (2) building scale and aggregating content to maintain a differentiated way for our users to access live music; and (3) utilizing data analytics to complement editorial approaches. We will utilize programming and curation as a driver for our platform as great programming is valuable to both our users and our financial performance.

•         Expand Our Monetization Opportunities. The growth of digital formats and the expansion of our user base will continue to produce new means for the monetization of our increasing premium and unique content. We believe that our network will deliver large-scale audiences and engagement, while concurrently providing a monetization model that is commercially viable and scalable. We anticipate being capable of increasingly realizing the value of our various revenue streams across our distribution, partnerships, advertising, sponsorship, e-commerce merchandising and ticketing opportunities. Potential revenue streams include but are not limited to the following:

•         Subscription, SVoD and PPV: Various types of premium content will lend themselves to different monetization opportunities. We plan to take advantage of our growing premium content by offering different methods of user access, such as subscription-only content, SVoD across our entire platform,

PPV for special events or groups with strong fan bases and virtual reality for certain premium content. We also plan to launch a number of LiveXLive proprietary concepts such as digital festivals and digital residencies. See “Business — Our Approach and Business — Content Aggregation — LXL Studios and Original Content — LXL Studios Live Events.”

•         Advertising and Sponsorship: We believe that the ability to monetize our growing content library will improve over time as we drive users and engagement across current and emerging distribution channels. We will also continue to drive growth in our sponsorship and advertisings relationships, together with our focus on expanding existing partnerships, to provide them with targeted strategic programs, leveraging our increasing user base.

•         E-Commerce: Through our LiveXLive ecosystem, we plan to sell artist merchandise, tickets to upcoming shows, VIP packages, fan club access and more, all of which will be focused on a global captive audience of music fans on our platform.

•         Data: We expect to capitalize on an expansive user database we will build as our content offerings and user base grow. For example, our recent acquisition of Wantickets provides the opportunity to expand the reach of our content and build our subscription model by utilizing Wantickets’ large database of ticket buyers who consume live music events.

Through the combination of these monetization strategies and acquisitions, we hope to create a music network with the breadth and depth of content to have global relevance, fueled by our LXL App, to drive user engagement and data that we can convert to earnings and cash flow through the multiple revenue opportunities.

With our business approach and our strategic approach to growth, we believe we will be able to increase our scale through our content offerings and use of data.

Recent Developments and Initiatives

Since January 2017, our management team has expanded our business as follows:

Slacker Acquisition

•         Slacker, Inc. — On August 25, 2017, we entered into an agreement and plan of merger (as amended, the “Slacker Agreement”), by and among LiveXLive Media, Inc., LXL Music Acquisition Corp., a Delaware corporation and our wholly owned subsidiary (“LXL Music”), Slacker Inc., a Delaware corporation (“Slacker”), commonly known as “Slacker Radio”, and the stockholders’ agent party thereto. Subject to the terms and conditions of the Slacker Agreement, we will acquire Slacker through a merger of LXL Music with and into Slacker, with Slacker surviving as our wholly owned subsidiary (the “Slacker Acquisition”). We expect the Slacker Acquisition will close shortly after the closing of this offering. The aggregate purchase price for the Slacker Acquisition is approximately $50.0 million, subject to an increase based on the amount of additional convertible debt incurred by Slacker as described below, which will be payable in cash and stock and includes the assumption of approximately $16 million of net liabilities of Slacker, subject to adjustment. The cash portion will be adjusted based on Slacker’s net working capital as of September 30, 2017 and other purchase price adjustments, including amounts related to convertible notes and other indebtedness that are assumed in the transaction or will otherwise be repaid by us upon the closing; provided that the cash consideration payable by us (after giving effect to the purchase price adjustments) will be limited to $2.5 million. The remaining portion of the merger consideration will be paid in our common stock. The number of shares of our common stock issuable as stock merger consideration will be determined based on the public offering price set forth on the cover of this prospectus. To the extent Slacker incurs additional convertible debt from certain of its stockholders from October 1, 2017 through the closing of this offering for the purpose of funding its working capital (provided that Slacker shall use all commercially reasonable efforts to continue to operate and carry on its business in a manner that would minimize the requirement for additional cash infusion to Slacker from outside sources), such debt will be repaid by us in shares of our common stock (the number of which will be determined based on the public offering price set forth on the cover of this prospectus) upon the closing of the Slacker Acquisition through a commensurate increase in the purchase price, and such stockholders will receive an additional number of shares of our common stock based on the aggregate amount of such convertible debt, subject to a cap of $1,000,000. The Slacker Acquisition is subject to certain closing conditions and there can be no assurance that the Slacker Acquisition will be consummated on the terms described herein or at all. See “Business — Slacker Acquisition” and “Risk Factors — Risks Related to Our Acquisition Strategy” for more information regarding this transaction.

Slacker is a key player in the digital audio industry, offering a digital spin on the classic radio listening experience. Slacker delivers both free and subscription-based access to millions of songs and hundreds of expert-programmed stations, as well as news, sports and talk radio content, on internet-connected devices, in-car infotainment systems and other consumer electronics platforms. Slacker hosts approximately 13 million audio tracks and has 1.5 million monthly unique users. As of April 1, 2017, Slacker had over 400,000 subscribers on its paid and ad-supported platforms and has recorded 55 billion plays since 2007. See “Business — Slacker Acquisition” for more information regarding this transaction.

Other Recent Developments

•         Content Expansion — In April 2017, we obtained the exclusive worldwide distribution rights to Hangout Music Festival. In March 2017, we obtained the exclusive broadcast and distribution rights to JBTV’s extensive content library of over 2,500 hours of archived Emmy and Billboard award winning music and media. In addition, we obtained the exclusive worldwide distribution rights to “The Secret Show,” a 45-minute program produced by LiveXLive and JBTV featuring recorded live performances, interviews and videos of BTS (Bangtan Boys). BTS is a leading Korean pop boy band with a large social media presence of approximately 5.6 million followers on Twitter. In June 2017, we obtained the exclusive worldwide distribution rights to Paléo Festival de Nyon, an annual rock festival held in Nyon, Switzerland, which was recently named the “Best Medium-Sized Festival” by the European Festival Awards in 2017. In late June 2017, we co-distributed, marketed and promoted the live stream of Summerfest, an annual music festival held along the lakefront in Milwaukee, Wisconsin. In November 2017, we obtained the exclusive worldwide broadcasts rights for the annual Bumbershoot International Music and Arts Festival, which is held in Seattle, Washington. Also in November 2017, we obtained the exclusive worldwide broadcasts rights for the annual Rock On The Range Festival, which will be held in Columbus, Ohio  in 2018.

•         Technology — Pursuant to our Wantickets Acquisition, we are integrating a proprietary, mobile-first ticketing platform with end-to-end solutions for both reserved seating and general admission venues. These event services will be integrated into our e-commerce store. These services are hosted on Amazon Web Services, which provides cloud service stability in the event of traffic spikes and simplifies our IT management and disaster recovery tasks.

•         Marketing and Distribution

•         LiveXLive Influencers: Since January 2017 we have increased our social marketing efforts, including by engaging three prominent social media influencers: Amanda Cerny, Andrew B. Bachelor (also known as “King Bach”) and Jake Paul. With an aggregate following of over 85 million followers as of September 1, 2017, these social media influencers have begun to create original, short-form content and promotional content on behalf of LiveXLive, including content produced in connection with Hangout Music Festival in May 2017 and Outside Lands Music and Arts Festival in June 2017. Furthermore, Wantickets also has a large social following, with more than 170,000 followers focused on the nightlife category and over 135,000 unique emails in its marketing database. Wantickets builds relationships between leading social media influencers and everyday users to evoke authentic marketing while working towards automating a personalized experience.

•         Cinedigm: In June 2017, we signed a non-exclusive agreement with Cinedigm (NASDAQ: CIDM), a leading distributor of over-the-top (“OTT”) networks and digital content, under which Cinedigm will focus on circulating the LiveXLive service worldwide on cable, satellite and digital distributors. Through a recent joint agreement with Cinedigm and Jungo TV, LiveXLive’s channels and content will also be distributed through cable, telecommunication, and technology companies in fast-growing, emerging markets, which represent over 2.5 billion consumers. Territories and countries targeted will include: China, South East Asia, India, Turkey, the Middle East and North Africa. The partnership will also extend to CIS nations (Commonwealth of Independent States), including Azerbaijan, Armenia, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Uzbekistan and Ukraine.

•         Twitter, Inc.: In July 2017, we signed a distribution agreement with Twitter, Inc. to broadcast/distribute the 18th edition of Rock in Rio Music Festival, live from Olympic Park in Rio de Janeiro, including full performances, artist interviews and halo content. Artists scheduled to appear at the festival include Justin Timberlake, Maroon 5, Aerosmith, Guns N’ Roses, The Who, Bon Jovi, Red Hot Chili Peppers, Alicia Keys, Fergie, Shawn Mendes, Def Leppard, 30 Seconds to Mars, 5 Seconds of Summer, and many others. Under this distribution agreement, LiveXLive will expand its digital footprint and ability to make some of the most valuable music and entertainment content come alive across one of the most well-known social media platforms, where six of the ten most followed accounts are musicians.

•         Dailymotion: In August 2017, we granted Dailymotion a non-exclusive right to co-distribute the LiveXLive broadcast of the 2017 edition of Outside Lands Music and Arts Festival outside of the United States. DailyMotion, owned by Vivendi, is a video-sharing website based in France which allows users to upload, watch and share videos, attracting 300 million users from around the world, who watch 3.5 billion videos on its player each month. The Outside Lands broadcast was featured on Dailymotion’s home page across desktop and mobile devices from August 11, 2017 through August 13, 2017 and message via social media posts in multiple languages for differing markets. Nearly 190,000 people viewed the Outside Lands broadcast through Dailymotion. The broadcast proved especially popular in France, Mexico, Brazil, Germany and Malaysia, but registered viewership in countries across the globe.

•         Data Collection — Wantickets’ robust data and analytics software is an important first step toward our development of an in-house division focused on data collection. Data collection will assist in identifying key demographics and analyzing consumer behavior.

•         Monetization — In addition to Wantickets ticketing revenues, we recently launched our new e-commerce store, which features a broad array of items from major established artists.

•         Leadership Team — We recently added a Chief Financial Officer, a Chief Operating Officer, an Executive Vice President of Corporate Development and Rights Management and a Senior Vice President of Artist Relations to our leadership team and one independent director to our board of directors and plan to continue growing our leadership team and our board of directors as we consider necessary in the coming months. To complement our management team and board of directors, we have engaged a group of experienced advisors in the entertainment industry whom we refer to as our “Advisory Board.” We believe the Advisory Board will further enhance our credibility and provide strategic guidance to our business.

•        SNAP Interactive, Inc. — On September 6, 2017, we entered into an agreement and plan of merger (as amended, the “SNAP Agreement”), by and among LiveXLive Media, Inc., LXL Video Acquisition Corp., a Delaware corporation and our wholly owned subsidiary, SNAP Interactive, Inc., a Delaware corporation (“SNAP”), and the stockholders’ agent. On October 31, 2017, the SNAP Agreement was terminated by SNAP due to certain conditions of the agreement that were not fulfilled as of October 27, 2017, which relieved the parties of their obligations under the agreement. No termination fee was paid or is payable by either party in connection with the termination of the agreement.

Summary Risk Factors

Our business is subject to many risks and uncertainties of which you should be aware before you decide to invest in our common stock. These risks are discussed more fully under “Risk Factors.” Some of these risks include:

•         our limited operating history makes it difficult to evaluate our current business and future prospects, and we may be unsuccessful in executing our business model;

•         we have incurred significant losses since our inception, have generated minimal revenues to date and anticipate that we will continue to incur significant losses for the foreseeable future, and our auditors have included in their audit report for the fiscal year ended March 31, 2017 an explanatory paragraph as to substantial doubt as to our ability to continue as a going concern;

•         our business is dependent on our ability to identify, acquire, secure and develop live music and music-related video content from Content Providers and to stream their live music and music-related video content on our platform, and we may not be able to secure such content on commercially reasonable terms or at all;

•         we may fail to increase the number of users, and to retain existing users, consuming our live music and music-related video content on our platform;

•         we face completion for users’ attention and time and face intense completion from competitors;

•         we can give no assurances as to our ability to consummate the Slacker Acquisition or any other future acquisitions on terms acceptable to us or at all, and we may not recognize the anticipated benefits of any such acquisition;

•         we have identified material weaknesses in our internal controls over financial reporting, and we may fail to implement and maintain such controls which could result in material misstatements in our financial statements;

•         we may be unable to adequately protect our intellectual property rights;

•         changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business;

•         we heavily depend on relationships with our Content Providers and other Industry Stakeholders, and adverse changes in these relationships could adversely affect our business, financial condition and results of operations;

•         our business and growth may suffer if we are unable to attract and retain key officers, employees or other individual service providers, particularly our Chairman and Chief Executive Officer, Mr. Robert Ellin;

•         we may not be able to protect our users’ data which could harm our reputation;

•         we will rely heavily on technology to stream content and manage other aspects of our operations, and the failure of this technology to operate effectively could adversely affect our business;

•         we are subject to governmental regulation, which may change from to time, and we may be unable to comply with these regulations;

•         future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall;

•         we may not be eligible for listing on Nasdaq or any other national securities exchange;

•         the designation of our common stock as a “penny stock” would limit the liquidity of our common stock; and

•         investors may face significant restrictions on the resale of shares of our common stock due to state “blue sky” laws.

Our Corporate and Other Information

We were incorporated in the State of Nevada on December 28, 2009 and reincorporated in the State of Delaware on August 2, 2017 in connection with the reincorporation merger discussed below. Pursuant to the Agreement and Plan of Merger, dated as of July 20, 2017, by and between Loton, Corp, a Nevada corporation (“Loton”), and LiveXLive Media, Inc., a Delaware corporation and wholly owned subsidiary of Loton, Loton merged with and into LiveXLive Media, Inc., with LiveXLive Media, Inc. being the surviving entity. This merger was consummated to complete our reincorporation from the State of Nevada to the State of Delaware and name change. As a result of this merger, each outstanding share of common stock, par value $0.001 per share, of Loton was automatically converted into one share of common stock, $0.001 par value per share, of LiveXLive Media, Inc. Our principal executive offices are located at 269 South Beverly Drive, Suite #1450, Beverly Hills, California 90212, and our telephone number is (310) 601-2500. We maintain a website at www.livexlive.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering

Common stock offered by us	5,000,000 shares

Underwriters over-allotment option to purchase additional common stock	750,000 shares

Common stock to be outstanding immediately after this offering	49,650,669(1)

Use of proceeds

We intend to use the net proceeds from this offering to fund working capital, capital expenditures, the Slacker Acquisition and other general corporate purposes, which may include future acquisitions of businesses and content. See “Use of Proceeds” for more information.

Risk factors	See “Risk Factors” beginning on page 12 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

____________

(1)      Gives effect to the issuance of 8,030,909 shares of our common stock issued in connection with the Slacker Acquisition based on an assumed public offering price of $4.00 per share. Assumes no exercise of the underwriter’s over-allotment option to purchase additional shares.

The number of shares of our common stock to be outstanding immediately after this offering is based on 36,619,759 shares of common stock outstanding as of December 13, 2017. Unless otherwise indicated, all information contained in this prospectus:

•         excludes 7,600,000 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan (the “2016 Plan”), of which options to purchase 2,916,666 shares have been granted and 83,333 and 1,000,000 of which were forfeited on November 30, 2017, and December 7, 2017, respectively;

•         gives effect to a two-for-one (2:1) forward split of our common stock, which became effective as of September 27, 2016;

•         assumes no holder of any outstanding convertibles notes will exercise such noteholder’s right to convert in connection with the completion of this offering;

•         reflects our reincorporation from Nevada to Delaware on August 2, 2017;

•         gives effect to a one-for-three (1:3) reverse split of our common stock, which became effective as of October 16, 2017;

•         assumes no exercise by the underwriters of their over-allotment option to purchase additional shares of our common stock; and

•         assumes 8,030,909 shares of our common stock will be issued in connection with the Slacker Acquisition based on an assumed public offering price of $4.00 per share.

Summary Historical Consolidated Financial Information

The following table sets forth a summary of our historical financial information at, and for the period ended on, the dates indicated. We have derived our summary historical consolidated financial information at September 30, 2017 and 2016 and for the six months ended September 30, 2017 and 2016 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, which reflect, in the opinion of our management, all adjustments, consisting of normal recurring items that are necessary to present fairly the results for the interim periods. We have derived our summary historical consolidated financial information at March 31, 2017 and 2016 and for the fiscal years ended March 31, 2017 and 2016 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected for the year ending March 31, 2018 or for any other period. The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and unaudited condensed consolidated financial statements and related notes thereto, included elsewhere in this prospectus. Unless specifically stated otherwise, the information in this prospectus gives effect to a reverse stock split of one-for-three (1:3), which became effective as of October 16, 2017.

	Six Months Ended		Year Ended
	September 30, 2017	September 30, 2016	March 31, 2017	March 31, 2016
Statement of Operations:
Revenue	$648,385	$225,000	$225,000	$—
Gross profit	497,836	225,000	225,000	—
Operating expenses	6,221,238	2,707,543	5,709,801	3,979,000
Other income (expenses)	(1,393,784)	(1,067,576)	(8,764,918)	232,055
Net loss	$(7,117,186)	$(3,550,119)	$(14,249,719)	$(3,746,945)
Basic and diluted net loss per common share(1)(2)	$(0.20)	$(0.11)	$(0.44)	$(0.12)
Weighted average shares outstanding, basic and diluted(1)(2)	35,773,359	31,292,337	32,532,069	30,027,599
Statements of Cash Flows:
Cash flows from operating activities	$(2,508,366)	$(1,997,841)	$(3,123,169)	$(2,999,941)
Cash flows from investing activities	(15,000)	(18,593)	2,163,321	223,406
Cash flows from financing activities	1,222,025	1,987,765	2,400,179	2,777,314
Cash, end of period	$175,888	$7,869	$1,477,229	$36,898
Balance Sheet Data (at period end):
Assets
Cash and cash equivalents	$175,888	$7,869	$1,477,229	$36,898
Accounts receivable	90,787	—	—	—
Prepaid expenses	275,004	103,152	21,569	15,995
Investment in affiliate	—	4,953,184	—	—
Goodwill and intangible assets	2,921,400	—	—	—
Other assets	674,365	282,882	57,407	5,165,415
Total Assets	$4,137,444	$5,347,087	$1,556,205	$5,218,308
Liabilities and stockholders’ equity (deficit)
Current liabilities	$8,052,466	$4,654,023	$4,729,689	$4,877,311
Long term portion of unsecured convertible notes, net of discount	—	95,281	232,208	110,273
Stockholders’ equity/(deficit)	(3,915,022)	693,064	(3,405,692)	230,724
Total liabilities and stockholders’ equity (deficit)	$4,137,444	$5,347,087	$1,556,205	$5,218,308

____________

(1)      For further details on the calculation of basic and diluted net loss per share attributable to common stockholders, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

(2)      Gives effect to a reverse stock split of one-for-three (1:3), which became effective as of October 16, 2017.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before deciding whether to invest in our common stock. The occurrence of any of the risks described below could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our limited operating history makes it difficult to evaluate our current business and future prospects, and we may be unsuccessful in executing our business model.

We began our current business operations in February 2015 and have a limited operating history related to our current business. Prior to the launch of our current operations, our primary business related to our former 50% interest in a company that operates the nightclub and live music venue “KOKO” in Camden, London, which we sold in November 2016. Our business operations now primarily relate to our premium internet network devoted to live music and music-related video content. To date, we have generated minimal revenue through our current business and have devoted most of our financial resources to developing our current business. We expect to continue to incur substantial and increased expenses as we continue to execute our business approach, including expanding and developing our content and platform.

The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a developing company starting a new business enterprise, the difficulties that may be encountered with integrating acquired companies and the highly competitive environment in which we operate. For example, while several companies have been successful in the digital music streaming industry and the online video streaming industry, companies have had no or limited success in operating a premium internet network devoted to live music and music-related video content. Because we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenue to fully meet our expenses and support our anticipated activities.

We have incurred significant losses since our inception, have generated minimal revenues to date and anticipate that we will continue to incur significant losses for the foreseeable future; our auditors have included in their audit report for the fiscal year ended March 31, 2017 an explanatory paragraph as to substantial doubt as to our ability to continue as a going concern.

We have incurred significant net losses in each year since our inception, including net losses of $7,117,186 for the six months ended September 30, 2017, and $14,249,719 and $3,746,944 for the fiscal years ended March 31, 2017 and 2016, respectively. As of September 30, 2017, we had an accumulated deficit of $35,213,076. We anticipate incurring additional losses until such time we can generate significant revenues, and/or reduce operating costs. To date, we have had minimal revenues and have financed our operations exclusively through the sale of equity and debt securities (including convertible securities). The size of our future net losses will depend, in part, on the rate of future expenditures and our ability to generate revenue. We expect to continue to incur substantial and increased expenses as we grow our business. We also expect a continued increase in our expenses associated with our operations as a publicly-traded company. We may incur significant losses in the future for a number of other reasons, including unsuccessful acquisitions, costs of integrating new businesses, expenses, difficulties, complications, delays and other unknown events. As a result of the foregoing, we expect to continue to incur significant losses for the foreseeable future and we may not be able to achieve or sustain profitability.

Our auditors have included in their audit report for the fiscal year ended March 31, 2017 a “going concern” explanatory paragraph as to substantial doubt as to our ability to continue as a going concern. Our ability to meet our total liabilities of $8,052,466 as of September 30, 2017, and to continue as a going concern, is dependent on us generating substantial revenues and/or obtaining adequate capital to fund operating losses until we become profitable. We may never achieve profitability, and even if we do, we may not be able to sustain being profitable. As a result of our going concern qualification, there is an increased risk that you could lose the entire amount of your investment in our company, which assumes the realization of our assets and the satisfaction of our liabilities and commitments in the normal course of business.

Our business is dependent on our ability to secure music streaming rights from Content Providers and to stream their live music and music-related video content on our platform, and we may not be able to secure such content on commercially reasonable terms or at all.

Our business is dependent on our ability to secure rights to stream on our platform a variety of popular content from Content Providers. Our licensing, distribution and/or production arrangements with Content Providers may be short-term and do not guarantee the continuation or renewal of these arrangements on commercially reasonable terms, if at all. For example, our agreement with Rock in Rio expires in 2020 and there is no guarantee that we will be able to renew this agreement on commercially reasonable terms or at all. Additionally, while our agreements with music festivals and other live music events and venues allow us to stream content from such events and venues, we typically require additional permission from the artists performing at such events and venues. While artists at music festivals and other live music events and venues that we have contracts with have in the past agreed to allow us to stream their performances, there is no guarantee that artists at an event will agree to allow us to stream their performances. Any unwillingness of such partners to supply content to us or lack of availability of popular artists to perform at such venues and events could limit our ability to enhance user experience and deepen user engagement with our platform and therefore reduce our revenue opportunities. If we are unable to secure rights to steam our content, then our business, financial condition and results of operations would be adversely affected. Additionally, to the extent any music festival or other live music event that we have rights to stream is cancelled or delayed, whether as a result of cancellation by artists, weather, terrorism or otherwise, we may receive little or no content from such live event.

Some Content Providers and distributors, currently or in the future, may also take action to make it more difficult or impossible for us to license, distribute and/or produce their content, including as a result of them offering a competing product. Other content owners, providers or distributors may seek to limit our access to, increase the cost of, or otherwise restrict or prohibit our use of such content. As a result, we may be unable to offer a wide variety of content at reasonable prices with acceptable usage rules or expand our geographic reach.

Additionally, some content on our platform is currently provided free of digital rights management to prevent the unauthorized redistribution of digital media. If our business model changes, we may have to develop or license digital rights management technology. There is no assurance that we will be able to develop or license such technology at a reasonable cost and in a timely manner. In addition, certain countries have passed or may propose and adopt legislation that would require us to license our digital rights management, if any, which could weaken the protection of content, subject us to piracy and also negatively affect arrangements with our Content Providers.

We may be unable to fund any significant up-front or guaranteed payment cash requirements associated with our live music streaming rights, which could result in the inability to secure and retain such streaming rights.

In order to secure event and festival live music streaming rights, we may be required to fund significant up-front or guaranteed payment cash requirements to artists or festival or event promoters prior to the event or festival taking place. If we do not have sufficient cash on hand or available capacity to advance the necessary cash for any given artist, event or festival, we would not be able to retain the rights for that artist, festival or event and our business, financial condition and results of operations may be adversely affected.

If we fail to increase the number of users consuming our live music and music-related video content on our platform, our business, financial condition and results of operations may be adversely affected.

The size of our user base is critical to our success, and we will need to develop and grow our user base to be successful. We expect to generate revenue based upon subscription, SVoD, and PPV, advertising and sponsorship, e-commerce and data, which is dependent on the number of users we retain and attract. For example, if we are unable to retain and attract users, we may be unable to attract users to our network and/or increase the frequency of users’ engagement with our platform. In addition, if users do not perceive our content as original, entertaining or engaging, we may not be able to attract sponsorship opportunities and/or increase the resulting frequency of users’ engagement with our platform and content. If we are unable to retain and attract users, our network and services could also be less attractive to potential new users, as well as to Content Providers and other Industry Stakeholders, which would have a material and adverse impact on our business, financial condition and results of operations.

Our ability to attract and retain users is highly sensitive to rapidly changing public tastes in music and technology.

Our ability to attract and retain users is highly sensitive to rapidly changing public tastes in music and technology and is dependent on our ability to maintain the attractiveness of our platform, content, technology and reputation as a place where quality online live music and music-related video content can be accessed and enjoyed. We will rely on the popularity of our Content Providers and the quality of their respective content to retain customers, secure sponsorships and to facilitate growth in revenue from advertising and e-commerce. Maintaining the popularity of our content will be challenging, and our relationship with music fans could be harmed for many reasons, including the quality and diversity of our online content, quality of the experience with a particular festival, event or club, our competitors developing relationships with more popular festivals, events or clubs or attracting talent from our businesses, adverse occurrences or publicity in connection with a festival, event or club and changes to public tastes that are beyond our control and difficult to anticipate. For example, if users do not perceive our platform and services to be original, entertaining, engaging, useful, reliable or trustworthy, we may be unable to attract and retain users to our network and/or increase the frequency of users’ engagement with our platform. Additionally, any cancellation or delay in music festivals, concerts or other live music events that we have rights to stream, or are otherwise associated with, may harm our reputation and make any related content less desirable to our users. A number of consumer-oriented websites that achieved early popularity have since seen their user bases or levels of engagement decline, in some cases precipitously. There is no guarantee that we will not experience a similar erosion of our user base. If our platform or content become less popular with music fans, our growth strategy would be harmed, which could in turn harm our business and financial results.

Our ability to attract and retain users depends upon many additional factors both within and beyond our control.

In addition to the popularity of our content, we believe that our ability to attract and retain users depends upon many factors both within and beyond our control, including:

•         the popularity, usefulness, ease of use, performance and reliability of our platform, products and services, including the LXL App, compared to those of our competitors;

•         the timing and market acceptance of our platform, products and services, including the LXL App;

•         users’ willingness to pay for subscription rights to our platform;

•         our ability to develop and monetize an effective strategy to attract advertisers and sponsor of our platform;

•         the frequency and relative prominence of the ads displayed by us or our competitors;

•         our ability to establish and maintain relationships with our Content Providers to provide new content for our network;

•         user concerns related to user privacy and our ability to keep user data secure;

•         changes mandated by, or that we elect to make to address, legislation, regulatory authorities or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;

•         our ability to attract, retain and motivate talented employees, particularly engineers, designers and platform and content managers;

•         fluctuations in costs of content which we may be unwilling or unable to pass through to our users;

•         competitors’ offerings that may include more favorable terms than we offer in order to obtain agreements for new content or venue, festival or ticketing arrangements;

•         technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive entertainment alternatives than we or other live streamed entertainment providers currently offer;

•         general economic conditions which could cause consumers to reduce discretionary spending;

•         our ability to develop and monetize an effective strategy to buildout our e-commerce revenue stream;

•         acquisitions or consolidation within our industry, which may result in more formidable competitors; and

•         our reputation and the brand strength relative to our competitors.

If we are unable to attract and retain users, it could adversely affect our business, financial condition and results of operations.

We may be unsuccessful in developing our original content.

We plan to produce original music-related video content, including digital magazine-style news programming and original-concept digital pilots, documentaries and other original content. We believe that a positive reputation with users concerning our original content is important in attracting and retaining users. To the extent our content, in particular, our original programming, is perceived as low quality, offensive or otherwise not compelling to users, our ability to establish and maintain a positive reputation may be adversely impacted. If the original content we produce does not attract new users, we may not be able to cover our expenses to produce such programs, and our business, financial condition and results of operations may be adversely affected.

As we develop our original content, we will become responsible for production costs and other expenses. We may also take on risks associated with production, such as completion and key talent risk. To the extent we do not accurately anticipate costs or mitigate risks, or if we become liable for content we acquire, produce, license and/or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.

We face competition for users’ attention and time.

The market for entertainment video content is intensively competitive and subject to rapid change. We compete against other entertainment video providers, such as (i) interactive on-demand audio content and pre-recorded entertainment, (ii) broadcast radio providers, including terrestrial and internet radio providers, (iii) cable, satellite and internet television and movie content providers, (iv) video gaming providers and (v) other sources of entertainment for our users’ attention and time. These content and service providers pose a competitive threat to the extent existing or potential users choose to consume their content or use their services rather than our content or our services. The online marketplace for live music and music-related content may rapidly evolve and provide users with a number of alternatives or new access models, which could adversely affect our business, financial condition and results of operations.

We face intense competition from competitors and we may not be able to increase our revenues, which could adversely affect our business, financial condition and results of operations.

The music streaming industry is highly competitive. The music streaming industry competes with other forms of entertainment for consumers’ discretionary spending, and within this industry we compete with other platforms to secure rights to content. In the markets in which we promote our streaming live music and music-related content, we face competition from other promoters and streaming operators. These competitors may engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential artists. Our competitors may also develop services, advertising options or music platforms that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. It is possible that new competitors may emerge and rapidly acquire significant market share.

Our current and future competitors may have more well-established brand recognition, more established relationships with, and superior access to, Content Providers and other Industry Stakeholders, greater financial, technical and other resources, more sophisticated technologies or more experience in the markets in which we compete. These competitors may also compete with us for key employees and other individual service providers who have relationships with popular music artists or other Content Providers and that have a history of being able to book such artists or secure the rights to stream their music. If we are unable to compete successfully for users against other providers by maintaining and increasing our presence and visibility, the number of users of our network may fail to increase as expected or decline and our advertising sales, subscription fees and other revenue streams will suffer.

We will face significant competition for advertiser and sponsorship spend.

We will face significant competition for advertiser spend. We expect the substantial majority of our revenue will be generated through subscriptions to our platform, as well as sponsorships and ads on our website and mobile app. We compete against online and mobile businesses, including those referenced above, and traditional media outlets, such as television, radio and print, for advertising budgets. We also compete with advertising networks, exchanges, demand side platforms and other platforms, such as Google AdSense, DoubleClick Ad Exchange, Yahoo Ad Exchange, AOL’s Ad.com and Microsoft Media Network, for marketing budgets and in the development of the tools and systems for managing and optimizing advertising campaigns. In order to grow our revenues and improve our operating results, we will need to increase our share of spending on advertising relative to our competitors, many of which are larger companies that offer more traditional and widely accepted advertising products. In addition, some of our larger competitors have substantially broader product or service offerings and leverage their relationships based on other products or services to gain additional share of advertising budgets. If we are not able to compete effectively for users and advertisers spend, our business, financial condition and results of operations would be materially and adversely affected.

Our success depends, in significant part, on discretionary consumer and corporate spending on entertainment and factors adversely affecting such spending could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on discretionary consumer and corporate spending. Many factors related to discretionary consumer and corporate spending, including economic conditions affecting disposable consumer income such as employment, interest and tax rates and inflation can significantly impact our operating results. Business conditions, as well as various industry conditions, including corporate marketing and promotional spending and interest levels, can also significantly impact our operating results. These factors can affect user subscription sales, advertising sales, sponsorship and e-commerce spending, as well as the financial results of sponsors of our venues, events, festivals and other Content Providers and the industry as a whole. Negative factors such as challenging economic conditions, public concerns over terrorism and security incidents, particularly when combined, can impact corporate and consumer spending, and one negative factor can impact our results more than another. There can be no assurance that consumer and corporate spending will not be adversely impacted by current economic conditions, or by any further or future deterioration in economic conditions, thereby possibly impacting our operating results and growth.

During past economic slowdowns and recessions, many consumers reduced their discretionary spending and advertisers reduced their advertising expenditures. In addition, a decline in attendance at or reduction in the number of live entertainment and leisure events may have an adverse effect on our revenue and operating income. The impact of economic slowdowns on our business is difficult to predict, but they may result in reductions in sponsorship, advertising, ticketing and e-commerce opportunities and our ability to generate revenue. The risks associated with our businesses may become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at live entertainment and leisure events.

We are subject to governmental regulation, which may change from to time, and our failure to comply with these regulations could adversely affect our business, financial condition and results of operations.

Our operations are subject to federal, state and local laws, statutes, rules, regulations, policies and procedures, both domestically and internationally, which may change from time to time. Our failure to comply with these laws and regulations could result in fines and proceedings against us by governmental agencies and consumers, which if material, could adversely affect our business, financial condition and results of operations. In addition, the promulgation of new laws, rules and regulations could restrict or unfavorably impact our business, which could decrease demand for services, reduce revenue, increase costs and subject us to additional liabilities. From time to time, federal, state and local authorities and consumers commence investigations, inquiries or litigation with respect to our compliance with applicable consumer protection, advertising, unfair business practice, antitrust (and similar or related laws) and other laws. We may be required to incur significant legal expenses in connection with the defense of future governmental investigations and litigation.

Changes in laws or regulations that adversely affect the growth, popularity or use of the internet, including regulations or decisions by the Federal Communications Commission impacting net neutrality, could decrease the demand for our service and increase our cost of doing business. See “— Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.” Certain laws intended to prevent network operators from discriminating against the legal traffic that traverse their networks have been implemented in many countries, including the United States and the European Union. In others, the laws may be nascent or non-existent. Given uncertainty around these rules, including changing interpretations, amendments or repeal, coupled with potentially significant political and economic power of local network operators, we could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.

Risks Related to Our Acquisition Strategy

We can give no assurances as to when we will consummate the Slacker Acquisition or any other future acquisitions or whether we will consummate any of them at all.

We intend to continue to build our business through strategic acquisitions, and we expect to close the Slacker Acquisition shortly after the closing of this offering and to use part of the proceeds of this offering to fund the cash portions of the consideration we will pay in connection with the Slacker Acquisition. However, the Slacker Acquisition is subject to certain closing conditions and other impediments to closing, including some that are beyond our control, and we may not be able to close on the terms described herein or at all. See “Business — Slacker Acquisition.”

We also intend to pursue and consummate one or more additional acquisitions after the closing of this offering and to possibly use remaining proceeds from this offering to fund any cash portion of the consideration we will pay in connection with those acquisitions. However, such additional acquisitions may also be subject to conditions and other impediments to closing, including some that are beyond our control, and we may not be able to close any of them successfully. In addition, our future acquisitions will be required to be closed within certain timeframes as negotiated between us and the acquisition target, and if we are unable to meet the closing deadlines for a given transaction, we may be required to forfeit payments we have made, if any, be forced to renegotiate the transaction on less advantageous terms and could fail to consummate the transaction at all. For example, on September 6, 2017, we entered into an agreement to acquire SNAP, which was subsequently terminated by SNAP due to certain conditions of the agreement that were not fulfilled as of October 27, 2017.

If we are unable to close the Slacker Acquisition or any other future acquisition, it could significantly alter our business strategy and impede our prospects for growth. If we are unable to successfully consummate a particular acquisition, we may not be able to stream desired live music content on our network, produce and/or participate in the planned festivals or events or have ownership or licenses of the brands owned or licensed by that acquisition target. Further, we may not be able to identify suitable acquisition candidates to replace these acquisitions, and even if we were to do so, we may only be able to consummate them on less advantageous terms. In addition, some of the businesses we acquire may incur significant losses from operations, which, in turn, could have a material and adverse impact on our business, results of operations and financial condition.

We may face difficulty in integrating the operations of Wantickets, Slacker or any other businesses we have acquired and may acquire in the future.

As shown by our recent acquisition of Wantickets and our planned acquisition of Slacker, acquisitions have been and will continue to be an important component of our growth strategy; however, we will need to integrate these acquired businesses successfully in order for our growth strategy to succeed and for us to become profitable. We expect that the management teams of the acquired businesses will adopt our policies, procedures and best practices, and cooperate with each other in scheduling events, booking talent and in other aspects of their operations. We may face difficulty with the integration of Wantickets, Slacker and any other business we acquire, such as coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures, the diversion of management’s attention from other business concerns, the inherent risks in entering markets or lines of business in which we have either limited or no direct experience; and the potential loss of key employees, individual service providers, customers and strategic partners of acquired companies.

In addition, our growth strategy also includes further development of our online live streamed music network that we intend to integrate across all of our acquired businesses. This will require, among other things, the integration of the individual websites and databases of each business we currently operate or will acquire in the future. This will be a complex undertaking that may prove more difficult, expensive and time consuming than we currently expect. Even if we are able to achieve this integration, it may not achieve the benefits we anticipate. If we fail to do this properly and in a timely manner, it could harm our revenue and relationship with our fans.

Further, we expect that future target companies may have material weaknesses in internal controls relating to the proper application of accrual based accounting under the accounting principles generally accepted in the United States of America (“GAAP”) prior to our acquiring them. The Public Company Accounting Oversight Board (the “PCAOB”) defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. We will be relying on the proper implementation of our policies and procedures to remedy any such material weaknesses, and prevent any potential material misstatements in our financial reporting. Any such misstatement could adversely affect the trading price of our common stock, cause investors to lose confidence in our reported financial information, and subject us to civil and criminal fines and penalties. If our acquired companies fail to integrate in these important ways, or we fail to adequately understand the business operations of our acquired companies, our growth and financial results could suffer.

A number of other companies are seeking to make acquisitions in our industry, which may make our acquisition strategy more difficult or expensive to pursue.

The emergence and growth of live streamed music, music events, festivals and concerts has brought increased media attention, and a number of companies and investors have begun making acquisitions of such businesses or announced their intention to do so. We compete with many of these companies, and certain of them have greater financial resources than we do for pursuing and consummating acquisitions and to further develop and integrate acquired businesses. Our strategy relies on our ability to consummate important future acquisitions to foster the growth of our core business and to establish ourselves as the key provider of streamed high quality live music content. The increased focus on acquisitions of such companies may impede our ability to acquire these companies because they choose another acquirer. It could also increase the price that we must pay for these companies. Either of these outcomes could reduce our growth, harm our business and prevent us from achieving our strategic goals.

We may enter into acquisitions and take actions in connection with such transactions that could adversely affect our business and results of operations.

Our future growth rate depends in part on our selective acquisition of additional businesses and assets. We may be unable to identify suitable targets for acquisition or make further acquisitions at favorable prices. If we identify a suitable acquisition candidate, our ability to successfully complete the acquisition would depend on a variety of factors, and may include our ability to obtain financing on acceptable terms and requisite government approvals. In addition, any credit agreements or credit facilities that we may enter into in the future may restrict our ability to make certain acquisitions. In connection with future acquisitions, we could take certain actions that could adversely affect our business, including:

•         using a significant portion of our available cash;

•         issuing equity securities, which would dilute current stockholders’ percentage ownership;

•         incurring substantial debt;

•         incurring or assuming contingent liabilities, known or unknown;

•         incurring amortization expenses related to intangibles; and

•         incurring large accounting write-offs or impairments.

We may also enter into joint ventures, which involve certain unique risks, including, among others, risks relating to the lack of full control of the joint venture, potential disagreements with our joint venture partners about how to manage the joint venture, conflicting interests of the joint venture, requirement to fund the joint venture and its business not being profitable.

In addition, we cannot be certain that the due diligence investigation that we conduct with respect to any investment or acquisition opportunity will reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. For example, instances of fraud, accounting irregularities and other deceptive practices can be difficult to detect. Executive officers, directors and employees may be named as defendants in litigation involving a company we are acquiring or have acquired. Even if we conduct extensive due diligence on a particular investment or acquisition, we may fail to uncover all material issues relating to such investment, including regarding the controls and procedures of a particular target or the full scope of its contractual arrangements. We rely on our due diligence to identify potential liabilities in the businesses we acquire, including such things as potential or actual lawsuits, contractual obligations or liabilities imposed by government regulation. However, our due diligence process may not uncover these liabilities, and where we identify a potential liability, we may incorrectly believe that we can consummate the acquisition without subjecting ourselves to that liability. Therefore, it is possible that we could be subject to litigation in respect of these acquired businesses. If our due diligence fails to identify issues specific to an investment or acquisition, we may obtain a lower return from that transaction than the investment would return or otherwise subject ourselves to unexpected liabilities. We may also be forced to write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in our reporting losses. Charges of this nature could contribute to negative market perceptions about us or our shares of common stock.

Risks Related to Our Company

We have identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods.

In connection with the audits of our financial statements for the fiscal years ended March 31, 2017 and 2016, and review of our financial statements for each of the quarterly reporting periods during such fiscal years and for the quarter ended September 30, 2017, we have identified certain deficiencies relating to our internal control over financial reporting that constitute a material weakness under standards established by the PCAOB. The PCAOB defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

The following material weaknesses in our internal control over financial reporting continued to exist at September 30, 2017:

•         we do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•         we do not have sufficient segregation of duties within accounting functions, which is a basic internal control. Due to our limited size and early stage nature of operations, segregation of all conflicting duties may not always be possible and may not be economically feasible; however, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals;

•         lack of independent audit committee of our board of directors; and

•         insufficient monitoring and review controls over the financial reporting closing process, including the lack of individuals with current knowledge of GAAP that led to the restatement of our previously issued financial statements.

Prior to hiring Mr. Jerome Gold as our Chief Financial Officer in April 2017, we outsourced the functions of the principal financial officer on an interim basis to assist us in implementing the necessary financial controls over the financial reporting and the utilization of internal management and staff to effectuate these controls.

We believe that these material weaknesses primarily related, in part, to our lack of sufficient staff with appropriate training in GAAP and SEC rules and regulations with respect to financial reporting functions, and the lack of robust accounting systems, as well as the lack of sufficient resources to hire such staff and implement these accounting systems.

We plan to take a number of actions to correct these material weaknesses including, but not limited to, adding experienced accounting and financial personnel and retaining third party consultants to review our internal controls and recommend improvements. We hired Mr. Gold as a first step in building out our accounting department and subsequently formed an audit committee of our board of directors in October 2017. However, we may need to take additional measures to fully mitigate these issues, and the measures we have taken, and expect to take, to improve our internal controls may not be sufficient to (i) address the issues identified, (ii) ensure that our internal controls are effective or (iii) ensure that the identified material weakness or other material weaknesses will not result in a material misstatement of our annual or interim financial statements. In addition, other material weaknesses may be identified in the future. If we are unable to correct deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could negatively affect the market price and trading liquidity of our common stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

If we fail to implement and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or the subsequent testing by our independent registered public accounting firm, if and when required, may reveal additional deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our consolidated financial statements or identify other areas for further attention or improvement. If in the future we identify other material weaknesses in our internal control over financial reporting, including at some of our acquired companies, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are then listed, the SEC, or other regulatory authorities, which could require additional financial and management resources. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Additionally, we currently do not have an internal audit group nor an audit committee of our board of directors, and we will eventually need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to have effective internal controls for financial reporting.

We will continue to incur significant increased costs as a result of operating as a public company.

As a public company, we will continue to incur significant legal, accounting and other expenses. Following this offering, we will be subject to mandatory reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require, among other things, that we continue to file with the SEC annual, quarterly and current reports with respect to our business and financial condition, that we were not required to file as a voluntary reporting company (though we did file such reports with the SEC on a voluntary basis). We have incurred and will continue to incur costs associated with the preparation and filing of these SEC reports. Furthermore, we intend to seek the listing of our shares on The Nasdaq Capital Market (“Nasdaq”) as soon as we are eligible following the consummation of this offering. If our common stock is accepted for listing on Nasdaq, we will be subject to additional corporate governance and other compliance requirements. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Nasdaq have imposed various other requirements on public companies. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact (in ways we cannot currently anticipate) the manner in which we operate our business. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have and will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we will incur additional expense to increase our director and officer liability insurance.

If and when we cease to be a smaller reporting company and become subject to Section 404(b) of the Sarbanes-Oxley Act, we will be required to furnish an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed time period, we will continue to be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to dedicate substantially greater internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that our independent registered public accounting firm, when required, will not be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We heavily depend on relationships with our Content Providers and other Industry Stakeholders and adverse changes in these relationships, could adversely affect our business, financial condition and results of operations.

Our business is particularly dependent upon personal relationships, as executives within entertainment companies such as ours leverage their network of relationships with Content Providers and other Industry Stakeholders to secure the rights to their content and develop other partnerships that are critical to our success. Due to the importance of those industry contacts, the loss of any of these relationships, and adverse changes in these relationships could adversely affect our business, financial condition and results of operations. We can give no assurance that all or any of these Content Providers or other Industry Stakeholders will retain their associations with us or our executives, directors, employees or other individual service providers. Additionally, to the extent the decision makers of our music partners are replaced with individuals with whom our executives, directors or other key personnel do not have relationships, our competitive position and financial condition could be harmed.

We rely on key members of management, particularly our Chairman and Chief Executive Officer, Mr. Robert Ellin, and the loss of their services or investor confidence in them could adversely affect our success, development and financial condition.

Our success depends, to a large degree, upon certain key members of our management, particularly our Chairman and Chief Executive Officer, Robert Ellin. Mr. Ellin has extensive knowledge about our business and our operations, and the loss of Mr. Ellin or any other key member of our management would likely have a material adverse effect on our business and operations. We do not currently maintain a key-person insurance policy for Mr. Ellin or any other member of our management. Our executive team’s expertise and experience in acquiring, integrating and growing businesses, particularly those focused on live music and events, have been and will continue to be a significant factor in our growth and ability to execute our business strategy. The loss of any of our executive officers could slow the growth of our business or have a material adverse effect on our business, results of operations and financial condition.

We may not be able to attract qualified personnel.

Our ability to expand operations to accommodate our anticipated growth will depend on our ability to attract and retain qualified personnel. However, competition for the types of employees we seek is intense. We face particular challenges in recruiting and retaining personnel who have experience in software engineering, mobile application development and other technical expertise, particularly those focused on live music and events, which is critical to our initiatives. Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality personnel with advanced skills who understand our technology and business. We cannot provide any assurance that we will be able to attract qualified personnel to execute our business strategies or develop and expand our online properties. If we are unable to engage and retain the necessary personnel, our business may be materially and adversely affected.

Additionally, we expect to retain the existing managers and executives of certain companies we acquire to have them continue managing and operating the acquired business. We believe that these individuals will have the market expertise and network of personal relationships to best implement the growth strategies of the acquired businesses. If we are unable to retain the key personnel of the acquired businesses, we may not be able to achieve the anticipated benefits and synergies of an acquisition.

We engage a number of consultants to work for us; if we are deemed to be delinquent in our payroll taxes or incur other employment-related liabilities with respect to those consultants, we and our management team could incur significant liabilities.

We engage a number of consultants to work for us in various aspects of our business. Although we do not believe that such persons are our employees, if applicable government agencies determine that they should be classified as employees, we would be delinquent with respect to the deposit of required payroll tax withholdings and related employer taxes and other employment obligations. In addition to the taxes that we would be required to pay if we were required to remit payroll taxes for our consultants, and the payments that we would be required to make for other employment-related obligations, our operations would be severely disrupted and individual officers or members of our board of directors could be personally liable for certain of any assessments made. A government entity could potentially shut down our operations until such time as the payroll taxes were brought current. Such a shutdown could effectively push us into bankruptcy and an investor could lose all his or her investment in us.

Unfavorable outcomes in legal proceedings may adversely affect our business, financial conditions and results of operations.

Our results may be affected by the outcome of future litigation. Unfavorable rulings in our legal proceedings may have a negative impact on us that may be greater or smaller depending on the nature of the rulings. In addition, from time to time in the future we may be subject to various claims, investigations, legal and administrative cases and proceedings (whether civil or criminal) or lawsuits by governmental agencies or private parties, including as described in the immediately preceding risk factor. If the results of these investigations, proceedings or suits are unfavorable to us or if we are unable to successfully defend against third party lawsuits, we may be required to pay monetary damages or may be subject to fines, penalties, injunctions or other censure that could have a material adverse effect on our business, financial condition and results of operations. Even if we adequately address the issues raised by an investigation or proceeding or successfully defend a third party lawsuit or counterclaim, we may have to devote significant financial and management resources to address these issues, which could harm our business, financial condition and results of operations.

Our results of operations will vary from month to month, so our financial performance in certain quarters may not be indicative of, or comparable to, our financial performance in other quarters.

Our results of operations will vary from month to month, and this may impact our results of operations from quarter to quarter. We believe our financial results and cash needs may vary materially from quarter to quarter depending on, among other things, the timing of festivals and events, cancellations, ticket on-sales, capital expenditures, seasonal and other fluctuations in our business activity, the timing of guaranteed payments and receipt of ticket sales and fees, financing activities, acquisitions and investments and receivables management. Accordingly, our results for any particular quarter may vary for a number of reasons, and we caution investors to evaluate our quarterly results in light of these factors.

Risks Related to Technology and Intellectual Property

We will rely heavily on technology to stream content and manage other aspects of our operations, and the failure of this technology to operate effectively could adversely affect our business.

We utilize a combination of proprietary and third party technology. Our business will be substantially dependent on our LXL App, which will include live video streaming, VoD, push notifications, festival-, venue- and original content-specific functionality, Google Ads capability, digital rights management (e.g., geo-blocking), and the capability to display time-shifted content and enhanced function. We cannot be sure that our LXL App, or any enhancements or other modifications we make in the future, will perform as intended or otherwise be of value to our users. Future enhancements and modifications to our technology could consume considerable resources. If we are unable to successfully develop, maintain and enhance our technology to manage the streaming of live events in a timely and efficient manner, our ability to attract and retain users may be impaired. In addition, if our technology or that of third parties we utilize in our operations fails or otherwise operates improperly, our ability to attract and retain users may be impaired. Also, any harm to our users’ personal computers or mobile devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition.

We may be unable to adequately protect our intellectual property rights.

We may be unable to detect unauthorized use of, or otherwise sufficiently protect, our intellectual property rights. We rely on a combination of laws and contractual restrictions with employees, individual service providers, users, artists, suppliers and others content licensors and Content Providers to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use proprietary information, trademarks, or copyrighted material without authorization which, if discovered, might require legal action to correct. Furthermore, our recently acquired assets and the assets we may acquire in connection with any future acquisitions (including brand names and trademark rights), may have been improperly adopted or inadequately protected prior to our acquisitions of them. This could include failures to obtain assignments of ownership or confidentiality agreements from third parties, failures to clear use of trademarks, or other failures to protect trademarks and other proprietary rights. In addition, third parties may independently and lawfully develop similar intellectual property or duplicate our services.

We will apply to register, or secure by contract when appropriate, our trademarks and service marks as they are developed and used and reserve and register domain names as we deem appropriate. While we intend to vigorously protect our trademarks, service marks and domain names as we deem appropriate, effective trademark protection may not be available or may not be sought in every country in which we operate, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. Our failure to protect our intellectual property rights in a meaningful manner or challenges to related contractual rights could result in the erosion of brand names or the loss of rights to our owned or licensed marks and limit our ability to control marketing on or through the internet using our various domain names or otherwise, which could adversely affect our business, financial condition, and results of operations. In addition, the loss of, or inability to otherwise obtain, rights to use third party trademarks and service marks, including the loss of exclusive rights to use third party trademarks in territories where we present festivals, could adversely affect our business or otherwise result in competitive harm. Moreover, on September 23, 2017, we entered into a Co-Existence Agreement with Monday Sessions Media, Inc. D/B/A Live X (“Live X”), in which we consented to Live X’s use and registration of the name and mark Live X and agreed to not challenge, dispute or contest Live X’s rights in such mark. Pursuant to this agreement, we agreed to not offer certain production services to third party businesses in connection with our mark LIVEXLIVE and use commercially reasonable efforts to afford Live X opportunities to bid on production or streaming service opportunities.

We may be accused of infringing upon intellectual property rights of third parties.

From time to time, we have been and may be in the future subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement and other violations of the trademarks, copyrights, patents and other intellectual property or proprietary rights of third parties. The legal proceedings and claims include notices provided to us by content owners of users’ violation of the Digital Millennium Copyright Act, which obligate us to investigate and remove infringing user content from our website.

Music contained within content we distribute may require us to obtain licenses for such distribution. In this regard, we will engage with collection management organizations (“CMOs”) that hold certain rights to music interests in connection with streaming content into various territories. If we are unable to reach mutually acceptable terms with these organizations, we could become involved in litigation and/or could be enjoined from distributing certain content, which could adversely impact our business. Additionally, pending and ongoing litigation as well as negotiations between certain CMOs and other third parties in various territories could adversely impact our negotiations with CMOs, or result in music publishers represented by certain CMOs unilaterally withdrawing rights, and thereby adversely impact our ability to reach licensing agreements reasonably acceptable to us. Failure to reach such licensing agreements could expose us to potential liability for copyright infringement or otherwise increase our costs.

We also face a risk that content licensors may bring claims for copyright infringement or breach of contract if our users exceed the scope of the content licenses. Certain live performance content may involve remixing and sampling of others’ music, and if our content license agreements do not grant us or our users sufficient use rights, or if we facilitate the performance of music for which we do not have a license, our distribution of such content could expose us to claims of copyright infringement. Due to the nature of our business, we could be accused of infringing on the copyrights of Content Providers or other rights holders, or such persons could attempt to prevent us from otherwise making certain content available to our users.

We may not be able to successfully defend against such claims, which may result in a limitation on our ability to use the intellectual property subject to these claims and also might require us to enter into settlement or license agreements, pay costly damage awards or face an injunction prohibiting us from using the affected intellectual property in connection with our services. Defending ourselves against intellectual property claims, whether they are with or without merit or are determined in our favor, results in costly litigation and may divert the attention of our management and technical personnel from the rest of our business.

Our inability to obtain accurate and comprehensive information necessary to identify the musical works embodied in sound recordings used in our services and/or the rightsholders of such musical works, may impact our ability to perform our obligations under our licenses from the rightsholders, may require us to remove or decrease the number of recordings on our streaming music services, and/or may subject us to potential copyright infringement claims.

We currently rely on the assistance of third parties to determine comprehensive and accurate rightsholder information for the musical works embodied in the sound recordings made available on our services. If the information provided to us or obtained by such third parties does not comprehensively or accurately identify which composers, songwriters or publishers own or administer musical works, or if we are unable to determine which musical works correspond to specific sound recordings, it may be difficult to identify the appropriate rightsholders from whom a license is required, to identify the applicable rightsholders to pay and/or to comply with other applicable terms and obligations of the licenses. Our failure to timely obtain licenses and/or comply with such terms or obligations may subject us to significant liability for copyright infringement (and/or result in termination of certain licenses). Further, our inability to accurately identify rightsholders may prevent us from obtaining necessary licenses, which could lead to a reduction in the music available to stream on our services, adversely impacting our ability to retain and expand our listener base.

Our live music streaming network uses open source software, and we license some of our software through open source projects, which may pose particular risks to our proprietary software, products, and services in a manner that could have a negative effect on our business.

We use open source software in connection with our website and our live music streaming network and may use open source software in the future. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Some open source software licenses require users who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or make available any derivative works of the open source code on unfavorable terms or at no cost. Additionally, we may from time to time face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business, financial condition and results of operations. While we have assessed the use of open source software on our website to ensure that we have not used open source software in a manner that would require us to disclose the source code to the related technology, use requiring such disclosure could inadvertently occur and any requirement to disclose our proprietary source code could be harmful to us.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We will rely upon the ability of consumers to access our service through the internet. Changes in laws or regulations that adversely affect the growth, popularity or use of the internet, including laws impacting net neutrality, could decrease the demand for our service and increase our cost of doing business. To the extent that network operators implement usage based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our subscriber acquisition and retention could be negatively impacted. For example, in late 2010, Comcast informed Level 3 Communications that it would require Level 3 to pay for the ability to access Comcast’s network. Furthermore, to the extent network operators were to create tiers of internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

Most network operators that provide consumers with access to the internet also provide these consumers with multichannel video programming. As such, companies like Comcast, Charter Spectrum and Cablevision have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. For example, Comcast exempted certain of its own internet video traffic (e.g., Streampix videos to the Xbox 360) from a bandwidth cap that applies to all unaffiliated internet video traffic (e.g., Netflix videos to the Xbox 360). While we believe that consumer demand, regulatory oversight and competition will help check these incentives, to the extent that network operators are able to provide preferential treatment to their data as opposed to ours or otherwise implement discriminatory network management practices, our business could be negatively impacted. In international markets, especially in Latin America, these same incentives apply; however, the consumer demand, regulatory oversight and competition may not be as strong as in our domestic market.

The success of our business and operations depends, in part, on the integrity of our systems and infrastructures, as well as affiliate and third party computer systems, wifi and other communication systems. System interruption and the lack of integration and redundancy in these systems and infrastructures may have an adverse impact on our business, financial condition and results of operations.

System interruption and the lack of integration and redundancy in the information systems and infrastructures, both of our own systems and other computer systems and of affiliate and third party software, wifi and other communications systems service providers on which we rely, may adversely affect our ability to operate websites, process and fulfill transactions, respond to user inquiries and generally maintain cost-efficient operations. Such interruptions could occur by virtue of natural disaster, malicious actions such as hacking or acts of terrorism or war, or human error. In addition, the loss of some or all of certain key personnel could require us to expend additional resources to continue to maintain our software and systems and could subject us to systems interruptions.

Although we maintain up to date information technology systems and network infrastructures for the operation of our businesses, techniques used to gain unauthorized access to private networks are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to our systems and data.

Privacy concerns could limit our ability to leverage our subscriber data and compliance with privacy regulations could result in significant expense.

In the ordinary course of business and in particular in connection with merchandising our service to our users, we collect and utilize data supplied by our users. We currently face certain legal obligations regarding the manner in which we treat such information. Other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the internet regarding users’ browsing and other habits. Increased regulation of data utilization practices, including self-regulation or findings under existing laws, that limit our ability to use collected data, could have an adverse effect on our business. As our business evolves and as we expand internationally, we may become subject to additional and/or more stringent legal obligations concerning our treatment of customer information, and to the extent that we need to alter our business model or practices to adapt to these obligations, we could incur significant expenses.

In addition, we cannot fully control the actions of third parties who may have access to the user data we collect and the user data collected by our third party vendors. We may be unable to monitor or control such third parties and the third parties having access to our website in their compliance with the terms of our privacy policies, terms of use, and other applicable contracts, and we may be unable to prevent unauthorized access to, or use or disclosure of, user information. Any such misuse could hinder or prevent our efforts with respect to growth opportunities and could expose us to liability or otherwise adversely affect our business. In addition, these third parties may become the victim of security breaches or have practices that may result in a breach, and we could be responsible for those third party acts or failures to act.

Any failure, or perceived failure, by us or the prior owners of acquired businesses to maintain the privacy of data relating to our users (including disclosing data in a manner that was objectionable to our users), to comply with our posted privacy policies, our predecessors’ posted policies, laws and regulations, rules of self-regulatory organizations, industry standards and contractual provisions to which we or they may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause us to lose users, advertisers, revenue and employees.

Our reputation and relationships with subscribers would be harmed if our subscriber data, particularly billing data, were to be accessed by unauthorized persons.

We will maintain personal data regarding our users, including names and, in many cases, mailing addresses. With respect to billing data, such as credit card numbers, we expect to rely on licensed encryption and authentication technology to secure such information. If we or our payment processing services experience any unauthorized intrusion into our users’ data, current and potential users may become unwilling to provide the information to us necessary for them to become subscribers, we could face legal claims, and our business could be adversely affected. Similarly, if a well-publicized breach of the consumer data security of any other major consumer website were to occur, there could be a general public loss of confidence in the use of the internet for commerce transactions which could adversely affect our business.

In addition, we do not plan to obtain signatures from subscribers in connection with the use of credit and debit cards (together, “payment cards”) by them. Under current payment card practices, to the extent we do not obtain cardholders’ signatures, we will be liable for fraudulent payment card transactions, even when the associated financial institution approves payment of the orders. From time to time, fraudulent payment cards may be used on our website to obtain service. Typically, these payment cards will not have been registered as stolen and therefore will not be rejected by any automatic authorization safeguards. We do not currently carry insurance against the risk of fraudulent credit card transactions. A failure to adequately control fraudulent credit card transactions would harm our business and results of operations.

Regulatory and business practice developments relating to personal information of our users and/or failure to adequately protect the personal information of our users may adversely affect our business.

The businesses we have acquired or intend to acquire in the future maintain, or have arrangements with third parties who maintain, information on users who purchase tickets and other products electronically through their individual websites or otherwise register on the website for access to the content provided. We are in the process of evaluating the information collected to understand if we can aggregate and reuse the contact information to inform these individuals of upcoming events, offerings and other products and services that we believe enhance the fan experience. Data protection laws and regulation may impair our ability to use these data in such ways, as certain uses may be prohibited. The use of such user information is an important component of our growth strategy in the future. The collection, storage and use of user information is subject to regulation in many jurisdictions, including the United States and the European Union, and this regulation is becoming more prevalent and stringent. Further, there is a risk that data protection regulators may seek jurisdiction over our activities even in locations in which we do not have an operating entity. This may arise in a number of ways, either because we are conducting direct marketing activities in a particular jurisdiction and the local laws apply to and are enforceable against us, or because one of our databases is controlling the processing of information within that jurisdiction. We intend to develop a comprehensive policy aimed at ensuring adequate protection of our users’ personal information and compliance with applicable law. There is a risk that we will be unable to successfully adopt and implement this policy, which may give rise to liabilities or increased costs. In addition, we could face liability if the third parties to which we grant access to our user data were to misuse or expose it.

In some countries, the use of cookies and other information placed on users’ internet browsers or users’ computing devices is currently regulated, regardless of the information contained within or referred to by the cookie. Specifically, in the European Union, this is now subject to national laws being introduced pursuant to the amended Directive 2002/58 on Privacy and Electronic Communications. The effect of these measures may require users to provide explicit consent to such a cookie being used. The laws being introduced pursuant to this measure are not finalized in every European Member State, and we have not determined what effect this could have on our business when we place the cookie on the user’s computer or when a third party does so. The effect may be to limit the amount of information we receive in relation to each use of the service and/or to limit our ability to link this information to a unique identity, which could adversely affect our business and financial condition.

In the United States, the Federal Trade Commission (“FTC”) is starting to exercise greater authority over how online consumer data is collected and maintained by businesses. Prompted by the FTC’s recommendation regarding online tracking, a number of federal legislative proposals have been introduced that would allow users to opt out of online monitoring. A number of states have passed similar legislation and some states are becoming more active in enforcing these laws to protect consumers.

The laws in this area are complex and developing rapidly. For instance, on April 14, 2016, the EU General Data Protection Regulation (the “GDPR”) was adopted within Europe and will become effective on May 25, 2018. The primary objectives of the GDPR are to give citizens of the European Union back the control of their personal data and to simplify the regulatory environment for international business by unifying the regulation within the European Union. We have not yet assessed the full effect of the GDPR. There is a risk that internet browsers, operating systems, or other applications might be modified by their developers in response to this regulation to limit or block our ability to access information about our users. It is possible that existing or future regulations could make it difficult or impossible for us to collect or use our user information in the way we would like which would impede our growth strategy and potentially reduce the revenue we hope to generate. It is also possible that we could be found to have violated regulations relating to user data, which could result in us being sanctioned, suffering fines or other punishment, being restricted in our activities and/or suffering reputational harm. Any of the foregoing could adversely affect our business and financial results.

Risks Related to this Offering and Ownership of Our Common Stock

The market price of our common stock may be highly volatile, you may not be able to resell your shares at or above the public offering price and you could lose all or part of your investment.

The trading price of our common stock after this offering may be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

•         actual or anticipated fluctuations in our revenue and other operating results;

•         actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•         issuance of our equity or debt securities, or disclosure or announcements relating thereto;

•         the lack of a meaningful, consistent and liquid trading market for our common stock;

•         additional shares of our common stock being sold into the market by us or our stockholders or the anticipation of such sales;

•         announcements by us or our competitors of significant events or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•         changes in operating performance and stock market valuations of companies in our industry;

•         price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•         lawsuits threatened or filed against us;

•         regulatory developments in the United States and foreign countries; and

•         other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock market in general, and the OTC Pink marketplace in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. We are in preliminary discussions with a number of entities, each of which we believe would add content, technology, subscribers or festivals and venues to our business. However, we have no present understandings, commitments or agreements with respect to any material acquisition or investment (other than the Slacker Agreement), and you will not be provided an opportunity to evaluate the specific merits or risks of any such transaction. The amounts and timing of capital expenditures will be determined by numerous factors, including growth of our business and cash needs of our business. Therefore, we cannot at this time estimate the amount of the net proceeds from this offering to be used for any of the purposes described above, and their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

Our Chairman and Chief Executive Officer and stockholders affiliated with him own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

As of December 13, 2017, Mr. Ellin, our Chairman and Chief Executive Officer, and stockholders affiliated with him beneficially owned approximately 41.7% of our common stock. Immediately following this offering, after giving pro forma effect to the sale of 5,000,000 shares of our common stock in this offering at an assumed public offering price of $4.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, after giving pro forma effect to the Slacker Acquisition and assuming conversion of outstanding convertible notes and no exercise of the underwriter’s over-allotment option to purchase additional shares, that same group will beneficially own approximately 36.6% of our outstanding voting stock. Therefore, even after this offering, Mr. Ellin and stockholders affiliated with him may have the ability to influence us through their ownership positions. Mr. Ellin and these stockholders may be able to determine or significantly influence all matters requiring stockholder approval. For example, Mr. Ellin and these stockholders, acting together, may be able to control or significantly influence elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as one of our stockholders.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the pro forma book value per share of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $4.16 per share, based on an assumed public offering price of $4.00 per share and our pro forma net tangible book value as of September 30, 2017. For more information on the dilution you may suffer as a result of investing in this offering, see “Dilution.”

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering. In addition, the issuance of any restricted stock awards or other equity awards or the exercise of any stock options or warrants that may be issued in the future under our 2016 Plan will cause additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. See “— Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plan and any acquisition agreement, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.” below.

The designation of our common stock as a “penny stock” would limit the liquidity of our common stock.

Our common stock may be deemed a “penny stock” (as that term is defined under Rule 3a51-1 of the Exchange Act) in any market that may develop in the future. Generally, a “penny stock” is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also provide purchasers with bid and offer quotations and information regarding broker and salesperson compensation and make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there may be less trading activity in any market that develops for our common stock in the future and stockholders are likely to have difficulty selling their shares.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this registration statement. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your Shares without the significant expense of state registration or qualification.

Sales of a substantial number of shares of our common stock in the public market by certain of our stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

Our directors, executive officers and the entities affiliated with our directors and executive officers are subject to lock-up agreements with the underwriters of this offering that restrict the stockholders’ ability to transfer shares of our common stock for at least 540 days from the date of this prospectus. Additionally, in connection with the Wantickets Acquisition, a former member of Wantickets entered into a lock-up agreement with respect to the 600,000 shares of our common stock that it received in connection with the transaction, and, in connection with the Slacker Acquisition, the delivery of the stock merger consideration to any participating stockholder in the transaction is subject to and conditioned upon such stockholder’s execution and delivery of a customary 540-day lock-up agreement with the underwriters with respect to the transfer or disposition of the shares of our common stock received in connection with the Slacker Acquisition.

The lock-up agreements described above limit the number of shares of common stock that may be sold immediately following this offering. Subject to certain limitations, all of our outstanding shares held by our directors, executive officers and entities affiliated with our directors prior to this offering, and the other shares subject to lock-up agreements described above, will become eligible for sale upon expiration of the applicable lock-up period. In addition, shares issued or issuable upon exercise of warrants, if any, held by these stockholders and vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plan and any acquisition agreement, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity and/or convertible securities, our stockholders may experience substantial dilution. In addition to the Slacker Acquisition, we may sell or otherwise issue our common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell or issue our common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent issuances. These issuances may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

Pursuant to the 2016 Plan, there are 7,600,000 shares of our common stock reserved for future issuance to our employees, directors and consultants, of which options to purchase 2,916,666 shares of our common stock have been granted and 1,833,333 of which will be outstanding as of December 13, 2017. If our board of directors elects to issue restricted stock, stock options and/or other equity-based awards under the 2016 Plan, our stockholders may experience additional dilution, which could cause our stock price to fall.

Pursuant to the Slacker Agreement, a portion of the purchase price for the Slacker Acquisition consists of shares of our common stock, which upon their issuance will result in significant dilution to our existing stockholders. We may pay for future acquisitions with additional issuances of shares of our common stock as well, which would result in further dilution for existing stockholders.

Our common stock may not be eligible for listing on Nasdaq or any other national securities exchange.

Our common stock is currently quoted on the OTC Pink marketplace, and there is currently a very limited trading market for our shares. We intend to apply to list our common stock on Nasdaq as soon as we are eligible to do so following the consummation of this offering. However we will not meet the “seasoning” standards of any national securities exchange immediately following this offering, and we cannot assure you that we will meet the seasoning or initial listing standards of Nasdaq or any other national securities exchange at any time following this offering. In addition, even if we do obtain such a listing, there can be no assurance that we will be able to maintain such listing in the future. As a result, investors may find it difficult to buy or sell or obtain accurate quotations for our common stock, and our shares may be less attractive for margin loans and for investment by larger financial institutions. These factors may have an adverse impact on the trading and price of our common stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

As a smaller reporting company, we are subject to scaled disclosure requirements that may make it more challenging for investors to analyze our results of operations and financial prospects.

As a “smaller reporting company,” we (i) are able to provide simplified executive compensation disclosures in our filings, (ii) are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting and (iii) have certain other decreased disclosure obligations in our filings with the SEC, including being required to provide only two years of audited financial statements in annual reports. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects.

We will remain a smaller reporting company until the beginning of a fiscal year in which we had a public float of $75 million held by non-affiliates as of the last business day of the second quarter of the prior fiscal year, assuming our common stock is registered under Section 12 of the Exchange Act on the applicable evaluation date.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”), contains rules that limit the ability of a company that undergoes an ownership change to utilize its net operating losses (“NOLs”) and tax credits existing as of the date of such ownership change. Under the rules, such an ownership change is generally any change in ownership of more than 50% of a company’s stock within a rolling three-year period. The rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning, directly or indirectly, 5% or more of the stock of a company and any change in ownership arising from new issuances of stock by the company. As a result of this Section 382 limitation, any ownership changes as defined by Section 382 may limit the amount of NOL carryforwards that could be utilized annually to offset future taxable income.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Additionally, any credit and security agreement that we may enter into in the future will likely contain covenants that will restrict our ability to pay dividends. Any return to stockholders will therefore be limited to the appreciation of their stock.

Provisions in our Certificate of Incorporation and Bylaws and provisions under Delaware law could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, and may prevent or frustrate attempts by our stockholders to replace or remove our current management.

Some provisions of our charter documents may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management. These provisions include: authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; and establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits publicly held Delaware corporation from engaging in a business combination with an interested stockholder (generally, any entity, person or group beneficially owning 15% or more of the outstanding voting stock of the company) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•         prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•         upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•         at or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the U.S. federal securities laws, which involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Summary — Summary Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors.”

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding:

•         our ability to identify, acquire, secure and develop live music and music-related video content from Content Providers and to distribute or otherwise exploit such content on our platform;

•         our ability to attract and retain users through our content and platform engagement strategies and ultimately establish a subscription-based revenue stream;

•         our ability to continue to expand and develop our content and platform, including through future acquisitions of businesses or assets;

•         our ability to utilize our technology and the LXL App to stream our content and leverage other aspects of our operations;

•         our ability to consummate the Slacker Acquisition or any other future acquisitions on terms acceptable to us or at all, and our ability to recognize the anticipated benefits of any such acquisition;

•         our ability to integrate certain operating assets of Wantickets, and the operations and assets of Slacker and any other businesses we may acquire in the future;

•         our belief that our management team’s relationships with Content Providers and Industry Stakeholders provide us a competitive advantage;

•         our belief that the costs of acquiring our content will be at substantially lower, cost-effective price points relative to other content;

•         our ability to generally acquire the licenses from Content Providers necessary to operate our business;

•         our belief that the demand for live music and music-related video content and the global music community will grow substantially and quickly;

•         our ability to produce original programming in-house through LXL Studios and future acquisitions; and

•         our ability to execute our monetization strategies, including subscriptions, advertising, sponsorships and e-commerce.

Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements by these cautionary statements.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $17,659,480 (or approximately $20,449,480 if the underwriter’s over-allotment option is exercised in full) from the sale of the shares of common stock offered by us in this offering, based upon an assumed public offering price of $4.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering to fund working capital, capital expenditures, the Slacker Acquisition and other general corporate purposes, which may include future acquisitions of businesses and content.

The aggregate purchase price for the Slacker Acquisition is approximately $50.0 million, which after purchase price adjustments in accordance with the Slacker Agreement, shall consist of up to $2.5 million of cash and shares of our common stock for the remainder of the merger consideration, valued at the public offering price set forth on the cover of this prospectus. See “Summary — Recent Developments and Initiatives — Slacker Acquisition.”

The amounts and timing of capital expenditures will be determined by numerous factors, including growth of our business and cash needs of our business. Therefore, we cannot at this time estimate the amount of the net proceeds from this offering to be used for purposes other than those described above.

Our expected use of net proceeds of this offering represents our intentions based upon our current plans and business conditions. Our management will retain broad discretion over the allocation of any net proceeds.

Pending use of the proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has been quoted on the OTC Pink marketplace under the symbol “LIVX” since July 24, 2015. Prior to that, our common stock was eligible for trading on the OTC Bulletin Board under the symbol “LTNR,” but a trading market did not develop. There has been minimal reported trading to date in our common stock. The following table sets forth the high and low closing prices for our common stock for the periods indicated. The prices set forth below represent inter-dealer quotations, without adjustment for retail mark-up, mark-down or commission, and may not represent the prices of actual transactions. All stock prices included in the following table are adjusted for the two-for-one (2:1) forward split of our common stock in the form of a dividend effected on September 27, 2016 and the reverse stock split of one-for-three (1:3), which became effective as of October 16, 2017.

	High		Low
Fiscal Year Ended March 31, 2016
Quarter ended June 30, 2015(1)	$	n/a	$	n/a
Quarter ended September 30, 2015		$8.94		$7.05
Quarter ended December 31, 2015		$13.35		$8.19
Quarter ended March 31, 2016		$15.00		$7.50

Fiscal Year Ended March 31, 2017
Quarter ended June 30, 2016(1)	$	n/a	$	n/a
Quarter ended September 30, 2016		$15.60		$15.00
Quarter ended December 31, 2016		$60.00		$15.60
Quarter ended March 31, 2017(1)	$	n/a	$	n/a

Fiscal Year Ending March 31, 2018
Quarter ended June 30, 2017		$90.00		$60.00
Quarter ended September 30, 2017		$90.00		$60.00

____________

(1)      No trades were reported during the periods indicated.

As of December 13, 2017, there were 318 stockholders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers. The actual number of common stockholders is greater than the number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain earnings, if any, for the future operation and expansion of our business. Any determination to pay cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, and our capitalization as of September 30, 2017:

•         on an actual basis; and

•         on an as adjusted basis, giving effect to this offering at an assumed public offering price of $4.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

•         on a pro forma as adjusted basis, giving effect to the Slacker Acquisition and this offering at an assumed public offering price of $4.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read the following table in conjunction with “Use of Proceeds,” “Summary — Summary Historical Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this prospectus. The information below gives effect to a reverse stock split of one-for-three (1:3), which became effective as of October 16, 2017.

	As of September 30, 2017
	Actual	As Adjusted(1)	Pro Forma As Adjusted(1)
Cash and cash equivalents	$175,888	$17,835,368	$14,731,877

Debt	$6,999,037	$6,999,037	$9,954,789
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued or outstanding, actual; 10,000,000 shares authorized, no shares issued or outstanding, as adjusted	—	—	—
Common stock, $0.001 par value; 500,000,000 shares authorized, 36,039,547 shares issued and outstanding, actual; 500,000,000 shares authorized, 41,039,547 shares issued and outstanding, as adjusted; 500,000,000 shares authorized, 49,070,456 shares issued and outstanding, as adjusted pro forma	36,040	41,040	49,071
Additional paid-in capital	31,262,014	48,916,494	81,032,099
Accumulated deficit	(35,213,076)	(35,213,076)	(35,213,076)
Total stockholders’ equity (deficit)	(3,915,022)	13,744,458	45,868,094
Total capitalization	$3,084,015	$20,743,495	$55,822,883

____________

(1)      Each $1.00 increase (decrease) in the assumed public offering price of $4.00 per share would increase (decrease) the as adjusted and the pro forma as adjusted amounts of cash, cash equivalents and marketable securities, additional paid-in capital, total stockholders’ equity and total capitalization by $4,650,000, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the as adjusted and the pro forma as adjusted amounts of cash, cash equivalents and marketable securities, additional paid-in capital, total stockholders’ equity and total capitalization by $3,720,000, assuming the public offering price of $4.00 per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our common stock in this offering, your investment will be immediately diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value as of September 30, 2017 was $(6,836,422), or $(0.19) per share of common stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per share is our historical net tangible book value divided by the number of shares of common stock outstanding as of September 30, 2017.

After giving pro forma effect to the sale of 5,000,000 shares of our common stock in this offering at an assumed public offering price of $4.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and after giving pro forma effect to the Slacker Acquisition, our net tangible book value as of September 30, 2017 would have been approximately $(8.0) million, or $(0.16) per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.03 per share to our existing stockholders and an immediate dilution of $4.16 per share to new investors purchasing shares of common stock in this offering at the assumed public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$4.00
Historical net tangible book value per share as of September 30, 2017	$(0.19)
Increase in pro forma net tangible book value per share attributable to existing investors participating in this offering	$0.03
Pro forma net tangible book value per share after this offering		$(0.16)
Dilution of pro forma as adjusted net tangible book value per share to new investors		$4.16

A $1.00 increase (decrease) in the assumed public offering price of $4.00 per share would increase (decrease) the pro forma net tangible book value per share after this offering by $0.09 per share and the dilution per share to new investors participating in this offering by $0.91 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A one million share increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma net tangible book value per share after this offering by $0.07 and decrease (increase) the dilution per share to new investors participating in this offering by $0.07, assuming the assumed public offering price of $4.00 per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full to purchase an additional 750,000 shares of our common stock in this offering, the pro forma as adjusted net tangible book value will increase to $4.11 per share, representing an immediate increase to existing stockholders of $0.11 per share and an immediate dilution of $0.11 per share to new investors participating in this offering.

In addition, we may choose to raise additional capital through the sale of equity and/or debt (including convertible debt securities) due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. A portion of the purchase price in the Slacker Agreement consists of shares of our common stock. We may issue shares of our common stock in any future acquisitions that we consummate. To the extent that shares of our common stock are issued under our equity incentive plans or we issue additional shares of common stock, other equity and/or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

We prepared the following unaudited pro forma condensed combined financial statements, which present LiveXLive’s pro forma financial position and results of operations after giving effect to the Wantickets Acquisition completed in May, 2017, and the Slacker Acquisition and the financing proceeds, based on the historical financial statements of Wantickets, LiveXLive and Slacker.

LiveXLive’s fiscal year ends March 31. Wantickets’ fiscal year ends June 30. Slacker’s fiscal year end is December 31. Preparing the unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2017, the statement of operations for the fiscal year ended March 31, 2017 for LiveXLive was combined with the statements of operations for the twelve-months ended March 31, 2017 for Wantickets and the twelve months ended December 31, 2016 for Slacker. In preparing the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2017, the statement of operations for the six months ended September 30, 2017 for LiveXLive was combined with Wantickets for the period from April 1, 2017 to May 5, 2017 (the date of the acquisition), and the statements of operations for the six months ended June 30, 2017 for Slacker. The unaudited pro forma information adjusts the historical consolidated balance sheets and statements of operations to give effect to the Slacker Acquisition as if it had occurred on September 30, 2017, noting that the Wantickets information is consolidated with LiveXLive for that period as presented.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on preliminary information and estimates. The actual adjustments to our condensed consolidated financial statements will depend upon a number of factors and additional information that will be available after the closing date of this offering. Accordingly, the actual adjustments that will appear in our financial statements will differ from these pro forma adjustments, and those differences may be material.

We will account for the Slacker Acquisition using the acquisition method of accounting for business combinations under GAAP. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, liabilities, and any non-controlling interest based on their estimated fair values as of the acquisition date. Once we complete our final valuation processes for the Slacker Acquisition, we may report changes to the value of the assets acquired, as well as the amount of goodwill, and those changes could differ materially from what we present here.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date. You should read these unaudited pro forma condensed combined financial statements in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes thereto of LiveXLive included elsewhere in this prospectus. The pro forma financial information below gives effect to a reverse stock split of one-for-three (1:3), which was effected on October 16, 2017.

LiveXLive Media and Slacker

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2017

	LiveXLive Media	Slacker	LiveXLive Media Financing Transaction	Pro Forma Adjustments	Notes	Pro Forma Combined
Current Assets
Cash and cash equivalents	$175,888	$1,196,509	$17,659,480	$—		$14,731,877
				(2,500,000)	(1)
				(1,800,000)	(2)
Accounts receivable	90,787	3,585,172	—	—		3,675,959
Prepaid expense to related party	90,000	—	—	—		90,000
Prepaid expense	185,004	762,861	—	—		947,865
Total Current Assets	541,679	5,554,542	17,659,480	(4,300,000)		19,445,701
Other Assets
Fixed assets, net	126,164	509,993	—	—		636,157
Intangible assets	1,600,100	40,000	—	(40,000)	(3)	1,600,100
Goodwill and intangibles	1,321,300	—	—	50,950,311	(4)	52,271,611
Other assets	548,201	39,696	(533,201)	—		54,696
Total Assets	$4,137,444	$6,134,231	$17,126,279	$46,610,311		$74,008,265

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$2,174,830	$15,341,793	$(533,201)	$(244,102)	(5)	$16,739,320
Note payable/Bank debt	285,650	5,076,964	—	(1,800,000)	(2)	3,562,614
Due to producers/Deferred revenue	105,064	2,243,241	—	—		2,348,305
Note payable, shareholder	3,711,173	—	—		(6)	3,711,173
Unsecured convertible notes, net of discount	1,695,849	2,988,146	—	(2,988,147)	(7)	1,695,848
Notes and Other, Due to Related party	79,900	3,010	—	—		82,910
Total Current Liabilities	8,052,466	25,653,154	(533,201)	(5,032,249)		28,140,170
Preferred stock warrants	—	29,132	—	(29,132)	(8)	—
Total Liabilities	8,052,466	25,682,286	(533,201)	(5,061,381)	(9)	28,140,170

Commitments and contingencies
Convertible preferred stock, $0.0001 par value; 49,200,000 shares authorized; 40,928,424 shares issued and outstanding	—	80,616,291	—	(80,616,291)	(10)	—

Stockholders’ Equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—	—	—		—
Common stock, $0.001 par value; 500,000,000 shares authorized; 49,070,456 shares issued and outstanding pro forma as adjusted	36,040	—	5,000	8,031	(1)	49,071
Common stock, $0.0001 par value; 62,000,000 shares authorized; 559,772 shares issued and outstanding.	—	6,844	—	(6,844)	(10)	—
Additional paid in capital	31,262,014	48,869,486	17,654,480	32,115,606	(1)	81,032,099
				(48,869,582)	(10)
Common stock warrants	—	395,652	—	(395,652)	(10)	—
Retained earnings/(Accumulated deficit)	(35,213,076)	(149,436,328)	—	149,436,328	(11)	(35,213,076)
Total stockholders' equity	(3,915,022)	(100,164,346)	17,659,480	132,287,982		45,868,094
Total Liabilities and Stockholders’ Equity	$4,137,444	$6,134,231	$17,126,279	$46,610,311		$74,008,265

Notes:

(1)      $2.5 million in cash and $32.1 million in equity (8,030,909 common shares of LiveXLive Media) for Slacker Acquisition, net of certain liabilities per the Slacker Agreement.

(2)      Slacker term loan is paid in full at the time of the Slacker Acquisition.

(3)      Elimination of existing intangible assets held by Slacker at the time of the acquisition.

(4)      Goodwill and intangible assets associated with the purchase of Slacker.

(5)      Accrued interest due on notes that are the responsibility of Slacker.

(6)      Assumes that convertible note debt conversions do not occur at the time of the transaction.

(7)      Slacker unsecured convertible notes are paid in full at the time of the Slacker Acquisition.

(8)      Removal of Slacker preferred stock warrant liability per the Slacker Agreement.

(9)      Company is assuming net liabilities of $16.3 million as a result of the Slacker Acquisition.

(10)    Elimination of equity of Slacker related to purchase of shares by LiveXLive Media.

(11)    Elimination of Retained Earnings of Slacker related to purchase of shares by LiveXLive Media.

LiveXLive Media, Wantickets and Slacker

Unaudited Pro Forma Condensed Combined Statement of Operations

	LiveXLive Media for the Six Months Ended September 30, 2017	Wantickets for the Three Months Ended June 30, 2017(1)	Slacker for the Six Months Ended June 30, 2017	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$648,385	$109,777	$13,373,384	$—		$14,131,546

Cost of Revenue	150,549	13,022	9,782,261	—		9,945,832

Gross Profit	497,836	96,755	3,591,123			4,185,714

Operating expenses
Selling, general and administrative	6,041,238	283,664	3,428,909	163,429	(2)	10,067,240
				150,000	(3)
Research and product development	—	—	3,358,448	—		3,358,448
Related party expenses	180,000	—	—	—		180,000
Total operating expenses	6,221,238	283,664	6,787,357	313,429		13,605,688
Loss from operations	(5,723,402)	(186,909)	(3,196,234)	(313,429)		(9,419,974)

Other Income (Expense)
Interest expense	(1,393,784)		(565,642)	565,642	(4)	(1,393,784)
Total non-operating expenses	(1,393,784)		(565,642)	565,642		(1,393,784)

Net loss	(7,117,186)	(186,909)	(3,761,876)	252,213		(10,813,758)

Deemed dividend on convertible preferred stock	—		(1,961,711)	1,961,711	(5)	—

Net loss attributable to common shareholders	$(7,117,186)	$(186,909)	$(5,723,587)	$2,213,924		$(10,813,758)

Net loss per common share – basic and diluted	$(0.20)					$(0.22)

Weighted average common shares – basic and diluted	35,773,359					48,804,268

____________

(1)      Activity from April 1, 2017 to May 5, 2017 prior to the Wantickets.

(2)      Contractual increase to the base salary of certain executives upon the closing of this offering in accordance with their respective employment agreements.

(3)      Transaction expenses related to the acquisition of Slacker.

(4)      Elimination of interest expenses on bank debt that is retired at the time of the Slacker Acquisition.

(5)      Elimination of charges related to Slacker equity.

LiveXLive Media, Wantickets and Slacker

Unaudited Pro Forma Condensed Combined Statement of Operations

	LiveXLive Media For the Twelve Months Ended March 31, 2017	Wantickets For the Twelve Months Ended March 31, 2017	Slacker For the Twelve Months Ended December 31, 2016	Pro Forma Adjustments	Notes	Pro Forma Combined (Unaudited)
Revenue	$225,000	$3,747,000	$36,682,207	$—		$40,654,207

Cost of Revenue	—	1,147,000	26,978,908	—		28,125,908

Gross Profit	225,000	2,600,000	9,703,299	—		12,528,299

Operating expenses
Selling, general and administrative	5,349,801	4,130,000	6,888,339	440,000	(1)	16,958,140
				150,000	(2)
Research and product development	—	—	7,894,270	—		7,894,270
Related party expenses	360,000	—	—	—		360,000
Total operating expenses	5,709,801	4,130,000	14,782,609	590,000		25,212,410
Loss from operations	(5,484,801)	(1,530,000)	(5,079,310)	(590,000)		(12,684,111)

Other Income (Expense)
Interest expense	(512,152)	—	(1,508,498)	1,508,498	(3)	(512,152)
Other income, net	(8,252,766)	15,000	1,044	—		(8,236,722)
Total non-operating expenses	(8,764,918)	15,000	(1,507,454)	1,508,498		(8,748,874)
Net loss	(14,249,719)	(1,515,000)	(6,586,764)	918,498		(21,432,985)
Deemed dividend on convertible preferred stock	—	—	(3,960,598)	3,960,598	(4)	—

Net loss attributable to common shareholders	$(14,249,719)	$(1,515,000)	$(10,547,362)	$4,879,096		$(21,432,985)

Net Loss per common share – basic and diluted	$(0.44)					$(0.47)

Weighted average common shares – basic and diluted	32,532,069					45,562,978
____________

(1)      Contractual increase to the base salary of certain executives upon the closing of this offering in accordance with their respective employment agreements.

(2)      Transaction expenses related to the acquisition of Slacker.

(3)      Elimination of interest expense on bank debt that is retired at the time of the Slacker Acquisition.

(4)      Elimination of charges related to Slacker equity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis covers our fiscal years ended March 31, 2017 and 2016, which periods occurred prior to our acquisition of certain operating assets of Wantickets, and our six months ended September 30, 2017, and 2016, which such September 30, 2017 period occurred after our acquisition of certain operating assets of Wantickets. Accordingly, the following discussion and analysis relating to our fiscal years ended March 31, 2017 and 2016 does not reflect the impact such acquisition will have on us.

Business Overview

We are one of the world’s only premium internet networks devoted to live music and music-related video content. We intend to fill a market void by becoming a central content, information and transaction hub for music consumers and industry stakeholders around the world.

Since our launch in 2015, we have sought to become the singular online destination for music fans to enjoy premium live performances from music venues and leading music festivals around the world, as well as premium original content, artist exclusives and industry interviews. We have live-streamed music festivals such as Rock in Rio, Outside Lands Music and Arts Festival and Hangout Music Festival, and our platform has featured performances and content from over 200 of the most popular artists in various music genres.

Our content strategy includes continuing to aggregate content from Content Providers, including live event, catalog, original, partnered and co-branded, and curated content. Our platform engagement strategy is to build a compelling online experience for our users, anchored by a pioneering website and our custom mobile application, the “LXL App”. By executing the above strategies, we are creating a platform that is dedicated to live music and has the breadth and depth of content to reach and be relevant to a global audience of all ages.

Key Factors Affecting our Business

There have been significant changes in the music industry over the last several years. Live music, digital music streaming and online video streaming are large and growing components of the music industry. In 2016, live music revenues exceeded $19 billion in ticket revenue, and sponsorship revenue exceeded $5 billion. In 2016, digital music streaming revenue exceeded $5 billion with over 100 million paid subscribers, which has grown from 19 million in 2012. The online video streaming business is expected to have generated over $19 billion in revenue in 2016 and has experienced over 19% growth since 2015. The number of paid subscribers at another online video streaming provider has grown from 33 million in 2012 to over 90 million in 2016. As physical and digital sales have declined, the live music business now represents the majority of the industry’s revenue. We intend to grow our business by aggregating music content and converting views to advertising revenue, subscription revenue and related revenue such as e-commerce, as well as consummating certain strategic acquisitions. We expect LXL Studios to develop original content and be a source of additional revenue.

Key Operating Metrics

In connection with the management of our businesses we identify, measure and assess a variety of key metrics. The principal metrics we will use in our business are set forth below.

Number of Viewers/Views — to assess our ability to attract advertising and sponsorship revenue and convert viewers to users, subscribers and purchasers of related products.

Number of Subscribers — to provide insight into our recurring revenue and our success in converting users to subscribers.

Advertising Revenue — to measure success in attracting advertisers.

Hours of Content — to determine how certain content relates to viewers and conversion rate to subscribers.

Results of Operations

As of September 30, 2017, we had an accumulated deficit of $35,213,076. We anticipate that we will continue to incur substantial losses in the next 12 months. Our consolidated financial statements have been prepared assuming that we will continue as a going concern. We will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through, among other things, the sale of our equity and/or debt securities.

Six Months Ended September 30, 2017, as Compared to Six Months Ended September 30, 2016

The following discussion includes the operations of our three segments, LiveXLive Media, Inc., LiveXLive Corp and LXL Tickets.

Revenues — Our newly formed subsidiary, LXL Tickets, which began operations on May 5, 2017, generated revenues of $568,122 for the six months ended September 30, 2017 from fees earned from tickets sold for certain events. LiveXLive Corp generated revenues of $80,263 from sales of the broadcast rights during the six months ended September 30, 2017. We had $225,000 in revenues for the six months ended September 30, 2016 from the operations of LiveXLive Corp. The revenues consisted entirely of a license fee paid to us for the production of a live video event.

Cost of Sales — We incurred direct costs of $150,549 related to the sale of tickets sold from certain events by LXL Tickets during the six months ended September 30, 2017, with no such costs in the prior period.

Selling, General and Administrative Expenses — Selling, general and administrative expenses primarily consist of employee and related expenses, outside services for production and consultants, public relations, and travel and entertainment expenses. For the six months ended September 30, 2017 our selling, general and administrative expenses increased by $3,513,695 to $6,041,238, as compared to $2,527,543 for the six months ended September 30, 2016. The increase is due mainly to: non-cash costs of LiveXLive Media associated with shares of our common stock issued to our employees of $254,617, and to our consultants and advisors for services in the amount of $666,001, employee stock options of $753,860, and direct operating costs associated with our LXL Tickets subsidiary of $568,122, which consisted mainly of payroll and related costs supporting the delivery of the ticketing services. LiveXLive Corp experienced increased costs associated with the production of events during the six months ended September 30, 2017 of $1,017,842.

Management Services, Related Parties — Management services, related party costs consisted of management fees paid and accrued by us under our agreement with Trinad LLC. For each of the six months ended September 30, 2017 and September 30, 2016, we incurred management fees to Trinad LLC of $180,000.

Other (Income) Expense — Interest expense increased by $262,539 to $1,393,784 for the six months ended September 30, 2017, as compared to $1,131,245 for the six months ended September 30, 2016. In addition, for the six months ended September 30, 2017 and 2016, we recorded earnings of $0 and $63,669, respectively, as our share of earnings of OCHL through November 24, 2016. On such date, we sold our OCHL Interest.

Net Loss — Net loss for the six months ended September 30, 2017 increased by $3,567,067 to $7,117,186, as compared to $3,550,119 for the six months ended September 30, 2016, which primarily reflects an increase in our selling, general and administrative expenses and an increase in interest expense.

Fiscal Year Ended March 31, 2017 as Compared to the Fiscal Year Ended March 31, 2016

Revenues — We had $225,000 in revenues for the fiscal year ended March 31, 2017, and no revenues for the fiscal year ended March 31, 2016. The revenues consisted entirely of a license fee paid to us for the production of a live video event.

Selling, General and Administrative Expenses — Selling, general and administrative expenses primarily consist of outside services, advertising, public relations and travel and entertainment expenses. Selling, general and administrative expenses for the fiscal year ended March 31, 2017 increased by $1,730,801 to $5,349,801, as compared to $3,619,000 for the prior year, which primarily reflects an increase in operating costs incurred by us during the fiscal year ended March 31, 2017.

Management Services, Related Parties — Management services provided by related parties consisted of management fees paid and accrued by us under an agreement with Trinad Management. For each of the fiscal years ended March 31, 2017 and March 31, 2016, we incurred management fees to Trinad Management of $360,000.

Other Income (Expense) — Other (expense) increased by $8,996,973 to $(8,764,918) for the fiscal year ended March 31, 2017, as compared to Other Income of $232,055 for the fiscal year ended March 31, 2016. Interest expense increased by $333,654 to $512,152 for the fiscal year ended March 31, 2017, as compared to $178,497 for the fiscal year ended March 31, 2016. We also recorded $2,002,977 and $0 as the fair value of warrants issued note extension and inducement to convert, $3,248,948 and $0 as fair value of warrants and beneficial conversion features on debt conversion and $136,936 and $0 as fair value of beneficial conversion features for the fiscal year ended March 31, 2017 and 2016, respectively. Other (expense) also includes the loss incurred in connection with the sale of our OCHL Interest in OCHL. For the fiscal year ended March 31, 2017 and 2016, we recorded earnings of $132,832 and $410,553, respectively, as our share of earnings of OCHL through November 24, 2016 (the date we sold our OCHL Interest). The decrease for the fiscal year ended March 31, 2017 over the same period in 2016 was due to an increase in operating costs of KOKO. We recorded a loss of $2,790,073 and a write-off of note receivable from a related party of $213,331 for the fiscal year ended March 31, 2017 as the result of the sale of our OCHL Interest, as compared to $0 for the fiscal year ended March 31, 2017.

Net loss — Net loss for the fiscal year ended March 31, 2017 increased by $10,502,775 to $(14,249,719), as compared to $3,746,944 in the fiscal year ended March 31, 2016, which primarily reflects an increase in our selling, general and administrative expenses, an increase in interest expense, the cost of warrants and beneficial conversion features related to certain convertible notes and a loss incurred by us in connection with the sale of our OCHL Interest.

Results of Operations of Wantickets

The following discussion and analysis of the financial condition and results of operations of Wantickets should be read in conjunction with the consolidated financial statements of Wantickets and related notes included elsewhere in this prospectus.

Nine Months Ended March 31, 2017 and 2016

Revenues — Wantickets recognizes as revenue the per-ticket transaction fees earned from the sale of tickets at the time of the sale and delivery to the customer. Ticket sales are generally non-refundable without written consent from the venue or event promoter. Claims for ticket refunds, which are generally received and paid the day after the show date, are charged back to the respective shows and are recorded as a reduction to Wantickets’ transaction fees at the time that such refunds are processed.

Revenues were $2.8 million during the nine months ended March 31, 2017, compared to $3.8 million in the same period a year ago. Wantickets operates in markets across the United States but has maintained a significant concentration of revenue in the Las Vegas Nevada and Miami Florida nightlife markets. Wantickets’ revenues in these two markets were negatively impacted by the decrease in consumer demand in Nightlife and EDM events. Wantickets’ venue customers in the Las Vegas and Miami market places produced $477,000 less in transaction fees than the previous period.

In addition, during the nine months ended March 31, 2017, Wantickets did not provide ticketing services to four venues and festivals which had produced transaction fees of $471,000 during the nine months ended March 31, 2016.

Direct Cost of Revenues — Direct costs of revenue include client acquisition and incentive costs, direct marketing, fraud prevention, ticket stock, and on premise event costs. During the nine months ended March 31, 2017, direct costs of revenue decreased to $946,000 from $1,383,000 in the same period a year ago. Most of the direct costs of revenues are variable costs in relationship to revenues with the decrease in revenues from the previous period resulting in a reduction in the corresponding expenses compared to the same period a year ago.

Selling, General and Administrative Expenses — Selling, general and administrative expenses include personnel costs, rent, credit card processing fees, legal and accounting fees, and consulting and advisory fees. In addition, selling, general and administrative expenses include employee benefit expenses, advertising, and miscellaneous other general operating expenses to support the ticketing service business.

During the nine months ended March 31, 2017, total selling, general and administrative expenses were $3.3 million compared to $2.5 million for the same period a year ago. During the nine months ended March 31, 2017, legal and professional fees were $567,000, as compared to $96,000 during the same period a year ago, personnel costs were $1,600,000, as compared to $1,378,000 to the same period a year ago, and rent expense increased $66,000 over the previous period.

Depreciation and Amortization — During the nine months ended March 31, 2017, depreciation and amortization expense was $55,000, as compared to $52,000 for the same period a year ago.

Other Expense, net — During the nine months ended March 31, 2017, other expenses, net, which included foreign currency conversion expense, were $(33,000), as compared to $4,000 for the same period a year ago.

Net Loss — As a result of the foregoing, during the nine months ended March 31, 2017 and 2016, Wantickets recorded a net loss of $1,505,000 and $121,000, respectively.

Years Ended June 30, 2016 and 2015

Revenues — Wantickets recognizes as revenue the per-ticket transaction fees earned from the sale of tickets at the time of the sale and delivery to the customer. Ticket sales are generally non-refundable without written consent from the venue or event promoter. Claims for ticket refunds, which are generally received and paid the day after the show date, are charged back to the respective shows and are recorded as a reduction to Wantickets’ transaction fees at the time that such refunds are processed.

Revenues were $4.8 million during the year ended June 30, 2016, as compared to $7.7 million in the same period a year ago. Wantickets operates in markets across the United States but has maintained a significant concentration of revenue in the Las Vegas Nevada and Miami Florida nightlife markets. Wantickets’ revenues in these two markets were negatively impacted by the decrease in consumer demand in Nightlife and EDM events. Wantickets’ venue customers in the Las Vegas and Miami market places produced $1.3 million less in transaction fees than the previous period.

Wantickets provided ticketing services to its single largest venue customer in only seven of the twelve months during the year ended June 30, 2016, a $636,000 reduction in transaction fees over the year ended June 30, 2015. In addition, during the year ended June 30, 2016, Wantickets did not provide ticketing services to a festival promoter which had produced transaction fees in the previous year of $253,000.

Direct Cost of Revenues — Direct costs of revenue include client acquisition and incentive costs, direct marketing, fraud prevention, ticket stock, and on premise event costs. Direct costs of revenue decreased to $1.6 million during the year ended June 30, 2016, from $2.8 million during the year ended June 30, 2015. Most of the direct costs of revenues are variable costs in relationship to revenues with the decrease in revenues from the previous period resulting in a reduction in the corresponding expenses compared to the same period a year ago.

Selling, General and Administrative Expenses — Selling, general and administrative expenses include personnel costs, rent, credit card processing fees, legal and accounting fees, and consulting and advisory fees. In addition, selling, general and administrative expenses include employee benefit expenses, advertising, and miscellaneous other general operating expenses to support the ticketing service business.

During the year ended June 30, 2016, total selling, general and administrative expenses were $3.3 million, as compared to $4.9 million for the same period in the prior period. Wantickets reduced personnel costs from $2.5 million during the year ended June 30, 2015 to $1.8 million during the year ended June 30, 2016. Credit card merchant fees were $0.7 million during the year ended June 30, 2016, as compared to $1.3 million during the year ended June 30, 2015.

Depreciation and Amortization — During the year ended June 30, 2016, depreciation and amortization expense was $70,000 compared to $50,000 for the same period a year ago. The increase in depreciation and amortization was increased depreciation related to the addition of internally developed software costs related to the re-design of Wantickets’ website during the period ended June 30, 2016.

Other Expense, net — During the year ended June 30, 2016, other expenses, net, which included foreign currency conversion expense, was $22,000, as compared to $15,000 for the same period a year ago.

Net Loss — As a result of the foregoing, during the years ended June 30, 2016 and 2015, Wantickets recorded a net loss of $164,000 and $101,000, respectively.

Results of Operations of Slacker

The following discussion and analysis of the financial condition and results of operations of Slacker should be read in conjunction with the financial statements of Slacker and related notes included elsewhere in this prospectus.

Nine Months Ended September 30, 2017 and 2016

Revenues

Slacker’s revenues consist of radio subscription, advertising, and other revenue. Radio subscription revenue is recognized ratably over the term of the underlying subscription agreement. Radio subscription revenue sold via mobile phone carriers is recognized net of the revenue sharing amount mobile phone carriers earn on each transaction. Advertising revenue is recognized based on an estimate calculated using the number of impressions served and a range of rates based on the type of impression served. Estimated amounts do not vary significantly from actual amounts based on historical observation. Other revenue represents certain onetime contractual payments to Slacker.

Revenues were $19.9 million during the nine months ended September 30, 2017, compared to $29.6 million in the same period a year ago, a decline of $9.7 million or 32.8%. Revenues were reduced $9.7 million due to the termination of two third party distribution agreements.

Content Acquisition and Service Delivery

Direct costs of revenue include content acquisition and service delivery costs. Content acquisition costs principally consist of royalties paid for the right to stream music and non-music content to the Slacker’s listeners. Royalties are calculated using negotiated rates documented in content license agreements and are based on usage measures or revenue earned. Music royalties to record labels, professional rights organizations, and music publishers relate to the consumption of music listened to on Slacker’s radio services. Service delivery costs consist of the infrastructure costs related to content streaming, maintaining Slacker’s service, revenue share costs paid to mobile phone carriers for free listeners, and serving advertisement impressions through third party ad serving technology providers. Content acquisition and service delivery for the nine months ending September 30, 2017 were $14.5 million compared to $21.6 million in the same period a year ago, a decline of  $7.1 million or 32.9%. Most of the direct costs of revenues are variable costs in relationship to revenues with the decrease in revenues from the previous period resulting in a reduction in the corresponding expenses compared to the same period a year ago.

Selling and Marketing Expenses

Selling and marketing expenses are comprised of expenses for our marketing, advertising sales, and business development functions of Slacker.

During the nine months ended September 30, 2017, total selling and marketing expenses were $1.1 million compared to $1.2 million for the same period a year ago.

General and Administrative Expenses

General and administrative expenses include personnel costs, rent, legal, accounting fees, software maintenance fees, and consulting and advisory fees.

During the nine months ended September 30, 2017, total general and administrative expenses were $4.4 million compared to $3.9 million for the same period a year ago an increase of $0.5 million or 12.8%. The increased General and Administrative Expenses resulted from the additional costs incurred related to the merger with LiveXLive.

Research and Development Expenses

Research and development expenses are comprised of operating expenses for Research and Development, Product and Content Development activities of Slacker. These costs include software development costs and the costs for curation of Slacker radio stations and music content. During the nine months ended September 30, 2017, total research and development expenses were $4.6 million compared to $6.1 million for the same period a year ago, a decrease in Research and development expenses of $1.5 million or 24.6%. The reduction in research and development expenses for the nine months ending September 30, 2017 compared to the same period in the previous year was due primarily to a $1.2 million reduction in salary and related costs including a reduction in contract outsourced labor during the nine months ending September 30, 2017.

Other Expense, net

During the nine months ended September 30, 2017, other expenses, net, which in comprised of Slacker’s interest expense, was $0.9 million, compared to $1.2 million for the same period a year ago a reduction of $0.3 million or 25.0%.

Deemed Dividend on Convertible Preferred

During the nine months ended September 30, 2017 and 2016, Slacker recorded a deemed dividend of $2.9 million related to the accretion of the Slacker’s preferred stock.

Net Loss

As a result of the foregoing, during the nine months ended September 30, 2017 and 2016, Slacker recorded a net loss attributable to common stockholders of $8.5 million and $7.3 million, respectively.

Years Ended December 31, 2016 and 2015

Revenues

Slacker’s revenues consist of radio subscription, advertising, and other revenue. Radio subscription revenue is recognized ratably over the term of the underlying subscription agreement. Radio subscription revenue sold via mobile phone carriers is recognized net of the revenue sharing amount mobile phone carriers earn on each transaction. Advertising revenue is recognized based on an estimate calculated using the number of impressions served and a range of rates based on the type of impression served. Estimated amounts do not vary significantly from actual amounts based on historical observation. Other revenue represents certain onetime contractual payments to Slacker. Slacker operates in markets in the United States and Canada.

Revenues were $36.7 million during the year ended December 31, 2016, compared to $45.3 million in the same period a year ago, a decline of $8.6 million or 18.9%. Radio subscriptions declined from $27.7 million in 2015 to $24.1 million in 2016 because of fewer mobile phone subscribers billed through mobile phone carrier billing arrangements. Advertising revenue was unchanged at $10.0 million in 2016 and $10.2 million in 2015. Slacker recorded approximately $2.5 million and $7.4 million in other revenue during the years ended December 31, 2016 and 2015, respectively, which represents recognition of certain onetime contractual payments to Slacker. The decline in other revenue was due to contracts containing one time payments being concluded in 2016.

Content Acquisition and Service Delivery

Direct costs of revenue include content acquisition and service delivery costs. Content acquisition costs principally consist of royalties paid for the right to stream music and non-music content to Slacker’s listeners. Royalties are calculated using negotiated rates documented in content license agreements and are based on usage measures or revenue earned. Music royalties to record labels, professional rights organizations, and music publishers relate to the consumption of music listened to on Slacker’s radio services. Service delivery costs consist of the infrastructure costs related to content streaming, maintaining Slacker’s service, revenue share costs paid to mobile phone carriers for free listeners, and serving advertisement impressions through third party ad serving technology providers. Content acquisition costs decreased to $22.9 million during the year ended December 31, 2016, from $25.6 million during the year ended December 31, 2015. Most of the direct costs of revenues are variable costs in relationship to revenues with the decrease in revenues from the previous period resulting in a reduction in the corresponding expenses compared to the same period a year ago.

Selling and Marketing Expenses

Selling and marketing expenses are comprised of expenses related to the marketing, advertising sales, and business development activities of Slacker.

During the year ended December 31, 2016, total selling and marketing expenses were $1.6 million compared to $2.0 million for the same period a year ago. Slacker reduced selling and marketing expenses in the year ended December 31, 2016 by $0.4 million primarily through a reduction of salary costs and the costs of outside contractors.

General and Administrative Expenses

General and administrative expenses include personnel costs, rent, legal, accounting fees, software maintenance fees, and consulting and advisory fees.

During the year ended December 31, 2016, total general and administrative expenses were $5.3 million compared to $5.5 million for the same period a year ago. Slacker reduced salary and related costs $0.3 million during the year ended December 31, 2016.

Research and Development Expenses

Research and development expenses are comprised of expenses for Research and Development, Product and Content Development activities of Slacker. These costs include software development costs and the costs for curation of Slacker radio stations and music content.

During the year ended December 31, 2016, total research and development expenses were $7.9 million compared to $9.3 million for the same period a year ago. The reduction in research and development expenses was due primarily to a $1.1 million reduction in salary and related costs including contract labor during the year ending December 31, 2016.

Other Expense, net

During the year ended December 31, 2016, other expenses, net, which are comprised of Slacker’s interest expense, was $1.5 million, compared to $1.5 million for the same period a year ago.

Deemed Dividend on Convertible Preferred

During both the years ended December 31, 2016 and 2015, Slacker recorded an expense of $4.0 million related to the accretion of Slacker’s preferred stock.

Net Loss

As a result of the foregoing, during the years ended December 31, 2016 and 2015, Slacker recorded a net loss attributable to common stockholders of $10.5 million and $6.6 million, respectively.

Liquidity and Capital Resources

As of September 30, 2017, we had total assets of $4,137,444, comprised of cash of $175,888, accounts receivable of $90,787, prepayments of $275,004, net property and equipment of $126,164, $15,000 in other assets, $1,600,100 in intangible assets, deferred offering costs of $533,201 and $1,321,300 in goodwill. We sold our former OCHL Interest during the quarter ended December 31, 2016, and therefore, our principal assets as of September 30, 2017 were the operations of LiveXLive, Corp. and LXL Tickets and $1,600,100 in intangible assets and $1,321,300 in goodwill. This compares with total assets of $1,556,205 as of March 31, 2017, comprised primarily of cash of $1,477,229, prepayments of $21,569 and net property and equipment of $57,407. Our principal asset at such time was the operations of LiveXLive Corp and cash in the amount of $1,477,229.

During the fiscal year ended March 31, 2017, we received approximately $2.18 million from the sale of our OCHL Interest. Prior to September 30, 2017 the Company issued ten 6% unsecured convertible notes in the aggregate amount of $1,695,000, payable to unrelated parties, and one $50,000 6% unsecured convertible note payable to a related party. Subsequent to September 30, 2017 the Company issued five, 6% unsecured convertible notes payable for aggregate principal of $850,000 to Trinad Capital Master Fund, a related party. All of the newly issued notes will become due in the second half of fiscal 2019. The note holders also received 3 year warrants to purchase 425,000 shares of the Company’s common stock at an exercise price of $0.01 per share, all of which were exercised as of December 13, 2017.

We have funded our operations primarily through the issuance of equity and/or convertible securities for cash. The cash was used primarily for payments for festivals, cost of employees, management services, professional fees, consultants and travel. After the completion of this offering, cash will primarily be used to fund the growth of our business, including the cash portion of acquisitions, cost of increasing the management team, infrastructure costs, expenses related to licensing new festivals, concerts and other venues, production costs for original content, marketing and promotion and technical costs.

As of September 30, 2017, we had current liabilities of $8,052,466, comprised of accounts payable and accrued liabilities of $2,174,830, current portion of unsecured convertible notes, net of discount of $1,695,849, current portion of unsecured convertible notes due to related party, net of discount of $43,742, amounts due to producers of $105,064, convertible notes payable due to related party of $3,711,173, due to related party of $36,158, and note payable of $286,650. This compares with current liabilities of $4,729,689, comprised of accounts payable and accrued liabilities of $542,035, note payable of $277,270, a shareholder note payable of $3,603,446, current portion of unsecured convertible notes, net of discount of $67,858, and management services obligations to a related party of $239,080, as of March 31, 2017.

We depend upon debt and/or equity financing to fund our ongoing operations and to execute our business plan. If continued funding and capital resources are unavailable at reasonable terms we may curtail our plan of operations. We will be required to obtain alternative or additional financing from financial institutions or otherwise, in order to maintain and expand our existing operations. The failure by us to obtain such financing would have a material adverse effect upon our business, financial condition and results of operations.

Content Payment Commitments

Currently, we are obligated under four licenses, production and/or distribution agreements to make guaranteed payments as follows: $700,000 for the fiscal year ended March 31, 2019, $760,000 for the fiscal year ended March 31, 2020 and $760,000 for the fiscal year ended March 31, 2021, assuming all planned events occur in the future as anticipated and subject to certain conditions. The agreements also provide for a revenue share of 35-50% of net revenues. In addition, there are two other agreements that provide for revenue share of 50% of net revenues, but no guaranteed payments.

Internal Control Over Financial Reporting

In connection with the audits of our financial statements for the fiscal years ended March 31, 2017 and 2016, and review of our financial statements for each of the quarterly reporting periods during such fiscal years and for the three months ended June 30, 2017 and the six months ended September 30, 2017, we identified certain deficiencies relating to our internal control over financial reporting that constitute a material weakness under standards established by the PCAOB. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

The following material weaknesses in our internal control over financial reporting continued to exist at September 30, 2017:

•         we do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act;

•         we do not have sufficient segregation of duties within accounting functions, which is a basic internal control. Due to our limited size and early stage nature of operations, segregation of all conflicting duties may not always be possible and may not be economically feasible; however, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals;

•         lack of independent audit committee of our board of directors; and

•         insufficient monitoring and review controls over the financial reporting closing process, including the lack of individuals with current knowledge of GAAP that led to the restatement of our previously issued financial statements.

Prior to hiring Mr. Gold as our Chief Financial Officer in April 2017, we outsourced the functions of the principal financial officer on an interim basis to assist us in implementing the necessary financial controls over the financial reporting and the utilization of internal management and staff to effectuate these controls. We believe that these material weaknesses primarily related, in part, to our lack of sufficient staff with appropriate training in GAAP and SEC rules and regulations with respect to financial reporting functions, and the lack of robust accounting systems, as well as the lack of sufficient resources to hire such staff and implement these accounting systems.

Additionally, we currently do not have an internal audit group, and we will eventually need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to have effective internal controls for financial reporting. We plan to take a number of actions to correct material weaknesses in our internal controls, adding experienced accounting and financial personnel and retaining third party consultants to review our internal controls and recommend improvements. We hired Mr. Gold as a first step in building out our accounting department and subsequently formed an audit committee of our board of directors comprised of three independent directors in October 2017.

Going Concern

Our condensed consolidated financial statements included elsewhere in this prospectus have been prepared assuming that we will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in our condensed consolidated financial statements include elsewhere in this prospectus, we had a stockholders’ deficit of $3,915,022 at September 30, 2017, and incurred a net loss of $7,117,186, and utilized net cash of $2,508,366 in operating activities for the six-month period then ended. These factors raise substantial doubt about our ability to continue as a going concern. In addition, our independent registered public accounting firm in their audit report to our financial statements for the fiscal year ended March 31, 2017 expressed substantial doubt about our ability to continue as a going concern. Our condensed consolidated financial statements included elsewhere in this prospectus do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our management estimates that the current funds on hand will be sufficient to continue operations through January 31, 2017. Our ability to continue as a going concern is dependent on our ability to execute our business strategy and in our ability to raise additional funds. Management is currently seeking additional funds, primarily through the issuance of equity and/or debt securities for cash to operate our business, including as part of this offering, however, we can give no assurances that this offering will be completed. Furthermore, no assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we can obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of equity and/or convertible debt financing.

Off-Balance Sheet Arrangements

As of September 30, 2017, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

Critical accounting policies are defined as those most important to the portrayal of a company’s financial condition and results and that require the most difficult, subjective or complex judgments. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. The estimates that we make include assumption as a going concern, fair value of long-lived assets, valuation allowance for deferred tax assets and estimates and assumptions used in valuation of equity instruments. Estimates are based on historical experience, where applicable or other assumptions that management believes are reasonable under the circumstances. We have identified the policies described in Note 2 — Significant Accounting Policies and Practices to our condensed consolidated financial statements as our critical accounting policies. However, actual results may differ from those estimates under different assumptions or conditions.

Revenue Recognition Policy

We have several streams of revenue, each of which is required under GAAP to be recognized in varying ways. The following is a summary of our revenue recognition policies:

Ticketing — We recognize commissions and related transaction fees earned from the sale of event and concert tickets at the time the tickets are paid for by and delivered to the customers. Our commissions and transaction fees are charged on a per-ticket basis and generally non-refundable. Claims for ticket refunds are charged back to the respective event and concert owners and producers and in certain cases, the corresponding commissions and related transaction fees are recorded as a reduction to our revenues at the time that such refunds are processed. We do not have accounts receivable associated with its sales transactions, as payment is collected at the time of sale. As amounts are collected for the tickets sold a liability is created (Due to producer) which represents the portion of the amount collected at the time of sale that is due to the venue.

We recognize revenues from use of our ticketing platform and equipment by event and concert owners and producers. Revenue is recognized when the service has been provided and collection is reasonably assured.

We evaluate the criteria outlined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 605-45, “Revenue Recognition — Principal Agent Considerations,” in determining whether it is appropriate to record the gross amount of revenues and related costs or the net revenues. Under the guidance of ASC Subtopic 605-45, if we are the primary obligor to perform the services being sold, have general inventory risk as it pertains to recruiting and compensating the talent, have the ability to control the ticket pricing, have discretion in selecting the talent, are involved in the production of the event, generally bear the majority of the credit or collection risk, or have several but not all of these indicators, revenue is recorded gross. If we do not have several of these indicators, we record revenues or losses on a net basis.

Live Events — We recognize revenue from our live events and show productions when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the show or live event has been completed and occurred and there are no future production obligations, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

Our long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. We test our long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

An impairment loss will be recognized only if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. That assessment is based on the carrying amount of the asset at the date it is tested for recoverability. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. If an impairment loss is recognized, the adjusted carrying amount of a long-lived asset will be its new cost basis. For a depreciable long-lived asset, the new cost basis will be depreciated (amortized) over the remaining useful life of that asset. Restoring a previously recognized impairment loss is prohibited.

Stock-Based Compensation

We periodically issue stock-based compensation to employees and non-employees in non-capital raising transactions for services and for financing costs. We account for stock-based compensation issued and vesting to employees based on the authoritative guidance provided by FASB where the value of the award is measured on the date of grant and recognized as compensation expense over the vesting period. We recognize expense for awards with market conditions ratably over the vesting period regardless of whether the market condition is satisfied. We account for stock-based compensation grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB where the value of the stock-based compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation granted to non-employees is revalued each reporting period to determine the amount to be recorded as an expense in the respective period. As the stock-based compensation vests, they are valued on each vesting date and an adjustment is recorded for the difference between the value already recorded and the then current value on the date of vesting. In certain circumstances where there are no future performance requirements by the non-employee, stock-based compensation grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The fair value of our stock options are estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model, and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods.

Recent Accounting Policies

See Note 2 — Significant Accounting Policies and Practices to our accompanying condensed consolidated financial statements included elsewhere in this prospectus, for our management’s discussion of recent accounting policies.

BUSINESS

Our Company Overview

We are one of the world’s only premium internet networks devoted to live music and music-related video content. We intend to fill a market void by becoming a central content, information and transaction hub for music consumers and Industry Stakeholders around the world. We are geared for the digital generation, and our mission is to bring the experience of live music and entertainment to internet users by delivering live streamed and on demand content to nearly any internet-connected screen. Our goal is to become a leading destination for premium music video content on the internet by continuing to aggregate and create our content, including through strategic acquisitions. We are also building a proprietary engagement platform that we believe will attract and retain users, which we believe will allow us to collect valuable user data and monetize our growing content library through subscriptions, advertising, sponsorships and e-commerce.

Since our launch in 2015, we have sought to become the singular online destination for music fans to enjoy premium live performances from music venues and leading music festivals around the world as well as premium original content, artist exclusives and industry interviews. We have live streamed music festivals such as Rock in Rio, Outside Lands Music and Arts Festival (“Outside Lands”) and Hangout Music Festival, and our platform has featured performances and content from over 200 of the most popular artists in various music genres, including Rihanna, Katy Perry, Metallica, Duran Duran, Radiohead, Chance The Rapper, Bruce Springsteen, Major Lazer and Maroon 5. We have successfully distributed such content through our online platform and major third party distributors such as MTV International, Complex Media, Dailymotion and AOL.

Our content strategy includes continuing to aggregate live and on demand performance (e.g., on stage sets) and non-performance (e.g., behind the scenes, interviews) music-related video content from Content Providers; acquiring and producing original music-related video content; and curating existing online premium content. In addition to acquiring and/or partnering with third party Content Providers, our digital studio, LXL Studios, will develop and produce original music-related video content, including digital magazine-style news programming and original-concept digital pilots and documentaries.

Our platform engagement strategy is to build a compelling online experience for our users, anchored by a pioneering website and our custom LXL App. The LiveXLive platform will offer access to some of the world’s leading music festivals and events with multi-day and simultaneous multi-stage coverage, unique concerts, intimate performances and premium programming. It will be fueled by our custom LXL App, which we believe will drive 24/7/365 user engagement and data that we will be able to convert to earnings and cash flow through multiple potential revenue streams. We released the first version of the LXL App in September 2017 on the iOS and Android operating systems in anticipation of Rock in Rio 2017. We plan to release the Apple TV, Roku and Amazon Fire TV LiveXLive applications in early 2018.

By executing the above strategies, we are creating a platform that is dedicated to live music and has the breadth and depth of content to reach and be relevant to a global audience of all ages.

Our Opportunity

We believe there is significant unmet demand for experiencing live music, musical performance video on demand and related content online. For example, there is a large market for live music events worldwide with an estimated $19.6 billion in live music industry revenue in 2016 (IBISWorld), with more than 2,000 music festivals worldwide, and over 10 million people attending ten of the top festivals in 2016 alone. In 2015 and 2016, on average almost 80,000 people attended each day of the Rock in Rio music festivals in Rio de Janeiro and Lisbon. In addition to festivals, there are thousands of live music performances that occur nightly in large and small venues such as arenas, theatres, clubs, bars and lounges. Due in part to a combination of costs, logistics, event capacity and publicity, the attendance at any one festival or live event is a fraction of the total potential audience for that content. For example, while almost 100,000 people attended Coachella in 2016, the live stream garnered over nine million views. This demonstrates the potential demand for online viewership of live music events. We believe there is currently no centralized platform dedicated to online streaming of live music and music-related video content. We intend to fill this market void by executing each component of our business approach.

Our Growth Strategy

We intend to pursue the following core growth strategies:

•         Grow Our Live and On Demand Content Library. In order to continue to grow our content base, we will strategically acquire the digital rights to live music events, concerts, and festivals, acquire existing content, partner with Content Providers and create custom premium content. Most recently in March 2017, we entered into a content license agreement to broadcast and distribute JBTV’s extensive content library, and in April 2017, we acquired the exclusive distribution rights to Hangout Music Festival’s live broadcast. JBTV is a leading source of music programming for the past 30 years, which includes over 2,500 hours of Emmy and Billboard award winning music and media content. Hangout Music Festival is an annual three-day music festival in Gulf Shores, Alabama, which was held in May of this year and had approximately 45,000 people in attendance per day. We will seek to acquire and/or license existing libraries of live content in order to capitalize on underutilized existing live content assets. We intend to collaborate with Content Providers to provide our users with access to ever-growing new and relevant premium content. Our recently launched LXL Studios division will also create synergistic, complementary, short-form original content that will further enhance our user experience and deepen our relationship with our users and Content Providers. See “— Slacker Acquisition — Content” for information regarding the content we expect to acquire in connection with our planned acquisition of Slacker, Inc. See also “Risk Factors — Risks Related to Our Acquisition Strategy” for more information regarding this transaction.

•         Pursue Strategic Acquisitions. We intend to continue expanding our business in part through strategic acquisitions in markets where we see opportunities to grow our brand and revenues, which will ultimately expand the reach of our network. We have an active program for identifying and pursuing potential acquisitions of companies and content. We will continue to utilize a “buy and build” strategy and to use the operations of LiveXLive and our talented management team as the overall infrastructure to which we will add more companies and assets. For example, in May 2017, we acquired certain operating assets of Wantickets, a branded leading online nightlife, electronic dance music and event ticketing company in North America that is designed to promote ticket sales for live events. This acquisition will allow us to expand the reach of our content and build our subscription model by utilizing Wantickets’ large database of ticket buyers to live music events. Similar to our acquisition of Wantickets, we will continue to identify businesses and assets that we believe will accelerate the growth of our vertical markets through strategic acquisitions. To that end, in July 2017, we signed an agreement to purchase Slacker, Inc. and its online music audio streaming services. See “Business — Slacker Acquisition” and “Risk Factors — Risks Related to Our Acquisition Strategy” for more information regarding this transaction.

•         Expand our Reach. We will continue to identify distribution partners in territories across the world that will benefit from sharing our programming on mutually beneficial terms, including our recently signed distribution agreements with Cinedigm and Twitter. We will also seek to exploit the potential of previously under-monetized live music content and underexposed genres of music beyond the most popular through online distribution. We will also continue to expand our global footprint through partnerships and organic growth in markets where we see opportunities to grow revenues and expand the reach of our network.

•         Programming Premium Content. We believe users value personalized offerings of both premium existing and new content. We believe that the following three components will drive our programming success: (1) investment in original content and gaining a stronger foothold in production; (2) building scale and aggregating content to maintain a differentiated way for our users to access live music; and (3) utilizing data analytics to complement editorial approaches. We will utilize programming and curation as a driver for our platform as great programming is valuable to both our users and our financial performance.

•         Expand Our Monetization Opportunities. The growth of digital formats and the expansion of our user base will continue to produce new means for the monetization of our increasing premium and unique content. We believe that our network will deliver large-scale audiences and engagement, while concurrently providing a monetization model that is commercially viable and scalable. We anticipate being capable of increasingly realizing the value of our various revenue streams across our distribution, partnerships, advertising, sponsorship, e-commerce merchandising and ticketing opportunities. Potential revenue streams include but are not limited to the following:

•         Subscription, SVoD and PPV: Various types of premium content will lend themselves to different monetization opportunities. We plan to take advantage of our growing premium content by offering different methods of user access, such as subscription-only content, SVoD across our entire platform, PPV for special events or groups with strong fan bases and virtual reality for certain premium content. We also plan to launch a number of LiveXLive proprietary concepts such as digital festivals and digital residencies. See “Business — Our Approach and Business — Content Aggregation — LXL Studios and Original Content — LXL Studios Live Events.”

•         Advertising and Sponsorship: We believe that the ability to monetize our growing content library will improve over time as we drive users and engagement across current and emerging distribution channels. We will also continue to drive growth in our sponsorship and advertisings relationships, together with our focus on expanding existing partnerships, to provide them with targeted strategic programs, leveraging our increasing user base.

•         E-Commerce: Through our LiveXLive ecosystem, we plan to sell artist merchandise, tickets to upcoming shows, VIP packages, fan club access and more, all of which will be focused on a global captive audience of music fans on our platform.

•         Data: We expect to capitalize on an expansive user database we will build as our content offerings and user base grow. For example, our recent acquisition of Wantickets provides the opportunity to expand the reach of our content and build our subscription model by utilizing Wantickets’ large database of ticket buyers who consume live music events.

Through the combination of these monetization strategies and acquisitions, we hope to create a music network with the breadth and depth of content to have global relevance, fueled by our LXL App, to drive user engagement and data that we can convert to earnings and cash flow through the multiple revenue opportunities.

Slacker Acquisition

On August 25, 2017, we entered into the Slacker Agreement to acquire Slacker. Slacker is a key player in the digital audio industry, offering a digital spin on the classic radio listening experience. Slacker delivers both free and subscription-based access to millions of songs and hundreds of expert-programmed stations, as well as news, sports and talk radio content, on desktop, mobile devices, in-car infotainment systems and other consumer electronics platforms. Slacker hosts approximately 13 million audio tracks and has 1.5 million monthly unique users. As of April 1, 2017, Slacker had over 400,000 subscribers on its paid and ad-supported platforms and has recorded 55 billion plays since 2007.

We intend to integrate and leverage the brand strength, user base and infrastructure of Slacker’s audio platform with the LiveXLive growth strategy and video platform as follows:

•        Content — Our goal is for LiveXLive and Slacker to merge their on-air talent and content programming teams to create new audio and video music content. LiveXLive will provide Slacker a video platform, production and content team. We intend to immediately market the live music experience on our platform to Slacker’s user base. For example, we plan to stream audio only feeds from LiveXLive’s live video broadcasts through Slacker’s platform. We intend to launch a LiveXLive News program alongside our flagship daily LiveZone program, which will air on both the LiveXLive platform and Slacker live radio channels. LiveXLive hosts and reporters will have their own programs and distributed on Slacker, which programs will complement Slacker’s existing library of over 270 episodes of original radio shows, including “I’m the DJ” artist-hosted shows, “Artist DNA” shows, “Slacker Stories” and Weekly Countdowns.

Slacker DJs will be integrated into the LiveXLive talent team to host and report on artists in their respective genres of expertise. We also intend to create companion radio channels on Slacker that coincide with artist tours, festivals or other major live events. For example, LiveXLive or Slacker may use push geolocation alerts to a user’s mobile device such as “It looks like you are leaving the [ARTIST] concert at [VENUE]. Listen to the [ARTIST] AfterShow Radio now!”

Slacker also brings deep relationships with relevant third party content providers, including agreements with major and independent record labels. We intend to further develop these relationships as we continue to expand our content library and evolve our consumer experience. Among the expansion opportunities is the potential to turn Slacker’s 300 plus stations into video channels distributed on LiveXLive applications.

•          Technology — We believe that Slacker’s technology can be efficiently integrated into LiveXLive’s video platform and provide cost savings, speed to market and efficient data management.

Key components of Slacker’s technology include:

•         User authorization system

•         Data Warehouse/Data Management Platform, including user preferences and behavior

•         Enterprise Content Management and Delivery Platform for Music

•         Relevancy and Personalization Technology

•         Patented off-line mode

•         Mobile and OTT Development

•         Development around the balance between curated and programmatically generated content

•         Integrated carrier billing with most major carriers

•         Service-based technology systems which allows for easier development of new products

•         Marketing and Distribution — We plan to promote the LiveXLive platform and distribute LiveXLive content to Slacker’s approximately 1.5 million monthly unique users, its approximately 800,000 social media followers and over 400,000 subscribers on its paid and ad-supported platforms.

We believe LiveXLive’s role as a central hub for live music and music-related video content will differentiate Slacker from other music streaming and internet radio platforms.

We believe our group of social media influencers will have the opportunity to build human-curated radio programming and channels for their fans and to host such programming on both LiveXLive and Slacker. We believe influencer-driven content will attract large audiences and provide significant savings in user acquisition.

We intend to commence an immediate exploration with regard to both companies existing distribution relationships and partners, including Slacker’s broad integration into the automobile industry (currently directly integrated into 84 car models), which includes among them a distribution relationship with Tesla Motors.

•          Platform Engagement — We expect that joint content will further enhance engagement, allowing the combined platform to expand to user-generated content from fans, artists, and hosts alike, who can collaborate by uploading their audio commentary that will be mixed in with music and potentially performances from the show.

Further, LiveXLive’s access to festivals, club venues, and concerts opens the door for exciting engagement opportunities with users, such as contests on Slacker. We believe that giving away tickets and behind the scenes access to music’s biggest shows will reinforce the value of listening to Slacker, and further solidify LiveXLive as a leader in live music experiences.

•         Business Model and Monetization — With similarly diversified monetization plans in the areas of free ad-supported content, subscription content and premium on-demand content, the two companies will plan to leverage best practices to further enhance their existing strategies.

Slacker’s billing integration with mobile carriers facilitates subscription upgrades, which is a potential area of focus for LiveXLive.

Slacker Agreement

•         On August 25, 2017, we entered into the Slacker Agreement with Slacker, commonly known as “Slacker Radio.” Subject to the terms and conditions of the Slacker Agreement, we will acquire Slacker through a merger of LXL Music with and into Slacker, with Slacker surviving as our wholly owned subsidiary. We expect the Slacker Acquisition will close shortly after the closing of this offering. The aggregate purchase price for the Slacker Acquisition is approximately $50.0 million, subject to an increase based on the amount of additional convertible debt incurred by Slacker as described below, which will be payable in cash and stock and includes the assumption of approximately $16 million of net liabilities of Slacker, subject to adjustment. The cash portion will be adjusted based on Slacker’s net working capital as of September 30, 2017 and other purchase price adjustments, including amounts related to convertible notes and other indebtedness that are assumed in the transaction or will otherwise be repaid by us upon the closing; provided that the cash consideration payable by us (after giving effect to the purchase price adjustments) will be limited to $2.5 million. The remaining portion of the merger consideration will be paid in our common stock. The number of shares of our common stock issuable as stock merger consideration will be determined based on the public offering price set forth on the cover of this prospectus. To the extent Slacker incurs additional convertible debt from certain of its stockholders from October 1, 2017 through the closing of this offering for the purpose of funding its working capital (provided that Slacker shall use all commercially reasonable efforts to continue to operate and carry on its business in a manner that would minimize the requirement for additional cash infusion to Slacker from outside sources), such debt will be repaid by us in shares of our common stock (the number of which will be determined based on the public offering price set forth on the cover of this prospectus) upon the closing of the Slacker Acquisition through a commensurate increase in the purchase price, and such stockholders will receive an additional number of shares of our common stock based on the aggregate amount of such convertible debt, subject to a cap of $1,000,000. We obtained a representations and warranties insurance policy prior to the closing of the transaction with a coverage limit of $5,000,000, the insurance premium and other costs and expenses of which shall be included in the transaction expenses and calculation of net working capital at the closing of the transaction and borne by Slacker up to $225,000. The Slacker Acquisition is subject to certain closing conditions and there can be no assurance that the Slacker Acquisition will be consummated on the terms described herein or at all.

Our Approach and Business

We are a global media company focused on producing and distributing live music and music-related video content around the world. Our approach is rooted in satisfying what we believe is a growing worldwide appetite for a centralized portal for such content. Live music and music-related video content is offered through myriad platforms, brands and forms. As a significant portion of consumers increasingly move from traditional platforms to digital and online platforms for consumption of pre-recorded music, sports and film and television, we believe the same shift will occur with respect to live music and music-related video content. Industry Stakeholders are continuously seeking avenues to expand their audience and generate additional revenue. We believe we are at the nascent stage of a revolution in live music content consumption that will mirror the growth of live sports consumption, and we aim to be at the very center of that revolution by offering a centralized hub of live music and music-related video content, available on nearly any internet-connected device, with subscription, advertising, sponsorship and e-commerce opportunities.

We have focused on the most well-known, premium live music events around the world. Our online platform offers access on nearly any internet-connected screens to some of the world’s leading music festivals and live music events, with multi-day, multi-stage coverage, unique concerts, intimate performances and cutting-edge programming. We feature all popular genres of music, including rock, pop, indie, alternative, hip-hop, R&B, electronic dance music and country, as well as less popular genres, and performances from both headliners and emerging artists from around the world. We deliver content through strategic relationships with Verizon Digital Media Services, Amazon, YouTube, JW Player, and others and have contracted with major distributors to help build the LiveXLive brand and user audience. We believe the power of music touches nearly every person on the planet; we have successfully streamed high definition quality live feeds of performances from over 200 of the most popular artists in the world to fans in more than 125 countries. As of March 31, 2017, views of LiveXLive content were in the tens of millions.

As we establish the key components of our premium live music and music-related video network, we plan to execute all stages of a full network life-cycle, including aggregating, producing, directing, promoting, curating and distributing music and music-related video and live music “lifestyle” content that we will distribute on our online platform. We also intend to acquire and/or produce, along with our Content Providers, curated original programming and original-concept pilots for music-related content. We believe this will further engage our user base and allow us to collect and analyze data instrumental to further monetization and generation of additional revenue streams.

To become a centralized hub for live music and music-related video content, we plan to execute the following interconnected components of our business: Content Aggregation; Technology Development; Marketing and Distribution; Platform Engagement; and Data Collection:

MONETIZATION
SPONSORSHIPS/ADS
SUBSCRIPTION/PPV
DATA/ANALYTICS
E-COMMERCE
CONTENT
TECHNOLOGY
DATA
MARKETING & DISTRIBUTION
PLATFORM ENGAGEMENT
LIVEXLIVE
LIVE
CATALOGUE
LXL STUDIOS
CURATED
PARTNER CHANNELS
DIGITAL SUPPLY CHAIN
CROSS PLATFORM
PROPRIETARY IP
CLOUD SERVICES
EXCEPTIONAL UI
SOCIAL
TICKETING
VIEWERSHIP
MERCHANDISE
ARTISTS
INFLUENCERS
SOCIAL MEDIA
OTT/CARRIERS
MEDIA PARTNERS
PERSONALIZED
INTERACTIVE
SOCIAL SHARING
COMMUNICATION

Content Aggregation

We operate on the basis that “Content Is King” and seek to aggregate thousands of hours of premium, professionally produced, curated, innovative, immersive and experiential music-related video content that can be enjoyed live and on demand around the world. Some of our most compelling content is performance content captured at the world’s leading music festivals, clubs, events, concerts and venues. Furthermore, each of these music events presents opportunities to capture unique non-performance content that showcases the culture surrounding live music events, including fashion, food, and lifestyle from local, national and/or international vantage points such as on the red carpet, in dressing rooms or from other places customarily off-limits to anyone but VIPs are artists. We will feature performance and non-performance content side-by-side with original content produced by LXL Studios, which programming will cover news, comedy, reality, drama and more.

Live music and music-related video content can be acquired and/or produced at costs lower than that required for comparable exclusive premium video content in other genres. For example, during one day of a music festival, participating artists perform at a single venue, allowing us to produce the live performance content at marginal costs; a single day should provide over eight hours of live performance music content per stage. When artists are not performing during the music festival, we intend to capture artist interviews and other premium non-performance content in a cost-efficient manner. Furthermore, at music clubs and indoor venues, we will be able to deliver additional performance and non-performance content at a low cost on a daily basis using the Venue Production Studio System. In addition, we will have the capability to curate free content provided by third party sources such as talk shows and artists and host such content on our platform. When our performance content, non-performance content and original programming are combined, we believe our content costs will be at a substantially lower, cost-effective price point to provide a competitive advantage versus other providers of premium content.

We have devised a content aggregation and development strategy focused on the following types and sources of content: Live Events (e.g., performance and non-performance), Catalog, LXL Studios, Co-branded/Partner Channel programming, and Curated.

LiveXLive Original Live Events

•         Festivals. We aim to partner with leading music festival brands in the live music industry and have partnered with several of the leading music festival brands, including Rock in Rio, Outside Lands, Hangout Music Festival and Paléo Festival de Nyon. Thousands of music festivals and live music events are held each year. We will continue to actively identify and partner with a diverse group of festival Content Providers to maintain consistent levels of both performance and non-performance content throughout the year. Generally, we aim to enter into long-term agreements with the festival organizers, ranging anywhere between one to five years, depending on popularity, fan appeal and other factors.

A sample of our most popular festivals include:

•         Rock in Rio (Rio de Janeiro, Lisbon, Las Vegas) — We entered into a distribution agreement in 2015 with Rock in Rio, one of the largest, most prominent music festivals in the world having been in existence for over 30 years. For 2017 and 2018, we possess the exclusive digital distribution rights, including live streaming and VoD, throughout the world, excluding China, Brazil and the host country of that particular iteration of Rock in Rio. We will also serve as Rock in Rio’s media partner for all third party requests for cable, television broadcast, digital, satellite, radio, virtual reality, VoD and live streaming requests. A sample of artists that we have streamed from Rock in Rio events include: Katy Perry, Rihanna, Metallica, Bruce Springsteen, Maroon 5, Elton John, Rod Stewart, Avicii, One Republic and John Legend. In partnership with Rock in Rio, we also broadcasted the Amazonia Live concert from the Amazon Rainforest’s Rio Negro on August 27, 2016. As part of the viewing experience, we directed viewers to donate funds to the reforestation effort to aid Rock in Rio in their successful goal of planting one million new trees in the rainforest.

•         Outside Lands Music and Arts Festival (San Francisco) — We entered into an agreement with OSL Partnerships, LLC (“OSL”) granting us the exclusive right to broadcast, distribute and promote Outside Lands via live stream, as well as broadcast video on demand and television broadcast rights, which OSL may sell if they procure a deal prior to us broadcasting on television. We have the right to distribute created content on our network, as well as the right to sub-license to third party sites. Outside Lands is a music festival located in Golden Gate Park in San Francisco, CA, which took place in August 2017. The festival features all genres of music, with the 2017 streaming lineup headlined by Metallica, Gorillaz, Lorde and Alt-J, among others. In 2016, LiveXLive streamed Outside Lands performances from Radiohead, Duran Duran, Chance the Rapper, Third Eye Blind, Lionel Richie, LCD Soundsystem and Major Lazer among many others.

•         Hangout Music Festival (Gulf Shores, Alabama) — In April 2017, we entered into an agreement for the exclusive broadcast and distribution rights across virtually all platforms to one of the summer’s major music festivals. Founded in 2009, the Hangout Music Festival (commonly referred to as Hangout Fest or Hangout) is an annual three-day music festival held at the public beaches of Gulf Shores, Alabama. Previous headliners included Foo Fighters, Zac Brown Band, Beck, The Black Keys, The Killers, OutKast, Kings of Leon, Tom Petty & The Heartbreakers, Stevie Wonder, Jack White, Red Hot Chili Peppers, and Dave Matthews Band. The May 2017 livestream was headlined by Twenty One Pilots, Major Lazer and Phoenix.

•         Paléo Festival de Nyon (Nyon, Switzerland) — In June 2017, we entered into an agreement for the exclusive worldwide broadcast and distribution rights to Paléo Festival de Nyon (“Paléo”), an annual rock festival held in Nyon, Switzerland. Paléo is one of the major open-air music festivals in mainland Europe and the largest in Switzerland. The festival has featured international artists such as David Guetta, Kings of Leon, Neil Young, Artic Monkeys, Smashing Pumpkins, Santana, Iron Maiden and Sting. The 2017 streaming lineup was headlined by Macklemore & Ryan Lewis, Jamiroquai and The Pixies. Paléo was recently named the “Best Medium-Sized Festival” by the European Festival Awards in 2017.

•         Bumbershoot (Seattle, WA) — In November 2017, we entered into an agreement for the exclusive worldwide broadcast rights for the annual Bumbershoot International Music and Arts Festival, which is held in Seattle, Washington. Since 1972, Bumbershoot has been one of US Northwest’s largest and most diverse cultural touchstones and is set in the heart of Seattle at the iconic Seattle Center, featuring several different types of music, as well as comedy, film, spoken word and art. The contemporary, Labor Day-set festival last took place in September 2017 and featured Lorde, Odesza, Flume, Weezer, Big Sean, Dillon Francis, Haim, Solange, The Roots and many more. Recent years’ lineups have included The Weeknd, Chance The Rapper, Kendrick Lamar, Elvis Costello, Heart and Macklemore & Ryan Lewis.

•         Rock on The Range (Columbus, OH) — In November 2017, we entered into an agreement for the exclusive worldwide broadcast rights for the annual Rock On The Range Festival, which will be held in May 2018 in Columbus, Ohio. Since 2007, the Danny Wimmer Presents co-produced festival has catered to hard rock and heavy metal fans, featuring a mix of classic, current and up-and-coming artists. The 2018 edition will take place May 18 through May 20 at MAPFRE Stadium, with scheduled performances from Tool, Avenged Sevenfold, Alice In Chains, Godsmack, A Perfect Circle, Stone Sour, Breaking Benjamin, and Stone Temple Pilots, amongst many others. Recent years’ lineups have included performances by Guns N Roses, Slipknot, Linkin Park, Marilyn Manson, Judas Priest, and Five Finger Death Punch.

•         Clubs and Venues. We are able to stream live performances around the world on our platform on a daily basis from popular nightclubs and concert venues. We have entered into content licensing, broadcasting and/or distribution agreements with elite nightclubs and concert venues, including many of the industry’s leading properties. These nightclubs and concert venues could yield a substantial amount of raw performance content in a single year. In addition, we plan to install our Venue Production Studio System at similar nightclubs and concert venues to enable us to capture this content and share it with our users at relatively low costs to us. Generally, we aim to enter into long-term agreements with the owners of the nightclubs and other concert venues, ranging anywhere between one to five years depending on the popularity and other factors.

We currently have arrangements, including ticketing arrangements, with over 50 venues. A sample of our clubs and venues include:

•         E11EVEN — We own production and streaming rights from 11 USA Group, the owners of E11EVEN, a popular nightclub located in Miami, Florida, to live-stream select concerts, DJ shows, and other lifestyle events from the club’s 25,000 square foot venue. We also own the rights to live stream 11 USA Group’s events across the globe. E11EVEN hosts performances from top acts in pop, electronic and hip-hop music, including Nicki Minaj, Drake, and Miguel, among many others.

•         Exchange LA — Pursuant to our agreement with Exchange LA, a 25,000 square foot nightclub comprising a four floor building in downtown Los Angeles home to widely recognized EDM artists, we will assist Exchange LA to produce and distribute select live music performances on our network. We have also collaborated with the management of Exchange LA to both lead the expansion of our EDM Club Network (an EDM-specific channel within our network), as well as to create a permanent, turnkey, replicable and scalable production and streaming technology solution to be installed at venues within our network based on Exchange LA’s proprietary infrastructure at its club in Los Angeles.

•         Artist Tours. We will identify and partner with concerts and/or tours featuring both popular and emerging artists who wish to extend the experience of their brand and content to viewers across markets or in markets such tours may never reach.

•         Companion to Live Music Events. We plan to produce additional content ancillary to the content customarily captured from live events that we feel would resonate with our users, including:

•         Highlighting various important social causes relating to music (e.g., deforestation in the Amazon rainforest for Rock in Rio)

•         Behind the scenes

•         Lifestyle and culture

•         Tour/venue information

•         Video “podcast” featuring news, artist interviews, editorial commentary and local events

•         Award Shows. We will identify music award shows that are seeking to extend the reach of their content. These shows feature increasingly popular performances and sometimes pair major artists together to create unique performances that cannot be seen or heard outside the award show format. Aside from attracting high-profile artists for such performances, award shows are prime for social media events and similarly generate publicity and marketing across news media, which contribute to our overall marketing and content goals.

Catalog Content

We have acquired, and plan to acquire in the future, distribution rights to certain libraries consisting of classic archived content, including concert footage, festival footage, interviews and documentaries as evidenced by the recent JBTV transaction, which has not only increased our overall content offerings, but also allows us to target-market users already using our online platform for their favorite live music video content, deepening and engaging our user base.

LXL Studios and Original Content

Our LXL Studios will produce scripted and unscripted programs, as well as branded entertainment campaigns focused on a variety aspects of live music event culture, including art, food, fashion, film, sports, politics and travel. We believe there is currently no network in place that is dedicated to providing these stories from a raw, live, experiential and global perspective. As the market for this type of content in the digital content space grows, we will continue to invest in LXL Studios and the creation of original content programming. We aim to create compelling, high-quality LXL Studios programming that will be distributed through our network and eventually exclusively on the LiveXLive platform, which we believe will increase subscriptions and user retention.

We expect to launch and strategically position our music magazine-style live news show similar to popular sports and entertainment daily news shows, tentatively titled “LiveZone”. LiveZone will act as the flagship for the LiveXLive platform and feature as-it-happens coverage, news on live music events and in-depth artist bios and interviews, as well as music-related “lifestyle” topics. LiveZone’s anchors and on-location correspondents from major cities and events around the world and will include social media influencers and popular music programming hosts whose respective fan bases will bolster overall viewership and user engagement with the LiveXLive platform. We intend LiveZone to be a guide to the world of live music one segment at a time. Ultimately, we expect LiveZone to fuel the daily viewership of the platform similar to the way other daily sports and entertainment news shows have anchored their respective network’s daily programming.

We plan to produce the following content within our LXL Studios division in collaboration with our production partner Big Boots, one of the first studios dedicated to incubating, launching and monetizing engagement platforms:

•         Scripted and Unscripted Shows. Our slate of expected original content web series shows includes content in news, comedy, reality and more. We expect to produce 10 to 12 shows each year. In 2017, we are currently developing and producing original pilots and documentary series with the slate expanding in 2018 and beyond. The following titles and are currently entering pre-production:

•         Scripted:

•         Pawn Shop: a show about two girls, starring Amanda Cerny, who manage a pawn shop full of musical instruments and regularly break into song with their customers.

•         Sycamore: a show about a band which moves into a Hollywood apartment complex populated with eccentric hopefuls; the band quickly discovers that the mysticism, glamour and magic of the complex is not only in their heads.

•         Unscripted:

•         MainStagers: a show taking music fans inside the biggest music festivals through the eyes of a group of superfans.

•         Autotune: A Love Story: an in-depth documentary on the origins, usage, and pervasive nature of auto-tune in song recordings and live performance.

•         Acquired Content. In addition to producing original content, LXL Studios will look to acquire new and existing third party-produced content that will appeal to our users, including third party development ideas for new content. We plan to acquire content within the following categories, among others: scripted, reality, music and performance, interviews and behind the scenes, films and documentaries, and user generated content.

•         LiveXLive Original Live Events. We plan to produce and develop original live performance content created uniquely for LiveXLive, including the following:

•         Digital Festival. The Digital Festival will reinvent the traditional music-festival model by removing the physical boundaries of the venue and extending the experience to a global audience. Similar to the way the 2005 “Live 8” series of live performances and concerts were broadcast on traditional media across the globe in a single day, the Digital Festival will allow users to experience a multi-artist, venue-agnostic, digital concert experience available on any internet-connected screen. This will remove substantial logistical costs associated with physical festival budgets, including production and infrastructure. Thanks to modern streaming technology, we can engage artists to perform from most venue types or even from their personal residences, which we can schedule in sequence to create a festival-type experience.

•         Digital Residency. Artists who may not have the desire to embark on a large-scale tour are sometimes intrigued by the concept of a localized residency. Residencies appeal to artists, both big and small, who want to stay relevant to their fans, but may not have the ability, financing or desire to perform on tour. We will offer artists a “Digital Residency” at a digital venue, the LiveXLive digital platform, which offers artists the opportunity to generate additional revenue from existing fan bases by performing live to fans all around the world at the convenience of the artist. This is a blank canvas for artists to create new and exciting ways to connect with their fans in real-time, whether through live performance, rehearsal coverage, inside looks on the songwriting or live question-and-answer sessions.

Partner and Co-Branded Channels:

Using our technology and the strength of our LiveXLive brand and outreach, we plan to offer Industry Stakeholders the opportunity to host their entire content library on our platform in the form of individual co-branded channels, thereby offering them a fully-serviced digital asset. We believe Industry Stakeholders can benefit and monetize a substantial portion of their existing live music video content by distributing such content on branded channels on the LiveXLive platform. We intend to provide artists and labels a new revenue opportunity similar to what Spotify and Pandora have done for audio rights. In addition, we believe this strategy will ensure that potential key Industry Stakeholders do not view us as a direct competitor, but rather as a trusted partner. We will also continue to look to find other creative ways to incentivize distribution of third party content on our network.

Curated Content:

We consider there to be a substantial amount of live music-related video content available on the internet that is not currently well-marketed or monetized by their creators. The LiveXLive platform will feature publicly available performance and non-performance content created by third party sources, carefully curated by LiveXLive. The constant flow of new and exciting content will ensure the network is continually fresh and current with music trends. We believe there are substantial opportunities for curated content given the sheer volume of content generated and uploaded to the internet every day.

Technology Development

Technology is a key component of the LiveXLive network that brings our ecosystem to life for both users and our Content Providers. We currently deliver our viewer experience through an HTML-based website compatible with most major web browsers (e.g., Chrome, Safari, Internet Explorer) and operating systems (e.g., Windows, MacOS, iOS, Android). LiveXLive, in conjunction with third party technology developers, is building a pioneering technology stack for delivering our content to users on nearly any internet-connected screen. Our developers bring extensive experience building technology solutions for the leading media companies of the world, including the design of live and VoD workflows, the video content management system and delivery of content on mobile, OTT and desktop clients.

We intend to deliver a user experience that will be platform and operating system agnostic and available on nearly any internet-connected screen. We released the first version of the LXL App in September 2017 on the iOS and Android operating systems in anticipation of Rock in Rio 2017. We plan to release the Apple TV, Roku and Amazon Fire TV LiveXLive applications in early 2018. We are also in the process of finalizing our OTT strategy, which we expect will result in the release of a custom OTT application that will be available on all OTT platforms and consoles. We believe our full-service, delivery-to-distribution back-end will allow us to capitalize on monetization opportunities and is the first step in creating a digital supply chain for live music and music-related video content.

Our technology development has developed a product roadmap to ensure that the LiveXLive audience is provided with a premium user experience across all screens. Through a combination of internal development and strategic acquisitions, LiveXLive’s technology capabilities will allow us to aggregate, engage and monetize the audience. The LiveXLive technology roadmap has an emphasis on the collection of user data, personalization, and highly engaging features to bring the experience of consuming live music online to a whole new level.

The Wantickets system is hosted on Amazon Web Services, which provides flexibility we need to handle traffic spikes and the simplifies our IT management and disaster recovery tasks. In load testing, the system has been able to handle approximately 10,000 orders per minute.

Marketing and Distribution

Our brand and content marketing and distribution efforts will focus on third party distributors, individual artist and social media promotion, traditional media outlets and social-viral events. Given that our content appeals to a diverse user demographic spanning a variety of music genres, we plan to customize our campaigns to best suit the need of our Content Providers and potential advertising partners. We will also continue to share our own, music-related video content and updates with our users, together with targeted posts on our social media networks on Snapchat, Facebook, Instagram and Twitter.

Marketing and distribution of our content and brand will be integral to our business and the execution of our platform engagement, data collection and monetization strategies. We believe we can achieve this initially by leveraging the reach of major distribution platforms in a way similar to our success with past distribution through major third parties such as MTV International, Complex Media, Dailymotion and AOL. For example, our co-distribution agreement with AOL for Rock in Rio 2015 resulted in a total of nearly 180 million social impressions, which does not include any social impressions following the live broadcast. We believe we will continue to reach a substantial number of consumers through these and other distribution partners utilizing their platforms. We will also partner with major mobile carriers and web and broadcast distributors to drive distribution and viewership of LiveXLive and LXL Studios branded content. To date, we’ve reached users in over 125 countries.

We have engaged artists and social influencers to conduct marketing on their own social media and other marketing platforms. For example, individual artists such as Rihanna at Rock in Rio 2015 and Avicii at Rock in Rio 2016 promoted our live stream to their massive and dedicated fan bases. We have also partnered with three prominent social media influencers: Amanda Cerny, Andrew B. Bachelor (also known as “King Bach”) and Jake Paul. These social media influencers feature a combined audience of over 85 million followers who are engaged and interested in music. In May 2017, Amanda Cerny launched her first LXL Studios series of comedy shorts with King Bach as a guest star. The three-episode series promoting LiveXLive in advance of Hangout Music Festival and the summer festival season garnered nearly 900,000 views on LiveXLive’s Instagram. In May 2017, Amanda Cerny’s daily Instastories (short-form temporary videos on Instagram) drove over 75,000 unique viewers to the LiveXLive platform to view Hangout Music Festival. In June 2017, we live streamed on our platform the exclusive broadcast of the first ever live on-stage performance of Jake Paul’s hit hip-hop song “It’s Everyday, Bro,” which debuted at #2 on iTunes. Exchange LA, our venue partner, hosted the surprise sold-out performance. Amanda Cerny, King Bach and Jake Paul have recently collaborated on social media-based promotions designed to drive fan participation, including offering fans to join the three of them on a private jet from Los Angeles to San Francisco to enjoy Outside Lands. We believe this type of direct marketing is invaluable as we continue to expand our brand.

Furthermore, as a result of our acquisition of certain operating assets of Wantickets, we will utilize its large engaged social following, with more than 170,000 followers focused on the nightlife category and over 135,000 unique emails in its marketing database. Wantickets builds relationships between leading social media influencers and everyday users to evoke authentic marketing while working towards automating a personalized experience. Further, the Slacker has a social following of over 750,000 passionate music fans, which we will be able to access following the Slacker Acquisition.

We will also employ advertising across traditional media outlets. For example, under our agreement with KAOS Connect, we will receive advertisement placements in select theaters within Screenvision’s network of approximately 14,500 screens. This up-front-and-center advertising will reach captive theater patrons viewing marquee films, in advance of an exclusive theatrical event highlighting LiveXLive and our premium content.

Finally, content captured at live events can also become viral and provide unique marketing opportunities for our brand. For instance, while performing at Rock in Rio 2015, Katy Perry brought on stage an overly affectionate fan from the audience. The resulting exchange became international news, garnering placement on popular entertainment news shows and the upload of videos related to the incident on YouTube in the tens of millions. These videos depict our LiveXLive logo with over 10 million views on YouTube. This incident illustrates the power that live content has to create free, self-perpetuating and potentially profitable forms of marketing.

Platform Engagement

We are designing our custom platform with interactive features that will enhance the live music experience and, when combined with our platform’s functionality and unique features, will create an immersive digital experience in and of itself. We believe the combination of the intuitive, modern LiveXLive user interface and cross-platform capabilities will be instrumental in creating a deeply engaging, personally-tailored central hub for live music and music-related video content, particularly for those users who are otherwise unable to attend live events in person. Our aim is to also include options for artist fan club membership, merchandise, ticketing, VIP packages and other offerings to further solidify users’ affinity toward our platform and their interests.

The centerpiece of our online experience will be the “Digital Venue” in which video feeds, chat, real time user interface elements and community interaction come together in a single unique online environment. Our influencers and on-air talent will be able to interact with the audience and artists alike through the venue. This multi-screen experience will be unique and superior to many existing tools.

LiveXLive currently runs on a responsive HTML-based website that has been developed to work across browsers on nearly any internet-connected screen. The website’s landing page includes a featured content window used for the most relevant content. The remainder of the page features video content that is updated regularly and covers a full spectrum of music genres. As our content library and user data grows, this featured content window and other aspects of the user experience will be individually tailored to a user’s preferences and interests. We intend to add video, display and other advertising to the website to generate additional revenue. We will work with our developers to continue to add and tweak features based on internal and external feedback.

The LXL App ecosphere will include live video streaming, VoD, push notifications, festival-, venue- and original content-specific functionality, locally sold and programmatic ads capability, digital rights management, geo-blocking), the capability to display time-shifted content and enhanced functionality that will support social media sharing and user community. The main landing page of the LXL App will include a graphic depicting a featured performance at the top of the screen and options for viewing concurrent programming located below the graphic. The LXL App will also include a “Festivals” tab dedicated to ongoing and past festivals. We plan for this tab to allow users to view multiple stages of a single festival broadcasting live simultaneously. We believe this fun and simple interface layout, together with LiveZone, will highlight key content and encourage users to also discover our other content offerings.

In addition to the standard features, the LXL App will showcase several features that we believe will encourage and facilitate user engagement and interactivity, including:

LiveX-It — The feature allows users to compile select artist performance clips and share them across any chosen outlet in the form of a live performance “mixtape.”

Chat — In our endeavor to enhance the live event experience digitally, we will feature an integrated user chat system so users can connect, share and comment regarding the live content. The integrated chat will allow users to connect, comment and share, all without leaving the LXL App.

Crowdsurfing — Modeled after location based meet-up apps, the LXL App will have crowdsurfing capability to allow users to find and meet up at live events and connect with digital viewers. We want to take the integrated chat and bring it to the real world.

Community Features — Central to the consumption of Live Music online is the ability for the audience to interact with each other, our hosts and influencers, and the artists themselves.

Facebook Live and Periscope have already shown the demand exists for users to interact with video content while it is being streamed.

Livestarter — Users will be able to participate in by crowdfunding special music events and experiences for social causes and charitable purpose featuring artists and performers of the user’s choice. In addition to enjoying the resulting performance, users will receive an “event producer credit” memorializing the user’s role in the production of the event.

Personalization — Through our acquisition of Slacker we will be able to add their highly developed enterprise content and user management systems to the LiveXLive platform. Once they have been upgraded to work with video as well with audio, they will form the core of LiveXLive’s data management platform and personalization system.

Slacker’s expertise and toolset for generating both human curated and programmatically generated media channels will allow LiveXLive to quickly bring both audio and video channels to market for a fraction of the expense typically associated with those activities.

Data Collection

As a result of our acquisition of certain operating assets of Wantickets, we have taken an important first step in our data collection efforts. Wantickets’ database boasts over 2.7 million lifetime unique customers, over 300,000 unique customers in 2016, and over 70,000 unique customers thus far in 2017. As we continue to aggregate premium content offerings and grow our user base, we will gain valuable insights on users’ viewing habits, trends and preferences based upon specific clicks on viewing windows, music genre trends and popularity, duration of user engagement, social networks activity and geographical data. This data, paired with general demographic data supplied via integration of users’ social media, Google and/or Spotify accounts, will provide a rich, nuanced understanding of our user base.

The Slacker acquisition will jump start our subscription business with that company’s robust subscriber base, as well as providing us with an enterprise grade Data Management Platform allowing us to collect and store data on our user base.

We expect data collection will provide valuable information for each of our monetization strategies, including advertising, e-commerce, ticketing, distribution, sponsorships, subscription, SVoD and PPV. Our platform will support advertising for our Content Provider brands, music-related merchandise and ticketing services. We plan to use data mining to analyze the efficacy of these strategies and our broader marketing and distribution and content selection strategies. This data will inform how we can better price individual streams or subscription plans. We will be able to identify specific music genres, geographic markets and content programming most conducive to the success of our business. We aim to provide targeted e-commerce opportunities for music fans, including offering artist merchandise, tickets to upcoming live music events, fan club access and more. We also plan to implement rating or other review features to obtain direct user feedback on our content, the LXL App, e-commerce merchandise and our other platform features.

As our audience and media library grows, LiveXLive will quickly join the interactive ad community. Our intention is to use industry standard tools such as DoubleClick for Publishers and Freewheel to ensure the highest level of participation in programmatic ad networks as well as retaining the ability to sell our own ad units and sponsorships.

Our Leadership

Our leadership team, consisting of our Named Executive Officers (as defined herein), executive management and our Advisory Board, collectively brings a wealth of industry relationships and expertise in the fields of programming, promotion, marketing, sales, distribution, web, digital, linear, mobile, legal and finance. The members of our active Advisory Board are renowned in their respective fields, are considered thought leaders in the entertainment industry by their peers, further enhance our credibility and provide strategic guidance to our business.

Many of the members of our leadership team have built businesses as entrepreneurs and/or have been executives at Fortune 500 companies. The team includes seasoned Wall Street executives that have collectively been involved in mergers and acquisitions of approximately $15 billion dollars’ worth of transactions in the live event, recorded music, music publishing, fashion, technology and other media and entertainment businesses. Our leadership team provides the knowledge to source, analyze, negotiate and complete acquisition transactions, partnerships and other business combinations. See “Management.”

Our Industries

Our addressable markets include live music, digital music streaming and online video streaming. These three markets are experiencing significant growth and now represent the majority of the music industry’s overall revenue, as physical and digital record sales have steadily declined. We both capitalize on these trends and provide Industry Stakeholders with additional lucrative revenue streams.

Live Music Industry

The live music industry is a large, growing market that creates, manages and promotes live performances and events, ranging from festivals to concerts in stadiums, arenas, and other smaller venues. In the U.S. alone, the live music industry is expected to have generated approximately $19.6 billion of revenue in 2016, representing 1% growth over 2015 and 11% growth over 2014 (IBIS World, March 2017) and over $5.5 billion in live music sponsorship for the same periods. Live events and festivals have become an increasingly important cultural phenomenon as seen by more than 2,000 music festivals worldwide. Each festival can attract hundreds of thousands of people with attendance at the largest festival in the United States estimated at 125,000 people per day. Rock in Rio, for instance, attracted a combined attendance of over 1,000,000 people in 2015 and 2016 in Lisbon and Rio. The most popular festivals based on attendance include Coachella, Electric Daisy Carnival, Glastonbury, Outside Lands Music and Arts Festival, Rock Werchter, Rock in Rio, Roskilde, Tomorrowland and Ultra Music Festival. The live event industry is a global market with only a fraction of the leading live music events located in the U.S. In addition to festivals, there are thousands of live music performances that occur nightly in large and small venues such as arenas, theatres, clubs, bars and lounges.

As a result of the popularity of live music performances, there has been a growing interest in experiencing live events and performances via online streaming distribution. For example, in 2016, there were 9 million livestream views of the Coachella festival (Eventbrite Blog, August 22, 2016).

Additionally, the growth of the live music industry benefits ancillary verticals, such as merchandise and primary/secondary ticket marketplaces. Merchandise includes the retail sales of licensed music-related goods and is estimated to be larger than $2 billion as of 2014. Primary/secondary ticket marketplaces consist of online retailers that sell tickets to live events and online ticket resellers. This market generated revenue of over $5 billion in 2016, representing 2% growth over 2015.

Digital Music Streaming Industry

The addressable market for paid digital music streaming is large and growing and has surpassed physical music sales. The digital music streaming industry was expected to generate approximately $5.4 billion of revenue in 2016, representing 33% growth over 2015 and 89% growth over 2014 (PwC Global Entertainment and Media Outlook).

At the end of 2016, worldwide paid subscribers to music streaming services surpassed 100 million for the first time, representing 57% growth over 2015 (MIDiA Research).

These same fans are increasingly engaging digitally on their mobile devices. With over 2.1 billion smartphone users globally in 2016 (eMarketer, November 2016), we expect that mobile will continue to represent a significant opportunity for streaming live music and music-related content. More than 50% of smartphone users in the U.S. listened to music through direct download or live stream at least once per month from services such as Apple Music and iTunes, Pandora, iHeartRadio, Deezer and Spotify (eMarketer, August 2016).

We believe that the demand for live music and music-related content that is optimized for internet-connected devices will continue to grow with the further development of mobile devices and increases in mobile carrier bandwidth. We intend to continue to extend our global reach by executing deals with new partners and strengthening our business model to enable us to further monetize the content offered on our network across these devices.

Online Video Streaming Industry

The addressable market for online video streaming is large and growing. The online video streaming industry was expected to generate approximately $19.6 billion of revenue in 2016, representing 19.9% growth over 2015 and 52.9% growth over 2014 (PwC Global Entertainment and Media Outlook). Over 49 million U.S. households or 53% of U.S. Wi-Fi connected homes accessed at least one OTT service in December 2016 (comScore, April 2017). According to comScore, these subscribers are heavily engaged, viewing OTT content an average of 19 days per month and 2.2 hours per day.

Additionally, an important subset of the growing online video streaming market is live video streaming. According to Facebook Live, users watch live video three times longer and comment ten times more than recorded footage (Eventbrite Blog, August 22, 2016). We aim to capitalize on what we believe is an increasing trend in user engagement with live video content.

Monetization

We expect to generate revenue from distribution, sponsorship, advertising and e-commerce, the strategy of which involves traditional merchandise and digital content purchases and ticket sales. Through our partners and recent acquisitions, we have expertise in all of these e-commerce related monetization areas. Once we aggregate enough premium content, we anticipate adding a monthly SVoD fee and PPV fees. Once an SVoD model is established, we will maintain a free tier with limited content that is supported by advertising revenue. Our diversified and growing portfolio of content will enable us to appeal to a broad range of consumers, not just the millennial demographic often desired by new media companies. This diversified user base will make it easier for us to generate substantial revenue from multiple streams. These revenue streams should be sufficient to pay for the total costs of operations, including production, rights, marketing, administrative and travel.

•         Wantickets — In May 2017, we acquired certain operating assets of Wantickets. Wantickets is a leading online nightlife, EDM and event ticketing company in North America, promoting ticket sales for live events. Its enhanced ticketing solution reaches an average of one million unique visitors on a monthly basis. Its extensive network of more than 1.5 million registered users, coupled with in-house social marketing engineering, provides a focused reach to music fans around the world. Wantickets features some of the best online tools for the ticketing experience on the business-to-business side as well, inclusive of real time reporting, accounting, and event management. Its strong marketing and ticketing capabilities combined with LiveXLive’s live music streaming network will allow us to take advantage of synergies in the emerging digital music market. We believe the acquisition of Wantickets presents an ideal opportunity to expand content reach and build LiveXLive’s subscription model by utilizing Wantickets’ significant database of live music ticket buyers.

•         One Live Media — We have entered into an agreement with One Live Media (“OneLive”) to build and manage, as well as to help populate what we intend to be a LiveXLive store for merchandise and other e-commerce. The LiveXLive store will sell merchandise from the artists that have or will perform at the festivals, nightclubs and other concert venues with which we have entered into agreements. Additionally, we plan to sell travel packages, music and related lifestyle merchandise through the LiveXLive store. Our payments to OneLive for its services will vary depending on the nature of the services provided. OneLive is a diversified entertainment e-commerce company focused on providing commerce software platforms, fan club, event ticketing and merchandise fulfillment to over 500 well-known sports and music organizations. OneLive’s clients include Beyonce, Katy Perry, Nine Inch Nails, Daft Punk, Calvin Harris, Bon Jovi, Radiohead, Aerosmith, Sony Music, Warner Music Group, and Jeff Gordon.

Competition

While the broader market for live entertainment remains highly competitive, the digital distribution of live and music-related video content is still a nascent market. We believe live streamed music video content is the only remaining media genre without a dominant brand. We believe there is a tremendous amount of high quality live music content available to be captured and produced but without a singular home for distribution and access by the public at large.

We expect to compete for the time and attention of our users with other Content Providers based on a number of factors, including: quality of experience, relevance, acceptance and diversity of content, ease of use, price, accessibility, perceptions of advertisement load, brand awareness and reputation. We also expect to compete for the time and attention of users based on the presence and/or visibility of the LiveXLive platform as compared with other platforms and Content Providers that deliver content through internet-connected screens.

Our competitors will include (i) broadcast radio providers, including terrestrial radio providers such as Clear Channel and CBS and satellite radio providers such as Sirius XM, (ii) interactive on-demand audio content and pre-recorded entertainment, such as Apple’s iTunes Music Store and Apple Music, Rhapsody, Spotify, Pandora, Tidal and Amazon Prime that allow listeners to stream music or select the audio content that they stream or purchase, (iii) other forms of entertainment, including Facebook, Instagram, Google, Twitter (including Periscope), and Yahoo, which offer a variety of internet and mobile device-based products, services and content and (iv) promoters and producers of content on mobile, online and AR/VR platforms such as Redbull TV, Live Nation TV and independent content owners. To the extent that existing or potential users choose to watch satellite or cable television, streaming video from on demand services such as Hulu, VEVO or YouTube, or play interactive video games on their home-entertainment system, computer or mobile phone rather than use the LiveXLive service, these content services pose a competitive threat.

We may also face direct competition from other large live music event competitors with regards to online distribution of live music and music-related video content, ticketing and sponsorship opportunities, including from Live Nation, Anschutz Entertainment Group, and Livestyle (formerly SFX). Furthermore, there are many smaller, regional companies that compete in the market as well.

Government Regulation

Our operations are subject to various federal, state and local laws statutes, rules, regulations, policies and procedures, both domestically and internationally, governing matters such as:

•         labor and employment laws;

•         the United States Foreign Corrupt Practice Act (the “FCPA”) and similar regulations and laws in other countries;

•         sales and other taxes and withholding of taxes;

•         SEC requirements;

•         privacy laws and protection of personally identifiable information;

•         marketing activities online; and

•         primary ticketing and ticket resale services.

We believe that we are in material compliance with these laws. We are also required to comply with the laws of the countries we operate in and anti-bribery regulations under the FCPA. Such regulations make it illegal for us to pay, promise to pay, or receive money or anything of value to, or from, any government or foreign public official for the purpose of directly or indirectly obtaining or retaining business. This ban on illegal payments and bribes also applies to agents or intermediaries who use funds for purposes prohibited by the statute.

From time to time, governmental bodies have proposed legislation that could have an effect on our business. For example, some legislatures have proposed laws in the past that would impose potential liability on promoters and producers of live music events for entertainment taxes and for incidents that occur at such events, particularly incidents relating to drugs and alcohol. More recently, some jurisdictions have proposed legislation that would restrict ticketing methods and mandate ticket inventory disclosure.

Privacy Policy

As a company conducting business on the internet, we are subject to a number of foreign and domestic laws and regulations relating to information security, data protection and privacy, among others. Many of these laws and regulations are still evolving and could be interpreted in ways that could hurt our business. In the area of information security and data protection, the laws in several states require companies to implement specific information security controls to protect certain types of personally identifiable information. Likewise, all but a few states have laws in place requiring companies to notify users if there is a security breach that compromises certain categories of their personally identifiable information. Any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal and state laws regarding privacy of listener data. Our privacy policy and terms of use describe our practices concerning the use, transmission and disclosure of listener information and are posted on our website. Any failure to comply with our posted privacy policy or privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. Further, any failure by us to adequately protect the privacy or security of our users’ information could result in a loss of confidence in our brand among existing and potential users, and ultimately, in a loss of users and advertising customers, which could adversely affect our business.

We will also collect and use certain types of information from our customers in accordance with the privacy policies posted on our websites. We will collect personally identifiable information directly from our platform’s users when they register to use our service, fill out their listener profiles, post comments, use our service’s social networking features, participate in polls and contests and sign up to receive email newsletters. We may also obtain information about our platform’s users from other platform users and third parties. We also collect information from customers using our other websites in order to provide ticketing services and other user support. Our policy is to use the collected information to customize and personalize our offerings for platform users and other customers and to enhance the listeners’ experience when using our service.

The sharing, use, disclosure and protection of personally identifiable information and other user data are governed by existing and evolving federal, state and international laws. We could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations. We intend to attract users from all over the world, and as we expand into new jurisdictions, the costs associated with compliance with these regulations increases. It is possible that government or industry regulation in these markets will require us to deviate from our standard processes, which will increase operational cost and risk. We intend to commit capital resources to ensure our compliance with any such regulations.

Intellectual Property

While we do not currently have a trademark on the LiveXLive name, we plan to apply to register the trademark for the name in the future, and we intend to protect our trademarks, brands, copyrights, patents and other original and acquired works, ancillary goods and services. In connection with the Wantickets acquisition, we acquired a trademark for the Wantickets name. We believe that certain trademarks and other proprietary rights that we may apply for or otherwise obtain will have significant value and will be important to our brand-building efforts and the marketing of our services. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be successful or adequate to prevent misappropriation, infringement or other violation of these rights. Upon the consummation of any future acquisitions, we may acquire additional registered trademarks, as well as applied-for trademarks potentially for worldwide use. See “Risk Factors — We may be unable to adequately protect our intellectual property rights.”

Legal Proceedings

On March 3, 2016, Blink TV Limited and Northstar Media, Inc. (collectively, the “Plaintiffs”) filed a claim in the Los Angeles County Superior Court of California against our Company and LXL, alleging breaches of two different license agreements for the live-streaming rights to “Bestival,” an annual music festival which takes place on the Isle of Wight in England. We and LXL demurred to the complaint on May 10, 2016, and, prior to the hearing on the demurrer, Plaintiffs amended their complaint. The amended complaint no longer states a claim against us and only states a single cause of action against LXL for the alleged breach of a single license agreement. Plaintiffs are seeking $300,000 in damages.

To date, LXL has vigorously contested Plaintiffs’ claims. In doing so, on December 23, 2016, LXL filed a cross-complaint against Plaintiffs for breach of contract and breach of the implied covenant of good faith and fair dealing. LXL was notified on September 27, 2017, that Blink TV Limited is in bankruptcy in England and now has liquidators in place who are assuming the litigation. The liquidators will need to move for permission to substitute in as the real parties in interest. The mediation that was prospectively scheduled for October 30, 2017 has been rescheduled for March 5, 2018.

On July 17, 2017, Exodus Festival, Inc. (“Exodus”) filed a demand for arbitration with the International Centre for Dispute Resolution (“ICDR”), a division of the American Arbitration Association (the “AAA”), requesting for the ICDR to proceed to administer an arbitration proceeding among Exodus, Wantickets and LXL Tickets, in connection with event proceeds of $155,633 allegedly owed by Wantickets to Exodus pursuant to a certain Presale Agreement For On-line Ticket Sales Services, entered into by and between Wantickets and Exodus on or about October 20, 2015 (the “Exodus-Wantickets Agreement”). Exodus alleges that LXL Tickets assumed Wantickets’ obligations under the Exodus-Wantickets Agreement pursuant to the Asset Purchase Agreement, dated May 5, 2017, among Wantickets, LXL Tickets, our Company and certain other persons. On August 24, 2017, the ICDR determined that Exodus has met the filing requirements by filing a Demand for Arbitration providing for administration by the ICDR/AAA under its rules and/or procedures. Accordingly, the ICDR will proceed with the administration of this matter. In accordance with the preliminary hearing conference call with the arbitrator held on November 20, 2017, LXL Tickets will be permitted to submit a preliminary motion by December 15, 2017 to request for the arbitration claim to be dismissed based on jurisdictional and other arbitrability arguments (the “Preliminary Motion”). Exodus will be permitted to submit a response to the Preliminary Motion by December 22, 2017 to state why the Preliminary Motion should be denied. In the event the arbitrator denies LXL Tickets’ Preliminary Motion, the parties shall proceed with the formal arbitration proceeding with the arbitrator. LXL Tickets intends to vigorously dispute such arbitration demand and related claims, including based on jurisdictional and other arbitrability arguments, and any obligation or liability to Exodus and to vigorously defend itself against such demand and claims.

On November 29, 2017, CL, LLC (d/b/a Light Nightclub) and CDBC, LLC (d/b/a Daylight Beach Club) (collectively, “Light”) filed a claim in the District Court, Clark County, Nevada against Wantickets, our Company, LXL Tickets, Joseph Schnaier and Brian Landow, alleging total damages in excess of $287,000 (plus attorneys’ fees) (the “Claim Amount”) and (i) as to Wantickets and Mr. Schnaier, breach of contract with respect to the Presale Agreement For On-line Ticket Sales Services, entered into by and between Wantickets and Light on or about September 30, 2016, and breach of implied covenant of good faith and fair dealing, (ii) as to Mr. Landow, tortious interference with contract, (iii) as to our Company and LXL Tickets, successor in interest liability, and (iv) as to all defendants (except for Mr. Landow), unjust enrichment. In connection with this action, on October 3, 2017, Light entered into a settlement agreement with Wantickets and Mr. Schnaier, pursuant to which, among other things, Mr. Schnaier agreed to pledge all of his shares in our Company (the “Schnaier Shares”) to secure his stipulated confession of judgment given to Light if Wantickets and Mr. Schnaier do not pay the Claim Amount by November 20, 2017. Based on our understanding, Wantickets and Mr. Schnaier have failed to pay the Claim Amount to Light by such date. Accordingly, Light has filed a motion to be heard on December 19, 2017, for the court to place on calendar for entry of such confession of judgment and judgment against Wantickets and Mr. Schnaier. Based on our understanding, if the court enters such confession of judgment and judgment against Wantickets and Mr. Schnaier, Light will subsequently proceed to foreclose on the Schnaier Shares to satisfy the Claim Amount. Furthermore, we believe that if Light successfully forecloses on the Schnaier Shares and is able to satisfy the full Claim Amount from the sale of such shares, this action will be voluntarily withdrawn against all defendants; however, there can be no assurance that this will occur.

We believe that this action against us and LXL Tickets is without merit and we intend to vigorously defend ourselves and LXL Tickets and any obligations or liability to Light with respect to such claims.

We are currently not aware of any other pending material legal proceedings. From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. An adverse result in these or other matters may have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Employees

As of December 13, 2017, we had 18 full-time employees. We are not party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We believe we enjoy strong relationships with all of our employees. In addition to our employees, we engage key consultants and utilize the services of independent contractors to perform various services on our behalf. Some of our executive officers and directors are engaged in outside business activities that we do not believe conflict with our business, and we anticipate that such officers and directors will devote limited time to our business until after the completion of this offering.

Management Services from Trinad Management

Trinad Management, an affiliate of Mr. Ellin, our Chairman and Chief Executive Officer, provides management and other services to us for a monthly cash fee of $30,000. Pursuant to Mr. Ellin’s employment agreement, until the completion of this offering, we agreed to continue to pay to Trinad Management a cash fee at the rate of $30,000 per month (or pro-rata thereof), consistent with the terms of the Management Agreement, dated as of September 23, 2011, between us and Trinad Management, whether such agreement is terminated or not prior to the date that this offering is completed.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our current executive officers and directors as of December 13, 2017:

Name	Age	Position
Executive Officers
Robert S. Ellin	52	Chief Executive Officer and Chairman of the board of directors
Jerome N. Gold	72	Chief Financial Officer, Executive Vice President and Secretary
Douglas Schaer	45	Chief Operating Officer
Blake Indursky	45	Chief Business Officer and Executive Vice President
Schuyler Hoversten	35	Chief Revenue Officer
Mike Bebel	55	Executive Vice President of Corporate Development and Rights Management
Non-Employee Directors
Jay Krigsman	52	Director
Craig Foster	47	Director
Tim Spengler	53	Director

Executive Officers

Robert S. Ellin. Mr. Ellin has served as our Chairman (or Executive Chairman prior to September 1, 2017) of our board of directors since September 2011 and as our Chief Executive Officer (or President prior to September 1, 2017) since September 2011. On September 2, 2017, our board of directors changed Mr. Ellin’s title from President to Chief Executive Officer. Mr. Ellin formerly served as our Chief Executive Officer from September 9, 2011 to April 30, 2014 and as our Chief Financial Officer from April 26, 2012 until September 30, 2013. Mr. Ellin has more than 20 years of investment and turnaround experience. He is Managing Director and Portfolio Manager of Trinad Capital. Trinad Capital is our principal stockholder and a hedge fund dedicated to investing in micro-cap public companies. Mr. Ellin served as a member of the board of directors from February 2005 to September 2013, and as Executive Chairman of the board of directors, of Mandalay Digital Group, Inc. from December 2011 to April 2013. He has also served on the Board of Governors at Cedars-Sinai Hospital in Los Angeles, California since March 2007. Prior to joining Trinad Capital, Mr. Ellin was the founder and President of Atlantis Equities, Inc. (“Atlantis”), a private investment company. Founded in 1990, Atlantis actively managed an investment portfolio of small capitalization public companies as well as select private company investments. Mr. Ellin played an active role in Atlantis investee companies including board representation, management selection, corporate finance and other advisory services. Through Atlantis and related companies, he spearheaded investments into THQ, Inc., Grand Toys, Forward Industries, Inc. (FORD), Majesco Entertainment and iWon.com. Mr. Ellin also completed a leveraged buyout of S&S Industries, Inc. where he served as President from 1996 to 1998. S&S Industries was one of the largest manufacturers in the world of underwires which had strong partnerships with leading companies including Bally’s, Maidenform, and Sara Lee. Prior to founding Atlantis Equities, Mr. Ellin worked in Institutional Sales at LF Rothschild and was Manager of Retail Operations at Lombard Securities. Mr. Ellin received his BBA degree from Pace University.

Our board of directors has concluded that Mr. Ellin is well-qualified to serve on our board of directors and has the requisite qualifications, skills and perspectives based on, among other factors, him being the Managing Director and Portfolio Manager of Trinad Capital, our controlling stockholder, and his extensive business, investment, finance and public company experience, particularly in investing in micro-cap public companies.

Jerome N. Gold. Mr. Gold has served as our Chief Financial Officer and Executive Vice President since April 2017 and our Secretary since September 29, 2017. From October 2015 to April 2017, Mr. Gold was Managing Director at Pacific Capital Partners LLC, an investment firm arranging debt and equity financing for real estate, technology and entertainment ventures. From July 2013 to April 2017, Mr. Gold served as Chief Executive Officer of Biometrics Technology International Inc., a start-up company which he co-founded, that developed patented authentication and security technology to replace passwords using facial, voice, fingerprint and signature recognition to control access to valuable and confidential information. From July 2011 to June 2013, Mr. Gold served as Chief Executive Officer of Bonded Services, one of the leading providers of asset management services for the media and entertainment market. Mr. Gold has been a music and entertainment executive for the past 37 years, including serving as the Executive Vice President and Chief Financial Officer of Warner Music Group for nearly a decade. In addition to his responsibilities as Warner Music’s Chief Financial Officer, he extended his focus to strategic planning, mergers and acquisitions and joint ventures. Mr. Gold also managed Warner Music’s investment in Columbia House, a direct marketing joint venture with Sony Music, and was a member of the board of directors. Mr. Gold was also a partner at Ernst & Young for 12 years and led the firm’s media and entertainment practice where he was responsible for clients like Time Warner, PolyGram, Boston Ventures and Silver Screen Partners. Mr. Gold received his BBA in Business Administration from Baruch College and passed the Certified Public Accountant exam.

Douglas Schaer. Mr. Schaer has served as our Chief Operating Officer since May 2017. Mr. Schaer has also been involved with the Company in an advisory capacity since January 2016, providing strategic guidance and introductions, and in the process crafting and managing effective marketing and operational solutions. An experienced entrepreneur and business strategist, Mr. Schaer specializes in franchise asset development and foundation building in the entertainment and sports genres. From July 2011 to April 2017, Mr. Schaer served as Chief Operating Officer for Hero Ventures, an innovative live entertainment production and touring company. He continues to serve on its board of directors. Prior to launching Hero Ventures, Mr. Schaer co-founded Silent Partner Media, a boutique, creative marketing and consulting firm with a distinctive entertainment, sports and music industry client list, after a long stint as a certified player agent by the Major League Baseball Players Association (since 1998), where he was regarded for his expertise in the niche area of Baseball Salary Arbitration preparation and litigation. Mr. Schaer earned a BA in Government from Wesleyan University, and holds a JD from the University of Southern California Gould School of Law and was admitted to the California Bar.

Blake Indursky. Mr. Indursky was appointed as our Executive Vice Chairman and Senior Vice President of Operations on October 6, 2015, which title was changed to Chief Business Officer and Executive Vice President on May 7, 2016. Mr. Indursky was a member of our Advisory Board from August 2015 until October 2016. Mr. Indursky has over 20 years of experience as an executive in various music and technology companies. Mr. Indursky was President of Flying Point Ventures, LLC, a brand marketing, live event, and online and emerging technology advisory firm, from 2009 to 2014. Between 2006 and 2008, Mr. Indursky was Director Acquisitions for RAL Companies where he purchased New York properties for development of luxury residential apartments and condominiums. Prior to that, Mr. Indursky served as Vice President of Sony Music Entertainment from 2001 to 2004 and was employed in various executive capacities with Sony Music since 1991. Mr. Indursky is a member of both the New York and New Jersey State Bars and received a JD in Law from Hofstra University and a BA in Liberal Arts from American University.

Schuyler Hoversten. Mr. Hoversten has served as our Chief Revenue Officer since October 2015 and our Chief Revenue Officer since May 2017. Mr. Hoversten has over 10 years of business and revenue development experience on his side, having previously served as the Director of Revenue Development for the Los Angeles Dodgers from 2009 to 2014. He previously served as Vice President of Business Development for the Colorado Crush Arena Football Team working directly for Hall of Fame Quarterback and entrepreneur, John Elway. Prior to joining our team, Mr. Hoversten served as the Team President of the LA KISS arena football team from 2013 to 2015 and reported directly to, and leveraged the brands of, iconic artists like Gene Simmons and Paul Stanley. At LA KISS, Mr. Hoversten oversaw all aspects of the business, including sponsorship, ticketing, game day operations, marketing and merchandise. He has a BA in Marketing from University of Colorado Boulder.

Mike Bebel. Mr. Bebel has served our Company on an interim basis since August 2017 and will serve as Executive Vice President of Corporate Development and Rights Management on a full-time basis as of the closing of this offering. Mr. Bebel is a music industry veteran and digital music service entrepreneur with more than 20 years of global operating experience. Since June 2016, Mr. Bebel consulted for several digital media and entertainment companies assisting with strategic planning, forecasting, operational development, business development, music licensing and music industry relations. From May 2015 to May 2017, Mr. Bebel was the Chief Operating Officer of MixRadio, LTD, a division of LINE Corporation, where he led the product management, product marketing, engineering, global music industry relations, music licensing and content programming teams. From August 2009 to April 2015, Mr. Bebel held various digital entertainment leadership positions at Nokia, Inc. and Microsoft. From January 2008 to June of 2009, Mr. Bebel was the Chief Executive Officer of Total Music, LLC a joint venture between the Universal Music Group and Sony Music Entertainment. From August 2006 until January 2008, Mr. Bebel was the President and Chief Executive Officer of Ruckus Network, Inc. From September 2005 until July 2006, Mr. Bebel served as the Chief Executive Officer of Mashboxx, LLC. From May 2003 to February 2004, Mr. Bebel served as the President and Chief Operating Officer of Napster. Prior to this, Mr. Bebel served as the Chief Operating Officer and Chief Executive Officer of Pressplay, an early digital music subscription service, since its founding as a joint venture between the Universal Music Group and Sony Music Entertainment in May 2001. Prior to this, Mr. Bebel was an Executive Vice President at the Universal Music Group. Mr. Bebel holds an MBA in Finance and Economics from Binghamton University and a BS in Accounting from the State University of New York at Fredonia.

Non-Employee Directors

Jay Krigsman. Mr. Krigsman has served as a director of our Company since April 26, 2012. Mr. Krigsman has been the Executive Vice President and Asset Manager of The Krausz Companies since 1992, where he assists in property acquisitions, oversees the company’s property management team and is responsible for developing and implementing strategic leasing programs. Prior to joining The Krausz Companies, Mr. Krigsman had the senior leasing responsibilities for Birtcher Development Co. Mr. Krigsman holds a Certified Commercial Investment Member designation from the CCIM Institute, a Sr. Certified Leasing Specialist designation from the International Council of Shopping Centers and holds a California Real Estate Broker’s License. Mr. Krigsman currently serves on the board of directors of Trinad Capital, our principal stockholder. Mr. Krigsman received a BA in Business Administration from the University of Maryland.

Our board of directors has concluded that Mr. Krigsman is well-qualified to serve on our board of directors and has the requisite qualifications, skills and perspectives based on, among other factors, his professional background and experience in acquisitions and management and him being the Executive Vice President and Asset Manager of The Krausz Companies for over 20 years. Our board of directors expects to appoint Mr. Krigsman as a member of the Company’s audit, compensation and nominating and governance committees when such committees are formed. We may appoint Mr. Krigsman to any other newly formed committees of the board of directors.

Craig Foster. Mr. Foster has served as a director of our Company since July 7, 2017. Mr. Foster previously served as the Chief Financial Officer and Chief Accounting Officer of Amobee, Inc., a digital advertising platform, from April 2015 until May 2017. From February 2013 until April 2015, Mr. Foster served as Chief Financial Officer and Chief Accounting Officer of Ubiquiti Networks, Inc., a publicly-traded networking and communications company. From June 2012 to February 2013, Mr. Foster served as Director in the technology infrastructure and software group of Credit Suisse Securities (USA) LLC, an investment bank. From August 2007 to June 2012, Mr. Foster served as an Executive Director and co-head of the software group of UBS Securities LLC, an investment bank. Mr. Foster has also held various management positions at RBC Capital Markets, an investment bank, Loudcloud, a software and services platform, PricewaterhouseCoopers, a public accounting firm and Deloitte, a public accounting firm. Mr. Foster holds an M.B.A. in Finance from the Wharton School of Business and a B.A. in Economics from the University of California, San Diego.

Our board of directors has concluded that Mr. Foster is well-qualified to serve on our board of directors and has the requisite qualifications, skills and perspectives based on, among other factors, his experience in technology and software for over 10 years. Our board of directors expects to appoint Mr. Foster as the chairman of the board of director’s audit committee, compensation committee and nominating and governance committees when such committees are formed. We may appoint Mr. Foster to any other newly formed committees of the board of directors.

Tim Spengler. Mr. Spengler has served as a director of our Company since September 27, 2017. Mr. Spengler has more than 25 years of experience working directly with marketers to drive business results through innovative approaches to media. From July 2016 until June 2017, he served as President and Chief Revenue Officer of Simulmedia, an advertising technology firm. From October 2015 through June 2016, Mr. Spengler served as Chief Executive Officer of FUISZ Video, an interactive digital video company. From November 2013 through October 2014, Mr. Spengler served as President/Content Marketing and Revenue Strategy for iHeart Media, a leading media company delivering music, news and talk content across multiple platforms. Mr. Spengler served as a senior executive at IPG for nearly two decades, holding positions of increasing responsibility, including President, North America for Initiative from 2008 to 2012 and Worldwide Chief Executive Officer for MAGNA GLOBAL from 2012 to 2013.

Mr. Spengler currently sits on the Board of Directors for the Hollywood Radio & Television Society and National Association of Television Program Executives. He is also on the advisory board of emerging media companies, including Influential Social and IgnitionOne. Mr. Spengler received a B.A. in Political Science from Washington University in St Louis, Missouri.

Our board of directors has concluded that Mr. Spengler is well-qualified to serve on our board of directors and has the requisite qualifications, skills and perspectives based on, among other factors, his experience in marketing and television for over 20 years. Our board of directors expects to appoint Mr. Spengler as a member of the Company’s audit, compensation and nominating and governance committees when such committees are formed. We may appoint Mr. Spengler to any other newly formed committees of the board of directors.

Key Employees and Consultants

Phil Quartararo — President, LXL, a division of LiveXLive Media, Inc. — former head of several major record labels, including serving as President of both Warner Bros Records and EMI; credited with launching Virgin Records America including helping launch careers for artists such as Lenny Kravitz, Coldplay and Janet Jackson.

Peter Malkin — Senior Vice President of Artist Relations — veteran talent manager and artists and repertoire executive who has overseen platinum-selling artists such as The Fugees, Wyclef, Lauryn Hill, Joan Osborne, and Vanessa Carlton; most recently ran talent relations for Live Nation, specifically focusing on digital and livestreaming initiatives.

Arthur Indursky — Chief Advisor to our Chairman and Chief Executive Officer — prominent media, entertainment and tech industry attorney and advisor; founding partner of a well-regarded law firm, which began in the mid-1970s as Grubman & Indursky, a boutique music industry law firm.

James Lefkowitz — Co-President, LXL Studios — Executive Producer of Emmy Award winning documentary “WHEN THE GARDEN WAS EDEN” and Golden Globe nominated “LOVE AND MERCY”; Previously President and Chief Operating Officer of Mandalay Media, an agent at CAA, a film financier at Cantor Fitzgerald and an executive at The Walt Disney Studios.

Roger Mincheff — Co-President, LXL Studios — Big Boots founder formerly ran Relativity Medias digital studio division; previously the President of Myspace Entertainment and Senior Vice President of Branded Entertainment for Fox Filmed Entertainment, where he helped launch Fox Digital Studios.

Advisory Board

To complement our management team and board of directors, our Company features an active Advisory Board, each of whom are renowned in their respective fields and are considered thought leaders in the entertainment industry by their peers, further enhance our credibility and provide invaluable strategic guidance and introductions to the Company. Members of the Advisory Board serve for a one-year term and in consideration for their services receive certain equity awards. The Advisory Board is available to provide advice, networking and guidance on any number of issues in a particular field of expertise. Our Advisory Board members have experience in the media and entertainment industries as follows:

Steven Bornstein — Former Chief Executive Officer of ESPN and NFL Network.

Jason Flom — Chief Executive Officer of Lava Records; former Chief Executive Officer of Atlantic Records and Virgin Records.

Chris McGurk — Former Chief Operating Officer of MGM and Universal Pictures; former President of Walt Disney Motion Picture Group.

Hank Neuberger — Lead Producer of Coachella, Lollapalooza, Austin City Limits, Bonnaroo music festivals.

Terms of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our Bylaws and the provisions of the Delaware General

Corporation Law. Our directors hold office after the expiration of his or her term until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with our Bylaws or the Delaware General Corporation Law.

Our officers are appointed by our board of directors and hold office until removed by our board of directors at any time for any reason.

Director Independence

Our board of directors has reviewed the independence of our directors and has determined that each of Messrs. Foster, Krigsman and Spengler are independent. In making this determination, our board of directors considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence. As required under applicable rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Our board of directors has established the following three standing committees: audit committee; compensation committee; and nominating and corporate governance committee, or nominating committee. Our board of directors has adopted written charters for each of these committees. Upon completion of this offering, copies of the charters will be available on our website. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The audit committee is responsible for, among other matters:

•         appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

•         discussing with our independent registered public accounting firm the independence of its members from its management;

•         reviewing with our independent registered public accounting firm the scope and results of their audit;

•         approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•         overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•         reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

•         coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures;

•         establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

•         reviewing and approving related-person transactions.

Our audit committee consists of Messrs. Foster, Krigsman and Spengler, with Mr. Foster serving as the chairman. Our board of directors has affirmatively determined that Messrs. Foster, Krigsman and Spengler meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3. Our board of directors has determined that Mr. Foster qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee is responsible for, among other matters:

•         reviewing key employee compensation goals, policies, plans and programs;

•         reviewing and approving the compensation of our directors and executive officers;

•         reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

•         appointing and overseeing any compensation consultants or advisors.

Our compensation committee consists of Messrs. Foster, Krigsman and Spengler, with Mr. Krigsman serving as the chairman. Our board of directors has affirmatively determined that Messrs. Foster, Krigsman and Spengler meet the definition of “independent director” for purposes of serving on a compensation committee.

Nominating Committee

The purpose of the nominating committee is to assist the board in identifying qualified individuals to become board members, in determining the composition of the board and in monitoring the process to assess board effectiveness. Our nominating committee consists of Messrs. Foster, Krigsman and Spengler, with Mr. Foster serving as the chairman. Our board of directors has affirmatively determined that Messrs. Foster, Krigsman and Spengler meet the definition of “independent director” for purposes of serving on an nominating committee.

Board Leadership Structure

Currently, the office of Chairman of our board of directors and Chief Executive Officer are held by Robert Ellin. Due to our size and early stage of operations, we believe it is currently most effective to have the Chairman of the board of directors and Chief Executive Officer positions be held by the same individual.

Risk Oversight

Our board of directors will oversee a company-wide approach to risk management. Our board of directors will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our board of directors will have ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our compensation committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee will oversee management of enterprise risks and financial risks, as well as potential conflicts of interests. Our board of directors will be responsible for overseeing the management of risks associated with the independence of our board of directors.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that will apply to our directors, officers and employees. Upon completion of this offering, a copy of this code will be available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers as of March 31, 2017 (the “Named Executive Officers”), were:

•         Robert Ellin, Executive Chairman, President and Director;

•         David R. Wells, Interim Principal Financial Officer; and

•         Blake Indursky, Executive Vice Chairman and Senior Vice President of Operations.

Summary Compensation Table

The following table sets forth, for the fiscal years ended March 31, 2017 and 2016, compensation awarded or paid to our Named Executive Officers, which gives effect to a reverse stock split of one-for-three (1:3), which became effective as of October 16, 2017.

Name and Principal Position	Fiscal Year ended March 31	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Robert Ellin,	2017	360,000	(3)	—	—		—	—	—	—	360,000
Executive Chairman, President & Director(2)	2016	360,000	(3)	—	—		—	—	—	—	360,000
David R. Wells,	2017	95,000	(5)		83,500	(6)	—	—	—	—	178,500
Interim Principal Financial Officer(4)	2016	23,000	(5)	—	—		—	—	—	—	23,000
Blake Indursky,	2017	120,000		—	100,000	(8)	—	—	—	—	220,000
Executive Vice Chairman & SVP of Operations(7)	2016	58,387		—	250,000	(8)	—	—	—	—	308,387

____________

(1)      The amount of perquisites and other personal benefits has been excluded as the total value of perquisites and other personal benefits for each Named Executive Officer per year was less than $10,000.

(2)      Mr. Ellin has served as our Executive Chairman and President and as a director since September 9, 2011. On September 2, 2017, our board of directors changed Mr. Ellin’s title from President to Chief Executive Officer, and his position as Executive Chairman was changed to Chairman.

(3)      The amounts shown in the “Salary” column represent payments by us to Trinad Capital Management LLC (f/k/a Trinad Management LLC) (“Trinad Management”), the manager of Trinad Capital and one of our principal stockholders, pursuant to the Management Agreement, dated as of September 23, 2011. Mr. Ellin is the Managing Member of Trinad Management. Pursuant to the terms of the Management Agreement, Trinad Management provided certain management services to us, including, without limitation, relating to the sourcing, structuring and negotiation of a potential business combination involving our Company, in consideration of (i) an aggregate cash fee of $2,080,000, which was payable in $90,000 increments in advance of each consecutive 3-month period during the term of the Management Agreement and with $1,000,000 due at the end of the 3-year term, which was paid during March and April 2017, and (ii) issuance of a warrant to purchase 750,000 shares of our common stock at an exercise price of $0.225 per share, which was issued in September 2011. In August 2016, the warrant was exercised in full on a cashless basis, resulting in the issuance of 716,216 shares of our common stock. The term of the Management Agreement expired on September 23, 2014, and Trinad Management continues to provide services to us for a cash fee of $30,000 per month on a month-to-month basis pursuant to an arrangement described below. On September 7, 2017, we entered into an employment agreement with Mr. Ellin for a term of five years at an annual salary of $650,000 payable commencing on the day of the closing of this offering. Pursuant to Mr. Ellin’s employment agreement, we agreed to continue to pay to Trinad Management a cash fee at the rate of $30,000 per month (or pro-rata thereof) until the completion of this offering, consistent with the terms of the Management Agreement, dated as of September 23, 2011, between us and Trinad Management, whether such agreement is terminated or not prior to the date that this offering is completed. On September 7, 2017, in connection with his employment agreement, we entered into an option award agreement whereby we issued options to purchase 1,166,667 shares of our common stock at an exercise price equal to the public offering price set forth on the cover of this prospectus or, if higher, the fair market value of the shares of our common stock on the date of grant.

(4)      Mr. Wells served as our Interim Principal Financial Officer since March 15, 2016. Mr. Wells resigned from the position of Interim Principal Financial Officer effective as of April 12, 2017 and continues to provide services to the Company as a consultant.

(5)      Amounts shown in the “Salary” column represent cash payments made by us to StoryCorp Consulting (d/b/a Wells Compliance Group), an entity which Mr. Wells controls (“StoryCorp Consulting”), during the portion of our 2016 fiscal year in which he served as our Interim Principal Financial Officer in consideration for such services, and for the entire 2017 fiscal year.

(6)      Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of a restricted stock award consisting of 16,667 shares of our common stock made in November 2016, pursuant to a consulting agreement between the Company and Mr. Wells in lieu of the shares due monthly to StoryCorp Consulting under its services agreement with us. Such shares vest on November 1, 2018. The value of the stock award was partially accounted for in the fiscal year ended March 31, 2016 and granted during the fiscal year ended March 31, 2017. In light of the very limited trading of our common stock, such aggregate grant date fair value was determined at the time based on the most recent price of $5.01 per share, the price at which we sold our common stock in a private placement around the same time as the grant date. We have expensed restricted stock awards at the time of grant regardless of the vesting schedule applicable to such awards. The amount reported in the “Stock Awards” column of the Company’s 2016 Annual Report on Form 10-K has been adjusted to reflect the grant date fair value of this grant in this table.

(7)      Mr. Indursky was appointed as our Executive Vice Chairman and Senior Vice President of Operations on October 6, 2015. Mr. Indursky’s title was changed to Chief Business Officer and Executive Vice President on May 7, 2017.

(8)      Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of a restricted stock award consisting of 233,334 shares of our common stock issued to Mr. Indursky, (i) 66,667 of which were granted on August 1, 2015 pursuant to his advisory board consulting agreement and vested one year after the date of grant, (ii) 100,000 of which were granted on October 6, 2015 and (iii) 66,667 of which were granted during the 2017 fiscal year. Both grants described in clauses (ii) and (iii) were made pursuant to his employment agreement and vested monthly over a period of one year commencing on October 6, 2015. In light of the very limited trading of our common stock, such aggregate grant date fair value was determined at the time based on the most recent price at which we sold our common stock in a private placement around the same time as the grant date, which was $1.50 per share for the initial 166,667 shares issued during the 2016 fiscal year and $1.50 per share for the 66,667 shares issued during the 2017 fiscal year. We have expensed restricted stock awards at the time of grant regardless of the vesting schedule applicable to such awards. The amount reported in the “Stock Awards” column and “Total” compensation column for Mr. Indursky in the 2016 fiscal year has been corrected from the amounts reported in such columns in our filed 2016 Annual Report on Form 10-K to reflect the actual amount of stock award compensation awarded during such fiscal year.

Employment and Consulting Agreements

Robert Ellin — On September 23, 2011, we entered into a Management Agreement with Trinad Management, the manager of Trinad Capital, which is one of our principal stockholders. Mr. Ellin is the Managing Director and Portfolio Manager of Trinad Management. Pursuant to the terms of the Management Agreement, Trinad Management provided certain management services to us, in consideration of (i) an aggregate cash fee of $2,080,000, which was payable in $90,000 increments in advance of each consecutive 3-month period during the term of the Management Agreement and with $1,000,000 due at the end of the initial 3-year term, which was paid during March and April 2017, and (ii) the issuance of a warrant to purchase 750,000 shares of our common stock at an exercise price of $0.225 per share. In August 2016, the warrant was exercised in full on a cashless basis, resulting in the issuance of 716,216 shares of our common stock. The initial term of the Management Agreement has expired and Trinad Management continues to provide services to us for a cash fee of $30,000 a month, on a month-to-month basis pursuant to an unwritten arrangement. From April 1, 2015 to March 31, 2017, we incurred $720,000 of fees under the unwritten arrangement, and we incurred $150,000 of fees under the unwritten arrangement from April 1, 2017 to August 31, 2017. On September 7, 2017, we entered into an employment agreement with Mr. Ellin for a term of five years at an annual salary of $650,000 payable commencing on the day of the closing of this offering. Pursuant to Mr. Ellin’s employment agreement, we agreed to continue to pay to Trinad Management a cash fee at the rate of $30,000 per month (or pro-rata thereof) until the completion of this offering, consistent with the terms of the Management Agreement, dated as of September 23, 2011, between us and Trinad Management, whether such agreement is terminated or not prior to the date that this offering is completed. On September 7, 2017, in connection with his employment agreement, we entered into an option award agreement whereby we issued options to purchase 1,166,667 shares of our common stock at a price equal to the public offering price set forth on the cover of this prospectus or, if higher, the fair market value of the shares of our common stock on the date of grant.

David R. Wells — On March 15, 2016, we entered into a 4-month consulting agreement with StoryCorp Consulting, an entity which Mr. Wells controls, pursuant to which we made periodic payments to StoryCorp Consulting in connection with his service as the Interim Principal Financial Officer and other accounting and financial services that Mr. Wells provided to us. In consideration therefor, we agreed to pay approximately $30,000 during the 4-month term and $300 per hour for services rendered beyond the scope of the agreement. At the end of the initial 4-month term, the consulting agreement was continued on a month-to-month basis on the same terms. In November 2016, pursuant to a consulting agreement between the Company and Mr. Wells, effective November 17, 2016, StoryCorp Consulting received a one-time grant of 16,667 shares of our common stock in lieu of the shares of our common stock that were due monthly to StoryCorp Consulting. Mr. Wells resigned from the position of our Interim Principal Financial Officer effective as of April 12, 2017. Mr. Wells continues to provide us certain accounting and other financial services pursuant to the consulting agreement with StoryCorp Consulting.

Blake Indursky — On October 6, 2015, we entered into an employment agreement with Mr. Indursky to serve as our Executive Vice Chairman and Senior Vice President of Operations, which title was changed to Executive Vice President and Chief Business Officer on May 7, 2017. Mr. Indursky’s employment agreement provided for an initial 12-month term, subject to automatic renewal on an annual basis unless terminated by either party thereto. Under his employment agreement, we (i) pay Mr. Indursky an annual base salary of $120,000 and (ii) issued to Mr. Indursky restricted stock awards for 166,667 shares of our common stock in fiscal year 2016. The base salary is subject to periodic merit reviews which may be increased but not decreased in our sole discretion. Such merit reviews may include a bonus in the form of stock or cash compensation in our discretion. In October 2016, Mr. Indursky’s employment agreement was automatically renewed for another year on the same terms, other than the provision relating to grants of shares of our common stock. In addition, Mr. Indursky received a one-time grant of 66,667 shares of our common stock in the 2017 fiscal year in contemplation of his employment agreement.

Outstanding Equity Awards at Fiscal Year Ended

The following table shows grants of unvested stock awards outstanding on the last day of the fiscal year ended March 31, 2017, to each of our Named Executive Officers. Except as set forth below, all of the outstanding equity awards granted to our Named Executive Officers were fully vested as of March 31, 2017.

Stock Awards
Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
Robert Ellin	—		—

David R. Wells	16,667	(2)	$83,500

Blake Indursky	—		—

 ____________

(1)      In light of the very limited trading of our common stock, the market value per share was determined based on the most recent price of $5.01 per share, the price at which we sold our common stock in a private placement around the same time as the grant date.

(2)      Shares vest on November 1, 2018.

On August 29, 2016, our board of directors and stockholders approved our 2016 Plan, which reserves a total of 7,600,000 shares of our common stock for issuance under the 2016 Plan. Incentive awards authorized under the 2016 Plan include, but are not limited to, restricted stock and stock options. During the fiscal year ended March 31, 2017, no stock options, shares of our common stock or other awards were issued under the 2016 Plan.

Potential Payments Upon Termination or Change-In-Control

Blake Indursky — Pursuant to Mr. Indursky’s employment agreement with us, in the event we terminate Mr. Indursky’s employment other than for Cause (as defined in his employment agreement), his employment is terminated due to death or disability or he resigns for Good Reason (as defined in his employment agreement), we will be obligated to pay him the pro-rata portion of his base salary of $120,000 for the date of termination to the end of his applicable 12-month employment period.

Director Compensation for Fiscal Year Ended March 31, 2017

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Jay Krigsman	—	—	—	—	—

There was no compensation paid to our non-employee director, Mr. Krigsman, during the fiscal year ended March 31, 2017. Non-employee director compensation for a new director is determined on an ad hoc basis by the existing members of our board of directors at the time a director is elected. Currently, Mr. Krigsman does not receive any compensation for his services on our board of directors. Mr. Krigsman received an initial grant of 66,667 shares of our common stock, which was made in 2013.

On July 7, 2017, our board of directors elected Craig Foster as director of the Company. The board of directors expects to appoint Mr. Foster as the chairman of the board’s audit committee, when such committee is formed, and may appoint Mr. Foster to any other newly formed committees of the board. Currently, Mr. Foster does not receive any compensation for his services on our board of directors.

On September 29, 2017, our board of directors elected Tim Spengler as director of the Company. Mr. Spengler’s compensation, if any, in connection with his election as our director has not yet been determined. The board of directors expects to award to Mr. Spengler such cash and/or equity incentive compensation in the future as it determines to be appropriate for the services that Mr. Spengler is providing to us, including as a member of any committee of the board of directors.

Narrative Disclosure of Compensation Policies and Practices as They Relate to the Company’s Risk Management

We believe that our compensation policies and practices for all employees and other individual service providers, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on us.

2016 Equity Incentive Plan

On August 29, 2016, our board of directors and stockholders approved the 2016 Plan, which reserves a total of 7,600,000 shares of our common stock for issuance under the 2016 Plan. As of December 13, 2017, 2,916,666 options to purchase shares of our common stock and no other awards have been issued under the 2016 Plan, 83,333 and 1,000,000 of which were forfeited on November 30, 2017 and December 7, 2017, respectively. As described below, incentive awards authorized under the 2016 Plan include, but are not limited to, incentive stock options within the meaning of Section 422 of the Code. If an incentive award granted under the 2016 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with the exercise of an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2016 Plan.

Administration — The Compensation Committee of our board of directors, or our board of directors in the absence of such a committee, will administer the 2016 Plan. Subject to the terms of the 2016 Plan, the Compensation Committee or our board of directors has complete authority and discretion to determine the terms upon which awards may be granted under the 2016 Plan.

Grants — The 2016 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Code and stock appreciation rights (“SARs”), as described below:

•         Options granted under the 2016 Plan entitle the grantee, upon exercise, to purchase up to a specified number of shares from us at a specified exercise price per share. The exercise price for shares of common stock covered by an option generally cannot be less than the fair market value of common stock on the date of grant unless agreed to otherwise at the time of the grant. In addition, in the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of stock of our Company or any parent or subsidiary, the per share exercise price will be no less than 110% of the fair market value of our common stock on the date of grant.

•         Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the Compensation Committee or our board of directors, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•         The Compensation Committee or our board of directors may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•         The 2016 Plan authorizes the granting of stock awards. The Compensation Committee or our board of directors will establish the number of shares of our common stock to be awarded (subject to the aggregate limit established under the 2016 Plan upon the number of shares of our common stock that may be awarded or sold under the 2016 Plan) and the terms applicable to each award, including performance restrictions.

•         SARs entitle the participant to receive a distribution in an amount not to exceed the number of shares of our common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of our common stock on the date of exercise of the SAR and the market price of a share of our common stock on the date of grant of the SAR.

Non-Transferability of Awards — Unless the Compensation Committee provides otherwise, the 2016 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments — In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2016 Plan, the Compensation Committee will adjust the number and class of shares that may be delivered under the 2016 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2016 Plan.

Dissolution, Liquidation — The 2016 Plan provides that in the event of a proposed dissolution or liquidation of our Company, to the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.

Merger, Change of Control — The 2016 Plan provides that in the event of a merger or a change of control, as defined under the 2016 Plan, each outstanding award will be treated as the Compensation Committee determines, including, without limitation, that each award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation.

Duration, Amendment, and Termination — Our board of directors has the power to amend, suspend or terminate the 2016 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of our common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year of such change. Unless sooner terminated, the 2016 Plan would terminate ten years after it is adopted.

Recent Employment Agreements

Douglas Schaer

In May 2017, we entered into an employment agreement with Mr. Schaer for a term of two years at an annual salary of $180,000, which shall increase to $240,000 upon the closing of an underwritten public offering of the Company’s common stock. In addition, Mr. Schaer was granted 133,333 shares of our common stock that will vest in increments, with the first tranche of 66,667 shares vesting 12 months from the effective date of the employment agreement and the remaining number of shares vesting monthly thereafter, with 100% vesting over the 24-month term of the employment agreement. Mr. Schaer is also eligible, at the discretion of the board of directors, to receive an annual performance bonus. If Mr. Schaer’s employment is terminated by us without Cause or he resigns for Good Reason, subject to a 30-day cure period (each as defined in his employment agreement), Mr. Schaer would be entitled to certain payments subject to certain forfeiture conditions set forth in his employment agreement. Mr. Schaer’s employment agreement contains covenants for our benefit relating to non-competition during the term of employment and the applicable severance period thereafter and protection of our confidential information, customary representations and warranties and indemnification obligations.

Richard Blakeley

In May 2017, we entered into an employment agreement with Mr. Blakeley in connection with the Wantickets Acquisition for a term of two years at an annual salary of $160,000. Mr. Blakeley will also receive a number of shares of our common stock equal to $15,000 each year, which shares shall vest on the first anniversary of his employment date. If Mr. Blakeley’s employment is terminated by LXL Tickets without Cause or he resigns for Good Reason (each as defined in his employment agreement), Mr. Blakeley would be entitled to receive his annual base salary then in effect for a period of 12 months commencing on the effective date of his termination (the “RB Severance Period”), plus any accrued but unused vacation, as well as a pro-rata bonus (if any). For the duration of the RB Severance Period, Mr. Blakeley will also be eligible to participate in LXL Tickets’ group health plan, if any, on the same terms applicable to similarly situated active employees during the RB Severance Period, provided Mr. Blakeley was participating in such plan immediately prior to the date of employment termination, and each other benefit program to the extent permitted under the terms of such program, provided that Mr. Blakeley is not in material breach of the terms of the employment agreement. Mr. Blakeley’s employment agreement contains covenants for the benefit of LXL Tickets relating to non-competition during the term of employment and the RB Severance Period thereafter and protection of LXL Tickets’ confidential information, customary representations and warranties and indemnification obligations.

Jerome Gold

In September 2017, we entered into an amended and restated employment agreement with Mr. Gold for a term of three years at an annual salary of $120,000 for the period commencing from the effective date of his employment agreement to the day immediately prior to the closing of this offering. Following the closing of this offering, Mr. Gold’s annual salary shall increase to $300,000. Mr. Gold shall also receive a $100,000 cash bonus within thirty days after such closing. Mr. Gold is also eligible to receive a Performance Bonus (as defined in his employment agreement) equal to 100% of his base salary and payable in accordance with the annual bonus plan applicable to our senior executives to be established following the closing of this offering. Mr. Gold was also granted options to purchase 333,333 shares of our common stock at a price of $1.65 per share (the “Gold Options”). The Gold Options were granted pursuant to our 2016 Plan. The Gold Options shall vest in increments, with the first tranche of one-twelfth of the shares underlying the Gold Options vesting three months from the effective date of his employment agreement, with an additional one-twelfth of the shares underlying the Gold Options vesting every third month thereafter through the expiration of the three-year term. Each tranche of the Gold Options shall become exercisable on the earlier of (i) one year after the date such portion shall vest, (ii) the second anniversary of the effective date of Mr. Gold’s employment agreement, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of our Company. In the event of a Change of Control (as defined in his employment agreement), any unvested portion of the Gold Options shall vest and become exercisable effective immediately prior to such event. Each tranche of the Gold Options and the shares underlying such options is subject to a lock-up restriction for a period of twelve months from the date that such tranche of the options vests; provided, that such restriction period shall terminate with respect to all Gold Options and the shares underlying such options twenty-four months from the effective date of Mr. Gold’s employment agreement. On December 14, 2017, pursuant to an amendment of his employment agreement, Mr. Gold was granted options to purchase an additional 333,333 shares of our common stock (the “Additional Options”) at a price of $4.00 per share, which the parties agreed reflected the fair market value of the shares and the bonus payable upon the closing of this offering was reduced to $100,000 and deferred until March 31, 2019. The Additional Options shall vest in increments, with the first tranche of one-twelfth of the shares underlying the Additional Options vesting three months from the effective date of the amendment, with an additional one-twelfth of the shares underlying the Additional Options vesting every third month thereafter through the expiration of the three-year term.

If Mr. Gold’s employment is terminated by us without “Cause” or by Mr. Gold for “Good Reason” (each as defined in his employment agreement, subject to our right to cure), he will be entitled to termination benefits, pursuant to which (i) we will pay Mr. Gold certain accrued obligations and prior year bonus amounts, if any; and (ii) subject to timely execution and non-revocation of a release as provided in his employment agreement (v) we will continue to pay Mr. Gold his base salary for a period from the termination date through the lesser of twelve months or the period through and inclusive of the last day of the three-year term of his employment agreement; (w) unvested Gold Options, Additional Options and Other Equity Awards (as defined in his employment agreement) shall automatically accelerate and become vested and exercisable for a period of twelve months from the termination date, but in all events no later than the end of the applicable term for each such award; (x) any such accelerated Gold Options, Additional Options and Other Equity Awards shall remain outstanding and be exercisable, to the extent applicable, for a period of twelve months from the later of the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (y) all restrictions on the Other Equity Awards shall automatically and immediately lapse; and (z) we will continue to cover costs for Mr. Gold’s and his dependents continued participation in our medical plans from the termination date through and inclusive of the lesser of twelve months or the period through the date on which he obtains other coverage. Mr. Gold’s employment agreement contains covenants for the benefit of our Company relating to non-competition during the term of his employment and protection of our confidential information, customary representations and warranties and indemnification obligations.

Robert Ellin

In September 2017, we entered into an employment agreement with Mr. Ellin for a term of five years at an annual salary of $500,000 payable commencing on the day of the closing of this offering. Mr. Ellin shall be eligible to receive an annual Performance Bonus (as defined in his employment agreement) in accordance with our annual bonus plan applicable to our senior executives. The Performance Bonus shall be equal to 100% of Mr. Ellin’s average annualized base salary during the fiscal year for which the Performance Bonus is earned and payable in accordance with the annual bonus plan applicable to our senior executives to be established following the closing of this offering. Mr. Ellin was also granted options to purchase 1,166,667 shares of our common stock at a price equal to the public offering price set forth on the cover of this prospectus or, if higher, the fair market value of the shares of our common stock on the date of grant (the “Ellin Options”). The Ellin Options were granted pursuant to our 2016 Plan. The first tranche of 666,667 shares underlying the Ellin Options (the “Ellin Service Options”) shall vest in one-twelfth increments every three months for a three year period from the effective date of his employment agreement. Each tranche of the Ellin Service Options shall become exercisable one year after the date such tranche shall vest. In the event of a Change of Control (as defined in his employment agreement), any unvested portion of the Ellin Service Options shall vest and become exercisable effective immediately prior to such event. The second tranche of 500,000 shares underlying the Ellin Options shall 100% vest if prior to the third anniversary of the effective date of his employment agreement the shares of our common stock shall have traded at a price of $30.00 per share or more for a period of 90 consecutive trading days during which an average of at least 166,667 shares are traded per day (the “Ellin Performance Options”). The Ellin Performance Options shall become exercisable one year after the vesting date, provided that, in the event of a Change of Control, if the Ellin Performance Options have vested prior to such date, they shall be immediately exercisable upon such event. Each tranche of the Ellin Options and the shares underlying such options is subject to a lock-up restriction for a period of 12 months from the date that such tranche of the options vests; provided, that such restriction period shall terminate with respect to all Ellin Options and the shares underlying such options 24 months from the effective date of Mr. Ellin’s employment agreement.

If Mr. Ellin’s employment is terminated by us without “Cause” or by Mr. Ellin for “Good Reason” (each as defined in his employment agreement, subject to our right to cure), he will be entitled to termination benefits, pursuant to which (i) we will pay Mr. Ellin certain accrued obligations and prior year bonus amounts, if any; and (ii) subject to timely execution and non-revocation of a release as provided in his employment agreement, (u) we will pay Mr. Ellin a one-time payment of $10,000,000; (v) unvested Ellin Options (other than the Ellin Performance Options) and Other Equity Awards (as defined in his employment agreement) shall automatically accelerate and become vested and exercisable for a period of 12 months from the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (w) the Ellin Performance Options shall continue to vest if, and only if, the performance criteria specified above for the vesting of the Ellin Performance Options are satisfied during the twelve-month period following the termination date; (x) any such accelerated Ellin Service Options, Ellin Performance Options and Other Equity Awards will remain outstanding and be exercisable, to the extent applicable, for a period of twelve months from the later of the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (y) all restrictions on the Other Equity Awards that are vested on the terminate date (or during the twelve-month period following the termination date) shall automatically and immediately lapse; and (z) we will continue to cover costs for Mr. Ellin and his dependents continued participation in our medical plans from the termination date through and inclusive of the lesser of twelve months or the period through the date on which he obtains other coverage. Mr. Ellin’s employment agreement contains covenants for the benefit of our Company relating to non-competition during the term of Mr. Ellin’s employment and protection of our confidential information, customary representations and warranties and indemnification obligations. Until the date that this offering is completed, we agreed to continue to pay to Trinad Management a cash fee at the rate of $30,000 per month (or pro-rata thereof), consistent with the terms of the Management Agreement, dated as of September 23, 2011, between the Company and Trinad LLC, whether such agreement is terminated or not prior to the date that this offering is completed.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since April 1, 2015 to which we have been a party, in which the amount involved in the transaction exceeded $120,000 (which was less than 1% of the average of our total assets at year-end for our last two completed fiscal years), and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described above under “Executive Compensation.”

Management Agreement

On September 23, 2011, we entered into the Management Agreement with Trinad Management, the manager of Trinad Capital, which is one of our principal stockholders. Mr. Ellin, our Chairman (or Executive Chairman prior to September 1, 2017) and Chief Executive Officer (formerly with the title President) and a principal stockholder, is the Managing Member of Trinad Management and the Managing Director and Portfolio Manager of Trinad Capital. Pursuant to the terms of the Management Agreement, Trinad Management provides certain management services to us in consideration of (i) an aggregate cash fee of $2,080,000, which was payable in $90,000 increments in advance of each consecutive 3-month period during the initial term of the Management Agreement and with $1,000,000 due at the end of the initial 3-year term, which was paid in March and April 2017, and (ii) an issuance of a warrant to purchase 750,000 shares of our common stock at an exercise price of $0.225 per share. In August 2016, the warrant was exercised in full on a cashless basis, resulting in the issuance of 716,216 shares of our common stock to Trinad Management. The initial term of the Management Agreement has expired and Trinad Management continues to provide services to us for a cash fee of $30,000 per month on a month-to-month basis pursuant to an unwritten arrangement. From April 1, 2015 to March 31, 2017, we incurred $720,000 of fees under the unwritten arrangement, and we incurred $150,000 of fees under the unwritten arrangement from April 1, 2017 to August 31, 2017. On September 7, 2017, pursuant to Mr. Ellin’s employment agreement, we agreed to continue to pay to Trinad Management a cash fee at the rate of $30,000 per month (or pro-rata thereof) until the completion of this offering, consistent with the terms of the Management Agreement, dated as of September 23, 2011, between us and Trinad Management, whether such agreement is terminated or not prior to the date that this offering is completed.

Amounts Due to Related Parties

Notes Issued to Related Parties and Related Warrants Exercise

As of September 30, 2017, March 31, 2017 and March 31, 2016, we had the following outstanding notes payable to Trinad Capital Master Fund (“Trinad Capital”), a fund wholly owned by Mr. Ellin, our Chairman (formerly with the title Executive Chairman), Chief Executive Officer (formerly with the title President), and majority stockholder, for both short and long term working capital requirements:

	September 30, 2017	March 31, 2017	March 31, 2016
First Senior Note	$—	$—	$1,000,000
Second Senior Note	—	—	1,784,000
6% Unsecured Convertible Note	3,711,173	3,603,446	—
Total	$3,711,173	$3,603,446	$2,784,000

First Senior Note — Trinad Capital Master Fund

On December 31, 2014, we entered into a senior convertible promissory note (the “First Senior Note”) with Trinad Capital allowing for advances up to a maximum loan amount of $1,000,000, plus interest at the rate of 6% per annum on the unpaid principal amount of outstanding advances.

At the time the First Senior Note was made, Trinad Capital advanced $700,000 to us and had accrued $70,151 in unpaid interest. Pursuant to the terms of the First Senior Note, all outstanding unpaid principal and accrued interest was originally due and payable on June 30, 2016 or such later date as Trinad Capital may agree to in writing unless, prior to such date, the First Senior Note has been repaid in full or Trinad Capital elects to convert all or any portion of the then-outstanding loan balance into shares of our common stock in connection with us consummating an equity financing in excess of $5,000,000 or greater as set forth in the terms of the First Senior Note. Subsequent to the making of the First Senior Note:

•         On January 27, 2015, we and Trinad Capital amended the First Senior Note, effective as of December 31, 2014, to: (1) extend the term of the First Senior Note to June 30, 2016 and (2) provide that the conversion price for conversion of the unpaid balance and interest outstanding in connection with an equity financing shall be the price per share equal to the average price per share paid by investors in such equity financing;

•         On February 5, 2015, we and Trinad Capital amended and restated the First Senior Note, effective as of December 31, 2014, to eliminate the convertibility feature of the note in its entirety; and

•         On April 21, 2016, the First Senior Note was further amended to extend its due date to June 30, 2017, or such later date as Trinad Capital may agree to in writing. For extending the maturity date of the First Senior Note to June 30, 2017, we issued to Trinad Capital warrants to purchase 381,662 shares of our common stock, with an exercise price of $0.015 per share and expiration date of April 21, 2020. During the fiscal year ended March 31, 2017, these warrants were fully exercised.

On February 21, 2017, the First Senior Note and accrued interest totaling $1,197,897 were converted into a 6% convertible unsecured convertible note discussed below. As of March 31, 2017 and 2016, $0 and $1,000,000 of principal was outstanding under the First Senior Note, respectively. Accrued interest of $0 and $140,555 is reflected on the consolidated balance sheet as accrued interest payable, related party as of March 31, 2017 and 2016, respectively.

Second Senior Note — Trinad Capital Master Fund

On April 8, 2015, we entered into a second senior promissory note (the “Second Senior Note”) with Trinad Capital in the amount of $195,500. The Second Senior Note bears interest at the rate of 8% per annum and all outstanding unpaid principal and accrued interest was originally due and payable on June 30, 2016 or such later date as Trinad Capital may agree to in writing, unless prior to such date the Second Senior Note had been repaid in full. During the year ended March 31, 2016, Trinad Capital made advances to us totaling $1,784,000. Subsequent to the making of the Second Senior Note:

•         On July 10, 2015, the Second Senior Note was amended and restated to increase the principal amount from $195,500 to the lesser of (i) $1,000,000 (the “Maximum Advance Amount”) and (ii) the aggregate unpaid principal amount of the advances;

•         On November 23, 2015, the Second Senior Note was amended to increase the Maximum Advance Amount to $2,000,000; and

•         On April 26, 2016, the Second Senior Note was amended to increase the Maximum Advance Amount to $3,000,000 and to extend the maturity date to June 30, 2017 or such later date as Trinad Capital may agree to in writing. For extending the due date of the Second Senior Note to June 30, 2017, we issued to Trinad Capital warrants to purchase 735,923 shares of its common stock, with an exercise price of $0.015 per share and expiration date of April 21, 2020. During the fiscal year ended March 31, 2017, these warrants were fully exercised.

The amount due to Trinad Capital under the Second Senior Note was $1,784,000 at March 31, 2016. During the year ended March 31, 2017, Trinad Capital made additional advances to the Company under the Second Senior Note totaling $820,100. The Company also made repayments of the Second Senior Note totaling $450,000 during year ended March 31, 2017. On February 21, 2017, the Second Senior Note and accrued interest totaling $2,383,180 were converted in a 6% unsecured convertible note discussed below. As of March 31, 2017 and 2016, $0 and $2,154,100 of principal was outstanding under the Second Senior Note, respectively. Accrued interest of $0 and $87,048 is reflected on our consolidated balance sheet as accrued interest payable, related party as of March 31, 2017 and 2016, respectively.

6% Unsecured Convertible Notes — Trinad Capital Master Fund

On February 21, 2017, we issued a 6% unsecured convertible note payable to Trinad Capital to convert aggregate principal and interest of $3,581,077 under the First and Second Senior Notes with Trinad Capital. This convertible note is due on March 31, 2018. Before its maturity, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s shares of common stock at a conversion price per share based upon our current valuation, as determined by our board of directors. Additionally, if the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, Trinad Capital received 596,846 warrants to purchase shares of the Company’s common stock at an exercise price of $0.03 per share. The warrants were exercised on February 28, 2017.

On October 27, 2017, we issued 6% unsecured convertible notes payable to Trinad Capital for a total principal amount of $650,000. These notes will be due September 30, 2018. Before their maturity, the noteholder in its sole discretion has the option to convert all outstanding principal and interest into our common stock at a conversion price per share based upon our current valuation, as determined by the board of directors. If we raise a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 325,000 warrants to purchase shares of our common stock at an exercise price of $0.01 per share. The warrants were exercised as of November 16, 2017.

On December 5, 2017 and December 7, 2017, we issued 6% unsecured convertible notes payable to Trinad Capital for a total principal amount of $200,000. These notes will be due December 31, 2018. Before their maturity, the noteholder in its sole discretion has the option to convert all outstanding principal and interest into our common stock at a conversion price per share based upon our current valuation, as determined by the board of directors. If we raise a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 100,000 warrants to purchase shares of our common stock at an exercise price of $0.01 per share. The warrants were exercised as of December 13, 2017.

In addition, we had the following outstanding notes payable to other related parties:

(A) Convertible Note — JJAT

On August 19, 2016, we issued a 6% unsecured convertible note payable to JJAT Corp., a related party, for total principal amount of $55,000. This note was due on September 30, 2018. On December 21, 2016, this note was repaid. Before its maturity, the noteholder had in its sole discretion the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon our current valuation, as determined by our board of directors. Additionally, if the Company raised a minimum of $5,000,000 (excluding the amount converting pursuant to the note) in the aggregate in gross proceeds from an equity financing led by a reputable institutional investor in one or more closings prior to the maturity date, the noteholder would have had the right to convert all outstanding principal and interest into the same equity securities issued in such qualified equity financing at 75% of the issuance price of the securities in such financing.

(B) Convertible Note — Marvin Ellin

On January 4, 2017, we issued a 6% unsecured convertible note payable to Marvin Ellin, the father of Robert Ellin, our Chairman (formerly with the title Executive Chairman), Chief Executive Officer (formerly with the title President), director and principal stockholder, in the principal amount of $50,000. This note will be due on September 13, 2018. If we raise a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. The noteholder shall in his sole discretion have the option to convert all outstanding principal and interest into our common stock at a conversion price per share based upon our current valuation, as determined by our board of directors, before the maturity date. In addition, the noteholder received 8,333 warrants to purchase shares of our common stock at an exercise price of $0.03 per share.

(C) Convertible Note — Marvin Ellin

On June 29, 2017, we issued a 6% unsecured convertible note payable to Marvin Ellin in the principal amount of $50,000. This note will be due on June 28, 2018. If we raise a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. The noteholder shall in his sole discretion have the option to convert all outstanding principal and interest into our common stock at a conversion price per share based upon our current valuation, as determined by our board of directors, before the maturity date. In addition, the noteholder received 8,333 warrants to purchase shares of our common stock at an exercise price of $0.03 per share.

Employment Arrangements

The relationships and related party transactions described herein are in addition to any employment and consulting arrangements with our executive officers and directors, which are described above under “Executive Compensation — Employment and Consulting Agreements.”

Consulting Arrangement

On January 24, 2017, we issued 116,667 shares of our common stock to Arthur Indursky, Chief Advisor to Mr. Ellin in consideration for Mr. A. Indursky providing various strategic and other consulting services to us under his consulting agreement. Mr. A. Indursky is the father of Blake Indursky, our Chief Business Officer and Executive Vice President.

Indemnification Agreements

Our Bylaws provide that none of our officers or directors shall be personally liable for any obligations of our Company or for any duties or obligations arising out of any acts or conduct of said officer or director performed for or on behalf of our Company, including without limitation, acts of negligence or contributory negligence. In addition, our Bylaws provide that we shall indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer of our Company from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer of our Company, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as such director or officer, and that we shall reimburse each such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim, judgment or liability, including our power to defend such persons from all suits or claims as provided for under the provisions of the Delaware General Corporation Law; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own willful misconduct. In addition, we intend to enter into indemnification agreements with our directors and officers and some of our executives may have certain indemnification rights arising under their employment agreements with us. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Policies and Procedures for Transactions with Related Persons

Prior to the completion of this offering, we intend to adopt a written related-person transactions policy that shall sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of this policy only, a “related-person transaction” shall be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock by:

•         each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•         each of our directors;

•         each of our Named Executive Officers;

•         our other executive officers; and

•         all of our current executive officers and directors as a group.

The number of shares and percentages of beneficial ownership are based on 36,619,759 shares of common stock outstanding as of December 13, 2017 and 49,650,668 shares of common stock outstanding immediately following this offering (assuming no exercise of the underwriter’s over-allotment option to purchase additional shares, no conversion of outstanding convertible notes and the issuance of 8,030,909 shares of our common stock to be issued in connection with the Slacker Acquisition).

The following table is based upon information supplied by to us by our officers, directors and certain principal stockholders. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock that the person has the right to acquire beneficial ownership within 60 days, including common stock issuable pursuant to the exercise of warrants that are either immediately exercisable or exercisable on or before February 12, 2017, which is 60 days after December 13, 2017. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o LiveXLive Media, Inc., 269 South Beverly Drive, Suite #1450, Beverly Hills, CA 90212.

	Number of Shares
	Before this offering		After this offering
Name and address of beneficial owner	Number	%	Number	%
5% or greater stockholders
Robert S. Ellin and his affiliates(1)	15,274,030	41.7%	17,000,504	34.2%
Maile Moore(2)	5,167,302	14.1%	5,167,302	10.4%
Robert Ellin Family Trust(3) 629 Oakhurst Drive, Beverly Hills, CA 90210	3,235,224	8.8%	3,235,224	6.5%
Sandor Capital Master Fund(4) 2828 Routh St., Suite 500, Dallas, TX 75201	3,018,644	8.3%	3,018,644	6.1%
Gina Robins(5) 105 Ocean Front Walk, Venice, CA 90291	2,503,117	6.8%	2,503,117	5.0%

Directors and Executive Officers
Robert S. Ellin(1)	15,274,030	41.7%	17,000,504	34.2%
Jerome N. Gold(6)(7)	105,000	* %	105,000	* %
Douglas Schaer(7)	166,667	* %	166,667	* %
Blake Indursky	233,333	* %	233,333	* %
Schuyler Hoversten	166,667	* %	166,667	* %
Mike Bebel	—	—	—	* %
Craig Foster	—	—	—	* %
Jay Krigsman(8)	930,246	2.5%	930,246	1.9%
Tim Spengler	66,667	* %	66,667	* %
All current executive officers and directors as a group (9 persons)(9)(10)	16,942,610	46.3%	18,164,084	36.6%

____________

*         Represents beneficial ownership of less than one percent.

(1)      Represents (i) 5,736,020 shares of our common stock owned by Trinad Capital Master Fund Ltd. (“Trinad Capital”), as Mr. Ellin, the Managing Director and Portfolio Manager of Trinad Capital, is deemed to have sole voting and dispositive power over such shares, (ii) 1,085,591 shares of our common stock owned by Trinad Capital Management LLC, as Mr. Ellin, the Managing Member of Trinad Capital Management LLC, is deemed to have sole voting and dispositive power over such shares; (iii) 6,814,210 shares of our common stock owned by JJAT Corp., an entity owned by Mr. Ellin, as Mr. Ellin is deemed to have sole voting and dispositive power over such shares; (iv) 1,213,209 shares of common stock owned by the Robert Ellin Profit Sharing Plan (the “Profit Sharing Plan”), as the Reporting Person, the trustee of the Profit Sharing Plan, is deemed to have sole voting and dispositive power over such shares; and (v) solely with respect to the number of shares shown as beneficially owned after this offering, 1,726,474 shares of our common stock issuable upon conversion of convertible notes held by Trinad Capital, which Trinad Capital shall have the right to convert upon the consummation of this offering at the conversion price equal to 75% of the public offering price of this offering (or $3.00 based on the public offering price set forth on the cover of this prospectus). Accordingly, securities owned by these entities may be regarded as being beneficially owned by Mr. Ellin. Mr. Ellin disclaims beneficial ownership in the shares held by Trinad Capital Management LLC, Trinad Capital and the Profit Sharing Plan. Does not include (x) 4,496,962 shares of our common stock held by a family trust and family foundation as to which Mr. Ellin does not exercise voting or dispositive power, and (y) options to purchase 1,166,667 shares of our common stock granted to Mr. Ellin on September 7, 2017 pursuant to his employment agreement, of which 666,667 options shall vest according to certain vesting schedules specified therein over the three-year period of his employment agreement and the remainder of 500,000 options shall vest according to the conditions specified in his employment agreement.

(2)      Represents (i) 670,340 shares of our common stock held by Ms. Moore in her individual capacity; (ii) 1,261,738 shares of our common stock held by the Robert and Nancy Ellin Family Foundation (the “Foundation”), as Ms. Moore, the trustee of the Foundation, holds voting and dispositive power over such shares; and (iii) 3,235,224 shares of our common stock held by the Robert Ellin Family Trust, as Ms. Moore, the trustee of the Robert Ellin Family Trust, holds voting and dispositive power over such shares. Accordingly, securities owned by the Foundation and the Robert Ellin Family Trust may be regarded as being beneficially owned by Ms. Moore. Ms. Moore disclaims beneficial ownership in the shares held by the Foundation and the Family Trust.

(3)      Maile M. Moore, the spouse of Robert S. Ellin, is the trustee of the Robert Ellin Family Trust and holds voting and dispositive power over the shares held by the trust. The shares held by the Robert Ellin Family Trust are also included in Ms. Moore’s total beneficial ownership discussed in footnote 2 above.

(4)      Based on information available to us, John Lemak as the principal of Sandor Capital Master Fund, is believed to have sole voting and dispositive power over the reported shares.

(5)      Represents (i) 2,057,546 shares of our common stock held by Primary Investments LLC (“PI LLC”); (ii) 395,904 shares of our common stock held by Vending Corporation of America, LLC (“VCA LLC”); and (iii) 49,667 shares of our common stock held by Ms. Robins in her individual capacity. Ms. Robins holds voting and dispositive power over the shares of our common stock held by PI LLC and VCA LLC.

(6)      Does not include options to purchase 666,666 shares of our common stock granted to Mr. Gold on September 1, 2017 and December 14, 2017 pursuant to his employment agreement, which shall vest according to certain vesting schedules specified therein over the three-year period of his employment agreement and the first amendment thereto.

(7)      The shares owned are subject to certain vesting schedules specified in the respective employment and consulting agreements of each of the executive officers.

(8)      Includes 838,225 shares of our common stock held by the Krigsman Family Trust, as Mr. Krigsman, a trustee of the trust, holds shared voting and dispositive power over such shares. Mr. Krigsman disclaims beneficial ownership in the shares held by the trust.

(9)      The shares held by Trinad Capital, Trinad Management and JJAT Corp., which are deemed to be beneficially owned by Mr. Ellin, are counted only once in this total.

(10)    Does not include 1,166,667 and 666,666 options granted to Mr. Ellin and Mr. Gold, respectively, under their employment agreements, which are subject to certain vesting schedules specified in their respective employment agreements.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is based on the provisions of our Certificate of Incorporation and Bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our Certificate of Incorporation, Bylaws and the Delaware General Corporation Law. Copies of our Certificate of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Authorized Capital Stock

Our Certificate of Incorporation authorizes us to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share, and 500,000,000 shares of our common stock, $0.001 par value per share.

As of December 13, 2017, there were 0 and 36,619,759 shares of our preferred stock and common stock outstanding, respectively.

As of December 13, 2017, we had 318 holders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers. The actual number of common stockholders is greater than the number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Common Stock

Voting

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. As of December 13, 2017, there were no shares of our preferred stock outstanding, and we have no current plans to issue any shares of our preferred stock.

Authorized and Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Warrants

As of December 13, 2017, there were 0 warrants outstanding.

Options

As of December 13, 2017, we had entered into agreements to grant options to purchase 2,916,666 shares of our common stock under the 2016 Plan. 83,333 and 1,000,000 options were forfeited on November 30, 2017 and December 7, 2017, respectively.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•         prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•         upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•         at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Bylaws

Provisions of our Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Bylaws:

•         permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

•         provide that the authorized number of directors may be changed only by resolution of the board of directors;

•         provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and

•         do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of a majority of our then outstanding common stock.

Listing

Our common stock is currently quoted on the OTC Pink marketplace under the symbol “LIVX.” We intend to apply to list our common stock on Nasdaq as soon as we are eligible to do so following the consummation of this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

SHARES ELIGIBLE FOR FUTURE SALE

Our common stock is quoted on the OTC Pink marketplace under the symbol “LIVX”. There is currently a limited public trading market for our common stock. Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of our outstanding warrants or any stock options issued under our 2016 Plan, could adversely affect prevailing market prices from time to time and could impair our ability to raise equity capital in the future.

Based on the number of shares of our common stock outstanding as of December 13, 2017, upon the completion of this offering, 50,800,668 shares of our common stock will be outstanding, assuming no exercise of the underwriter’s over-allotment option to purchase additional shares and no conversion of outstanding convertible notes and giving pro forma effect to the issuance of 8,030,909 shares of our common stock to be issued in connection with the Slacker Acquisition. Of those shares, all of the shares sold in this offering and 627,970 of the outstanding shares of our common stock will be freely tradable, except such shares that are held by our “affiliates” (as that term is defined in Rule 144). The remaining restricted shares of our common stock, may only be sold in compliance with the limitations described below. These restricted shares may be sold in the public market, subject to the lock-up agreements described below, only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which exemptions are summarized below.

Rule 144

General

Subject to the Rule 144(i) exception discussed below, in general under Rule 144 as currently in effect, any person who is not an affiliate of ours and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. Subject to the Rule 144(i) exception discussed below, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

•         1% of the number of shares of our common stock then outstanding, which will equal approximately 504,007 shares immediately after this offering; or

•         if and when we are listed on Nasdaq, the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 pursuant to Rule 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 144(i) Exception

Rule 144(i)(1) prohibits a stockholder from relying on Rule 144 if the issuer is now or at any time previously has been a “shell company” (as described in Rule 144(i)(1)(i)), unless the requirements of Rule 144(i)(2) are satisfied. Since we were previously a shell company described in Rule 144(i)(1)(i), but have subsequently ceased to be a shell company, Rule 144(i)(2) will permit the use of Rule 144 by our stockholders if the following requirements are satisfied at the time of the proposed sale in reliance on Rule 144:

•         we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (i.e., required to file periodic reports with the SEC); and

•         we have filed all reports and other materials required to be filed with the SEC for at least the preceding 12 months (or for such shorter period that we were required to file such reports and materials) other than Form 8-K reports.

Upon expiration of the 540-day lock-up period described below and this 540-day period, (i) approximately 22.1 million shares of our common stock will be eligible for sale under Rule 144 by our affiliates, subject to the above restrictions applicable to our affiliates, and (ii) approximately 20.7 million shares of our common stock will be eligible for sale by our non-affiliates under Rule 144.

We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Rule 701 and Form S-8

In general, under Rule 701 of the Securities Act, any of our stockholders who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement before we became subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act is eligible to resell those shares 90 days after the effective date of the registration statement of which this prospectus is a part in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144, and a non-affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144 and without regard to the volume of such sales or the availability of public information about the issuer.

In addition, 90 days following the date of completion of this offering, we may file a Registration Statement on Form S-8 under the Securities Act to register a portion of the shares of our common stock available for issuance under our 2016 Plan. Shares of our common stock issued under the Registration Statement on Form S-8 will be available for sale in the public market, subject to the Rule 144 provisions applicable to affiliates, and subject to any vesting restrictions and lock-up agreements applicable to these shares.

Lock-Up Agreements

We and our officers and directors and certain holders of our common stock, representing in the aggregate over 95% of our capital stock, have agreed with the underwriters that, for a period of 540 days after the date of this prospectus, subject to certain exceptions, we and they will not (1) offer, sell, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition), directly or indirectly, including the filing (or participation in the filing) with the SEC of a registration statement under the Securities Act to register, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or warrants or other rights to acquire shares of our common stock of which such officer, director or holder is now, and with respect to such officers and directors, may in the future become, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic benefits or risks of ownership of such common stock, securities, warrants or other rights to acquire common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, or (3) publicly disclose the intention to enter into any transaction described in clause (1) or (2) above, except with the prior written consent of JMP Securities LLC.

Certain of our employees, including our executive officers and/or directors, may in the future enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under any trading plan entered into by our executive officers and/or directors in the future, if any, would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

Additionally, in connection with the Wantickets Acquisition, a former member of Wantickets entered into a lock-up agreement with respect to the 600,000 shares of our common stock that it received in connection with the transaction. The lock-up provides that such Wantickets members may not, subject to certain exemptions, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock received in the Wantickets Acquisition prior to May 5, 2019. Furthermore, in connection with the Slacker Acquisition, the delivery of the stock merger consideration to any participating stockholder in the transaction is subject to and conditioned upon such stockholder’s execution and delivery of a customary 540-day lock-up agreement with the underwriters with respect to the transfer or disposition of the shares of our common stock received in connection with the Slacker Acquisition.

Registration Rights

None of the current holders of our common stock, or their transferees, are entitled to any registration rights. We anticipate that we may grant certain registration rights to some or all of the sellers in our future (if any) acquisitions. Registration of these shares under the Securities Act would result in the shares becoming eligible for sale under the Securities Act immediately upon the effectiveness of such registration. Any sales of securities by holders of these shares could adversely affect the trading prices, if any, of our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following summary describes the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxes that may be relevant to Non-U.S. Holders in light of their particular circumstances, does not deal with foreign, state and local tax consequences and does not address U.S. federal tax consequences other than income and estate taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions (except to the extent specifically set forth below), insurance companies, persons subject to the alternative minimum tax, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below), persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons who are subject to the alternative minimum tax or the Medicare contribution tax, partnerships and other pass-through entities, and investors in such pass-through entities or an entity that is treated as a disregarded entity for U.S. federal income tax purposes (regardless of its place of organization or formation). Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and U.S. Department of the Treasury, or Treasury, regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion is for general information only and is not tax advice. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income and estate tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that has not been excluded from this discussion and is not a U.S. Holder. A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN or W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, or other appropriate form, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will constitute a non-taxable return of capital to the extent of your adjusted basis and will first reduce your adjusted basis in our common stock, but not below zero, and then will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a non-resident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. In general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets (which include U.S. real property interests). We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period, and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Information Reporting Requirements and Backup Withholding

Generally, we or certain financial middlemen must report annually information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise establishes an exemption. The current backup withholding rate is 28%.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds from a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

If backup withholding is applied to you, you should consult with your own tax advisor to determine if you are able to obtain a tax benefit or credit with respect to such backup withholding.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules), including when the foreign financial institution holds our common stock on behalf of a Non-U.S. Holder, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. This U.S. federal withholding tax of 30% may also apply to dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such tax. Holders are encouraged to consult with their own tax advisors regarding the possible implications of this withholding on their investment in our common stock.

The withholding provisions described above generally apply to payments of dividends on our common stock and will apply to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2018.

Federal Estate Tax

An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the United States at the time of his or her death.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement, dated December 22, 2017, the date of this prospectus, with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the respective number of shares of common stock shown opposite its name in the following table. JMP Securities LLC is the representative of the underwriters.

Name	Number of Shares
JMP Securities LLC	5,000,000
Total	5,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until that option is exercised. If an underwriter fails or refuses to purchase any of its committed shares, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters have an option to buy up to an additional 750,000 shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise this option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above, and the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriters propose to offer the shares of our common stock directly to the public at the initial public offering price set forth on the cover of this prospectus and to certain dealers at such offering price less a concession not in excess of $0.28 per share. After the initial public offering of the shares, the offering price and the selling concession may be changed by the underwriters.

The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares.

		Total
	Per Share	No Exercise	Full Exercise
Underwriting discounts and commissions	$0.28	$1,400,000.00	1,610,000.00

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $940,520, all of which will be paid by us. We have agreed to reimburse the underwriters for certain of their expenses incurred in connection with the clearance of this offering with the Financial Industry Regulatory Authority, Inc. up to $35,000. In addition, we have agreed to reimburse the underwriter for out-of-pocket expenses of the underwriter payable by it, including fees and disbursements of underwriter’s counsel, in an aggregate amount not to exceed $200,000.

We and our officers and directors and certain holders of our common stock, representing in the aggregate over 95% of our capital stock, have agreed with the underwriters that, for a period of 540 days after the date of this prospectus, subject to certain exceptions, we and they will not (1) offer, sell, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition), directly or indirectly, including the filing (or participation in the filing) with the SEC of a registration statement under the Securities Act to register, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or warrants or other rights to acquire shares of our common stock of which such officer, director or holder is now, and with respect to such officers and directors, may in the future become, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic benefits or risks of ownership of such common stock, securities, warrants or other rights to acquire common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, or (3) publicly disclose the intention to enter into any transaction described in clause (1) or (2) above, except with the prior written consent of JMP Securities LLC.

The restrictions above do not apply to the following, subject to certain limitations set forth in the lock-up agreements:

•         transfers of securities as a bona fide gift;

•         transfers or dispositions of securities to any trust for the direct or indirect benefit of the lock-up signatory or any member of the immediate family of the lock-up signatory;

•         transfers of securities to affiliates, limited partners, general partners, limited liability company members or stockholders;

•         transfers of securities by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the lock-up signatory;

•         transfers or dispositions of shares of our common stock or securities convertible or exchangeable into shares of our common stock acquired in open market purchases after the completion of this offering; or

•         entry into any trading plan established pursuant to Rule 10b5-1 under the Exchange Act.

See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

Prior to the offering, there has been no public market for our common stock. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriter’s over-allotment option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the number of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common stock has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•         to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•         to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);

•         to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or

•         in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common stock. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances that do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Loeb & Loeb LLP, Los Angeles, California. The underwriters are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. At the closing of this offering, we expect to issue 125,000 shares of common stock to Loeb & Loeb LLP, which constitutes less than one percent of the total shares of our common stock outstanding after this offering.

EXPERTS

Our consolidated financial statements as of March 31, 2017 and 2016, and for the years then ended and related notes, included in the registration statement have been so included in reliance on the report of Weinberg and Company, P.A., an independent registered public accounting firm, which included an explanatory paragraph about our ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Wantickets as of September 30, 2016 and 2015, and for the years then ended, included in the registration statement have been so included in reliance on the report of Weinberg and Company, P.A., an independent registered public accounting firm, which included an explanatory paragraph about Wantickets’ ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Slacker as of December 31, 2016 and 2015, and for the years then ended, included in the registration statement have been so included in reliance on the report of Mayer Hoffman McCann P.C., an independent auditor, which included an explanatory paragraph about Slacker’s ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract or any other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s website. Upon closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

INDEX TO FINANCIAL STATEMENTS

LIVEXLIVE MEDIA, INC. (formerly LOTON, CORP)

WANTICKETS RDM, LLC

Consolidated Financial Statements for the Fiscal Years Ended June 30, 2016 and 2015 (audited) and for the Nine Months Ended March 31, 2017 and 2016 (unaudited)
Report of Independent Registered Public Accounting Firm	F-53
Consolidated Balance Sheets as of June 30, 2016 and 2015 and March 31, 2017 (unaudited)	F-54
Consolidated Statements of Operations for the years ended June 30, 2016 and 2015 and for the nine months ended March 31, 2017 and 2016 (unaudited)	F-55
Consolidated Statement of Changes in Stockholders’ Equity (Deficit) for the years ended June 30, 2016 and 2015 and for the nine months ended March 31, 2017 (unaudited)	F-56
Consolidated Statements of Cash Flows for the years ended June 30, 2016 and 2015 and for the nine months ended March 31, 2017 and 2016 (unaudited)	F-57
Notes to Consolidated Financial Statements	F-58

SLACKER, INC.

LiveXLive Media, Inc.
Condensed Consolidated Balance Sheets

	September 30,	March 31,
Assets	2017	2017
Current Assets	(unaudited)
Cash and cash equivalents	$175,888	$1,477,229
Accounts receivable	90,787	—
Prepaid expense to related party	90,000	—
Prepaid expense and other assets	185,004	21,569
Total Current Assets	541,679	1,498,798
Other Assets
Fixed assets, net	126,164	57,407
Intangible assets	1,600,100	—
Goodwill	1,321,300	—
Deferred offering costs	533,201	—
Other assets	15,000	—
Total Assets	$4,137,444	$1,556,205

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$2,174,830	$542,035
Note payable	285,650	277,270
Due to producers	105,064	—
Due to related party	36,158	—
Unsecured convertible note payable, shareholder	3,711,173	3,603,446
Unsecured convertible notes – related party, net of discount	43,742	—
Unsecured convertible notes, net of discount	1,695,849	67,858
Services payable, related party	—	239,080
Total Current Liabilities	8,052,466	4,729,689
Unsecured convertible notes – related party, net of discount and current maturities	—	11,668
Unsecured convertible notes, net of discount and current maturities	—	220,540
Total Liabilities	8,052,466	4,961,897

Stockholders’ Deficit
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 36,039,547 and 34,665,780 shares issued and outstanding, respectively	36,040	34,666
Additional paid in capital	31,262,014	24,655,532
Accumulated deficit	(35,213,076)	(28,095,890)
Total stockholders’ deficit	(3,915,022)	(3,405,692)
Total Liabilities and Stockholders’ Deficit	$4,137,444	$1,556,205

See accompanying notes to the condensed consolidated financial statements.

LiveXLive Media, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016
Revenue	$372,142	$225,000	$648,385	$225,000
Cost of revenue	71,680	—	150,549	—
Gross Margin	300,462	225,000	497,836	225,000

Operating expenses:
Selling, general and administrative	3,753,653	1,442,657	6,041,238	2,527,543
Related party expenses	90,000	90,000	180,000	180,000
Total operating expenses	3,843,653	1,532,657	6,221,238	2,707,543
Loss from operations	(3,543,191)	(1,307,657)	(5,723,402)	(2,482,543)

Other income (expense):
Interest expense, net	(758,835)	(418,977)	(1,393,784)	(1,131,245)
Earnings from investment in OCHL	—	(19,515)	—	63,669
Total other income (expense)	(758,835)	(438,492)	(1,393,784)	(1,067,576)
Net loss	$(4,302,026)	$(1,746,149)	$(7,117,186)	$(3,550,119)

Net loss per share – basic and diluted	$(0.12)	$(0.05)	$(0.20)	$(0.11)

Weighted average common shares – basic and diluted	36,015,930	31,779,749	35,773,359	31,292,337

See accompanying notes to the condensed consolidated financial statements.

LiveXLive Media, Inc.
Condensed Consolidated Statement of Stockholders’ Deficit
For the Six Months Ended September 30, 2017
(Unaudited)

	Common stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of March 31, 2017	34,665,780	$34,666	$24,655,532	$(28,095,890)	$(3,405,692)
Fair value of shares issued for services to consultants	132,930	133	665,868	—	666,001
Fair value of shares issued for services to Employees	233,334	233	254,384	—	254,617
Shares issued upon exercise of warrants	340,836	341	9,885	—	10,226
Shares issued for Wantickets acquisition	666,667	667	3,339,333	—	3,340,000
Fair value of warrants and beneficial conversion features recorded as valuation discount	—	—	1,583,152	—	1,583,152
Fair value of options issued to employees	—	—	753,860	—	753,860
Net loss	—	—	—	(7,117,186)	(7,117,186)
Balance as of September 30, 2017	36,039,547	$36,040	$31,262,014	$(35,213,076)	$(3,915,022)

See accompanying notes to the condensed consolidated financial statements.

LiveXLive Media, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended	Six Months Ended
	September 30,	September 30,
	2017	2016
Cash Flows from Operating Activities
Net loss	$(7,117,186)	$(3,550,119)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	349,843	11,971
Common stock issued for services to consultants	666,001	450,800
Common stock issued for services to employees	254,617	—
Fair value of options issued to employees	753,860	—
Amortization of debt discount	1,188,666	702,325
Fair value for beneficial conversion feature	—	51,480
Fair value of warrants and beneficial conversion features on debt conversion	—	256,411
Equity in earnings of OCHL	—	(63,669)
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	(90,787)	—
(Increase)/Decrease in prepaid expenses and other current assets	(163,435)	—
(Increase)/Decrease in other current assets	—	2,843
(Increase)/Decrease in prepaid expenses – related party	(90,000)	(90,000)
(Decrease)/Increase in accrued interest	205,082	107,652
(Decrease)/Increase in amount due to producers	105,064	—
(Decrease)/Increase in due to related party	36,158	—
(Decrease)/Increase in services payable- related party	(239,080)	—
(Decrease)/Increase in accounts payable and accrued liabilities	1,632,831	122,465
Net cash used in operating activities	(2,508,366)	(1,997,841)
Cash Flows from Investing Activities:
Purchases of fixed assets	—	(18,953)
Increase in other asset	(15,000)	—
Net cash used in investing activities	(15,000)	(18,953)
Cash Flows from Financing Activities
Proceeds from notes payable, related party	—	675,100
Repayment of note payable, related party	—	(350,000)
Proceeds from convertible notes	1,695,000	205,000
Proceeds from convertible notes, related party	50,000	—
Proceeds from warrant exercise	10,226	23,044
Deferred offering costs	(533,201)	—
Proceeds from issuance of common stock	—	1,250,000
Repayment of loans, related party	—	184,621
Net cash provided by financing activities	1,222,025	1,987,765
Net Increase/(Decrease) in cash	(1,301,341)	(29,029)
Cash, beginning of period	1,477,229	36,898
Cash, end of period	$175,888	$7,869
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$—	$—
Supplemental disclosure of non-cash investing and financing activities:
Fair value for warrants and beneficial conversion features issued as valuation discount	$1,583,152	$—
Fair value of warrants issued for note extension	$—	$1,661,114
Common stock issued upon conversion of note payable	$—	$205,918
Fair value of common stock issued upon Wantickets acquisition allocated to:
Fixed assets	$109,000	$—
Intangible assets	$1,909,700	$—
Goodwill	$1,321,300	$—

See accompanying notes to the condensed consolidated financial statements.

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 1 — Organization, Operations and Basis of Presentation

Business and Operations

LiveXLive Media, Inc. (formerly Loton, Corp) was originally incorporated under the laws of the State of Nevada on December 28, 2009 and reincorporated in the State of Delaware on August 2, 2017, pursuant to a reincorporation merger of Loton, Corp with and into LiveXLive Media, Inc., a Delaware corporation and Loton, Corp’s wholly owned subsidiary. Loton, Corp. ceased to exist as a separate entity, with LiveXLive Media, Inc. being the surviving entity. As part of the reincorporation, Loton, Corp changed its name to LiveXLive Media, Inc. (the “Company,” “we,” “us,” or “our”). LiveXLive, Corp. (“LiveXLive”), the Company’s wholly owned subsidiary, was incorporated under the laws of the State of Delaware on February 24, 2015.

The Company is home to premier video and audio media brands and technology assets that create a social media ecosystem for music, including the LiveXLive platform. LiveXLive is one of the world’s only premium streaming services devoted to live music and music-related video content, delivering live streamed and premium, on demand original content to nearly any internet-connected screen. Since its launch in 2015, LiveXLive has streamed performances from more than 200 of the world’s most popular artists from some of music’s most popular festivals, including Rock In Rio, Outside Lands Music and Arts Festival, and Hangout Music Festival. The Company’s businesses also include event marketing and ticketing platform Wantickets and social media influencer venture LiveXLive Influencers. The Company is headquartered in Beverly Hills, CA.

Basis of Presentation

The interim condensed consolidated financial statements included herein reflect all material adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) which, in the opinion of management, are ordinary and necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures required under the accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Company believes that the disclosures are adequate to make the information presented not misleading. The condensed consolidated balance sheet information as of March 31, 2017 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on June 14, 2017 (the “2017 Annual Report”). These condensed consolidated financial statements should be read in conjunction with the audited financial statements for the year ended March 31, 2017 and notes thereto included in the 2017 Annual Report.

The results of operations for the three and six months ended September 30, 2017 are not necessarily indicative of the results to be expected for the entire fiscal year ended March 31, 2018 or for any other period.

Stock Splits

In September 2016, the Company’s effected a 2-for-1 forward stock split of the Company’s common stock in the form of a dividend. All shares and pre-share amounts have been restated as of the earliest periods presented to reflect the forward stock split.

In October 2017, the Company effected a 1-for-3 reverse stock split of the Company’s common stock. All shares and pre-share amounts have been restated as of the earliest periods presented to reflect the reverse stock split.

Going Concern

The Company’s condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in its condensed consolidated financial statements include elsewhere herein, the Company had a stockholders’ deficit of $3,915,022 at September 30, 2017, incurred a net loss

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 1 — Organization, Operations and Basis of Presentation (cont.)

of $7,117,186, and utilized cash of $2,508,366 in operating activities for the period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date that the financial statements are issued. In addition, the Company’s independent public accounting firm in its audit report to the financial statements included in the Company’s 2017 Annual Report expressed substantial doubt about the Company’s ability to continue as a going concern. The Company’s condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management estimates that the current funds on hand will be sufficient to continue operations through November 2017. The Company’s ability to continue as a going concern is dependent on its ability to execute its business strategy and on its ability to raise additional funds and/or to consummate the contemplated underwritten public offering of the Company’s common stock pursuant to its Registration Statement on Form S-1, as amended, as filed with the SEC (the “Public Offering”). Management is currently seeking additional funds, primarily through the issuance of equity and/or debt securities for cash to operate the Company’s business, including as part of the Public Offering, however, the Company can give no assurances that the Public Offering will be completed. Furthermore, no assurance can be given that any other future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on its operations, in the case of debt financing or cause substantial dilution for its stockholders, in case of equity and/or convertible debt financing.

Note 2 — Significant Accounting Policies and Practices

Revenue Recognition Policy

The Company has several streams of revenue, each of which is required under GAAP to be recognized in varying ways. The following is a summary of the Company’s revenue recognition policies:

Ticketing

The Company recognizes commissions and related transaction fees earned from the sale of event and concert tickets at the time the tickets are paid for by and delivered to the customers. The Company’s commissions and transaction fees are charged on a per-ticket basis and generally non-refundable. Claims for ticket refunds are charged back to the respective event and concert owners and producers and in certain cases, the corresponding commissions and related transaction fees are recorded as a reduction to the Company’s revenues at the time that such refunds are processed. The Company does not have accounts receivable associated with its sales transactions, as payment is collected at the time of sale. As amounts are collected for the tickets sold a liability is created (Due to producer) which represents the portion of the amount collected at the time of sale that is due to the venue.

The Company recognizes revenues from use of the Company’s ticketing platform and equipment by event and concert owners and producers. Revenue is recognized when the service has been provided and collection is reasonably assured.

The Company evaluates the criteria outlined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 605-45, “Revenue Recognition — Principal Agent Considerations,” in determining whether it is appropriate to record the gross amount of revenues and related costs or the net revenues. Under the guidance of ASC Subtopic 605-45, if the Company is the primary obligor to perform the services being sold, has general inventory risk as it pertains to recruiting and compensating the talent, has the ability to control the ticket pricing, has discretion in selecting the talent, is involved in the production of the event, generally bears the majority of the credit or collection risk, or has several but not all of these indicators, revenue is recorded gross. If the Company does not have several of these indicators, it records revenues or losses on a net basis.

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Significant Accounting Policies and Practices (cont.)

Live Events

The Company recognizes revenue from its live events and show productions when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the show or live event has been completed and occurred and there are no future production obligations, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company’s long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. It tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

An impairment loss will be recognized only if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. That assessment is based on the carrying amount of the asset at the date it is tested for recoverability. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. If an impairment loss is recognized, the adjusted carrying amount of a long-lived asset will be its new cost basis. For a depreciable long-lived asset, the new cost basis will be depreciated (amortized) over the remaining useful life of that asset. Restoring a previously recognized impairment loss is prohibited.

Goodwill

In accordance with FASB ASC Topic No. 350, Intangibles-Goodwill and Other, the Company reviews the recoverability of the carrying value of goodwill at least annually or whenever events or circumstances indicate a potential impairment. The Company’s impairment testing will be done annually at March 31 (its fiscal year end). Recoverability of goodwill is determined by comparing the fair value of Company’s reporting units to the carrying value of the underlying net assets in the reporting units. If the fair value of a reporting unit is determined to be less than the carrying value of its net assets, goodwill is deemed impaired and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the difference between the fair value of the reporting unit and the fair value of its other assets and liabilities. The Company determined that there was no goodwill impairment at September 30, 2017.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include those related to assumptions used in impairment testing of long term assets, accruals for potential liabilities, valuing equity instruments issued for services and realization of deferred tax assets. Actual results could differ from those estimates.

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Significant Accounting Policies and Practices (cont.)

Principles of Consolidation

The Company’s consolidated subsidiaries and/or entities are as follows:

Name of consolidated subsidiary or entity	State or other jurisdiction of incorporation or organization	Date of incorporation or formation	Attributable interest
LXL Influencers, Inc.	Delaware	July 11, 2017	51%
LiveXLive Tickets, Inc.	Delaware	April 24, 2017	100%
LXL Studios, Inc.	Delaware	July 15, 2016	100%
LiveXLive, Corp.	Delaware	February 24, 2015	100%
KOKO (Camden) Holdings (US), Inc.	Delaware	March 17, 2014	100%
KOKO (Camden) UK Limited	England and Wales	November 7, 2013	100%

The Company’s consolidated financial statements include all accounts of the Company and its consolidated subsidiaries and/or entities as of reporting period ending date(s) and for the reporting period(s) then ended. All inter-company balances and transactions have been eliminated.

Deferred Offering Costs

Deferred offering costs consist principally of legal, accounting and underwriters’ fees incurred related to the contemplated underwritten public offering of the Company’s common stock. These deferred offering costs will be charged against the gross proceeds received, or will be charged to expense if the offering is not completed.

Stock-Based Compensation

The Company periodically issues stock-based compensation to employees and non-employees in non-capital raising transactions for services. The Company accounts for stock–based compensation grants issued and vesting to employees based on the authoritative guidance provided by FASB where the value of the award is measured on the date of grant and recognized as compensation expense at the time of the grant. The Company accounts for stock-based compensation grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB where the value of the stock-based compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation granted to non-employees are recorded as an expense in the period it is issued. Recently the Company issued equity awards that vest based on market conditions, and recognizes expense for those awards ratably over the vesting period regardless of whether the market condition is satisfied.

The fair value of the Company’s stock options is estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model, and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods.

Loss Per Share

Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the Company. In computing diluted loss per share, the treasury stock method assumes that outstanding options and warrants are

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Significant Accounting Policies and Practices (cont.)

exercised and the proceeds are used to purchase common stock at the average market price during the period. Options and warrants may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants.

At September 30, 2017 and March 31, 2017, the Company had 0 and 50,000 warrants, and 2,583,333 and 0 stock options outstanding, respectively, and 1,397,013 and 1,009,442 shares potentially issuable for its convertible notes payable, respectively, which were excluded from the loss per share calculation, as they were anti-dilutive.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is in the process of evaluating the impact of ASU 2014-09 on the Company’s financial statements and disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is in the process of evaluating the impact of ASU 2016-02 on the Company’s financial statements and disclosures.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. ASU 2017-11 allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted for as derivative liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, an entity will treat the value of the effect of the down round as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach. The Company plans to adopt ASU 2017-11 in the third quarter of 2017. The adoption of ASU 2017-11 is not expected to have a material impact on the Company’s financial statements and related disclosures.

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Significant Accounting Policies and Practices (cont.)

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statement presentation or disclosures.

Note 3 — Formation of LiveXLive Tickets, Inc. and Acquisition of Wantickets’ Assets

On May 5, 2017, LiveXLive Tickets, Inc. (“LXL Tickets”), a wholly owned subsidiary of the Company, entered into an Asset Purchase Agreement (“APA”) with Wantickets RDM, LLC (“Wantickets”) and certain other parties, whereby LXL Tickets purchased certain operating assets of Wantickets for total consideration of 666,667 shares of common stock of the Company valued at $3,340,000 ($5.01 per share). The transaction has been accounted for as an acquisition of Wantickets. In connection with the transaction, LXL Tickets entered into employment agreements with two key employees of Wantickets for a term of two years each. Joseph Schnaier was appointed as the Chief Executive Officer of LXL Tickets and was to receive an annual salary of $220,000 and a bonus of 666,667 shares of common stock if LXL Tickets earns a net income of $3 million in the twelve months following May 5, 2017 or a net income of $4 million in the twelve months thereafter. In addition, Mr. Richard Blakeley was appointed as the Chief Financial Officer of LXL Tickets and will receive an annual salary consisting of $160,000 in cash and such number of shares of the Company’s common stock equal to $15,000. Effective as of July 7, 2017, LXL Tickets terminated Mr. Schnaier’s employment for cause.

In addition, pursuant to the APA and the Letter Agreement, dated as of May 5, 2017 (the “Letter Agreement”), entered into among the Company, LXL Tickets and Mr. Schnaier, the parties agreed that, commencing May 5, 2017, Mr. Schnaier will promptly pay for all of LXL Tickets’ net losses of its business for each calendar month (or pro rata thereof), up to a total of $100,000 per month, and for any liabilities exceeding $100,000 in the aggregate that arose from April 1, 2017 to May 5, 2017 (inclusive), until the earlier of (x) such time as the Public Offering is consummated or (b) May 5, 2018 (such earlier date as between clause (x) and (y), the “Funding End Date”), and that any salaries or other payments or amounts due under the employment agreements described above shall be included in the calculation of the net loss for the applicable period (collectively, the “Payment Obligation”). Pursuant to the Letter Agreement, the parties further agreed that all payments made by Mr. Schnaier as part of the Payment Obligation shall be deemed to be a loan by Mr. Schnaier to LXL Tickets (the “Loaned Funds”), and that the Company and LXL Tickets shall repay to Mr. Schnaier the total amount of the Loaned Funds within five business days after the Funding End Date; provided that the Company and LXL Tickets may prepay or repay in full the Loaned Funds at any time prior to the Funding End Date without any penalty. As of September 30, 2017, pursuant to the APA and the Letter Agreement, Mr. Schnaier had paid $153,631 to LXL Tickets, which also constituted Loaned Funds, and owed LXL Tickets $117,473 as his Payment Obligation, subject to the Company potentially offsetting such Loaned Funds against other payment obligations that Mr. Schnaier may owe to LXL Tickets and/or the Company. The Company can give no assurances that the Company will be able to recover from Mr. Schnaier a part or the entire amount of such Payment Obligation or that the Company will be able to offset a part or the entire amount of the Loaned Funds against other payment obligations that Mr. Schnaier may owe to LXL Tickets and/or the Company.

The Company completed a preliminary allocation of the purchase price of the assets acquired as follows with the assistance of an independent valuation firm:

Asset Type	Fair Value
Fixed Assets	$109,000
Trademark/Trade Name	431,100
Software	1,003,600
Customer Relationships	368,600
Domain Names	106,400
Goodwill	1,321,300
Purchase Price	$3,340,000

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 3 — Formation of LiveXLive Tickets, Inc. and Acquisition of Wantickets’ Assets (cont.)

The Company has determined useful lives of two years for software and customer relationships acquired, and five years for domain names, trademark and trade names acquired. For the three and six months ended September 30, 2017 the Company recognized amortization expenses of $198,600 and $309,600 for these assets, respectively. For the fixed assets acquired the Company has estimated the assets useful lives of three to five years and recognized depreciation expense of $17,400 and $28,100 for these assets, respectively. The Company is still in the process of completing the valuation. The preliminary allocation of the purchase price was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change within the purchase price allocation period (generally one year from the acquisition date). The primary areas of the purchase price allocation that are not yet finalized relate to the valuation of tangible and intangible assets acquired and residual goodwill.

The Company prepared the following unaudited pro forma statements of operations, which present the Company’s pro forma results of operations after giving effect to the purchase of Wantickets, based on the historical financial statements of the Company and Wantickets. The unaudited pro forma statements of operations for the three and six months ended September 30, 2017 and 2016 give effect to the transaction with Wantickets as if it had occurred on April 1, 2016.

	Unaudited Pro-Forma
	Six Months Ended	Six Months Ended	Six Months Ended	Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016
Revenue	$372,142	$1,424,000	$758,162	$2,403,000
Cost of revenue	71,680	440,000	163,571	687,000
Gross Margin	300,462	984,000	594,591	1,716,000

Operating expenses:
Selling, general and administrative	3,753,653	2,392,657	6,324,902	4,262,543
Related party expenses	90,000	90,000	180,000	180,000
Total operating expenses	3,843,653	2,482,657	6,504,902	4,442,543
Loss from operations	(3,543,191)	(1,498,657)	(5,910,311)	(2,726,543)

Other income (expense):
Interest expense, net	(758,835)	(407,977)	(1,393,784)	(1,109,245)
Earnings from investment in OCHL	—	(19,515)	—	63,669
Total other income (expense)	(758,835)	(427,492)	(1,393,784)	(1,045,576)

Net loss	$(4,302,026)	$(1,926,149)	$(7,304,095)	$(3,772,119)

Net loss per share – basic and diluted	$(0.12)	$(0.06)	$(0.20)	$(0.12)

Weighted average common shares – basic and diluted	36,010,577	31,779,749	35,770,667	31,292,337
The Company’s results of operations for the six months ended September 30, 2017 include revenue of Wantickets of $568,122 and a loss of $791,584 since the date of acquisition.

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 4 — Property and Equipment

Property and equipment at September 30, 2017 and March 31, 2017 was as follows:

	September 30, 2017	March 31, 2017
Production equipment	$104,103	$51,304
Computer equipment	69,279	42,078
Software	29,000	—
Total property and equipment	202,382	93,382

Accumulated depreciation	(76,218)	(35,975)
Property and equipment, net	$126,164	$57,407

Depreciation expense was $40,243 and $11,971 for the six months ended September 30, 2017 and 2016, respectively, and $23,472 and $5,900 for the six months ended September 30, 2017 and 2016, respectively.

Note 5 — Intangible Assets

The following table sets forth the Company’s acquired intangible assets by major asset class as of September 30, 2017:

		September 30, 2017
	Useful life		Accumulated	Net
	(years)	Gross	amortization	book value
Trademark/Trade Name	5	$431,100	$(33,900)	$397,200
Software	2	1,003,600	(199,500)	804,100
Customer Relationships	2	368,600	(67,500)	301,100
Domain Names	5	106,400	(8,700)	97,700

Total		$1,909,700	$(309,600)	$1,600,100

Intangible assets amortization expense was $198,600 and $0 for the six months ended September 30, 2017 and 2016, respectively, and $309,600 and $0 for the six months ended September 30, 2017 and 2016, respectively.

Future amortization expense related to intangible assets as of September 30, 2017 are as follows:

Year Ending March 31,
2018 – 6 months remaining	$397,200
2019	794,400
2020	183,600
2021	108,000
2022	108,000
Beyond	8,900
Total	$1,600,100

Note 6 — Convertible Note Payable, Shareholder

As of September 30, 2017 and March 31, 2017, the Company had an outstanding 6%, unsecured convertible note payable (the “Trinad Note”) to Trinad Capital Master Fund (“Trinad Capital”), a fund wholly owned by Mr. Ellin, the Company’s Chief Executive Officer, Chairman, President, director and principal stockholder, for both short and long term working capital requirements.

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 6 — Convertible Note Payable, Shareholder (cont.)

The Trinad Note was issued on February 21, 2017, to convert aggregate principal and interest of $3,581,077 under the first senior convertible promissory note and second senior convertible promissory note (the “Senior Notes”) with Trinad Capital previously issued on December 31, 2014 and April 8, 2015, respectively, each as subsequently amended. The Trinad Note is due on March 31, 2018. Before its maturity, Trinad Capital shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the Board of Directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, Trinad Capital will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, Trinad Capital received 596,846 warrants to purchase shares of the Company’s common stock at an exercise price of $0.03 per share. Such warrants were exercised on February 28, 2017. The conversion of the Senior Notes into the Trinad Note and warrants was considered to be a debt restructuring that is accounted for as a debt extinguishment. The aggregate relative fair value of the 596,846 warrants issued to Trinad Capital was determined to be $1,624,474 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.50%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). As of February 21, 2016, the effective conversion price was $2.73, and the market price of the shares on the date of conversion was approximately $5.01 per share. As such, the Company recognized a beneficial conversion feature of $1,624,474. The relative fair value of the warrants and the Trinad Note’s beneficial conversion feature totaling $3,248,948 was expensed as of March 31, 2017. At March 31, 2017, $3,603,446 of principal, which includes $75,938 of accrued interest, was outstanding under the Trinad Note. At September 30, 2017, the balance due of $3,711,173 includes $130,096 of accrued interest outstanding under the Trinad Note.

Note 7 — Non-Related Party Note Payable

On December 31, 2014, the Company converted certain accounts payable into a Senior Promissory Note (the “Note”) in the aggregate principal amount of $242,498. The Note bears interest at 6% per annum and interest is payable on a quarterly basis commencing March 31, 2015 or the Company may elect that the amount of such interest be added to the principal sum outstanding under this Note. The payables arose in connection with professional services rendered by attorneys for the Company prior to and through December 31, 2014, and the Note had an original maturity date of December 31, 2015, which was extended to September 30, 2016 or such later date as the lender may agree to in writing. As of September 30, 2017, the Note has not been extended and is currently past due. As of September 30, 2017 and March 31, 2017, the balance due of $286,650 and $277,270 includes $43,152 and $34,772 of accrued interest, respectively, outstanding under the Note.

Note 8 — Related Party Unsecured Convertible Notes Payable

Related Party unsecured convertible notes payable at September 30, 2017 and March 31, 2017 were as follows:

	September 30, 2017	March 31, 2017
(A) 6% Unsecured Convertible Note – due March 31, 2018	$52,211	$50,707
(B) 6% Unsecured Convertible Note – due June 28, 2018	50,764	—
Less accumulated amortization of Valuation Discount	(59,233)	(39,039)
Net	43,742	11,668
Less: Convertible note payable, current	43,742	—
Convertible notes payable, long-term	$—	$11,668

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 8 — Related Party Unsecured Convertible Notes Payable (cont.)

Convertible Note — Marvin Ellin

(A) On January 4, 2017, the Company issued a 6% unsecured convertible note payable to Marvin Ellin, the father of Robert Ellin, the Company’s Chairman (formerly with the title Executive Chairman), Chief Executive Officer (formerly with the title President), director and principal stockholder, for total principal amount of $50,000. This note will be due September 13, 2018. Before its maturity, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the Board of Directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 8,334 warrants to purchase shares of the Company’s common stock at an exercise price of $0.03 per share. The aggregate relative fair value of the 8,334 warrants issued to the investor was determined to be $22,681 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.50%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). As of February 21, 2017, the effective conversion price was $2.73, and the market price of the shares on the date of conversion was approximately $5.01 per share. As such, the Company recognized a beneficial conversion feature of $22,681. The aggregate value of the warrants and beneficial conversion feature of $45,362 was considered as debt discount upon issuance and will be amortized as interest over the term of the note or in full upon the conversion of the note. The balance of the unamortized discount at March 31, 2017 was $39,039. During the six months ended September 30, 2017, the Company amortized $13,455 of such discount to interest expense, and the unamortized discount as of September 30, 2017 was $25,585. At September 30, 2017, $50,000 of principal, and $2,211 of accrued interest, was outstanding under the note.

(B) On June 29, 2017, the Company issued a 6% unsecured convertible note payable to Marvin Ellin for total principal amount of $50,000. This note will be due June 28, 2018. Before its maturity, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the Board of Directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 8,334 warrants to purchase shares of the Company’s common stock at an exercise price of $0.03 per share. The aggregate relative fair value of the 8,334 warrants issued to the investor was determined to be $22,681 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.50%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). As of June 28, 2017, the effective conversion price was $2.73, and the market price of the shares on the date of conversion was approximately $5.01 per share. As such, the Company recognized a beneficial conversion feature of $22,681. The aggregate value of the warrants and beneficial conversion feature of $45,362 was considered as debt discount upon issuance and will be amortized as interest over the term of the note or in full upon the conversion of the note. During the six months ended September 30, 2017, the Company amortized $11,590 of such discount to interest expense, and the unamortized discount as of September 30, 2017 was $33,648. At September 30, 2017, $50,000 of principal, and $764 of accrued interest, was outstanding under the Note.

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 9 — Unsecured Convertible Notes Payable

Unsecured Convertible notes payable at September 30, 2017 and March 31, 2017 were as follows:

	September 30, 2017	March 31, 2017
(A) 6% Unsecured Convertible Notes – Due September 30, 2018	$159,395	$154,882
(B) 6% Unsecured Convertible Notes – Due between January 31, 2018 and September 30, 2018	1,285,419	1,248,267
(C) 6% Unsecured Convertible Notes – Due between January 31, 2018 and June 28, 2018	1,740,076	—
Less accumulated amortization of Valuation Discount	(1,489,041)	(1,114,751)
Net	1,695,849	288,398
Less: convertible notes, current	1,695,849	67,858
Convertible notes, long term	$—	$220,540

 (A) On September 14, 2016, the Company issued a 6% unsecured convertible note payable to a certain investor for total principal amount of $150,000. This note will be due on September 13, 2018. Before the maturity date, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the Board of Directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 50,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.015 per share. The aggregate relative fair value of the 50,000 warrants issued to the noteholder was determined to be $93,612 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 0.90%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). As of September 14, 2016, the effective conversion price was $1.89, and the market price of the shares on the date of conversion was approximately $5.01 per share. As such, the Company recognized a beneficial conversion feature of $56,388. As a result, the Company recorded a note discount of $150,000 to account for the relative fair value of the warrants and the notes’ beneficial conversion feature which will be amortized as interest over the term of the note. The balance of the unamortized discount at March 31, 2017 was $109,259. During the six months ended September 30, 2017, the Company amortized $37,654 of such discount to interest expense, and the unamortized discount as of September 30, 2017 was $71,605. As of September 30, 2017, $9,395 of accrued interest was added to the principal balance.

(B) Between November 22, 2016 and March 27, 2017, the Company issued seven 6% unsecured convertible notes payable to certain investors for aggregate total principal of $1,235,000. The notes are due on various dates through September 30, 2018. Before the maturity date, the noteholders shall in their sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the Board of Directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholders will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholders received an aggregate of 205,834 warrants to purchase shares of the Company’s common stock at an exercise price of $0.03 per share. The aggregate relative fair value of the 205,834 warrants issued to the noteholders was determined to be $560,226 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.35-1.53%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). At the issuance of these notes, the effective conversion price was $2.73 and the market price of the shares on the date of conversion was approximately $5.01 per share, the Company recognized aggregate beneficial conversion features of $560,226. As a result, the Company recorded a note discount of $1,120,450 to account for the relative fair values of the

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 9 — Unsecured Convertible Notes Payable (cont.)

warrants and the notes’ beneficial conversion features which will be amortized as interest over the terms of the notes or in full upon conversion of the notes. The balance of the unamortized discount at March 31, 2017 was $1,005,490. During the six months ended September 30, 2017, the Company amortized $431,929 of such discount to interest expense, and the unamortized discount as of September 30, 2017 was $573,561. As of September 30, 2017, $50,419 of accrued interest was added to the principal balance.

(C) Between April 5, 2016 and June 29, 2017, the Company issued ten 6% unsecured convertible notes payable to certain investors for aggregate total principal of $1,695,000. The notes are due on various dates through June 29, 2018. Before the maturity date, the noteholders shall in their sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the Board of Directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholders will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholders received an aggregate of 282,500 warrants to purchase shares of the Company’s common stock at an exercise price of $0.03 per share. The aggregate relative fair value of the 282,500 warrants issued to the noteholders was determined to be $768,893 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.35-1.53%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). At the issuance of these notes, the effective conversion price was $2.73 and the market price of the shares on the date of conversion was approximately $5.01 per share, the Company recognized aggregate beneficial conversion features of $768,893. As a result, the Company recorded a note discount of $1,537,790 to account for the relative fair values of the warrants and the notes’ beneficial conversion features which will be amortized as interest over the terms of the notes or in full upon conversion of the notes. During the six months ended September 30, 2017, the Company amortized $693,916 of such discount to interest expense, and the unamortized discount as of September 30, 2017 was $843,874. As of September 30, 2017, $45,079 of accrued interest was added to the principal balance.

Note 10 — Related Party Transactions

Management Services from Trinad Management LLC

Pursuant to a Management Agreement (the “Management Agreement”) with Trinad Capital Management LLC (“Trinad LLC”) entered into on September 23, 2011, Trinad LLC agreed to provide certain management services to the Company through September 22, 2014, including, without limitation, the sourcing, structuring and negotiation of potential business acquisitions and customer contracts for the Company. Under the Management Agreement, the Company compensated Trinad LLC for its services by (i) paying a fee equal to $2,080,000, with $90,000 payable in advance of each consecutive 3-month calendar period during the term of the Management Agreement and with $1,000,000 due at the end of the 3-year term, and (ii) issuing a warrant to purchase 750,000 shares of the Company’s common stock at an exercise price of $0.225 per share (the “Warrant”). The Warrant may have been exercised in whole or in part by Trinad LLC at any time for a period of 10 years. On August 25, 2016, the Warrant was fully exercised on a cashless basis at an exercise price of $0.225 per share, resulting in the issuance 716,216 shares of the Company’s common stock.

Trinad LLC continues to provide services to the Company at a fee of $30,000 per month on a month-to-month basis. For the three and six months ended September 30, 2017 and 2016, the Company incurred $90,000 and $180,000 of such fees, respectively. As of September 30, 2017, the Company has prepaid $90,000 of such fees.

Rent

During the six-month period ended September 30, 2017 and the fiscal year ended March 31, 2017, the Company subleased office space from Trinad LLC for no cost to the Company as part of the Management Agreement. Management estimates such amounts to be immaterial. the Company anticipates continuing to sublease such space at no cost to it for the foreseeable future. The Company believes that such property is in good condition and is suitable

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 10 — Related Party Transactions (cont.)

for the conduct of its business. Additionally, beginning on August 1, 2017 the Company was given the right to occupy approximately 3,200 square feet of Class A office space in West Hollywood, California. The space was provided to the Company by an unrelated third party and is fully furnished. The Company compensates the landlord in cash at the rate of approximately $37,700 per month for months that the Company occupies the space. The Company or the third party can terminate the arrangement at any time without prior notice.

Other Asset

At September 30, 2017, the Other Asset balance of $15,000 is for a 3.64% equity investment in a music technology company that is led by a family member of the Company’s Chief Executive Officer and Chairman.

Note 11 — Commitments and Contingencies

Promotional Rights

The Company acquires promotional rights from time to time that may contain obligations for future payments. As of September 30, 2017, the Company is obligated under three licenses, production and/or distribution agreements to make guaranteed payments as follows: $475,000 for the fiscal year ended March 31, 2019. The agreements also provide for a revenue share of 35-50% of net revenues. In addition, there are two other agreements that provide for a revenue share of 50% on net revenues, but no guaranteed payments. If the events do not occur as planned and/or the Company does not undertake production of such events, or if the revenue from these events does not allow the Company to recover its production costs, no additional liability for additional payments or promotional right will remain.

Legal Proceedings

On March 3, 2016, Blink TV Limited and Northstar Media, Inc. (collectively, the “Plaintiffs”) filed a claim in the Los Angeles County Superior Court of California against the Company and LiveXLive, alleging breaches of two different license agreements for the live-streaming rights to “Bestival,” an annual music festival which takes place on the Isle of Wight in England. LiveXLive and the Company demurred to the complaint on May 10, 2016, and, prior to the hearing on the demurrer, Plaintiffs amended their complaint. The amended complaint no longer states a claim against the Company and only states a single cause of action against LiveXLive for the alleged breach of a single license agreement. Plaintiffs are seeking $300,000 in damages. To date, LiveXLive has vigorously contested Plaintiffs’ claims. In doing so, on December 23, 2016, LiveXLive filed a cross-complaint against Plaintiffs for breach of contract and breach of the implied covenant of good faith and fair dealing. On May 11, 2017, the parties agreed to a mediation which is tentatively scheduled for October 30, 2017, and a trial date was set for March 2018. On September 27, 2017, LiveXLive was notified that Blink TV Limited is in bankruptcy proceeding in England and now has liquidators in place who are assuming the litigation. Blink TV’s liquidators will need to move for permission to substitute in as the real parties in interest. The mediation that was prospectively scheduled for October 30, 2017 has been indefinitely delayed pending the liquidators’ decision of how to proceed. The Company does not anticipate any further developments in this case to occur until sometime in 2018.

On July 17, 2017, Exodus Festival, Inc. (“Exodus”) filed a demand for arbitration with the International Centre for Dispute Resolution (“ICDR”), a division of the American Arbitration Association (the “AAA”), requesting for the ICDR to proceed to administer an arbitration proceeding among Exodus, Wantickets and LXL Tickets, in connection with event proceeds of $155,633 allegedly owed by Wantickets to Exodus pursuant to a certain Presale Agreement For On-line Ticket Sales Services, entered into by and between Wantickets and Exodus on or about October 20, 2015 (the “Exodus-Wantickets Agreement”). Exodus alleges that LXL Tickets assumed Wantickets’ obligations under the Exodus-Wantickets Agreement pursuant to the Asset Purchase Agreement, dated May 5, 2017 (the “APA”), among Wantickets, LXL Tickets, the Company and certain other persons. On August 24, 2017, the ICDR determined that Exodus has met the filing requirements by filing a Demand for Arbitration providing for administration by the ICDR/AAA under its rules and/or procedures. Accordingly, the ICDR will proceed with the administration of this

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 11 — Commitments and Contingencies (cont.)

matter. In accordance with the preliminary hearing conference call with the arbitrator held on November 20, 2017, LXL Tickets will be permitted to submit a preliminary motion by December 15, 2017 to request for the arbitration claim to be dismissed based on jurisdictional and other arbitrability arguments (the “Preliminary Motion”). Exodus will be permitted to submit a response to the Preliminary Motion by December 22, 2017 to state why the Preliminary Motion should be denied. In the event the arbitrator denies LXL Tickets’ Preliminary Motion, the parties shall proceed with the formal arbitration proceeding with the arbitrator. LXL Tickets intends to vigorously dispute such arbitration demand and related claims, including based on jurisdictional and other arbitrability arguments, and any obligations or liability to Exodus and to defend itself against such demand and claims.

On November 29, 2017, CL, LLC (d/b/a Light Nightclub) and CDBC, LLC (d/b/a Daylight Beach Club) (collectively, “Light”) filed a claim in the District Court, Clark County, Nevada against Wantickets, the Company, LXL Tickets, Joseph Schnaier and Brian Landow, alleging total damages in excess of $287,000 (plus attorney’s fees) (the “Claim Amount”) and (i) as to Wantickets and Mr. Schnaier, breach of contract with respect to the Presale Agreement For On-line Ticket Sales Services, entered into by and between Wantickets and Light on or about September 30, 2016, and breach of implied covenant of good faith and fair dealing, (ii) as to Mr. Landow, tortious interference with contract, (iii) as to the Company and LXL Tickets, successor in interest liability, and (iv) as to all defendants (except for Mr. Landow), unjust enrichment. In connection with this action, on October 3, 2017, Light entered into a settlement agreement with Wantickets and Mr. Schnaier, pursuant to which, among other things, Mr. Schnaier agreed to pledge all of his shares in the Company (the “Schnaier Shares”) to secure his stipulated confession of judgment given to Light if Wantickets and Mr. Schnaier do not pay the Claim Amount by November 20, 2017. Based on the Company’s understanding, Wantickets and Mr. Schnaier have failed to pay the Claim Amount to Light by such date. Accordingly, Light has filed a motion to be heard on December 19, 2017, for the court to place on calendar for entry of such confession of judgment and judgment against Wantickets and Mr. Schnaier. Based on the Company’s understanding, if the court enters such confession of judgment and judgment against Wantickets and Mr. Schnaier, Light will subsequently proceed to foreclose on the Schnaier Shares to satisfy the Claim Amount. Furthermore, we believe that if Light successfully forecloses on the Schnaier Shares and is able to satisfy the full Claim Amount from the sale of such shares, this action will be voluntarily withdrawn against all defendants; however, there can be no assurance that this will occur.

The Company believes that this action against it and LXL Tickets is without merit and the Company intends to vigorously defend itself and LXL Tickets and any obligations or liability to Light with respect to such claims.

The Company is not aware of any other material pending legal proceedings. From time to time, the Company may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. An adverse result in these or other matters may have, individually or in the aggregate, a material adverse effect on the Company’s business, financial condition or operating results.

Employment Agreements

Jerome Gold

In September 2017, the Company entered into an amended and restated employment agreement with Mr. Gold for a term of three years at an annual salary of $120,000 for the period commencing from the effective date of his employment agreement to the day immediately prior to the closing of the Public Offering. Following the closing of the Public Offering, Mr. Gold’s annual salary shall increase to $400,000. Mr. Gold shall also receive a $250,000 cash bonus within thirty days after such closing. Mr. Gold is also eligible to receive a Performance Bonus (as defined in his employment agreement) equal to 100% of his base salary and payable in accordance with the annual bonus plan applicable to the Company’s senior executives to be established following the closing of the Public Offering. Mr. Gold was also granted options to purchase 333,334 shares of the Company’s common stock at a price of $1.65 per share (the “Gold Options”). The Gold Options were granted pursuant to the Company’s 2016 Plan. The Gold Options shall vest in increments, with the first tranche of one-twelfth of the shares underlying the Gold Options vesting three months from the effective date of his employment agreement, with an additional one-twelfth of the shares underlying the Gold Options vesting every third month thereafter through the expiration of the three-year term. Each tranche of the Gold Options shall become exercisable on the earlier of (i) one year after the date such portion shall vest, (ii) the second anniversary of the effective date of Mr. Gold’s employment agreement, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of the Company. In the event

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 11 — Commitments and Contingencies (cont.)

of a Change of Control (as defined in his employment agreement), any unvested portion of the Gold Options shall vest and become exercisable effective immediately prior to such event. Each tranche of the Gold Options and the shares underlying such options is subject to a lock-up restriction for a period of twelve months from the date that such tranche of the options vests; provided, that such restriction period shall terminate with respect to all Gold Options and the shares underlying such options twenty-four months from the effective date of Mr. Gold’s employment agreement.

If Mr. Gold’s employment is terminated by us without “Cause” or by Mr. Gold for “Good Reason” (each as defined in his employment agreement, subject to the Company’s right to cure), he will be entitled to termination benefits, pursuant to which (i) the Company will pay Mr. Gold certain accrued obligations and prior year bonus amounts, if any; and (ii) subject to timely execution and non-revocation of a release as provided in his employment agreement (v) the Company will continue to pay Mr. Gold his base salary for a period from the termination date through the lesser of twelve months or the period through and inclusive of the last day of the three-year term of his employment agreement; (w) unvested Gold Options and Other Equity Awards (as defined in his employment agreement) shall automatically accelerate and become vested and exercisable for a period of twelve months from the termination date, but in all events no later than the end of the applicable term for each such award; (x) any such accelerated Gold Options and Other Equity Awards shall remain outstanding and be exercisable, to the extent applicable, for a period of twelve months from the later of the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (y) all restrictions on the Other Equity Awards shall automatically and immediately lapse; and (z) the Company will continue to cover costs for Mr. Gold’s and his dependents continued participation in the Company’s medical plans from the termination date through and inclusive of the lesser of twelve months or the period through the date on which he obtains other coverage. Mr. Gold’s employment agreement contains covenants for the benefit of the Company relating to non-competition during the term of his employment and protection of the Company’s confidential information, customary representations and warranties and indemnification obligations.

Robert Ellin

In September 2017, the Company entered into an employment agreement with Mr. Ellin for a term of five years at an annual salary of $650,000 payable commencing on the day of the closing of the Public Offering. Mr. Ellin shall be eligible to receive an annual Performance Bonus (as defined in his employment agreement) in accordance with the Company’s annual bonus plan applicable to its senior executives. The Performance Bonus shall be equal to 100% of Mr. Ellin’s average annualized base salary during the fiscal year for which the Performance Bonus is earned and payable in accordance with the annual bonus plan applicable to the Company’s senior executives to be established following the closing of the Public Offering. Mr. Ellin was also granted options to purchase 1,166,667 shares of the Company’s common stock at a price equal to the public offering price set forth on the cover of the prospectus or, if higher, the fair market value of the shares of the Company’s common stock on the date of grant (the “Ellin Options”). The Ellin Options were granted pursuant to the Company’s 2016 Plan. The first tranche of 666,667 shares underlying the Ellin Options (the “Ellin Service Options”) shall vest in one-twelfth increments every three months for a three year period from the effective date of his employment agreement. Each tranche of the Ellin Service Options shall become exercisable one year after the date such tranche shall vest. In the event of a Change of Control (as defined in his employment agreement), any unvested portion of the Ellin Service Options shall vest and become exercisable effective immediately prior to such event. The second tranche of 500,000 shares underlying the Ellin Options shall 100% vest if prior to the third anniversary of the effective date of his employment agreement the shares of the Company’s common stock shall have traded at a price of $30.00 per share or more for a period of 90 consecutive trading days during which an average of at least 166,667 shares are traded per day (the “Ellin Performance Options”). The Ellin Performance Options shall become exercisable one year after the vesting date, provided that, in the event of a Change of Control, if the Ellin Performance Options have vested prior to such date, they shall be immediately exercisable upon such event. Each tranche of the Ellin Options and the shares underlying such options is subject to a lock-up restriction for a period of 12 months from the date that such tranche of the options vests; provided, that such restriction period shall terminate with respect to all Ellin Options and the shares underlying such options 24 months from the effective date of Mr. Ellin’s employment agreement.

If Mr. Ellin’s employment is terminated by us without “Cause” or by Mr. Ellin for “Good Reason” (each as defined in his employment agreement, subject to the Company’s right to cure), he will be entitled to termination benefits,

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 11 — Commitments and Contingencies (cont.)

pursuant to which (i) the Company will pay Mr. Ellin certain accrued obligations and prior year bonus amounts, if any; and (ii) subject to timely execution and non-revocation of a release as provided in his employment agreement, (u) the Company will pay Mr. Ellin a one-time payment of $10,000,000; (v) unvested Ellin Options (other than the Ellin Performance Options) and Other Equity Awards (as defined in his employment agreement) shall automatically accelerate and become vested and exercisable for a period of 12 months from the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (w) the Ellin Performance Options shall continue to vest if, and only if, the performance criteria specified above for the vesting of the Ellin Performance Options are satisfied during the twelve-month period following the termination date; (x) any such accelerated Ellin Service Options, Ellin Performance Options and Other Equity Awards will remain outstanding and be exercisable, to the extent applicable, for a period of twelve months from the later of the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (y) all restrictions on the Other Equity Awards that are vested on the terminate date (or during the twelve-month period following the termination date) shall automatically and immediately lapse; and (z) the Company will continue to cover costs for Mr. Ellin and his dependents continued participation in the Company’s medical plans from the termination date through and inclusive of the lesser of twelve months or the period through the date on which he obtains other coverage. Mr. Ellin’s employment agreement contains covenants for the benefit of the Company relating to non-competition during the term of Mr. Ellin’s employment and protection of its confidential information, customary representations and warranties and indemnification obligations. Until the date that the Public Offering is completed, the Company agreed to continue to pay to Trinad Management a cash fee at the rate of $30,000 per month (or pro-rata thereof), consistent with the terms of the Management Agreement, dated as of September 23, 2011, between the Company and Trinad LLC, whether such agreement is terminated or not prior to the date that the Public Offering is completed.

Note 12 — Stockholders’ Deficit

Issuance of Common Stock for Services to Consultants

During the six months ended September 30, 2017, the Company issued 132,930 shares of its common stock valued at $666,001 to various consultants. The Company valued these shares at a price of $5.01 per share, the most recent price of the sale of its common stock near the date of grant.

Issuance of Common Stock for Services to Employees

During the three and six months ended September 30, 2017, the Company issued 0 and 233,334 shares of its common stock valued at $0 and $1,169,000 to certain employees. The Company valued these shares at a price of $5.01 per share, the most recent price of the sale of its common stock near the date of grant.

During the three and six months ended September 30, 2017, the Company recorded $147,325 and $254,617 of expense related to the vested portion of its restricted stock. As of September 30, 2017, the remaining unvested compensation of $914,383 is expected to be recorded over the next two years.

Additional details of the Company’s issuances of its restricted common stock to employees during the six months ended September 30, 2017 are as follows:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Non-vested March 31, 2017	—	$—
Issued	233,334	5.01
Vested	(25,000)	5.01
Forfeited	—	—
Non-vested, September 30, 2017	208,334	$5.01

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 12 — Stockholders’ Deficit (cont.)

Stock Options

On September 1, 2017, Andy Schuon was granted options to purchase 1,000,000 shares of the Company’s common stock at a price of $1.65 per share (the “Schuon Options”). The Schuon Options were granted pursuant to the Company’s 2016 Plan. The first tranche of 833,333 shares underlying the Schuon Options shall vest in one-twelfth increments every three months from the effective date through the end of the three-year term of his employment agreement (the “Service Options”). Such tranche of shares shall become exercisable on the earlier of (i) one year after the date such tranche shall vest, (ii) the second anniversary of the effective date of his employment agreement, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of the Company. In the event of a Change of Control (as defined in his employment agreement), any unvested portion of the shares subject to the Service Options shall vest and become exercisable effective immediately prior to such event. The second tranche of 166,667 shares underlying the Schuon Options shall 100% vest if prior to the third anniversary of the effective date of his employment agreement the shares of the Company’s common stock shall have traded at a price of $30.00 per share or more for a period of ninety consecutive trading days during which an average of at least 166,667 shares are traded per day (the “Performance Options”). The aggregate relative fair value of the 1,000,000 stock options issued to the investor was determined to be $4,902,079 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 2.16%; dividend yield of 0%; volatility rate of 128%; and an expected life of three years (statutory term). During the six months ended September 30, 2017, the Company recorded $358,273 as stock compensation, and $4,543,805 will be recognized in future periods.

On September 1, 2017, Mr. Gold was granted options to purchase 333,334 shares of the Company’s common stock at a price of $1.65 per share (the “Gold Options”). The Gold Options were granted pursuant to the Company’s 2016 Plan. The Gold Options shall vest in increments, with the first tranche of one-twelfth of the shares underlying the Gold Options vesting three months from the effective date of his employment agreement, with an additional one-twelfth of the shares underlying the Gold Options vesting every third month thereafter through the expiration of the three-year term. Each tranche of the Gold Options shall become exercisable on the earlier of (i) one year after the date such portion shall vest, (ii) the second anniversary of the effective date of Mr. Gold’s employment agreement, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of the Company. The aggregate relative fair value of the 333,334 stock options issued to the investor was determined to be $1,634,030 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 2.16%; dividend yield of 0%; volatility rate of 128%; and an expected life of three years (statutory term). During the six months ended September 30, 2017, the Company recorded $134,663 as stock compensation, and $1,499,367 will be recognized in future periods.

On September 7, 2017, Mr. Ellin was granted options to purchase 1,166,667 shares of the Company’s common stock at a price equal to the public offering price set forth on the cover of this prospectus or, if higher, the fair market value of the shares of the Company’s common stock on the date of grant (the “Ellin Options”). The Ellin Options were granted pursuant to the Company’s 2016 Plan. The first tranche of 666,667 shares underlying the Ellin Options (the “Ellin Service Options”) shall vest in one-twelfth increments every three months for a three year period from the effective date of his employment agreement. Each tranche of the Ellin Service Options shall become exercisable one year after the date such tranche shall vest. In the event of a Change of Control (as defined in his employment agreement), any unvested portion of the Ellin Service Options shall vest and become exercisable effective immediately prior to such event. The second tranche of 500,000 shares underlying the Ellin Options shall 100% vest if prior to the third anniversary of the effective date of his employment agreement the shares of the Company’s common stock shall have traded at a price of $30.00 per share or more for a period of 90 consecutive trading days during which an average of at least 166,667 shares are traded per day (the “Ellin Performance Options”). The aggregate relative fair value of the 1,166,667 stock options issued to the investor was determined to be $5,615,522 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 2.05%; dividend yield of 0%; volatility rate of 128%; and an expected life of three years (statutory term). During the six months ended September 30, 2017, the Company recorded $260,240 as stock compensation, and $5,355,282 will be recognized in future periods.

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 12 — Stockholders’ Deficit (cont.)

On September 29, 2017, an employee was granted stock options to purchase 83,333 shares of the Company’s common stock in connection with his employment at an exercise price of $1.65 per share. Such options shall vest as to one-third of the shares underlying the options twelve months after the date of grant, and as to an additional one-third of the shares underlying the options on such date every twelfth month thereafter through the date three years after the date of grant. Each tranche of shares subject to the options shall become exercisable on the earlier of (i) one year after the date such tranche shall vest, (ii) the second anniversary of the date of grant, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of the Company. The aggregate relative fair value of the 83,333 stock options issued to the investor was determined to be $408,572 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 2.33%; dividend yield of 0%; volatility rate of 128%; and an expected life of three years (statutory term). During the six months ended September 30, 2017, the Company recorded $684 as stock compensation, and $407,888 will be recognized in future periods.

The table below summarizes the Company’s stock options activities during the six months ended September 30, 2017:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Balance outstanding, March 31, 2017	—	$—	—
Granted	2,583,333	3.17	9.94
Exercised	—	—	—
Forfeited/expired	—	—	—
Balance outstanding, September 30, 2017	2,583,333	$3.17	9.94
Exercisable, September 30, 2017	—	$—	—

The intrinsic value of the outstanding options on September 30, 2017 is $4,759,998.

Warrants

During the six months ended September 30, 2017, the Company issued warrants along with a series of convertible notes to acquire 290,834 shares of the Company’s common stock valued at $791,576 at an exercise price of $0.03.

During the six months ended September 30, 2017, 340,834 warrants were exercised into 340,834 shares of the Company’s common stock for net proceeds of $10,226.

The table below summarizes the Company’s warrant activities during the six months ended September 30, 2017:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Balance outstanding, March 31, 2017	50,000	$0.030	2.99
Granted	290,834	0.030	3.07
Exercised	(340,834)	0.030	3.06
Forfeited/expired	—	—	—
Balance outstanding, September 30, 2017	—	$—	—
Exercisable, September 30, 2017	—	$—	—

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 13 — Segment Reporting

The Company determined its reporting units in accordance with ASC 280, “Segment Reporting” (“ASC 280”). Management evaluated a reporting unit by first identifying its operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated.

The Company’s operations during the three and six months ended September 30, 2017 are classified into three reportable business segments: corporate, live events and ticketing. Each of these segments is organized based upon the nature of products and services offered. Summarized financial information about each segment is provided below:

Three Months Ended September 30, 2017

	Corporate	Live Events	Ticketing	Total Consolidated
Revenue	$—	$80,263	$291,879	$372,142
Cost of revenue	—	—	71,680	71,680
Gross margin	—	80,263	220,199	300,462

Operating expenses:
Selling, general and administrative	1,653,505	1,394,479	705,662	3,753,646
Related party expenses	90,000	—	—	90,000
Total operating expenses	1,743,505	1,394,479	705,662	3,843,646
Loss from operations	(1,743,505)	(1,314,216)	(485,463)	(3,543,184)

Other income (expense):
Interest expense, net	(758,835)	—	—	(758,835)
Total other income (expense)	(758,835)	—	—	(758,835)
Net Loss	$(2,502,340)	$(1,314,216)	$(485,463)	$(4,302,019)

Six Months Ended September 30, 2017

	Corporate	Live Events	Ticketing	Total Consolidated
Revenue	$—	$80,263	$568,122	$648,385
Cost of revenue	—	—	150,549	150,549
Gross margin	—	80,263	417,573	497,836

Operating expenses:
Selling, general and administrative	2,515,859	2,316,225	1,209,154	6,041,238
Related party expenses	180,000	—	—	180,000
Total operating expenses	2,695,859	2,316,225	1,209,154	6,221,238
Loss from operations	(2,695,859)	(2,235,962)	(791,581)	(5,723,402)

Other income (expense):
Interest expense, net	(1,393,784)	—	—	(1,393,784)
Total other income (expense)	(1,393,784)	—	—	(1,393,784)
Net Loss	$(4,089,643)	$(2,235,962)	$(791,581)	$(7,117,186)

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 14 — Subsequent Events

Convertible Promissory Notes

Subsequent to September 30, 2017 the Company issued five 6% unsecured convertible notes payable to Trinad Capital Master Fund for total principal amount of $850,000. Three notes will be due September 30, 2018 and two notes will be due December 31, 2018. Prior to their maturity, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest due under the notes into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the Board of Directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the notes) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest due under the notes into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 425,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share, all of which were exercised as of December 13, 2017.

Amendment No. 2 to Slacker Merger Agreement

On October 30, 2017, the Company entered into Amendment No. 2 (“Amendment No. 2”) to the Agreement and Plan of Merger, dated as of August 25, 2017 (as amended, the “Merger Agreement”), as amended by Amendment No. 1, dated as of September 28, 2017, with LXL Music Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Sub”), Slacker, Inc., a Delaware corporation (“Slacker”), and Fortis Advisors LLC, in its capacity as the substitute stockholders’ agent in connection with the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, at the closing of the transactions contemplated therein (the “Closing”), the Merger Sub will merge with and into Slacker (the “Merger”), and following the Merger, the separate corporate existence of the Merger Sub will cease and Slacker will continue as the surviving corporation of the Merger and a wholly owned subsidiary of the Company.

Pursuant to Amendment No. 2, the parties agreed to decrease and limit the cash portion of the merger consideration payable by the Company (after giving effect to the purchase price adjustments and repayment by the Company of any Incremental Stockholder Loan (as defined in the Merger Agreement) incurred by Slacker prior to the closing of the Merger) to $14,000,000, with the remaining portion of the merger consideration to be paid in shares of the Company’s common stock. As a result, the total number of shares of the Company’s common stock issuable by the Company as the stock portion of the merger consideration will increase to an amount equal to (a) the quotient that results from dividing (i) $20,000,000 plus the amount by which the Incremental Stockholder Loan exceeds $500,000 by (ii) the offering price (the “Offering Price”) of the Company’s contemplated underwritten public offering of its shares of common stock (the “Public Offering”) to be registered on a Registration Statement on Form S-1, as may be amended from time to time and as filed with the Securities and Exchange Commission (the “SEC”), plus (b)(i) if the Cash Merger Consideration (as defined in Amendment No. 2) that would be payable if the stock consideration in foregoing clause (a) was the sole Stock Merger Consideration (without giving effect to the $14,000,000 closing cash consideration ceiling set forth in Amendment No. 2, referred to as the Closing Cash Consideration Target in Amendment No. 2) would exceed the Closing Cash Consideration Target, then an additional amount of shares of the Company’s common stock equal to the quotient of (A) the amount of such excess divided by (B) the Offering Price (collectively, the “Stock Merger Consideration”). The foregoing is anticipated to result in an increase in the Stock Merger Consideration by approximately $14,000,000 of shares of the Company’s common stock and a corresponding decrease in the Cash Merger Consideration payable at Closing by approximately $14,000,000.

In addition, pursuant to Amendment No. 2, the parties agreed, among other things, to: (i) increase the maximum number of additional shares of the Company’s common stock issuable to certain stockholders of Slacker that provide the Incremental Stockholder Loan to Slacker prior to the closing of the Merger for the purpose of funding Slacker’s working capital, to an amount equal to $750,000 divided by the Offering Price (rounded down to the nearest whole share); (ii) extend the date by which the Public Offering must be priced to November 10, 2017; (iii) extend the date by which the Closing must be consummated to November 17, 2017; and (iv) amend certain definitions used in the Merger Agreement.

LiveXLive Media, Inc.
For the Three and Six Months Ended September 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 14 — Subsequent Events (cont.)

Amendment No. 3 to Slacker Merger Agreement

On December 4, 2017, the Company entered into Amendment No. 3 (“Amendment No. 3”) to the Slacker Merger Agreement. Pursuant to Amendment No. 3, the parties agreed to, among other things, limit the cash merger consideration to an amount equal to $2.5 million minus the amount of any transaction expenses paid at the closing of the transaction. The remainder of the merger consideration will be paid in shares of the Company’s common stock based on the price per share of the Company’s Public Offering. The amendment also increased the Stockholder Loan Fee Cap to $1,000,000, which increased the maximum number of additional shares of the Company’s common stock issuable to certain Slacker stockholders in connection with the Incremental Stockholder Loan. Finally, the amendment further extended the date by which the Public Offering must be priced to five (5) business days after the date upon which the Company receives a notice from the SEC that the SEC has no further comments to the Company’s registration statement on Form S-1. The amendment also extended the date by which the closing of the Public Offering must be consummated to December 31, 2017.

Termination of Snap Interactive Merger Agreement

On October 31, 2017, the Agreement and Plan of Merger, dated September 6, 2017 (as amended, the “Merger Agreement”), entered into by and among the Company, LXL Video Acquisition Corp., a wholly owned subsidiary of the Company, Snap Interactive, Inc. (“Snap”), and Jason Katz, in his capacity as stockholders’ agent in connection with the transactions contemplated by the Merger Agreement, was terminated by Snap due to certain conditions of the Merger Agreement that were not fulfilled as of October 27, 2017, which relieved the parties of their obligations under the Merger Agreement. No termination fee was paid or is payable by any party in connection with the termination of the Merger Agreement.

Resignation of Andy Schuon

In September 2017, the Company entered into an employment agreement with Mr. Schuon for a term of three years at a monthly rate of $25,000 from the effective date of his employment agreement to the date immediately prior to the closing of the Public Offering. Mr. Schuon was also granted options to purchase 1,000,000 shares of the Company’s common stock at a price of $1.65 per share (the “Schuon Options”). On November 7, 2017, Mr. Schuon notified the Company of his decision to resign from his position and terminate his employment with the Company, effective 30 days from such date. On December 7, 2017, the Schuon Options were forfeited in connection with the resignation of Mr. Schuon.

Promotional Rights

Subsequent to September 30, 2017, the Company entered into two license, production and/or distribution agreements to make guaranteed payments as follows: $225,000 for the fiscal year ended March 31, 2019, $285,000 for the fiscal year ended March 31, 2020 and $285,000 for the fiscal year ended March 31, 2021. The agreements also provide for a revenue share of 50% of net revenues. If the events do not occur as planned and/or the Company does not undertake production of such events, or if the revenue from these events does not allow the Company to recover its production costs, no additional liability for additional payments or promotional right will remain.

Amendments to Employment Agreements of Jerome Gold and Robert Ellin

On December 14, 2017, the Company amended the employment agreements of Mr. Gold and Mr. Ellin. Mr. Gold’s annual salary following the closing of the Company’s public offering was reduced to $300,000; his public offering bonus was deferred to March 31, 2019 and reduced to $100,000; and Mr. Gold was granted an additional 333,333 options to purchase shares of the Company’s common stock at an exercise price of $4.00 per share, which the Company deemed to accurately reflect the fair value of the shares. Pursuant to the amendment to his employment agreement, Mr. Ellin’s salary following the closing of the Company’s public offering was reduced to $500,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
LiveXLive Media, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of LiveXLive Media, Inc. and Subsidiaries (the “Company”) as of March 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred a net loss and utilized cash flows in operations, and at March 31, 2017 had a stockholders’ deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.

Los Angeles, California
June 14, 2017, except for the reverse stock split discussed

in Note 1, as to which the date is October 16, 2017

LiveXLive Media, Inc.
(formerly Loton, Corp)
Consolidated Balance Sheets

	March 31, 2017	March 31, 2016
Assets
Current Assets
Cash and cash equivalents	$1,477,229	$36,898
Prepaid expense	21,569	15,995
Total Current Assets	1,498,798	52,893
Other Assets
Fixed assets, net	57,407	62,569
Investment in OCHL	—	4,889,515
Note receivable – related party	—	213,331
Total Assets	$1,556,205	$5,218,308

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$542,035	$481,412
Note payable	277,270	262,042
Due to related parties	—	117,124
Accrued interest, related party	—	232,733
Note payable, shareholder	3,603,446	2,784,000
Current portion of unsecured convertible notes, net of discount	67,858	—
Services payable, related party	239,080	1,000,000
Total Current Liabilities	4,729,689	4,877,311
Unsecured convertible notes – related party, net of discount	11,668	—
Unsecured convertible notes, net of discount and current portion	220,540	110,273
Total Liabilities	4,961,897	4,987,584

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 34,665,658 and 30,665,659 shares issued and outstanding, respectively	34,666	30,666
Additional paid in capital	24,655,532	14,046,229
Accumulated deficit	(28,095,890)	(13,846,171)
Total stockholders’ equity (deficit)	(3,405,692)	230,724
Total Liabilities and Stockholders’ Equity (Deficit)	$1,556,205	$5,218,308

The accompanying notes are an integral part of these consolidated financial statements.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Consolidated Statements of Operations

	Year Ended March 31, 2017	Year Ended March 31, 2016
Revenue	$225,000	$—

Operating expenses:
Selling, general and administrative	5,349,801	3,619,000
Related party expenses	360,000	360,000
Total operating expenses	5,709,801	3,979,000
Loss from operations	(5,484,801)	(3,979,000)

Other income (expense):
Interest expense, net	(512,152)	(178,498)
Other income	6,667	—
Fair value of warrants issued for note extension and inducement to convert	(2,002,977)	—
Earnings from investment in OCHL	132,832	410,5333
Fair value of warrants and beneficial conversion features on debt conversion	(3,248,948)	—
Fair value of beneficial conversion feature	(136,936)	—
Impairment of note receivable – related party	(213,331)	—
Loss on sale of investment in OCHL	(2,790,073)	—
Total other income (expense)	(8,764,918)	232,055

Net loss	$(14,249,719)	$(3,746,944)

Net loss per share – basic and diluted	$(0.44)	$(0.12)

Weighted average common shares – basic and diluted	32,532,069	30,027,599

The accompanying notes are an integral part of these consolidated financial statements.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Consolidated Statement of Stockholders’ Equity (Deficit)
For the years ended March 31, 2017 and 2016

	Common stock		Additional Paid in	Accumulated	Total Stockholders’ Equity
	Stock	Amount	Capital	Deficit	(Deficit)
Balance as of March 31, 2015	29,423,325	$29,423	$12,473,115	$(10,099,227)	$2,403,311
Shares issued for cash	254,167	254	612,246	—	612,500
Shares issued for services and advisory board	600,667	601	855,899	—	856,500
Shares issued for warrants	387,500	388	5,425	—	5,813
Debt discount	—	—	99,544	—	99,544
Net loss	—	—	—	(3,746,944)	(3,746,944)
Balance as of March 31, 2016	30,665,659	30,666	14,046,229	(13,846,171)	230,724
Shares issued for cash	183,333	183	1,374,817	—	1,375,000
Fair value of shares issued for services	526,240	526	2,279,063	—	2,279,589
Shares issued upon exercise of warrants	3,221,787	3,222	44,901	—	48,123
Shares issued upon debt conversion	68,639	69	205,849	—	205,918
Fair value of warrants and beneficial conversion features as valuation discount			1,315,812		1,315,812
Fair value of warrants and beneficial conversion features on debt conversion			3,248,948		3,248,948
Fair value of warrants issued for note extension and inducement to convert			2,002,977		2,002,977
Fair value of beneficial conversion feature			136,936		136,936
Net loss	—	—	—	(14,249,719)	(14,249,719)
Balance as of March 31, 2017	34,665,658	$34,666	$24,655,532	$(28,095,890)	$(3,405,692)

The accompanying notes are an integral part of these consolidated financial statements.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Consolidated Statements of Cash Flows

	Year Ended March 31, 2017	Year Ended March 31, 2016
Cash Flows from Operating Activities
Net loss	$(14,249,719)	$(3,746,944)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,115	6,336
Common stock issued for services	2,279,589	856,500
Amortization of debt discount	251,750	9,817
Fair value for beneficial conversion feature	136,936	—
Fair value of warrants and beneficial conversion features on debt conversion	3,248,948	—
Fair value for warrants issued for note extension and inducement to convert	2,002,977	—
Equity in earnings of OCHL	(132,832)	(410,553)
Loss on sale of investment in OCHL	2,790,073	—
Impairment of note receivable	213,331	—
Changes in operating assets and liabilities:
(Increase)/Decrease in prepaid expenses	(5,574)	(15,185)
Decrease/(Increase) in accrued interest	252,517	15,779
Decrease/(Increase) in accounts payable and accrued liabilities	64,720	284,308
Net cash used in operating activities	(3,123,169)	(2,999,942)

Cash Flows from Investing Activities:
Purchases of fixed assets	(18,953)	(58,013)
Sale of investment	2,182,274	—
Note receivable, former affiliate	—	281,418
Net cash provided by investing activities	2,163,321	223,405

Cash Flows from Financing Activities
Proceeds from notes payable, related party	820,100	1,959,000
Repayment of note payable, related party	(450,000)	—
Proceeds from convertible notes	1,385,000	200,000
Repayment of convertible notes, related party	(55,000)	—
Proceeds from convertible notes, related party	105,000	—
Proceeds from warrant exercise	48,123	—
Proceeds from issuance of common stock	1,375,000	618,314
Repayment of services payable, related party	(750,000)	—
Proceeds from loans, related party	(78,044)	—
Net cash provided by financing activities	2,400,179	2,777,314

Net Increase/(Decrease) in cash	1,440,331	777

Cash, beginning of period	36,898	36,121

Cash, end of period	$1,477,229	$36,898

Supplemental disclosure of non-cash investing and financing activities:
Fair value for warrants and beneficial conversion features issued as valuation discount	$1,315,814	$—
Conversion of accrued interest on first and second senior notes into unsecured convertible note	$430,565	$—
Common stock issued upon conversion of note payable	$205,918	$—

The accompanying notes are an integral part of these consolidated financial statements.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 1 — Organization, Operations and Basis of Presentation

Business and Operations

Loton, Corp (“we,” “our” or the “Company”) was incorporated under the laws of the State of Nevada on December 28, 2009. LiveXLive, Corp. (“LiveXLive”), its wholly owned subsidiary, was incorporated under the laws of the State of Delaware on February 24, 2015. The Company is one of the world’s only premium internet networks devoted to live music and music-related video content. Since LiveXLive’s launch in 2015, it has been building an online destination for music fans to enjoy premium live performances from music venues and leading music festivals around the world, such as Rock in Rio, Hangout Music Festival and Outside Lands Music and Arts Festival, as well as premium original content, artist exclusives and industry interviews. The LiveXLive platform has featured performances and content from some of the most popular artists in various music genres, including Rihanna, Katy Perry, Radiohead, Metallica, Duran Duran, Chance The Rapper, Bruce Springsteen, Major Lazer and Maroon 5.

Stock Splits

In September 2016, the Company’s Board of Directors declared a 2-for-1 forward stock split of the Company’s common stock in the form of a dividend. In September 2017, the Company’s Board of Directors declared a 1-for-3 reverse stock split of the Company’s issued and outstanding common stock, which became effective October 16, 2017. All share and per-share amounts have been restated as of the earliest periods presented to reflect the stock splits.

Going Concern

The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in its consolidated financial statements, the Company had a stockholders’ deficit of $3,405,692 at March 31, 2017, incurred a net loss of $14,249,719, and utilized net cash of $3,123,169 in operating activities for the fiscal year then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date that the financial statements are issued. The Company’s consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management estimates that the current funds on hand will be sufficient to continue operations through September 2017. The Company’s ability to continue as a going concern is dependent on its ability to execute its strategy and on its ability to raise additional funds and/or to consummate a public offering. Management is currently seeking additional funds, primarily through the issuance of equity and/or debt securities for cash to operate the Company’s business, including a public offering. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to it. Even if the Company is able to obtain additional financing, it may contain undue restrictions on its operations, in the case of debt financing or cause substantial dilution for its stockholders, in case of equity and/or convertible debt financing. Furthermore, no assurance can be given that a public offering will be consummated.

Note 2 — Significant Accounting Policies and Practices

Revenue Recognition Policy

The Company recognizes revenue from its live events and show productions when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the show or live event has been completed and occurred and there are no future production obligations, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 2 — Significant Accounting Policies and Practices (cont.)

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include those related to assumptions used in impairment testing of long term assets, accruals for potential liabilities, assumptions made in valuing equity instruments issued for services and issued with convertible notes, and recognition of deferred tax assets. Actual results could differ from those estimates.

Principles of Consolidation

The Company’s consolidated subsidiaries and/or entities are as follows:

Name of consolidated subsidiary or entity	State or other jurisdiction of incorporation or organization	Date of incorporation or formation (date of acquisition, if applicable)	Attributable interest
LXL Tickets	Delaware	April 24, 2017	100%

LXL Studios, Inc.	Delaware	July 15, 2016	100%

LiveXLive, Corp.	Delaware	February 24, 2015	100%

KOKO (Camden) Holdings (US), Inc.	Delaware	March 17, 2014	100%

KOKO (Camden) UK Limited	England and Wales	November 7, 2013	100%

The Company’s consolidated financial statements include all accounts of the Company and its consolidated subsidiaries and/or entities as of reporting period ending date(s) and for the reporting period(s) then ended, except for LXL Tickets, as it was formed after March 31, 2017. All inter-Company balances and transactions have been eliminated.

Fair Value of Financial Instruments

The Company follows the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) for disclosures about fair value of its financial instruments and to measure the fair value of its financial instruments. The FASB ASC establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of fair value hierarchy are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 2 — Significant Accounting Policies and Practices (cont.)

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts of the Company’s financial assets and liabilities, including cash, prepaid expenses, accounts payable, accrued expenses, and other current liabilities, approximate their fair values because of the short maturity of these instruments. The fair value of notes payable and convertible notes approximate their fair values since the current interest rates and terms on these obligations are the same as prevailing market rates.

Investment in Unconsolidated Subsidiary Under the Equity Method

The Company accounts for investments in which the Company owns more than 20% of the investee using the equity method in accordance with ASC Topic 323, Investments — Equity Method and Joint Ventures. Under the equity method, an investor initially records an investment in the investee at cost, and adjusts the carrying amount of the investment to recognize the investor’s share of the earnings or losses of the investee after the date of acquisition. The amount of the adjustment is included in the determination of net income by the investor, and such amount reflects adjustments similar to those made in preparing consolidated statements including adjustments to eliminate intercompany gains and losses, and to amortize, if appropriate, any difference between investor cost and underlying equity in net assets of the investee at the date of investment. The investment of an investor is also adjusted to reflect the investor’s share of changes in the investee’s capital. Dividends received from an investee reduce the carrying amount of the investment. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred which is other than temporary and which should be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method.

Stock-Based Compensation

The Company periodically issues restricted stock, options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for restricted stock, options and warrant grants issued and vesting to employees based on the authoritative guidance provided by FASB where the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period. The Company accounts for restricted stock, option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB where the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. In certain circumstances where there are no future performance requirements by the non-employee, restricted stock and warrant grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The fair value of the Company’s warrant grants is estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the warrants and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model, and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods. In light of the very limited trading of the Company’s common stock, market value of the shares issued was determined based on the then most recent price per share at which the Company sold common stock in a private placement during the periods then ended.

Income Taxes

The Company follows the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 2 — Significant Accounting Policies and Practices (cont.)

it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

Loss Per Share

Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the Company. In computing diluted loss per share, the treasury stock method assumes that outstanding options and warrants are exercised and the proceeds are used to purchase common stock at the average market price during the period. Options and warrants may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants.

At March 31, 2017 and 2016, the Company had 50,000 and 1,200,000 warrants outstanding, respectively, and 1,009,442 and 136,753 shares issuable for the Company’s convertible note payables, respectively, which were excluded from the loss per share calculation, as they were anti-dilutive.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is in the process of evaluating the impact of ASU 2014-09 on the Company’s financial statements and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is in the process of evaluating the impact of ASU 2016-02 on the Company’s financial statements and disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statement presentation or disclosures.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 3 — Equity Investment in OCHL

On April 28, 2014, the Company acquired a 50% equity interest in Obar Camden Holdings Limited (“OCHL”), an entity that owns Obar Camden Limited (“OCL”), a music and entertainment company whose principal business is the operation of a live music venue and nightclub known as KOKO, located in Camden, London. KOKO provides live shows, club nights, corporate and other events. The Company acquired its 50% interest through the issuance of 19,333,333 shares of its common stock to the seller, JJAT Corp. (“JJAT”), a Delaware corporation wholly owned by Mr. Robert Ellin, the Company’s Chairman (formerly with the title Executive Chairman), Chief Executive Officer (formerly with the title President), and majority stockholder, and his affiliates. Since both the Company and JJAT were controlled by Mr. Ellin at the time of this transaction, the transaction was accounted for as a transaction between related parties at the related parties’ original basis. Accordingly, the Company recorded the equity method investment at $4.2 million which is JJAT’s historical basis in OCHL.

As part of the transaction, the Company was to be reimbursed $494,750 by OCHL for legal and other acquisition costs incurred in relation to the acquisition of the 50% interest, which obligated was evidenced by a promissory note. As of March 31, 2016, the outstanding advance and any interest due thereunder to the Company was $213,331.

The Company and the various parties to the agreement had certain disputes. On September 22, 2016, Mr. Oliver Bengough, the Company’s former Chief Executive Officer and director (“Bengough”), entered into a Settlement Agreement (the “Settlement Agreement”) with the Company and Mr. Ellin. On November 24, 2016, $2,182,274 was paid to the Company as the final sale price and the rest of the transactions contemplated under the Settlement Agreement were automatically consummated (including the Company’s sale of its interest in OCHL to Bengough). As a result, the Company recognized a loss of $2,790,073 for the remaining investment balance. As part of such transactions, Bengough was released from his obligation under the note described above and therefore, the Company recognized a loss on impairment of the note of $213,331 (See Note 10).

As of November 24, 2016, the change in the investment in the affiliate was as follows:

Balance as of March 31, 2015	$4,478,962
50% share of net income for the period	410,553
Balance as of March 31, 2016	4,889,515
50% share of net income for the period	132,832
Balance as of November 24, 2016	5,022,347
Proceeds received	(2,182,274)
Liability extinguished	(50,000)
Loss recognized	$2,790,073

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 3 — Equity Investment in OCHL (cont.)

Net income from OCHL for the period from April 1, 2016 through November 24, 2016, and the fiscal year ended March 31, 2016, was as follows:

	Period from April 1, 2016 to November 24, 2016	Fiscal Year Ended March 31, 2016
Revenue	$3,921,204	$6,754,707
Cost of revenue	546,480	920,667
Gross profit	3,374,724	5,834,040

Operating expenses
Selling, general and administrative	2,893,306	4,613,058
Depreciation and amortization	74,828	133,106
Total operating expenses	2,968,134	4,746,164
Income from operations before other expenses	406,590	1,087,876

Other expenses
Interest	28,002	45,997

Income before provision for taxes	378,588	1,041,879

Taxes	112,924	220,773
Net income	$265,664	$821,105

The carrying amounts of the major classes of assets and liabilities of OCHL as of March 31, 2016 were as follows:

Assets	March 31, 2016
Current assets
Cash and cash equivalents	$386,009
Accounts receivable	24,743
Inventory	62,548
Prepaid expenses and other current assets	533,128
Total current assets	1,006,429

Other assets
Property and equipment, net of accumulated depreciation	867,975
Total assets	$1,874,205

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$514,488
Taxes payable	410,504
Notes payable, current	207,978
Other accrued liabilities	460,290
Total current liabilities	1,593,210
Deferred rent – noncurrent	937,459
Total liabilities	2,530,669

Shareholders’ deficit	(656,464)

Total Liabilities and Shareholders’ Deficit	$1,874,205

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 4 — Property and Equipment

Property and equipment at March 31, 2017 and 2016 was as follows:

	March 31, 2017	March 31, 2016
Production equipment	$51,304	$51,304
Computer equipment	42,078	23,125
Total property and equipment	93,382	74,429

Accumulated depreciation	(35,975)	(11,860)
Property and equipment, net	$57,407	$62,569

Depreciation expense was $24,115 and $6,336 for the years ended March 31, 2017 and 2016, respectively.

Note 5 — Notes Payable to Major Stockholder

As of March 31, 2017 and 2016, the Company had the following outstanding notes payable to Trinad Capital Master Fund (“Trinad Capital”), a fund wholly owned by Mr. Ellin, the Company’s Chairman (formerly with the title Executive Chairman), Chief Executive Officer (formerly with the title President) and majority stockholder, for both short and long term working capital requirements:

	March 31, 2017	March 31, 2016
(A) First Senior Note	$—	$1,000,000
(B) Second Senior Note	—	1,784,000
(C) 6% Unsecured Convertible Note	3,603,446	—
Total	$3,603,446	$2,784,000

 (A) First Senior Note — Trinad Capital Master Fund

On December 31, 2014, the Company entered into a senior convertible promissory note (the “First Senior Note”) with Trinad Capital allowing for advances up to a maximum loan amount of $1,000,000, plus interest at the rate of 6% per annum on the unpaid principal amount of outstanding advances.

At the time the First Senior Note was made, Trinad Capital advanced $700,000 to the Company and had accrued $70,151 in unpaid interest. Pursuant to the terms of the Senior Note, all outstanding unpaid principal and accrued interest was originally due and payable on June 30, 2016 or such later date as Trinad Capital may agree to in writing unless, prior to such date, the First Senior Note has been repaid in full or Trinad Capital elects to convert all or any portion of the then-outstanding loan balance into common stock of the Company in connection with the Company consummating an equity financing in excess of $5,000,000 or greater as set forth in the terms of the First Senior Note. Subsequent to the making of the First Senior Note:

•         On January 27, 2015, the Company and Trinad Capital entered into an amendment to the First Senior Note, effective as of December 31, 2014, pursuant to which: (1) the term of the First Senior Note was extended to June 30, 2016 and (2) the conversion price for conversion of the unpaid balance and interest outstanding in connection with an equity financing was amended to be the price per share equal to the average price per share paid by investors in such equity financing;

•         On February 5, 2015, the Company and Trinad Capital amended and restated the First Senior Note, effective as of December 31, 2014, to eliminate the convertibility feature of the note was eliminated in its entirety; and

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 5 — Notes Payable to Major Stockholder (cont.)

•         On April 21, 2016, the First Senior Note was further amended to extend its maturity date to June 30, 2017, or such later date as Trinad Capital may agree to in writing. For extending the due date of the First Senior Note to June 30, 2017, the Company issued to Trinad Capital warrants to purchase 381,662 shares of its common stock, with an exercise price of $0.015 per share and expiration date of April 21, 2020. During the fiscal year ended March 31, 2017, these warrants were fully exercised. The aggregate fair value of the 381,662 warrants were valued at $567,282 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.30%; dividend yield of 0%; volatility rate of 100%; and an expected life of four years (statutory term). The maturity date extension was considered to be a debt restructuring that is accounted for as a debt extinguishment. Therefore, the value of the warrants was expensed as of April 21, 2016.

As of March 31, 2016, $1,000,000 of principal was outstanding under the First Senior Note and accrued interest $140,555 is reflected on the consolidated balance sheet as accrued interest payable, related party as of March 31, 2016. On February 21, 2017, aggregate principal and accrued interest of $1,197,897 due under this note was exchanged into a convertible note discussed in (C) below.

(B) Second Senior Note — Trinad Capital Master Fund

On April 8, 2015, the Company entered into a second senior promissory note (the “Second Senior Note”) with Trinad Capital in the amount of $195,500. The Second Senior Note bears interest at the rate of eight percent (8%) per annum and all outstanding unpaid principal and accrued interest is due and payable on June 30, 2016 or such later date as Trinad Capital may agree to in writing, unless prior to such date this note has been prepaid in full. During the year ended March 31, 2016, Trinad Capital made advances to the Company totaling $1,784,000. Subsequent to the making of the Second Senior Note:

•         On July 10, 2015, the Second Senior Note was amended and restated to increase the principal amount from $195,500 to the lesser of (i) $1,000,000 (the “Maximum Advance Amount”), or (ii) the aggregate unpaid principal amount of the advances;

•         On November 23, 2015, Second Senior Note was amended the Second Senior Note to increase the Maximum Advance Amount to $2,000,000; and

•         On April 26, 2016, the Second Senior Note was amended to increase the Maximum Advance Amount to $3,000,000 and to extend the maturity date to June 30, 2017 or such later date as Trinad Capital may agree to in writing. For extending the due date of the Second Senior Note to June 30, 2017, the Company issued to Trinad Capital warrants to purchase 735,923 shares of its common stock, with an exercise price of $0.015 per share and expiration date of April 21, 2020. During the fiscal year ended March 31, 2017, these warrants were fully exercised. The aggregate fair value of the 735,923 warrants issued upon extension of the note were valued at $1,093,832 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.30%; dividend yield of 0%; volatility rate of 100%; and an expected life of four years (statutory term). The maturity date extension was considered to be a debt restructuring that is accounted for as a debt extinguishment. Therefore, the value of the warrants was expensed as of April 21, 2016.

The amount due to Trinad Capital under the Second Senior Note was $1,784,000 at March 31, 2016. During the year ended March 31, 2017, Trinad Capital made additional advances to the Company under the Second Senior Note totaling $820,100. The Company also made repayments of the Second Senior Note totaling $450,000 during year ended March 31, 2017. As of February 21, 2016, $2,154,100 of principal was outstanding under the Second Senior Note. Accrued interest of $87,048 is reflected on the balance sheet as accrued interest payable, related party as of March 31, 2016. On February 21, 2017, aggregate principal and accrued interest of $2,383,180 due under this note was exchanged into a convertible note discussed in (C) below.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 5 — Notes Payable to Major Stockholder (cont.)

(C) 6% Unsecured Convertible Note — Trinad Capital Master Fund

On February 21, 2017, the Company issued a 6% unsecured convertible note payable to Trinad Capital to convert aggregate principal and interest of $3,581,077 under the First and Second Senior Notes with Trinad Capital discussed above. This convertible note is due on March 31, 2018. Before its maturity, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the board of directors. Additionally, if the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, Trinad Capital received 596,846 warrants to purchase shares of the Company’s common stock at an exercise price of $0.03 per share. The warrants were exercised on February 28, 2017. The conversion of the First and Second Senior Notes into an unsecured convertible note and warrants was considered to be a debt restructuring that is accounted for as a debt extinguishment. The aggregate relative fair value of the 596,846 warrants issued to the noteholder was determined to be $1,624,474 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.50%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). As of February 21, 2016, the effective conversion price was $2.73, and the market price of the shares on the date of conversion was approximately $5.01 per share. As such, the Company recognized a beneficial conversion feature of $1,624,474. The relative fair value of the warrants and the note’s beneficial conversion feature totaling $3,248,948 was expensed as of March 31, 2017. At March 31, 2017, the balance of the note and accrued interest were $3,581,077 and $22,369, respectively.

Note 6 — Note Payable

On December 31, 2014, the Company converted accounts payable into a Senior Promissory Note (the “Note”) in the aggregate principal amount of $242,498. The Note bears interest at 6% per annum and interest is payable on a quarterly basis commencing March 31, 2015 or the Company may elect that the amount of such interest be added to the principal sum outstanding under this Note. The payables arose in connection with professional services rendered by attorneys for the Company prior to and through December 31, 2014, and the Note had an original maturity date of December 31, 2015, which was extended to June 30, 2016 or such later date as the lender may agree to in writing. As of March 31, 2017 and 2016, the balance due was $277,270 and $262,040, which includes $34,772 and $19,542 of accrued interest, respectively, were outstanding under the Note, and is currently past due.

Note 7 — Related Party Unsecured Convertible Notes Payable

Related party unsecured convertible notes payable at March 31, 2017 and 2016 were as follows:

(A) 6% Unsecured Convertible Note – due September 13, 2018	$—	$—
(B) 6% Unsecured Convertible Note – due on March 31, 2018	50,707	—
Less accumulated amortization of Valuation Discount	(39,039)	—
Net	$11,668	$—

 (A) Convertible Note — JJAT

On August 19, 2016, the Company issued a 6% unsecured convertible note payable to a related party for total principal amount of $55,000. This note was due on September 30, 2018. On December 21, 2016, this note was repaid. Before its maturity, the noteholder had in its sole discretion the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the board of directors. Additionally, if the Company raised a minimum of $5,000,000 (excluding the amount converting pursuant to the note) in the aggregate in gross proceeds from an equity financing led by a reputable

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 7 — Related Party Unsecured Convertible Notes Payable (cont.)

institutional investor in one or more closings prior to the maturity date, the noteholder would will have the right to convert all outstanding principal and interest into the same equity securities issued in such qualified equity financing at 75% of the issuance price of the securities in such financing.

(B) Convertible Note — Marvin Ellin

On January 4, 2017, the Company issued a 6% unsecured convertible note payable to a certain investor for total principal amount of $50,000. This note will be due on September 13, 2018. Before its maturity, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the board of directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 8,333 warrants to purchase shares of the Company’s common stock at an exercise price of $0.03 per share. The aggregate relative fair value of the 8,333 warrants issued to the investor was determined to be $22,681 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.50%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). As of February 21, 2017, the effective conversion price was $2.73, and the market price of the shares on the date of conversion was approximately $5.01 per share. As such, the Company recognized a beneficial conversion feature of $22,681. The aggregate value of the warrants and beneficial conversion feature of $45,362 was considered as debt discount upon issuance and will be amortized as interest over the term of the note or in full upon the conversion of the note. During year ended March 31, 2017, the Company amortized $6,323 of such discount to interest expense, and the unamortized discount as of March 31, 2017 was $39,039. As of March 31, 2017, $50,000 of principal and $707 of accrued interest was due under the note.

Note 8 — Unsecured Convertible Notes Payable

Unsecured Convertible notes payable at March 31, 2017 and 2016 were as follows:

	March 31, 2017	March 31, 2016
(A) 8% Unsecured Convertible Notes – Due on January 19, 2018	$—	$200,000
(B) 6% Unsecured Convertible Notes – Due on September 13, 2018	154,882	—
(C) 6% Unsecured Convertible Notes – Due between January 31, 2018 and September 30, 2018	1,248,267	—
Total	1,403,149	200,000
Less accumulated amortization of Valuation Discount	(1,114,751)	(89,727)
Net	288,398	110,273
Less note payable, current	67,858	—
Notes payable, long-term	$220,540	$100,273

 (A) On January 19, 2016, the Company issued three 8% unsecured convertible notes payable to investors (the “Lenders”) for an aggregate amount of $200,000. These notes were due on January 19, 2018. Before the maturity date, the noteholder had in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the board of directors. If the Company raises a minimum of $2,500,000 (excluding the amount converting pursuant to the notes) in the aggregate in gross proceeds from an equity financing led by a reputable institutional investor in one or more closings prior to the maturity date, the Lenders will have the right to convert all outstanding principal and interest into the same equity securities issued in such qualified equity financing at 75% of the issuance price of the securities in such financing. In addition, the Lenders received 133,333 warrants to purchase shares of the

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 8 — Unsecured Convertible Notes Payable (cont.)

Company’s common stock at an exercise price of $0.015 per share. The warrants were exercised during the year ended March 31, 2017. The aggregate relative fair value of the 133,333 warrants issued to the Lender was determined to be $99,915 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.30%; dividend yield of 0%; volatility rate of 100%; and an expected life of four years (statutory term). The value of the warrants of $99,915 was considered as debt discount upon issuance and was being amortized as interest over the term of the notes or in full upon the conversion of the corresponding notes. During the year ended March 31, 2016, the Company amortized $9,818 of such discount to interest expense, and the unamortized discount as of March 31, 2016 was $89,727.

On June 6, 2016, the Lenders converted $200,000 of principal and $5,918 of interest into 68,639 shares of the Company’s common stock at a conversion price of $3.00 per share. As the market price of the shares on the date of conversion was approximately $5.01 per share, the Company recognized a beneficial conversion cost of $136,936. As a result of the conversion, the remaining debt discount of $89,727 was fully amortized to interest expense as of the date of conversion.

As an inducement for the conversion, the Lenders were issued 68,640 warrants to purchase shares of the Company’s common stock at an exercise price of $0.015 per share. The aggregate fair value of the 68,640 warrants issued to the Lenders was $341,864 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.20%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). The value of the warrants of $341,864 was considered as additional interest expense upon their issuance. The warrants were exercised immediately into 68,640 shares of the Company’s common stock with net proceeds of $1,030 to the Company.

(B) On September 14, 2016, the Company issued a 6% unsecured convertible note payable to a certain investor for total principal amount of $150,000. This note will be due on September 13, 2018. Before the maturity date, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the board of directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 50,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.015 per share. The aggregate relative fair value of the 50,000 warrants issued to the noteholder was determined to be $93,612 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 0.90%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). As of September 14, 2016, the effective conversion price was $1.89, and the market price of the shares on the date of conversion was approximately $5.01 per share. As such, the Company recognized a beneficial conversion feature of $56,388. As a result, the Company recorded a note discount of $150,000 to account for the relative fair value of the warrants and the notes’ beneficial conversion feature which will be amortized as interest over the term of the note. During year ended March 31, 2017, the Company amortized $40,741 of such discount to interest expense, and the unamortized discount as of March 31, 2017 was $109,259. As of March 31, 2017, $4,882 accrued interest was added to principal balance.

(C) Between November 22, 2016 and March 27, 2017, the Company issued seven 6% unsecured convertible notes payable to certain investors for aggregate total principal of $1,235,000. The notes are due on various dates through September 30, 2018. Before the maturity date, the noteholders shall in their sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the board of directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholders will have the right to convert

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 8 — Unsecured Convertible Notes Payable (cont.)

all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholders received an aggregate of 205,833 warrants to purchase shares of the Company’s common stock at an exercise price of $0.03 per share. The aggregate relative fair value of the 205,833 warrants issued to the noteholders was determined to be $560,226 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.35 - 1.53%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). At the issuance of these notes, the effective conversion price was $2.73 and the market price of the shares on the date of conversion was approximately $5.01 per share, the Company recognized aggregate beneficial conversion features of $560,226. As a result, the Company recorded a note discount of $1,120,450 to account for the relative fair values of the warrants and the notes’ beneficial conversion features which will be amortized as interest over the terms of the notes or in full upon conversion of the notes. During year ended March 31, 2017, the Company amortized $114,961 of such discount to interest expense, and the unamortized discount as of March 31, 2017 was $1,004,590.

Note 9 — Related Party Transactions

Management Services from Trinad Management LLC

Pursuant to a Management Agreement (the “Management Agreement”) with Trinad Management LLC (“Trinad LLC”) entered into on September 23, 2011, Trinad LLC agreed to provide certain management services to the Company through September 22, 2014, including, without limitation, the sourcing, structuring and negotiation of potential business acquisitions and customer contracts for the Company. Under the Management Agreement, the Company compensated Trinad LLC for its services by (i) paying a fee equal to $2,080,000, with $90,000 payable in advance of each consecutive 3-month calendar period during the term of the Management Agreement and with $1,000,000 due at the end of the 3-year term, and (ii) issuing a warrant to purchase 750,000 shares of the Company’s common stock at an exercise price of $0.225 per share (the “Warrant”). The Warrant may have been exercised in whole or in part by Trinad LLC at any time for a period of 10 years. On August 25, 2016, the Warrant was fully exercised on a cashless basis at an exercise price of $0.225 per share, resulting in the issuance 716,216 shares of the Company’s common stock.

The total amount of $1,000,000 due to Trinad LLC was reflected as a liability on the accompanying March 31, 2016 balance sheet. Pursuant to the terms of the Management Agreement with Trinad Management, LLC, during March 2017, the Company paid $750,000 of the amount that was due at the end of the three-year term of the Management Agreement. The total amount due at March 31, 2017 was $239,080. The remaining amount was paid in April 2017.

Trinad LLC continues to provide services to the Company at a fee of $30,000 per month on a month-to-month basis. For each of the years ended March 31, 2017 and 2016, the Company incurred $360,000 of such fees.

Due to Related Parties

As of March 31, 2017 and 2016, amounts due to related parties were $0 and $117,124, respectively, payable to Mr. Ellin, the Company’s Chairman (formerly with the title Executive Chairman), Chief Executive Officer (formerly with the title President) and majority stockholder. These amounts were provided to the Company for working capital as needed and are unsecured, non-interest bearing advances with no formal terms of repayment.

Rent

During the fiscal years ended March 31, 2017 and 2016, the Company subleased office space from Trinad LLC for no cost to the Company as part of the Company’s Management Agreement with Trinad LLC. Management estimates such amounts to be immaterial. The Company anticipates continuing to sublease such space at no cost to it for the foreseeable future. The Company believes that such property is in good condition and is suitable for the conduct of its business.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 10 — Commitments and Contingencies

Promotional Rights

The Company acquires promotional rights from time to time that may contain obligations for future payments. During the year ended March 31, 2017, the Company incurred $350,000 in payment obligations for the acquisition of certain promotional rights. As of March 31, 2017, the Company is obligated under two licenses, production and/or distribution agreements to make guaranteed payments as follows: $500,000 for the fiscal year ended March 31, 2018, and $325,000 for the fiscal year ended March 31, 2019. The agreements also provide for a revenue share of 35-50% of capital and net revenues. In addition, there are two other agreements that provide for a revenue share of 50% on net revenues, but no guaranteed payments. If the events do not occur as planned and/or the Company does not undertake production of such events, or if the revenue from these events does not allow the Company to recover its production costs, no additional liability for additional payments or promotional right will remain.

Legal Proceedings

Bengough Settlement

On May 20, 2016, Mr. Oliver Bengough, the Company’s former Chief Executive Officer and director, filed a Petition for Relief (the “Petition”) in the High Court of Justice, Chancery Division (the “Court”) against OCHL, OCL, KOKO UK and Mr. Ellin (collectively, the “Respondents”). In the Petition, Mr. Bengough claimed, among other things, certain breaches of duty by Mr. Ellin in connection with the corporate operations of the Respondents, as well as a “deterioration” of the relationship between the parties. OCHL was formed by OCL’s stockholders for the sole purpose of acquiring all of the registered and contributed capital of OCL, is a 50%-owned subsidiary of the Company and is the former parent of OCL.

On September 22, 2016, Mr. Bengough entered into a Settlement Agreement (the “Settlement Agreement”) with the Respondents and Global Loan Agency Services Limited, as escrow agent (the “Escrow Agent”), relating to the Petition. Pursuant to the Settlement Agreement, the parties agreed, among other things, to (i) the terms of settlement in relation to all facts, matters and allegations raised by the Petition against the Respondents, including disputed liability under a junior promissory note, dated as of April 28, 2014, issued by OCHL and OCL in favor of JJAT, (ii) sell 48,878 ordinary shares and the 2,750 deferred ordinary shares in OCHL owned by the Company to Mr. Bengough on the terms provided in the Settlement Agreement, (iii) resolve certain ancillary matters arising from the past business dealings between Messrs. Ellin and Bengough, and (iv) to consummate the transactions contemplated thereunder and under certain related transaction documents (as defined below) (collectively, the “Settlement Transactions”).

Pursuant to the terms of the Settlement Agreement, on November 24, 2016, Financial Consulting LLP BTG, an independent expert valuation firm engaged to determine the value of the ordinary shares in OCHL, delivered its final valuation report to the parties and that its analysis yielded that the value of the ordinary shares of OCHL is $4,455,833 (£3,612,057), therefore entitling the Company to $2,182,274 (£1,769,029) (or 50% of the value) minus $45,643 (£37,000) (as agreed to by the parties). On December 1, 2016, the Escrow Agent paid to the Company, via the funds deposited by Mr. Bengough, $2,182,274 as the Final Sale Price and the rest of Settlement Transactions were automatically consummated (including the Company’s sale of its OCHL shares to Mr. Bengough).

Blink TV Limited and Northstar Media, Inc.

On March 3, 2016, Blink TV Limited and Northstar Media, Inc. (collectively, the “Plaintiffs”) filed a claim in the Los Angeles County Superior Court of California against the Company and LiveXLive, alleging breaches of two different license agreements for the live-streaming rights to “Bestival,” an annual music festival which takes place on the Isle of Wight in England. LiveXLive and the Company demurred to the complaint on May 10, 2016, and, prior to the hearing on the demurrer, Plaintiffs amended their complaint. The amended complaint no longer states a claim against the Company and only states a single cause of action against LiveXLive for the alleged breach of a single license agreement. Plaintiffs are seeking $300,000 in damages.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 10 — Commitments and Contingencies (cont.)

To date, LiveXLive has vigorously contested Plaintiffs’ claims. In doing so, on December 23, 2016, LiveXLive filed a cross-complaint against Plaintiffs for breach of contract and breach of the implied covenant of good faith and fair dealing. On May 11, 2017, the parties agreed to a mediation which is tentatively scheduled for October 2017, and a trial date is set for March 2018.

The Company is currently not aware of any other pending material legal proceedings. From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. An adverse result in these or other matters may have, individually or in the aggregate, a material adverse effect on the Company’s business, financial condition or operating results.

Note 11 — Equity Incentive Plan

On August 29, 2016, the Company’s Board of Directors and stockholders approved the Company’s 2016 Equity Incentive Plan (the “2016 Plan”), which reserves a total of 7,600,000 shares of the Company’s common stock for issuance under the 2016 Plan. Incentive awards authorized under the 2016 Plan include, but are not limited to, incentive Internal Revenue Code of 1986, as amended. If an incentive award granted under the 2016 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to the Company in connection with the exercise of an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2016 Plan.

As of the date of the filing of the registration statement, no stock options or any shares of common stock have been issued under the 2016 Plan.

Note 12 — Stockholders’ Equity (Deficit)

Sale of Common Stock or Equity Units

During the year ended March 31, 2017, the Company entered into securities purchase agreements with certain accredited investors, pursuant to which the Company sold an aggregate of 183,333 units at a purchase price of $7.50 per share for $1,375,000 in cash proceeds. Each unit consisted of one share of the Company’s common stock and a warrant to purchase 0.5 (one-half) share of the Company’s common stock, exercisable for a period of three years from the date of original issuance at exercise prices from $0.015 to $0.03 per share.

During the year ended March 31, 2016, the Company entered into securities purchase agreements with accredited investors, pursuant to which the Company agreed to issue an aggregate of 254,167 units at a purchase price of $1.50-3.00 per unit for $612,500 in cash. Each unit consisted of one share of the Company’s common stock and one warrant to purchase a share of the Company’s common stock, exercisable for a period of four years from the date of original issuance at an exercise price of $0.015 per share.

Issuance of Common Stock for Services

During the year ended March 31, 2017, the Company issued 526,240 shares of its common stock valued at $2,279,589 to various consultants, including 33,333 shares to a related party valued at $167,000. The Company valued these shares at prices varying from $1.50 to $5.01 per share based on the most recent prices of the sale of the Company’s common stock near the date of grant.

During the year ended March 31, 2016, the Company issued 600,667 shares of its common stock valued at $856,500 to various consultants and advisory board members. The Company valued these shares at prices varying from $0.75 to $1.50 per share based on the most recent prices of the sale of its common stock on the date of grant.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 12 — Stockholders’ Equity (Deficit) (cont.)

Warrants

On June 2, 2016, the Company issued warrants to acquire 68,640 shares of the Company’s common stock valued at $341,864 as an inducement to convert a convertible note. These warrants, along with 133,333 warrants issued to the noteholder upon issuance of the note, were exercised during the year ended March 31, 2017, at an exercise price of $0.015 per share, resulting in net proceeds to the Company of $3,030.

In April, 2016, the Company issued warrants to Trinad Capital, a related party, to acquire 1,117,585 shares of the Company’s common stock valued at $1,661,114 at an exercise price of $0.015 to extend the maturity dates of the First and Second Senior Notes. These warrants were exercised during the year ended March 31, 2017, at an exercise price of $0.015 per share, resulting in net proceeds to the Company of $16,764.

During the year ended March 31, 2017, the Company issued warrants to purchase aggregate 861,013 shares of the Company’s common stock along with various convertible notes. These warrants were valued at $676,518 at an exercise price of $0.03.

During the year ended March 31, 2017, the Company issued warrants to purchase 91,667 shares of the Company’s common stock as part of securities purchase agreements.

During the year ended March 31, 2017, warrants to purchase 3,086,931 shares of common stock were exercised, of which 750,000 warrants were exercised on a cashless basis, and the Company received proceeds of $48,123 related to the exercise of the balance of the warrants.

During the year ended March 31, 2016, the Company issued 387,500 shares of the Company’s common stock upon exercise of 387,500 warrants at an exercise price of $0.015 per share, resulting in net proceeds to the Company of $5,813.

The table below summarizes the Company’s warrant activities:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding, April 1, 2016	1,200,000	$0.135	3.21
Granted	387,500	0.015	2.21
Exercised	(387,500)	0.015	4.24
Forfeited/expired	—	—	—
Balance outstanding, March 31, 2016	1,200,000	0.150	4.16
Granted	2,138,904	0.021	2.91
Exercised	(3,288,904)	0.066	3.15
Forfeited/expired	—	—	—
Balance outstanding, March 31, 2017	50,000	$0.030	2.99
Exercisable, March 31, 2017	50,000	$0.030	2.99

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 12 — Stockholders’ Equity (Deficit) (cont.)

Increase of Authorized Common Stock and Creation of Preferred Stock

On August 29, 2016, the Company’s Board of Directors and stockholders approved for the Company to file a Certificate of Amendment to its Articles of Incorporation (the “Certificate”) with the Secretary of State of the State of Nevada, which increased the Company’s authorized capital stock. The Certificate was filed and became effective on September 1, 2016. The Certificate increased the aggregate number of shares of capital stock which the Company has the authority to issue to 501,000,000 shares, consisting of 500,000,000 shares of common stock and 1,000,000 shares of the Company’s preferred stock, $0.001 par value per share (the “preferred stock”).

The Company may issue shares of preferred stock from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by the Company’s Board of Directors and will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Company’s Board of Directors. The Company’s Board of Directors will have the power to increase or decrease the number of shares of preferred stock of any series after the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased, the shares constituting such decrease will resume the status of authorized but unissued shares of preferred stock.

While the Company does not currently have any plans for the issuance of preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until and unless the Company’s Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include: restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control of the Company without further action by the stockholders.

Note 13 — Income Tax Provision

At March 31, 2017 and 2016, the Company had available federal and state net operating loss carryforwards to reduce future taxable income. The amounts available were approximately $15.4 million and $6.8 million for federal income tax purposes, respectively, and $15.4 million and $6.8 million for state income tax purposes respectively. The federal and state net operating loss carryforwards expire in 2037. Given the Company’s history of net operating losses, management has determined that it is more likely than not that the Company will not be able to realize the tax benefit of the carryforwards. Accordingly, the Company has not recognized a deferred tax asset for this benefit.

The Company has adopted FASB guidelines that address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. This guidance also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of March 31, 2017 and 2016, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of March 31, 2017 and 2016, the Company has not accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2014 through 2016 remain open to examination by the major taxing jurisdictions to which the Company is subject.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 13 — Income Tax Provision (cont.)

Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards and will recognize the appropriate deferred tax asset at that time.

Significant components of the Company’s deferred income tax assets are as follows as of:

	2017	2016
Net operating loss carryforward	$6,152,000	$2,708,000
Stock-based compensation	912,000	343,000
Impairment of note receivable	85,000	—
Loss on sale of investment in OCHL	1,116,000	—
Equity in earnings of OCHL	(53,000)	(164,000)
Total deferred tax assets	8,212,000	2,887,000
Valuation allowance	(8,212,000)	(2,887,000)
Net deferred tax asset	$—	$—

Reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	2017	2016
U.S federal statutory income tax	-34.00%	-34.00%
State tax, net of federal tax benefit	-5.80%	-5.80%
Permanent differences	-65.52%	—%
Change in valuation allowance	105.32%	39.80%
Effective tax rate	0.00%	0.00%

Note 14 — Subsequent Events

Unsecured Convertible Notes Payable

Subsequent to the period ended March 31, 2017 the Company issued eight, 6% unsecured note payables to investors for total cash principal of $1,595,000. These notes are due between April 2018 and May 2018. The noteholders shall in their sole discretion have the option to convert all outstanding principal and interest into the Company’s Common Stock before the maturity date at a conversion price per share based upon the Company’s current valuation, as determined by the board of directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholders will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholders received warrants to purchase an aggregate of 265,833 shares of the Company’s common stock at an exercise price of $0.03 per share with a relative fair value of $723,533. As of the issuance dates of these notes, the effective conversion price was $2.73, and the market price of the shares on the date of conversion was approximately $5.01 per share. As such, the Company expects to recognize a beneficial conversion feature of $723,533. As a result, the Company expects to record a note discount of $1,447,066 to account for the relative fair value of the warrants and the notes’ beneficial conversion features which will be amortized as interest expense over the term of the notes.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 14 — Subsequent Events (cont.)

Employment Agreements

In April and May 2017, the Company entered into employment agreements with two officers for a term of two years at an annual salary of $120,000 and $180,000 respectively. In addition, one of the officers was granted 100,000 shares of the Company’s common stock valued at $501,000 that will vest in equal tranches over the 24-month term of the employment agreement. The officer will also receive a bonus of $100,000 upon the closing of an underwritten public offering of the Company’s common stock. The other officer was granted 133,333 shares of the Company’s common stock valued at $668,000 that will vest in increments, with the first tranche of 66,667 shares vesting 12 months from the effective date and the remaining number of shares vesting monthly thereafter, with 100% vesting over the 24-month term of the employment agreement.

Wantickets Acquisition

On May 5, 2017, LiveXLive Tickets, Inc., (“LXL Tickets”) a wholly owned subsidiary of the Company, entered into an Asset Purchase Agreement (“APA”) with Wantickets and certain other parties, whereby the Company purchased certain operating assets of Wantickets for total consideration of 666,667 shares of common stock of the Company valued at $3,340,000 ($5.01 per share) and the assumption of certain liabilities of Wantickets. The Company is in the process of completing the allocation of the purchase price to the assets and liabilities acquired. In connection with the transaction, LXL Tickets entered into employment agreements with key employees of Wantickets for a term of two years each. One officer, Joe Schnaier, the Chief Executive Officer of Wantickets, will receive an annual salary of $220,000 and a bonus of 666,667 shares of common stock if LXL Tickets earns net income of $3 million in the twelve months following the effective date of his employment agreement or net income of $4 million in the twelve months thereafter. The other officer will receive an annual salary of $160,000 and receive a number of shares of the Company’s common stock equal to $15,000 each year.

In addition, pursuant to the APA and the Letter Agreement, dated as of May 5, 2017 (the “Letter Agreement”), entered into among the Company, LXL Tickets and Mr. Schnaier, the parties agreed that, commencing May 5, 2017, Mr. Schnaier will promptly pay for all of LXL Tickets’ net losses of its business for each calendar month (or pro rata thereof), up to a total of $100,000 per month, and for any liabilities exceeding $100,000 in the aggregate that arose from April 1, 2017 to May 5, 2017 (inclusive), until the earlier of (x) such time as a public offering is consummated or (b) May 5, 2018 (such earlier date as between clause (x) and (y), the “Funding End Date”), and that any salaries or other payments or amounts due to under the employment agreements described above shall be included in the calculation of the net loss for the applicable period (collectively, the “JS Payment Obligation”). Pursuant to the Letter Agreement, the parties further agreed that all payments made by Mr. Schnaier as part of the JS Payment Obligation shall be deemed to be a loan by Mr. Schnaier to LXL Tickets (the “Loaned Funds”), and that the Company and LXL Tickets shall repay to Mr. Schnaier the total amount of the Loaned Funds within five business days after the Funding End Date; provided that the Company and LXL Tickets may prepay or repay in full the Loaned Funds at any time prior to the Funding End Date without any penalty.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 14 — Subsequent Events (cont.)

An unaudited pro forma balance sheet as of March 31, 2017 as if the acquisition had occurred as of that date is as follows:

March 31, 2017
(unaudited)
Current Assets
Cash and cash equivalents	$1,477,229
Prepaid expense	21,569
Total Current Assets	1,498,798
Other Assets
Property and equipment, net	175,407
Intangibles	3,222,000
Total Assets	$4,896,205

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$542,035
Note payable	277,270
Note payable, shareholder	3,603,446
Current portion of unsecured convertible notes, net of discount	67,858
Services payable, related party	239,080
Total Current Liabilities	4,729,689
Unsecured convertible notes - related party, net of discount	11,668
Unsecured convertible notes, net of discount and current portion	220,540
Total Liabilities	4,961,897

Stockholders’ Deficit:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 35,332,325 shares issued and outstanding.	35,332
Additional paid in capital	27,994,866
Accumulated deficit	(28,095,890)
Total stockholders’ deficit	(65,692)
Total Liabilities and Stockholders’ Deficit	$4,896,205

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 14 — Subsequent Events (cont.)

Unaudited pro forma results of operations for the years ended March 31, 2017 and 2016 as if the acquisition has occurred as of the earliest dates presented are as follows:

	For the Year Ended March 31, 2017	For the Year Ended March 31, 2016
	(unaudited)	(unaudited)
Revenue	$3,972,000	$5,744,000

Cost of revenue	1,147,000	2,052,000

Gross profit	2,825,000	3,692,000

Operating expenses:
Selling, general and administrative	9,479,801	7,297,000
Related party expenses	360,000	360,000
Total operating expenses	9,839,801	7,657,000
Loss from operations	(7,014,801)	(3,965,000)

Other income (expense)
Interest expense, net	(497,152)	(218,498)
Other income	6,667	—
Fair value of warrants issued for note extension and inducement to convert	(2,002,977)	—
Earnings from investment in OCHL	132,832	410,553
Fair value of warrants and beneficial conversion feature on debt conversion	(3,248,948)	—
Fair value of beneficial conversion feature	(136,936)	—
Impairment of note receivable - related party	(213,331)	—
Loss on sale of investment in OCHL	(2,790,073)	—
Total other income (expense)	(8,749,918)	192,055

Net loss	$(15,764,719)	$(3,772,945)

Net Loss per common share – basic and diluted	$(0.47)	$(0.12)

Weighted average common shares – basic and diluted	33,198,735	30,694,265

Promotional Rights

Subsequent to March 31, 2017, the Company entered into license, production and/or distribution agreements to make guaranteed payments as follows: $210,000 for the fiscal year ended March 31, 2018, $190,000 for the fiscal year ended March 31, 2019, and $25,000 for the year ended March 31, 2020. One of the agreements also provides for a revenue share of 50% of net revenues. If the events do not occur as planned and/or the Company does not undertake production of such events, or if the revenue from these events does not allow the Company to recover its production costs, no additional liability for additional payments or promotional right will remain.

Equity Issuances

Subsequent to March 31, 2017, the Company issued an aggregate of 315,833 shares of its common stock to investors in consideration of an aggregate of $9,475 as a result of the exercise of 315,833 warrants at an exercise price of $0.03 per share.

Subsequent to March 31, 2017, the Company issued an aggregate of 245,833 shares of its common stock valued at $5.01 per share as fees to the Company’s employees, directors, advisors and consultants.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Wantickets RDM, LLC

We have audited the accompanying balance sheets of Wantickets RDM, LLC (the “Company”) as of June 30, 2016 and 2015, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, during the year ended June 30, 2016, the Company incurred a net loss and utilized cash flows in operations, and at June 30, 2016, had a stockholders’ deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG AND COMPANY, P.A.

Los Angeles, California
May 8, 2017

Wantickets RDM, LLC
Balance Sheets

	Nine Months Ended March 31, 2017	June 30, 2016	June 30, 2015
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$291,000	$392,000	$1,913,000
Accounts receivable	10,000	54,000	105,000
Prepaid expense	77,000	81,000	241,000
Credit card receivables	126,000	206,000	153,000
Total Current Assets	504,000	733,000	2,412,000
Other Assets
Property and equipment, net	118,000	170,000	195,000
Security deposit	13,000	13,000	—
Total Assets	$635,000	$916,000	$2,607,000

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$1,734,000	$347,000	$1,340,000
Due to shareholder	200,000	—	—
Due to producers	442,000	788,000	1,235,000
Deferred rent	66,000	87,000	109,000
Total Current Liabilities	2,442,000	1,222,000	2,684,000

Stockholders’ Deficit
Additional paid in capital	13,140,000	13,140,000	13,300,000
Receivable from subsidiary	—	(4,000)	(99,000)
Accumulated deficit	(14,947,000)	(13,442,000)	(13,278,000)
Total stockholders’ deficit	(1,807,000)	(306,000)	(77,000)
Total Liabilities and Stockholders’ Deficit	$635,000	$916,000	$2,607,000

See accompanying notes to the financial statements.

Wantickets RDM, LLC
Statements of Operations

	For the Nine Months Ended March 31, 2017	For the Nine Months Ended March 31, 2016	For The Year Ended June 30, 2016	For The Year Ended June 30, 2015
	(Unaudited)	(Unaudited)
Revenue	$2,778,000	$3,837,000	$4,778,000	$7,661,000

Operating expenses:
Direct cost of revenues	946,000	1,383,000	1,557,000	2,790,000
Selling, general and administrative	3,286,000	2,490,000	3,293,000	4,907,000
Depreciation and amortization	55,000	52,000	70,000	50,000
Total costs and expenses	4,287,000	3,925,000	4,920,000	7,747,000

Loss from operations	(1,509,000)	(88,000)	(142,000)	(86,000)

Other expense	4,000	(33,000)	(22,000)	(15,000)

Net loss	$(1,505,000)	$(121,000)	$(164,000)	$(101,000)

See accompanying notes to the financial statements.

Wantickets RDM, LLC
Statement of Stockholders Equity (Deficit)

	Additional Paid in Capital	Receivable from Subsidiary	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance as of June 30, 2014	$13,300,000	$43,000	$(13,177,000)	$166,000
Receivable from subsidiary		(142,000)		(142,000)
Net loss	—		(101,000)	(101,000)
Balance as of June 30, 2015	13,300,000	(99,000)	(13,278,000)	(77,000)
Receivable from subsidiary		95,000		95,000
Partner’s capital distribution	(160,000)			(160,000)
Net loss	—		(164,000)	(164,000)
Balance as of June 30, 2016	13,140,000	(4,000)	(13,442,000)	(306,000)
Receivable from subsidiary		4,000		4,000
Net loss	—		(1,505,000)	(1,505,000)
Balance as of March 31, 2017 (Unaudited)	$13,140,000	$—	$(14,947,000)	$(1,807,000)
See accompanying notes to the financial statements.

Wantickets RDM, LLC
Statements of Cash Flows

	Nine Months Ended March 31, 2017	Nine Months Ended March 31, 2016	For The Year Ended June 30, 2016	For The Year Ended June 30, 2015
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(1,505,000)	$(121,000)	$(164,000)	$(101,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	55,000	52,000	70,000	50,000
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	44,000	42,000	51,000	(44,000)
(Increase)/Decrease in prepaid expenses	4,000	210,000	160,000	(217,000)
(Increase)/Decrease in credit card receivables	80,000	107,000	(53,000)	1,393,000
Increase in security deposit	—	(13,000)	(13,000)	—
Decrease in deferred rent	(21,000)	(16,000)	(22,000)	(12,000)
(Decrease)/Increase in due to producers	(346,000)	(690,000)	(447,000)	244,000
(Decrease)/Increase in accounts payable and accrued liabilities	1,387,000	(846,000)	(993,000)	(20,000)
Net cash provided by (used) in operating activities	(302,000)	(1,275,000)	(1,411,000)	1,293,000

Cash Flows from Investing Activities:
Purchases of fixed assets	(3,000)	(45,000)	(45,000)	(74,000)
Net cash used in investing activities	(3,000)	(45,000)	(45,000)	(74,000)

Cash Flows from Financing Activities
Proceeds (payments) from receivable from subsidiary	4,000	146,000	95,000	(142,000)
Advances from shareholder	200,000	—	—	—
Proceeds from partner capital	—	(160,000)	(160,000)	—
Net cash provided (used) by financing activities	204,000	(14,000)	(65,000)	(142,000)

Net Increase/(Decrease) in cash	(101,000)	(1,334,000)	(1,521,000)	1,077,000

Cash, beginning of period	392,000	1,913,000	1,913,000	836,000

Cash, end of period	$291,000	$579,000	$392,000	$1,913,000

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—	$—	$—
Cash paid for interest	$—	$—	$—	$—

See accompanying notes to the financial statements.

Wantickets RDM, LLC
Notes to the Financial Statements
For the Years Ended June 30, 2016 and 2015 and for
the Nine Months Ended March 31, 2017 and 2016 (Unaudited)

Note 1 — Organization and Operations

Wantickets RDM, LLC (“Wantickets” or the “Company”) was incorporated on January 22, 2014 as a C Corporation under the laws of Delaware, then was converted to a LLC, effective Jan 1, 2015. Prior to the switch to the LLC, Wantickets had 1 shareholder RDM Holdings Inc. RDM Holdings Inc. had 2 shareholders Gamwant and Joe Schnaier. Post switch Wantickets has one member RDM Holdings LLC which has two members Gamwant and Joe Schnaier. Wantickets is an online nightlife, dance, music & event ticketing company which services clients located in the United States and Canada. Wantickets has web and mobile solutions that reach millions of unique visitors monthly who are looking for the best festivals, nightclubs and artist tours. With over 15 years of experience in leading the dance music space, Wantickets has established itself as a full-service company with end-to-end solutions (marketing, merchandise, touring, and software). Wantickets also has an affiliate network of over 1200 portals and blogs related to the electronic dance music scene. Wantickets’ Brand Ambassador program has over 50 in-market representatives who promote the brand. Wantickets provides an end-to-end solution for the venue, including web sales, mobile, scanning/door management, door sales, accounting and reporting. Wantickets’ platform is wholly integrated with Amazon Web Services, featuring true cloud based products to support thousands of transactions per minute. The Wantickets mobile suite includes iOS based ticket scanning, fully responsive MobileWeb integration for all current handhelds and devices, as well as a seamless mobile checkout.

The accompanying financial statements include the balances of Wantickets. Wantickets Canada, a subsidiary of the Company, has been excluded from these financial statements, as such subsidiary is not included to be part of an intended sale (see Note 5 — Due to Shareholder)

Note 2 — Significant and Critical Accounting Policies and Practices

Basis of Presentation of Unaudited Financial Information

The unaudited financial statements of the Company for the nine months ended March 31, 2017 and 2016 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, in the opinion of management, reflect all normal and recurring adjustments necessary to fairly present the interim periods of unaudited financial results of operations and cash flows of the Company for the periods presented. Operating results for interim periods are not necessarily indicative of operating results for the entire fiscal year or any other future periods.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions made in estimated reserves for uncollectible accounts, useful lives of property and equipment and accruals for potential liabilities.

Fair Value of Financial Instruments

The Company follows paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments and paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value

Wantickets RDM, LLC
Notes to the Financial Statements
For the Years Ended June 30, 2016 and 2015 and for
the Nine Months Ended March 31, 2017 and 2016 (Unaudited)

Note 2 — Significant and Critical Accounting Policies and Practices (cont.)

hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid expense, accounts payable and accrued payable, due to venues, deferred rent producers and deferred rent approximate their fair values because of the short maturity of these instruments.

Going Concern

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in its financial statements, the Company had a stockholders’ deficit of $1,807,000 and $306,000 at March 31, 2017 and June 30, 2016, and incurred a net loss of $1,505,000 and $164,000 and utilized net cash of $302,000 and $1,411,000 in operating activities for the periods ended March 31, 2017 and June 30, 2016. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of common stock. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Income Taxes

The Company is a limited liability company and taxed as a pass-through entity whereby substantially all income tax attributes are passed through to the individual members, except for the minimum state income tax and an LLC fee based on revenues.

Wantickets RDM, LLC
Notes to the Financial Statements
For the Years Ended June 30, 2016 and 2015 and for
the Nine Months Ended March 31, 2017 and 2016 (Unaudited)

Note 2 — Significant and Critical Accounting Policies and Practices (cont.)

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The Company follows paragraph 310-10-50-9 of the FASB Accounting Standards Codification to estimate the allowance for doubtful accounts. The Company performs on-going credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by the review of their current credit information; and determines the allowance for doubtful accounts based on historical write-off experience, customer specific facts and general economic conditions that may affect a client’s ability to pay.

Outstanding account balances are reviewed individually for collectability. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Bad debt expense is included in general and administrative expenses, if any.

Allowance for doubtful accounts was $0 at March 31, 2017. Allowance for doubtful accounts was $22,000 and $37,000 at June 30, 2016 and 2015, respectively.

Bad debt expense for the nine months ended March 31, 2017 and 2016 was $111,000 and $0, respectively. Bad debt expense for the years ended June 30, 2016 or 2015 was $0 and $37,000, respectively.

Concentrations

During the nine months ended March 31, 2017 and 2016, the Company had one vendor that accounted for 28.7% and 17.9%, of accounts payable, respectively. During the years ended June 30, 2016 and 2015, the Company had one vendor that accounted for 23.1% and 16.6%, of accounts payable, respectively.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statements of operations. Leasehold improvements are amortized over the shorter of the expected useful lives of the related assets or the lease term.

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. For the years ended June 30, 2016 and 2015, and for the nine months ended March 31, 2017 and 2016, the Company did not recognize any impairment for its property and equipment.

Revenue Recognition

The Company has several streams of revenue, each of which is required under Generally Accepted Accounting Principles (“GAAP”) to be recognized in varying ways. The following is a summary of our revenue recognition policies:

The Company recognizes commissions and related transaction fees earned from the sale of event and concert tickets at the time the tickets are paid for by and delivered to the customers. The Company’s commissions and

Wantickets RDM, LLC
Notes to the Financial Statements
For the Years Ended June 30, 2016 and 2015 and for
the Nine Months Ended March 31, 2017 and 2016 (Unaudited)

Note 2 — Significant and Critical Accounting Policies and Practices (cont.)

transaction fees are charged on a per-ticket basis and generally non-refundable. Claims for ticket refunds are charged back to the respective event and concert owners and producers and in certain cases, the corresponding commissions and related transaction fees are recorded as a reduction to the Company’s revenues at the time that such refunds are processed. The Company does not have accounts receivable associated with its sales transactions, as payment is collected at the time of sale.

The Company recognizes revenues from use of the Company’s ticketing platform and equipment by event and concert owners and producers. Revenue is recognized when the service has been provided and collection is reasonably assured.

The Company recognizes revenues from sale of advertising space on its website. Advertising revenue is recognized when the service has been provided and collection is reasonably assured.

The Company evaluates the criteria outlined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 605-45, “Revenue Recognition — Principal Agent Considerations,” in determining whether it is appropriate to record the gross amount of revenues and related costs or the net revenues. Under the guidance of ASC Subtopic 605-45, if the Company is the primary obligor to perform the services being sold, has general inventory risk as it pertains to recruiting and compensating the talent, has the ability to control the ticket pricing, has discretion in selecting the talent, is involved in the production of the event, generally bears the majority of the credit or collection risk, or has several but not all of these indicators, revenue is recorded gross. If the Company does not have several of these indicators, it records revenues or losses on a net basis.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is in the process of evaluating the impact of ASU 2014-09 on the Company’s financial statements and disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is in the process of evaluating the impact of ASU 2016-02 on the Company’s financial statements and disclosures.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Wantickets RDM, LLC
Notes to the Financial Statements
For the Years Ended June 30, 2016 and 2015 and for
the Nine Months Ended March 31, 2017 and 2016 (Unaudited)

Note 3 — Property and Equipment

Property and equipment, stated at cost, less accumulated depreciation and amortization consisted of the following:

	Estimated Useful Life (Years)	March 31, 2017	June 30, 2016	June 30, 2015
Leasehold improvement	5	$17,000	$17,000	$17,000

Furniture and fixture	5	121,000	121,000	121,000

Computers and equipment	3 – 5	161,000	158,000	113,000

		299,000	296,000	251,000

Less accumulated depreciation and amortization		(181,000)	(126,000)	(56,000)

		$118,000	$170,000	$195,000

Depreciation and amortization expense was $70,000 and $50,000 for the fiscal years ended June 30, 2016 and 2015, respectively, and $55,000 and $52,000 for the nine months ended March 31, 2017 and 2016, respectively.

Note 4 — Related Party Transactions

Related Parties

Related parties with whom the Company had transactions were:

Related Parties	Relationship
Wantickets Canada	An entity owned and controlled by the same stockholders of the Company

Wantickets Canada, based in Montreal, utilizes the Wantickets ticketing software platform, customer service resources and admin staff for operation in Canada, and paying a monthly service fee to Wantickets RDM, LLC Wantickets Canada earns commission through an affiliate program that provides an incentive for outside parties to drive traffic to Wantickets web site resulting in ticket sales. At March 31, 2017, there was no amount due from Wantickets Canada to Wantickets. At June 30, 2016 and 2015, $4,000 and $9,000 was due from Wantickets Canada, respectively.

Note 5 — Due to Shareholder

As of March 31, 2017, the owner of Wantickets advanced sums in the amount of $200,000 that remain due and payable to him.

Note 6 — Commitments and Contingencies

Deferred Rent

On July 2, 2013, the Company entered into a 64-month lease for office space with a monthly lease payment of $19,000. For lease agreements that provide for escalating rent payments or free-rent occupancy periods, the Company recognizes rent expense on a straight-line basis over the non-cancelable lease term and option renewal periods where failure to exercise such options would result in an economic penalty in such amount that renewal appears, at the inception of the lease, to be reasonably assured. The lease term commences on the date that the Company takes possession of or controls the physical use of the property. Difference between periodic rent expense and periodic cash rental payments, caused primarily by the recognition of rent expense on a straight-line basis and tenant improvement allowances due or received from lessors, are recorded as deferred rent and presented on current liabilities section on

Wantickets RDM, LLC
Notes to the Financial Statements
For the Years Ended June 30, 2016 and 2015 and for
the Nine Months Ended March 31, 2017 and 2016 (Unaudited)

Note 6 — Commitments and Contingencies (cont.)

the accompanying balance sheets. Deferred rent as of March 31, 2017, June 30, 2016 and 2015 was $66,000, $87,000 and $109,000, respectively.

As of March 31, 2017, the aggregate remaining minimum annual lease payments under these operating leases were as follows:

2017	$200,000
2018	272,000
Total	$472,000

Eventbrite Litigation

In April 2016 the former management of Wantickets was engaged in conversations with Eventbrite for a possible sale of the Wantickets business to Eventbrite. During the discussions but prior to the closing of any transaction, the former management of Wantickets aggressively marketing and touted Eventbrite to current Wantickets’ customers. When the transaction was not completed, Wantickets lost substantial business and is pursuing a claim for damages against both former management, and Eventbrite.

Wantickets is defending claims brought by Eventbrite in California state court. Eventbrite accuses the Company of breaching certain confidentiality obligations associated with the contemplated transaction, and of breaching a clause forbidding Wantickets to “shop” a sale to others without certain advance notice. The case is Eventbrite Inc. v. Wantickets RDM, LLC, Case No. CGC-16-554711 (Superior Ct., San Francisco County).

Note 7 — Subsequent Events

On July 19, 2016, Wantickets entered into a binding Letter of Intent with Loton, Corp. (“Loton”), as amended on October 15, 2016, pursuant to which Loton agreed to purchase certain operating assets and liabilities of Wantickets for a total consideration of $3,340,000. Such consideration would be paid in the form of 2,000,000 shares of common stock of Loton (valued at $1.67 per share) and the assumption of certain liabilities of Wantickets. On May 5, 2017, the parties completed definitive documents consummating the transaction.

INDEPENDENT ACCOUNTANTS’ REVIEW REPORT

To the Board of Directors and Stockholders of
Slacker, Inc.
San Diego, California

We have reviewed the accompanying financial statements of Slacker, Inc. (a Delaware corporation), which comprise the balance sheet as of September 30, 2017, the related statements of operations and cash flows for the nine month periods ended September 30, 2017 and 2016, and the statement of stockholders’ deficit for the nine month period ended September 30, 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Accountants’ Responsibility

Our responsibility is to conduct the review in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

Accountants’ Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

Report on December 31, 2016 Balance Sheet

The December 31, 2016 balance sheet was audited by us and we expressed an unmodified opinion, which included an emphasis-of-matter paragraph related to going concern uncertainty, on it in our report dated July 21, 2017. We have not performed any auditing procedures since that date.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations, stockholders’ deficit, and cash used in operations raises uncertainty about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our conclusion is not modified with respect to this matter.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
December 1, 2017

SLACKER, INC.
Balance Sheets
As of September 30, 2017 and December 31, 2016

	September 30, 2017 (Unaudited)	December 31, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,046,509	$2,211,056
Restricted cash	150,000	150,000
Accounts receivable, net	3,585,172	4,364,637
Prepaid expenses & other current assets	762,861	810,465
TOTAL CURRENT ASSETS	5,544,542	7,536,158

Property and equipment, net	509,993	830,435
Intangible assets, net	40,000	49,474
Deposits	39,696	49,995

TOTAL ASSETS	$6,134,231	$8,466,062

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$7,762,402	$3,372,938
Accrued vacation	415,740	463,105
Accrued expenses	7,163,651	11,737,005
Bank debt, current portion	5,076,964	6,996,728
Convertible notes	2,988,146	10,007,322
Deferred revenue	2,243,241	2,783,558
Other liabilities – current	3,010	3,205
TOTAL CURRENT LIABILITIES	25,653,154	35,363,861

LONG-TERM LIABILITIES
Preferred stock warrants	29,132	291,998

TOTAL LIABILITIES	25,682,286	35,655,859

COMMITMENTS AND CONTINGENCIES (Note 10)
Convertible Preferred Stock - $0.0001 par value – authorized 49,200,000 shares; issued and outstanding 40,928,424 and 41,524,893 at December 31, 2016 and September 30, 2017, respectively: liquidation preference of $63,389,610 at September 30, 2017	80,616,291	73,287,485

STOCKHOLDERS’ DEFICIT
Common stock, par value $0.0001 – authorized 62,000,000 shares; issued and outstanding 559,772 and 625,007 shares at December 31, 2016 and September 30, 2017, respectively	6,844	6,198
Additional Paid in Capital	48,869,486	43,036,492
Common Stock Warrants	395,652	395,652
Accumulated Deficit	(149,436,328)	(143,915,624)
Total Stockholders’ Deficit	(100,164,346)	(100,477,282)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$6,134,231	$8,466,062

 See accompanying notes to financial statements.

SLACKER, INC.
Statement of Operations (Unaudited)
For the Nine Months Ended September 30, 2017 and 2016

	September 30, 2017	September 30, 2016
REVENUE:
Radio subscriptions	$16,702,264	$18,418,517
Advertising	3,172,857	8,618,182
License fees, Other	—	2,535,759
Total revenue	19,875,121	29,572,458

COST AND EXPENSES:
Content acquisition	11,992,974	18,347,245
Service delivery	2,480,742	3,220,286
General and administrative	4,361,175	3,867,641
Selling and marketing	1,063,239	1,174,975
Research and development	4,594,522	6,136,541
Total costs and expenses	24,492,652	32,746,688

LOSS FROM OPERATIONS	(4,617,531)	(3,174,230)

INTEREST:
Income	—	758
Expense	(903,173)	(1,158,950)
Total interest	(903,173)	(1,158,192)

NET LOSS	(5,520,704)	(4,332,422)

DEEMED DIVIDEND ON CONVERTIBLE PREFERRED STOCK	(2,958,824)	(2,965,038)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(8,479,528)	$(7,297,460)

See accompanying notes to financial statements.

SLACKER, INC.
Statement of Stockholders’ Deficit (Unaudited)
For the Nine Months Ended September 30, 2017

	Common Stock		Additional Paid-in	Common Stock	Accumulated
	Shares	Amount	Capital	Warrants	Deficit	Total
BALANCE – December 31, 2016	559,772	$6,198	$43,036,492	$395,652	$(143,915,624)	$(100,477,282)

Share-based compensation	—	—	175,240	—	—	175,240

Conversion of preferred to common stock	65,235	646	8,616,578	—	—	8,617,224

Deemed dividends on convertible preferred stock	—	—	(2,958,824)	—	—	(2,958,824)

Net loss	—	—	—	—	(5,520,704)	(5,520,704)

BALANCE – September 30, 2017	625,007	$6,844	$48,869,486	$395,652	$(149,436,328)	$(100,164,346)

See accompanying notes to financial statements.

SLACKER, INC.
Statement of Cash Flows (Unaudited)
For the Nine Months Ended September 30, 2017 and 2016

	September 30, 2017	September 30, 2016

Net loss	$(5,520,704)	$(4,332,422)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	358,902	457,590
Share-based compensation	175,240	205,146
Bad debt expense (recovery)	(37,761)	25,000
Change in fair value of preferred stock warrants	(262,866)	—
Changes in operating assets and liabilities:
Accounts receivable	817,225	5,487,419
Prepaid expenses and other current assets	47,603	339,412
Deposits	10,299	(9,248)
Accounts payable	4,389,463	(453,050)
Accrued expenses and other current liabilities	(1,638,368)	(480,321)
Deferred revenue	(540,317)	9,157

Net cash (used in) provided by operating activities	(2,201,284)	1,248,683

Investing activities
Capital expenditures	(28,987)	(343,287)
Intangible assets acquired	—	(60,000)
Net cash used in investing activities	(28,987)	(403,287)

Financing activities
Proceeds from draws on revolving credit facility	20,842,213	2,700,000
Repayments of revolving credit facility	(21,398,341)	(582,439)
Repayments of long-term debt	(1,363,636)	(1,060,606)
Proceeds from convertible notes, net	2,985,488	—
Proceeds from exercise of stock options	—	537

Net cash provided by financing activities	1,065,724	1,057,492

Net increase (decrease) in cash and cash equivalents	(1,164,547)	1,902,888
Cash and cash equivalents at beginning of period	2,211,056	3,581,941
Cash and cash equivalents at end of period	$1,046,509	$5,484,829

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$203,175	$367,248

Direct costs of issuance of debt	$2,696	$—

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Accretion of preferred stock dividends	$2,958,824	$2,965,038
Conversion of preferred stock to common stock	$8,617,225	$—
Conversion of notes to series 3 preferred stock	$12,987,210	$—

See accompanying notes to financial statements.

SLACKER, INC.
Notes to Financial Statements
For the Nine Months Ended September 30, 2017 and 2016

1.       organization and basis of presentation

Organization and Business — Slacker, Inc. (the “Company,” “We,” or “Slacker”) is a privately held company that develops and provides Internet radio services, both for a fee (paid subscription service) and free (advertising based). Slacker was incorporated in the state of Delaware in 2003. The Company launched its free online radio service in March 2007 and paid subscription service in November 2007. The Company sells its services online through the Slacker.com website and through mobile phone carriers via direct billing arrangements. The Company’s principal market is the United States.

Going Concern — The Company has experienced significant operating losses, cash used in operations, and accumulated deficits, which have impacted liquidity. As reflected in the accompanying financial statements, the Company had an accumulated deficit of $149,436,328 as of September 30, 2017. For the nine months ended September 30, 2017, the Company reported a net loss of $5,520,704. These conditions raise uncertainty about the Company’s ability to continue as a going concern. The Company has funded these losses, as well as asset acquisitions, primarily through the issuance of convertible debt and preferred stock to private equity investors in order to finance an expansion in the number of paid subscribers of the Company’s subscription service and the expansion and monetization of the free advertising based radio service.

Management is focused on bringing the Company to a break-even point through significant revenue increases and cost reduction efforts. Revenue increases are expected to be achieved through new product introductions in conjunction with new customers and enhanced monetization of the Company’s advertising supported free service. The Company is also implementing reductions in discretionary spending to achieve lower operating costs and cost of goods sold, resulting in a significantly lower breakeven point. Management also has plans to raise additional funds as required through the issuance of equity or convertible promissory notes.

Although the Company expects to increase revenues and reduce costs to bring the Company to break-even, as well as generate cash flows from operations and from additional equity or debt capital, there can be no assurance that the Company will achieve its revenue increases or cost reduction efforts or that the Company will be able to obtain other sources of funding.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classifications of liabilities that could result should the Company be unable to continue as a going concern.

2.       Summary of significant accounting policies

Use of Estimates — The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, including estimates of probable losses and expenses. Actual results could differ from those estimates. The Company operates in markets that are characterized by technology innovation and change, product development, and product obsolescence.

Fair Value of Financial Instruments — The carrying amounts of certain financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short term nature. The carrying values of the Company’s revolving credit facility and term loan approximate fair value due to each instrument’s respective variable interest rate. Convertible preferred stock warrants classified as liabilities require fair value measurements on a recurring basis (see Note 6).

Concentration of Credit Risk — The Company maintains cash balances at a single commercial bank. Cash balances commonly exceed the $250,000 amount insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts, and management believes that the Company is not exposed to any significant credit risk with respect to such cash and cash equivalents.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and all highly liquid instruments with original maturities of three months or less.

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

2.       Summary of significant accounting policies (cont.)

Accounts Receivable — Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts reflecting management’s estimate of losses associated with granting credit terms to customers. Management determines the allowance based on its analysis of the specific customer accounts and an assessment of the customers’ ability to meet its financial obligations, as well as historical experience. Receivables are written off in the period that they are deemed uncollectible.

Property and Equipment — Property and equipment are carried at cost and are depreciated using the straight line method over the estimated useful lives of the related assets (two to five years). Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the lease.

Intangible and Other Long Term Assets — The Company assesses potential impairment of its long lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment exist, the Company assesses the recoverability of the affected long lived assets by determining whether the carrying value of the assets can be recovered through the estimated undiscounted future cash flows associated with the use of the asset. If impairment is indicated, the Company measures the amount of such impairment by comparing the carrying value of the asset to its fair value, determined based on the present value of the expected future cash flows associated with the use of the asset. No impairment was identified during the nine months ended September 30, 2017 and 2016.

Internal Use Software — The Company evaluates the capitalization of any internally developed software in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 350-40, Intangibles — Goodwill and Other Internal-Use Software. No new amounts were capitalized for the nine months ended September 30, 2017 and 2016.

Share Based Compensation — The Company periodically grants share-based payment awards in the form of stock options to employees and non-employees. The Company expenses share-based payment awards in the period to which the services rendered for these awards relate. The grant date fair value of stock options is estimated using the Black-Scholes option pricing model.

Share-based compensation expense is recognized on a straight line basis over the requisite service period of the award, which generally equals the vesting period. The amount of share-based compensation expense recognized is net of estimated forfeitures of unvested awards. No compensation cost is recorded for awards that do not vest.

Revenue Recognition — The Company’s revenues consist of revenues from online credit card sales of Internet radio service subscriptions, subscriptions sold via mobile phone carriers via direct billing arrangements, and advertising.

Radio Subscription Revenue — Radio subscription revenue is recognized ratably over the term of the underlying subscription agreement. Radio subscription revenue sold via mobile phone carriers is recognized net of the amount mobile phone carriers earn on each transaction. Management has assessed the criteria of reporting carrier revenue gross or net and has determined that the Company is not the primary obligor. Therefore, carrier revenue is recorded net.

Advertising Revenue — Advertising revenue is recognized based on an estimate calculated using the number of impressions served and a range of rates based on the type of impression served. Estimated amounts do not vary significantly from actual amounts based on historical observation.

Content Acquisition Costs — Content acquisition costs principally consist of royalties paid for the right to stream music and non music content to the Company’s listeners. Royalties are calculated using negotiated rates documented in content license agreements and are based on usage measures or revenue earned. Music royalties to record labels, professional rights organizations, and music publishers relate to the consumption of music listened to on Slacker’s radio services. During the nine months ended September 30, 2017 and 2016, the Company recognized $11,992,974 and $18,347,245 of content acquisition costs, respectively.

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

2.       Summary of significant accounting policies (cont.)

Service Delivery Costs — Service delivery costs consist of the infrastructure costs related to content streaming, maintaining the Company’s service, revenue share costs paid to mobile phone carriers for free listeners, and serving advertisement impressions through third party ad serving technology providers. The Company makes payments to third parties based upon advertising impressions served for the period, and accordingly, the Company records this as a service delivery cost in the related period. During the nine months ended September 30, 2017 and 2016, the Company recognized $2,480,742 and $3,220,286 of service delivery costs, respectively.

Advertising — Advertising costs are expensed as incurred and are classified as selling and marketing expense. Advertising expenses were $2,000 and $21,484 for the nine months ended September 30, 2017 and 2016, respectively.

Income Taxes — The Company accounts for income taxes under the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Income tax expense is recognized for the amount of taxes payable or refundable during the year. The Company records a valuation allowance against deferred tax assets when, based upon the available evidence, it is more likely than not that the deferred tax assets will not be realized.

The Company recognizes any uncertain income tax positions on income tax returns at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Accounting Standards Updates — In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition in ASC 605, Revenue Recognition. The standard’s core principle is that a Company will recognize revenue when it transfers promised goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services. The ASU also requires additional disclosure about the nature, amount and timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. The ASU will become effective for the Company beginning in the first quarter of fiscal 2019, using one of two retrospective methods of adoption. The Company has not selected a method for adoption nor determined the potential effects on the Company’s financial position or results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The update amends disclosures relating to leases. ASU 2016-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2020. The standard requires lessees to put most leases on their balance sheets but recognize expenses in the income statement in a manner similar to current accounting standards. Early adoption is permitted and the standards are applied using a modified retrospective approach. The Company does not expect the adoption of this guidance to have a significant impact on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The standard will change how companies account for certain aspects of share-based payments to employees. Entities will be required to recognize the income tax effects of awards in the income statement when the awards vest or are settled. The standard also provides two practical expedients for nonpublic entities which will allow a simplified method to estimate the expected term for certain awards and allow nonpublic entities currently measuring liability-classified awards at fair value to make a one-time change in accounting principle to measure them at intrinsic value. For nonpublic companies, ASU 2016-09 is effective for fiscal years, beginning after December 15, 2017 and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company has not determined whether the adoption of this guidance will have a significant impact on its financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows — Restricted Cash (Topic 230). The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore,

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

2.       Summary of significant accounting policies (cont.)

amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.

3.       Accounts Receivable

Accounts receivable as of September 30, 2017 and December 31, 2016, consist of the following:

	September 30, 2017	December 31, 2016
Accounts receivable	$3,597,943	$4,415,167
Allowance for doubtful accounts	(12,771)	(50,530)
Trade receivables – net	$3,585,172	$4,364,637

4.       PROPERTY AND EQUIPMENT, NET

Property and equipment, net, were as follows as of September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
Computer software and equipment	$5,531,970	$5,502,983
Furniture and fixtures	108,186	108,186
Leasehold improvements	293,969	293,969
Machinery and equipment	70,556	70,556
	6,004,681	5,975,694
Less accumulated depreciation	(5,494,688)	(5,145,259)
Property and equipment – net	$509,993	$830,435

Depreciation and amortization expense was $349,429 and $412,965 for the nine months ended September 30, 2017 and 2016, respectively.

5.       DEBT

Bank Debt — In March of 2013, the Company amended its agreement with a commercial bank to provide a total of $10,000,000 of revolving credit as well as $5,000,000 in the form of a growth capital line. The bank debt was collateralized by the assets of the Company. Any advances on the growth line were payable in 36 equal monthly installments of principal, plus all accrued interest, beginning on October 14, 2013. In conjunction with the amendment, the Company issued a warrant to purchase 47,700 shares of Series 3 preferred stock at $1.824 per share to the bank providing the credit facility (see Note 6). During 2015, the agreement was amended to extend the maturity of the revolving line to May 29, 2015.

In May 2015, the Company refinanced its term loan and revolving line of credit with a new commercial bank lender. Proceeds of $5,000,000 from the issuance of term loan debt and $10,000,000 from a revolving line of credit from a new commercial bank were utilized to pay down the existing balances of term loan debt and a revolving line of credit from the previous commercial bank.

The Company’s current bank debt is collateralized by the assets of the Company. The revolving line bears an annual interest rate of 5% and has a maturity date of November 17, 2017. The term loan bears an annual interest rate

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

5.       DEBT (cont.)

of 5.5% and matures on November 1, 2018. Repayment of the term loan shall be interest only until March 1, 2016, thereafter, the term loan shall be payable in equal monthly installments of principal plus monthly payments of accrued interest. In 2016, the Company was not in compliance with a financial covenant. The Company has entered into a forbearance agreement with the commercial bank lender providing continued utilization of the bank debt subject to meeting revised covenants. The forbearance agreement expired November 17, 2017 and the company has entered into negotiations with the commercial bank for an extension of the forbearance agreement. The forbearance agreement is subject to certain onetime fees. The Company has classified all bank debt as current as a result of entering into the forbearance agreement.

Future minimum principal payments for the Company’s bank debt are as follows:

Year:	Amortization
2017	$3,410,297
2018	1,666,667
Total	$5,076,964

At September 30, 2017, the bank debt balance was as follows:

	2017	Interest Rate
Revolving line of credit	$2,955,752	5.0%
Term loan	2,121,212	5.5%
Total bank debt	5,076,964
Less current portion	(5,076,964)
Bank debt — net of current portion	$—

Convertible Notes — In February 2014 and December 2014, the Company issued Convertible Promissory Notes (the “2014 Notes”) totaling $10,007,322 to existing preferred stock holders of the Company. The 2014 Notes bear interest at 10% per annum, and interest continues to accrue until the maturity date. The original maturity date of the 2014 Notes was December of 2015. In March 2017, the Company extended the 2014 Notes to September 14, 2017. In the event of a change in control of the Company, the maturity of the 2014 Notes shall be accelerated such that the principal, all accrued interest, and a premium equal to 50% of the outstanding principal amount shall be due and payable immediately prior to the closing of such change in control. In the event of a “Qualified Financing” defined as any transaction or series of transactions pursuant to which the Company issues or sells shares of preferred stock for aggregate proceeds of at least $5,000,000 with the principal purpose of raising capital, prior to the maturity date of the 2014 Notes, the entire principal and any accrued interest shall automatically convert into the preferred stock issued in the Qualified Financing at a conversion price of 100% of the price paid in the Qualified Financing. At maturity, any 2014 Notes not converted into equity securities, upon election of the majority holders, the outstanding principal amounts of the 2014 Notes, plus all accrued and unpaid interest, shall become immediately due and payable.

In March 2017 and June 2017, the Company issued Convertible Promissory Notes (the “2017 Notes”) totaling $2,988,146 to existing preferred stock holders of the Company. The 2017 Notes bear interest at 10% per annum, and interest continues to accrue until the maturity date September 14, 2017. In the event of a change in control of the Company, the maturity of the 2017 Notes shall be accelerated such that the principal, all accrued interest, and a premium equal to 50% of the outstanding principal amount shall be due and payable immediately prior to the closing of such change in control. In the event of a “Qualified Financing,” defined as any transaction or series of transactions pursuant to which the Company issues or sells shares of preferred stock for aggregate proceeds of at least $10,000,000 with the principal purpose of raising capital, prior to the maturity date of the 2017 Notes, the entire principal and any accrued interest shall automatically convert into the preferred stock issued in the Qualified Financing. At maturity, any 2017 Notes not converted into equity securities, upon election of the majority holders, the outstanding principal amounts of the 2017 Notes, plus all accrued and unpaid interest, shall become immediately due and payable. In October 2017, the March 2017 notes were amended to mature on November 30, 2017. The company is currently in the process of extending the maturity of the March 2017 and June 2017 notes maturity date to January 31, 2018.

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

5.       DEBT (cont.)

In June 2017, the noteholders of the Convertible Promissory Notes issued in February 2014 and December 2014 (the “2014 Notes”) elected to convert all the outstanding principal and interest in the 2014 Notes into shares of Preferred Stock of the Company. The conversion of the 2014 Notes resulted in the conversion of $12,987,209 of principal and interest in the 2014 Notes into 7,120,172 shares of Series 3 Preferred Stock of the company.

The issuance of the 2017 Notes were subject to a Mandatory Offering as specified in the Slacker Charter. The terms of the Slacker Charter provide that any preferred stockholder that does not participate on a pro-rata basis in a Mandatory Offering shall have all such non-participating preferred stockholder’s outstanding preferred stock at the time of such Mandatory Offering automatically converted into common stock. Such conversion into common stock shall be at a ratio of 100:1. As of September 30, 2017, as a result of the Mandatory Offering, 6,523,698 shares of preferred stock were converted into 65,235 shares of common stock.

6.       preferred stock warrantS

As part of the consideration for licensing agreements entered into with certain content owners in 2010, the Company issued warrants to purchase 342,060 shares of Series 2 convertible preferred stock (see Note 7). The warrants vested upon their issuance and have a 10 year term for exercise and an exercise price of $0.779 per share. The warrants expire if unexercised after 10 years. At September 30, 2017, the preferred stock warrants are classified as a long term liability as the warrants are puttable for shares of convertible preferred stock, which became redeemable at any time after May 21, 2016. Changes in the fair value of the preferred stock warrants are recorded in content acquisition expense.

In May 2011, the Company issued warrants to purchase 435,760 shares of Series 2 convertible preferred stock and 278,933 shares of common stock as part of consideration with a certain music content owner for execution of a licensing agreement (see Note 7). The warrants have a 10 year term for exercise and an exercise price of $0.74796 and $0.675 for the Series 2 convertible preferred stock and common stock, respectively. The warrants are not exercisable until the licensing agreement is executed, at which point the fair value will be calculated and recorded in the Company’s statement of operations. As of September 30, 2017, this license agreement had not been executed and the warrants are cancelable at the discretion of the Company beginning on July 31, 2017.

In November 2011, in conjunction with the amendment of the bank debt agreement, the Company issued a warrant to purchase 160,436 shares of Series 2 preferred stock to the bank providing the credit facility (see Note 7). The warrants vested upon their issuance and have a 10 year term for exercise and an exercise price of $0.74796 per share. The warrants expire if unexercised after 10 years. Changes in fair value of the preferred stock warrants are recorded as a reduction to the debt balance and accreted over the expected term of the debt to interest expense using the effective interest method. At September 30, 2017, the preferred stock warrants are classified as a long term liability as the warrants are puttable for shares of convertible preferred stock, which became redeemable at any time after May 21, 2016. Management has no intention of calling the warrants in 2017.

In March 2013, in conjunction with the amendment of the bank debt agreement, the Company issued a warrant to purchase 47,700 shares of Series 3 preferred stock to the bank providing the credit facility (see Note 7). The warrants vested upon their issuance and have a 10 year term for exercise (with an expiration date of March 14, 2023) and an exercise price of $1.824 per share. In the event that the Company enters into an initial public offering within the one year period immediately prior to the expiration date, the expiration date shall be automatically extended until the first anniversary of the effective date of the Company’s initial public offering. The warrants expire if unexercised after the expiration date. Changes in fair value of the preferred stock warrant are recorded as a reduction to the debt balance and accreted over the expected term of the debt to interest expense using the effective interest method.

The measurement of the estimated fair value of these warrants was calculated using the Black Scholes option pricing model, which uses a series of unobservable inputs, and accordingly, this measurement is considered a Level 3 measurement. The following assumptions were utilized in the Black-Scholes option pricing model:

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

6.       preferred stock warrantS (cont.)

	Series 2, 2010 issued	Series 2, 2011 issued	Series 3, 2013 issued
Expected volatility	63.8%	63.8%	63.8%
Dividend yield	0%	0%	0%
Risk-free interest rate	1.7%	1.9%	2.1%
Weighted average remaining contractual term (in years)	3.25	4.11	5.45

The following table summarizes the activity in preferred stock warrant liabilities which are measured at fair value on a recurring basis using significant unobservable inputs.

	Series 2, 2010 issued	Series 2, 2011 issued	Series 3, 2013 issued
Balance at December 31, 2016	$167,096	$86,001	$38,901
Change in fair value	(150,605)	(75,478)	(36,783)
Balance at September 30, 2017	$16,491	$10,523	$2,118

The following table summarizes the Company’s assets and liabilities that require fair value measurements on a recurring basis and their respective input levels based on the fair value hierarchy.

		Fair value measurements as of September 30, 2017
	Fair value at September 30, 2017	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Series 2 preferred warrant liability, 2010 issued	$16,491	$—	$—	$16,491
Series 2 preferred warrant liability, 2011 issued	10,523	—	—	10,523
Series 3 preferred warrant liability, 2013 issued	2,118	—	—	2,118

7.       CONVERTIBLE PREFERRED STOCK

Series 1 Convertible Preferred Stock — In three separate closings in April 2009, June 2009, and September 2009, the Company issued 12,163,280 shares of Series 1 convertible preferred stock at $1 per share for a total consideration of $12,057,090, net of $106,190 of issuance costs. The consideration included the cancellation of $5,163,285 of outstanding principal and interest on existing notes payable to certain of the investors and $6,999,995 in cash. As a condition of the April 2009 closing, the existing Series A and Series B preferred shareholders and warrant holders agreed to convert all 41,731,759 outstanding shares of Series A and Series B preferred shares and outstanding warrants to purchase Series A and B preferred stock into 41,731,759 shares of common stock and warrants to purchase 414,848 shares of common stock. The shareholders of the Company further agreed that, subsequent to the conversion of preferred stock and warrants to purchase preferred stock into common stock, all the outstanding common stock, options, and warrants to purchase common stock would be reverse split 100,000 to 1. The reverse stock split resulted in common stock outstanding in April 2009 being reduced from 61,429,665 shares to 589 shares outstanding (fractional shares canceled) and shares subject to purchase under warrants to purchase common stock was reduced from 451,246 to 29 shares. The issuance of Series 1 preferred stock was subject to a mandatory conversion, which affected the September 2009 issuance. The terms of this arrangement required that Series 1 preferred stock be converted into common stock and be subject to a reverse stock split of 100 to 1 in the event a Series 1 preferred stockholder did not participate in the September 2009 financing. As a result of the mandatory conversion, 2,099,538 shares of Series 1 preferred stock were converted into common stock and then subject to a reverse stock split of 100 to 1, resulting in the issuance of 20,994 shares of common stock.

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

7.       CONVERTIBLE PREFERRED STOCK (cont.)

The Series 1 convertible preferred stock is redeemable any time after May 21, 2016, within 90 days after receipt of a written request from the holders of a majority of the then outstanding preferred stock. Each share of preferred stock is redeemable in cash in a sum equal to the original issue price, as adjusted, plus all declared but unpaid dividends. A deemed liquidating dividend of $602,170 was recorded during the nine months ending September 30, 2017 to accrete changes in the redemption value of the Series 1 convertible preferred stock. Liquidating dividends are based on something other than retained earnings, such as paid-in capital. Therefore, they are a return of the stockholders’ investment rather than of profits and should not decrease retained earnings. Additionally, $5,900 was recorded in 2015 to accrete changes in the redemption value of the Series 1 convertible preferred stock related to direct issuance costs as the preferred stock was recorded net of these costs upon issuance. These direct issuance costs became fully accreted in 2015 and as such, no accretion recorded in 2017. As the Series 1 convertible preferred stock is redeemable at the option of the holder, it is classified outside of permanent equity in the balance sheet. In May 2015, the redemption date was amended and changed to December 31, 2018.

The Series 1 convertible preferred stockholders are entitled to annual cash dividends at rates of $0.08 per share payable when, as, and if declared by the Company’s board of directors (the “Board of Directors”). The dividends are not cumulative and no dividends have been declared to date.

The liquidation preference for the Series 1 convertible preferred stock is $2.00 per share, together with all declared but unpaid dividends. The holder of each share of convertible preferred stock is entitled to one vote for each share of common stock into which the preferred stock could then be converted, and with respect to such vote, the holder has full voting rights and powers of the holders of common stock. The convertible preferred stockholders, voting as a class, are entitled to elect four members of the Board of Directors. A majority consent of the convertible preferred stockholders, voting as a class, is required for a transaction involving a change in control of the Company or a sale of substantially all of the assets of the Company, for as long as at least 2,000,000 shares of convertible preferred stock remain outstanding.

At the option of the holder, the Series 1 preferred shares are convertible into common stock on a 1:1 basis. There is no voting requirement to exercise the conversion option. The conversion ratio is subject to adjustment in the event that additional preferred or common stock in certain instances is issued at a price per share less than that of Series 1 preferred shares. Any downward adjustment of the conversion price may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of convertible preferred stock. Series 1 preferred shares will automatically be converted into shares of common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the offering price is at least four times the original price of the Series 3 preferred stock (subject to adjustment for anti-dilution) and the net proceeds are at least $60,000,000.

Series 2 Convertible Preferred Stock — In May 2010, the Company issued 14,359,454 shares of Series 2 convertible preferred stock at $0.74796 per share for a total consideration of $10,665,706 net of $74,592 of issuance costs.

The Series 2 convertible preferred stock is redeemable any time after May 21, 2016, within 90 days after receipt of a written request from the holders of a majority of the then outstanding preferred stock. Each share of preferred stock is redeemable in cash in a sum equal to the original issue price, as adjusted, plus all declared but unpaid dividends. A deemed liquidating dividend of $642,171 was recorded during the nine months ending September 30, 2017 to accrete changes in the redemption value of the Series 2 convertible preferred stock. No additional amounts were recorded during the nine months ending September 30, 2017 to accrete changes in the redemption value of the Series 2 convertible preferred stock related to direct issuance costs as the preferred stock was recorded net of these costs upon issuance. As the Series 2 convertible preferred stock is redeemable at the option of the holder, it is classified outside of permanent equity in the balance sheet. In May 2015, the redemption date was amended and changed to December 31, 2018.

The Series 2 convertible preferred stockholders are entitled to annual cash dividends at rates of $0.0598 per share payable when, as, and if declared by the Board of Directors. The dividends are not cumulative, and no dividends have been declared to date.

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

7.       CONVERTIBLE PREFERRED STOCK (cont.)

The liquidation preference for the Series 2 convertible preferred stock is $0.74796 per share, together with all declared but unpaid dividends. The holder of each share of convertible preferred stock is entitled to one vote for each share of common stock into which the preferred stock could then be converted, and with respect to such vote, the holder has full voting rights and powers of the holders of common stock. The convertible preferred stockholders, voting as a class, are entitled to elect four members of the Board of Directors. A majority consent of the convertible preferred stockholders, voting as a class, is required for a transaction involving a change in control of the Company or a sale of substantially all of the assets of the Company, for as long as at least 2,000,000 shares of convertible preferred stock remain outstanding.

At the option of the holder, the Series 2 preferred shares are convertible into common stock on a 0.96:1 basis. There is no voting requirement to exercise the conversion option. The conversion ratio is subject to adjustment in the event that additional preferred or common stock in certain instances is issued at a price per share less than that of Series 2 preferred shares. Any downward adjustment of the conversion price may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of convertible preferred stock. Series 2 preferred shares will automatically be converted into shares of common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the offering price is at least four times the original price of the Series 3 preferred stock (subject to adjustment for anti-dilution) and the net proceeds are at least $60,000,000.

Series 3 Convertible Preferred Stock — In May 2012, the Company issued 10,964,911 shares of Series 3 convertible preferred stock at $1.824 per share for a total consideration of $19,999,999. As this represents a Qualified Financing as defined above, the outstanding 2011 Notes converted to 5,540,321 shares of Series 3 convertible preferred stock at a conversion rate of $1.5504, which represents 85% of the Qualified Financing purchase price.

The Series 3 convertible preferred stock is redeemable any time after May 21, 2016, within 90 days after receipt of a written request from the holders of a majority of the then outstanding preferred stock. Each share of preferred stock is redeemable in cash in a sum equal to the original issue price, as adjusted, plus all declared but unpaid dividends. A deemed liquidating dividend of $1,710,438 was recorded during the nine months ending September 30, 2017 to accrete changes in the redemption value of the Series 3 convertible preferred stock. Additionally, $4,044 was recorded during the nine months ending September 30, 2017 to accrete changes in the redemption value of the Series 3 convertible preferred stock related to direct issuance costs as the preferred stock was recorded net of these costs upon issuance. As the Series 3 convertible preferred stock is redeemable at the option of the holder, it is classified outside of permanent equity in the balance sheet. In May 2015, the redemption date was amended and changed to December 31, 2018.

The Series 3 convertible preferred stockholders are entitled to annual cash dividends at rates of $0.1459 per share payable when, as, and if declared by the Board of Directors. The dividends are not cumulative, and no dividends have been declared to date.

The liquidation preference for the Series 3 convertible preferred stock is $1.824 per share, together with all declared but unpaid dividends. The holder of each share of convertible preferred stock is entitled to one vote for each share of common stock into which the preferred stock could then be converted, and with respect to such vote, the holder has full voting rights and powers of the holders of common stock. The convertible preferred stockholders, voting as a class, are entitled to elect four members of the Board of Directors. A majority consent of the preferred stockholders, voting as a class, is required for a transaction involving a change in control of the Company or a sale of substantially all of the assets of the Company, for as long as at least 2,000,000 shares of convertible preferred stock remain outstanding.

At the option of the holder, the Series 3 preferred shares are convertible into common stock on a 1:1 basis. There is no voting requirement to exercise the conversion option. The conversion ratio is subject to adjustment in the event that additional preferred or common stock in certain instances is issued at a price per share less than that of Series 3 preferred shares. Any downward adjustment of the conversion price may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of convertible preferred stock. Series 3 preferred shares will automatically be converted into shares of common stock concurrent with the closing of an underwritten public offering

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

7.       CONVERTIBLE PREFERRED STOCK (cont.)

of common stock under the Securities Act of 1933 in which the offering price is at least four times the original price of the Series 3 preferred stock (subject to adjustment for anti-dilution) and the net proceeds are at least $60,000,000.

Total accretion of preferred stock dividends is as follows:

Cumulative accretion – December 31, 2016	$22,600,068
Series 1 convertible preferred stock issuance costs	—
Series 1 convertible preferred stock 8% redemption	602,170
Series 2 convertible preferred stock issuance costs	—
Series 2 convertible preferred stock 8% redemption	642,171
Series 3 convertible preferred stock issuance costs	4,044
Series 3 convertible preferred stock 8% redemption	1,710,438
Cumulative accretion – September 30, 2017	$25,558,891

8.       SHARE BASED COMPENSATION

Stock Incentive Plan — In 2004, the Board of Directors adopted the Company’s Stock Option Plan (the “Option Plan”). The Option Plan includes such provisions as the option price per share must be at least 100% of the fair market value of the Company’s common stock on the date of grant and the term may not exceed 10 years. There are 10,472,821 shares of common stock, subject to adjustment as provided under the Option Plan, reserved for issuance to employees, nonemployees, directors, and consultants of the Company. Of the total shares reserved for issuance, 4,719,010 are available for grant as of September 30, 2017.

Option vesting is determined by the Board of Directors upon each grant and is generally over a four year period.

The following table summarizes stock option activity for the nine months ended September 30, 2017:

	Number of Shares	Weighted – Average Grant Date Fair Value
Nonvested at January 1, 2017	1,406,686	$0.25
Granted	—	$0.25
Vested	(721,440)	$0.24
Forfeited	(124,981)	$0.25
Nonvested at September 30, 2017	560,265	$0.25

A summary of the status of the Company’s Option Plan as of September 30, 2017, and changes during the year then ended is as follows:

	Options Outstanding	Weighted – Average Exercise Price	Weighted – Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding – January 1, 2017	6,014,215	$0.37	6.40	$378,904
Cancelled	(817,738)	$0.39		$33,602
Outstanding – September 30, 2017	5,196,477	$0.36	5.75	$345,302
Vested and expected to vest – September 30, 2017	5,076,574		5.70	$345,299
Exercisable – September 30, 2017	4,655,272		5.58	$345,280

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

8.       SHAREBASED COMPENSATION (cont.)

Share based compensation expense of $175,240 and $205,146 was recognized for the nine months ended September 30, 2017 and 2016, and included in operating expense based on the department in which the employee belonged. At September 30, 2017, the estimated total remaining unamortized share based compensation expense, net of forfeitures, was $86,512 which is expected to be recognized over a weighted average period of 0.83 years.

The fair value of each option award is estimated on the date of grant using the Black Scholes Merton option pricing model using the assumptions noted in the following table. The expected life of options is based on observed historical exercise patterns. The Company uses peer group volatility data to calculate its expected volatility. The risk free interest rate is based on the implied yield on a U.S. Treasury zero coupon issue with a remaining term equal to the expected term of the option. The dividend yield reflects that the Company has not paid any cash dividends since inception and does not intend to pay any cash dividends in the foreseeable future.

2017
Dividend yield	0.00%
Assumed volatility	63.80%
Assumed risk-free interest rate	1.73%
Expected life in years	5.96

9.       INCOME TAXES

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

As of September 30, 2017, the Company had net operating loss carryforwards for federal and state taxes totaling approximately $133,800,000 (federal) and $112,080,000 (state) available to offset future taxable income. The federal and state net operating loss carryforwards expire at various dates through 2036 for state and federal taxes.

The Company’s effective income tax rate varies from the statutory federal income tax rate of 34% as a result of no benefit recognized for current or prior year losses due to uncertainty as to the realization of the benefits partially offset by statutory minimum taxes required to be paid in certain states.

Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred pursuant to Internal Revenue Code (the “Code”) Sections 382 and 383 and similar state provisions. The annual limitations may result when a cumulative change in ownership of more than 50% of the outstanding stock of a company, by certain stockholders or public groups, occurs within a three year period.

A valuation allowance of approximately $56,945,000 at September 30, 2017 was recorded to offset deferred tax assets because the Company is unable to conclude, based on its history of cumulative losses in recent years and management’s assessment of various uncertainties related to their future realization, that such deferred tax assets will more likely than not be realized. The realization of deferred tax assets is dependent upon generating sufficient future taxable income in the tax jurisdictions that give rise to the deferred tax asset. The amount of the valuation allowance may be reduced if it is demonstrated that sufficient taxable income in the various tax jurisdictions will be generated in the future sufficient to realize the deferred tax assets.

 The Company believes there has been an ownership change since its inception; however, the Company has not completed a study to assess the impact of an ownership change on utilization of the net operating loss and credit carryforwards since the Company’s formation due to the complexity and costs associated with such a study. If the Company experienced an ownership change at any time since its formation, utilization of net operating losses and tax credit carryforwards to offset future taxable income and taxes, respectively, would be subject to an annual limitation under the Code. Any limitation may result in the expiration of all or a portion of the net operating loss or tax credit carryforwards before utilization. The Company maintains a full valuation allowance for the deferred tax assets due to its historical losses and uncertainties surrounding its ability to generate future taxable income sufficient to realize these

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

9.       INCOME TAXES (cont.)

assets. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits and recognizable deferred tax benefits after the completion of an ownership change analysis is not expected to impact its effective tax rate.

The Company did not recognize any liabilities for unrecognized tax positions during 2017.

10.     commitments and contingencies

Lease Obligations — The Company leases its San Diego premises under an operating lease. Rent expense for the operating lease totaled $303,443 for the nine months ended September 30, 2017. In October 2017, the San Diego office lease was amended and expires on December 31, 2018.

Future minimum lease payments under a non-cancelable operating lease as of September 30, 2017, with initial or remaining terms of one or more years are as follows:

Years Ending December 31	Operating Lease
2017	$113,055
2018	450,240
Total minimum lease payments	$563,295

Contractual Obligations — The Company has entered into certain agreements with content providers that require minimum payments. At September 30, 2017, total future minimum royalties were approximately $2,800,000.

Employee Benefits — The Company sponsors a 401(k) plan (the “Plan”) covering all employees. Employees are eligible to participate in the Plan the first day of the calendar month following their date of hire. The Company may make discretionary matching contributions to the Plan on behalf of its employees up to a maximum of 100% of the participant’s elective deferral up to a maximum of 5% of the employees annual compensation. The Company made $86,416 and $35,909 in matching contributions to the plan during the nine months ended September 30, 2017  and 2016.

Employee Retention — The Company has adopted an Employee Retention Plan to provide an incentive to designated key employees of the Company to contribute to the Company’s business through a change of control by providing an amount to be paid to those designated employees based on proceeds received by the Company pursuant to a change in control. Actual payments under the Employee Retention Plan are subject to approval by the Slacker Board of Directors.

Litigation — In the normal course of business, the Company is occasionally named as a defendant in various lawsuits. It is the opinion of management that the outcome of any pending lawsuits will not materially affect the operation or financial position of the Company.

11.     Party-in-interest transactions

Certain convertible notes payable are held by investment companies in which certain board members hold a financial interest (see Note 5). Such investments are classified as party-in-interest transactions.

12.     Subsequent Events

Management has evaluated all events and transactions that occurred after September 30, 2017, up through December 1, 2017, the date the financial statements were available to be issued.

In October 2017, the Company issued Convertible Promissory Notes totaling $500,000 to existing preferred stock holders of the Company. The 2017 Notes were issued in accordance with the aforementioned “2017 Notes” on substantially the same terms and shall be due and payable on November 30, 2017.

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

12.     Subsequent Events (cont.)

In July 2017, the Company executed a non-binding letter of intent from a third party outlining the terms of a potential merger subject to the Companies reaching a definitive merger agreement. On August 25, 2017, the Company entered into the Agreement and Plan of Merger (as amended, the “Slacker Agreement”), with LiveXLive Media, Inc. (“LXL”), LXL Music Acquisition Corp., and Columbia Capital Equity Partners V (QP), L.P., solely as the stockholders’ agent. Subject to the terms and conditions of the Slacker Agreement, LXL will acquire the Company through a merger of LXL Music Acquisition Corp. with and into the Company, with the Company surviving as LXL’s wholly owned subsidiary. The aggregate purchase price is approximately $50.0 million, subject to an increase based on the amount of additional convertible debt incurred by the Company, which will be payable in cash and stock and includes the assumption of approximately $16 million of net liabilities of the Company, subject to adjustment. The cash portion will be adjusted based on the Company’s net working capital as of September 30, 2017 and other purchase price adjustments, including amounts related to convertible notes and other indebtedness that are assumed in the transaction or will otherwise be repaid by LXL upon the closing; provided that the cash consideration payable by LXL (after giving effect to the purchase price adjustments) will be limited to $2.5 million. The number of shares of LXL’s common stock issuable as stock merger consideration will be determined based on the final public offering price of shares offered in LXL’s public offering (as indicated in LXL’s final prospectus to be filed with the SEC related to such offering). LXL obtained a representations and warranties insurance policy prior to the closing of the transaction with a coverage limit of $5,000,000, the insurance premium and other costs and expenses of which shall be included in the transaction expenses and calculation of net working capital at the closing of the transaction and borne by the Company up to $225,000. The acquisition is subject to certain closing conditions and there can be no assurance that the acquisition will be consummated on the terms described herein or at all.

The Slacker Agreement was subsequently amended on September 28, 2017, October 30, 2017 and December 5, 2017. The amendments to the Slacker Agreement among other terms, set the effective date of the net working capital adjustment to be fixed at September 30, 2017 regardless of the closing date of the merger. To the extent the Company incurs additional convertible debt from certain of its stockholders from October 1, 2017 through the closing of this offering for the purpose of funding its working capital (provided that the Company shall use all commercially reasonable efforts to continue to operate and carry on its business in a manner that would minimize the requirement for additional cash infusion to the Company from outside sources), such debt will be repaid by LXL in shares of its common stock (the number of which will be determined based on the public offering price of LXL’s public offering) upon the closing of the Slacker Acquisition through a commensurate increase in the purchase price, and such stockholders will receive an additional number of shares of LXL’s common stock based on the aggregate amount of such convertible debt, subject to a cap of $1,000,000.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Slacker, Inc.
San Diego, California

We have audited the accompanying financial statements of Slacker, Inc. (a Delaware corporation), which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Slacker, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations, stockholders’ deficit, and cash used in operations raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
July 21, 2017

Slacker, Inc.
Balance Sheets
As of December 31, 2016 and 2015

	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,211,056	$3,581,941
Restricted cash	150,000	150,000
Accounts receivable – net	4,364,637	13,692,125
Prepaid expenses and other current assets	810,465	1,324,700
Total current assets	7,536,158	18,748,766
PROPERTY AND EQUIPMENT – Net	830,435	803,061
DEPOSITS	49,474	54,822
OTHER LONG-TERM ASSETS	49,995	37,256
TOTAL	$8,466,062	$19,643,905

LIABILITIES, CONVERTIBLE PREFERRED AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$3,372,938	$3,337,512
Accrued vacation	463,105	445,411
Accrued expenses	11,737,005	13,580,692
Bank debt – net of discount	6,996,728	1,515,152
Convertible notes	10,007,322	10,007,322
Deferred revenue	2,783,558	2,407,680
Other Liabilities – current	3,205	3,264
Total current liabilities	35,363,861	31,297,033
LONG-TERM LIABILITIES:
Bank debt – net of current portion	—	8,891,092
Preferred stock warrants	291,998	320,413
Total liabilities	35,655,859	40,508,538

COMMITMENTS AND CONTINGENCIES (Note 8)
CONVERTIBLE PREFERRED STOCK – $0.0001 par value – authorized 49,200,000 shares; issued and outstanding 40,928,424 at December 31, 2016 and 2015; liquidation preference of $60,973,318 at December 31, 2016 and 2015	73,287,485	69,326,887
STOCKHOLDERS’ DEFICIT:
Common stock, $0.0001 par value – authorized 62,000,000 shares; issued and outstanding 559,772 and 558,601 shares at December 31, 2016 and 2015, respectively	6,198	6,198
Additional paid-in capital	43,036,492	46,735,490
Common stock warrants	395,652	395,652
Accumulated deficit	(143,915,624)	(137,328,860)
Total stockholders’ deficit	(100,477,282)	(90,191,520)
TOTAL	$8,466,062	$19,643,905

See accompanying notes to financial statements.

Slacker, Inc.
Statements of Operations
For the Years Ended December 31, 2016 and 2015

	2016	2015
REVENUE:
Radio subscriptions	$24,118,233	$27,692,971
Advertising	10,028,215	10,209,754
Other revenue	2,535,759	7,404,027
Total revenue	36,682,207	45,306,752
COSTS AND EXPENSES:
Content acquisition	22,853,367	25,592,677
Service delivery	4,125,541	4,181,960
General and administrative	5,259,875	5,477,138
Selling and marketing	1,628,464	1,974,660
Research and development	7,894,270	9,272,781
Total costs and expenses	41,761,517	46,499,216
LOSS FROM OPERATIONS	(5,079,310)	(1,192,464)
INTEREST:
Income	1,044	255
Expense	(1,508,498)	(1,463,783)
Total interest	(1,507,454)	(1,463,528)
NET LOSS	(6,586,764)	(2,655,992)
DEEMED DIVIDEND ON CONVERTIBLE PREFERRED STOCK	(3,960,598)	(3,974,269)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(10,547,362)	$(6,630,261)

See accompanying notes to financial statements.

Slacker, Inc.
Statements of Stockholders’ Deficit
For the Years Ended December 31, 2016 and 2015

	Common Stock		Additional Paid-In	Common Stock	Accumulated
	Shares	Amount	Capital	Warrants	Deficit	Total
BALANCE – January 1, 2015	552,143	$6,197	$50,375,165	$395,652	$(134,672,868)	$(83,895,854)
Exercise of employee stock options	6,458	1	2,774	—	—	2,775
Share-based compensation	—	—	331,820	—	—	331,820
Deemed dividends on convertible preferred stock	—	—	(3,974,269)	—	—	(3,974,269)
Net loss	—	—	—	—	(2,655,992)	(2,655,992)
BALANCE – December 31, 2015	558,601	$6,198	$46,735,490	$395,652	$(137,328,860)	$(90,191,520)
Exercise of employee stock options	1,171	—	537	—	—	537
Share-based compensation	—	—	261,063	—	—	261,063
Deemed dividends on convertible preferred stock	—	—	(3,960,598)	—	—	(3,960,598)
Net loss	—	—	—	—	(6,586,764)	(6,586,764)
BALANCE – December 31, 2016	559,772	$6,198	$43,036,492	$395,652	$(143,915,624)	$(100,477,282)

See accompanying notes to financial statements.

Slacker, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2016 and 2015

	2016	2015
OPERATING ACTIVITIES:
Net loss	$(6,586,764)	$(2,655,992)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	581,406	821,104
Share-based compensation	261,063	331,820
Bad debt expense	70,434	30,000
Change in fair value of preferred stock warrants	(28,415)	2,542
Amortization of warrant issued in conjunction with debt	—	40,111
Changes in operating assets and liabilities:
Restricted cash	—	50,000
Accounts receivable	9,257,053	(7,096,062)
Prepaid expenses and other current assets	514,236	(294,754)
Deposits	4,827	71,589
Accounts payable	(2,081)	(203,600)
Accrued expenses and other current liabilities	(1,826,053)	3,978,052
Deferred revenue	375,878	506,897
Net cash provided by (used in) operating activities	2,621,584	(4,418,293)
INVESTING ACTIVITIES:
Capital expenditures	(523,489)	(444,335)
Intangible assets acquired	(60,000)	—
Net cash used in investing activities	(583,489)	(444,335)
FINANCING ACTIVITIES:
Repayments of revolving credit facility	(4,594,365)	(4,980,245)
Proceeds from draws on revolving credit facility	2,700,000	5,406,245
Repayments of long-term debt	(1,515,152)	(2,916,665)
Proceeds from exercise of stock options	537	2,774
Proceeds from issuance of long-term debt	—	5,000,000
Net cash provided by (used in) financing activities	(3,408,980)	2,512,109
NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,370,885)	(2,350,519)
CASH AND CASH EQUIVALENTS – Beginning of year	3,581,941	5,932,460
CASH AND CASH EQUIVALENTS – End of year	$2,211,056	$3,581,941
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$469,499	$422,965
Direct costs of issuance of debt	$10,055	$31,947
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of fixed assets included in accounts payable	$37,507	$11,046
Accretion of preferred stock dividends	$3,960,599	$3,974,269

See accompanying notes to financial statements.

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

1.       organization and basis of presentation

Organization and Business — Slacker, Inc. (the “Company,” “we,” or “Slacker”) is a privately held company that develops and provides Internet radio services, both for a fee (paid subscription service) and free (advertising based). Slacker was incorporated in the state of Delaware in 2003. The Company launched its free online radio service in March 2007 and paid subscription service in November 2007. The Company sells its services online through the Slacker.com website and through mobile phone carriers via direct billing arrangements. The Company’s principal market is the United States.

Going Concern — The Company has experienced significant operating losses, cash used in operations, and accumulated deficits, which have impacted liquidity. As reflected in the accompanying financial statements, the Company had an accumulated deficit of $143,915,624 as of December 31, 2016. For the years ended December 31, 2016, and 2015, the Company reported a net loss of $6,586,764 and $2,655,992, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company has funded these losses, as well as asset acquisitions, primarily through the issuance of convertible debt and preferred stock to private equity investors in order to finance an expansion in the number of paid subscribers of the Company’s subscription service and the expansion and monetization of the free advertising based radio service.

Management is focused on bringing the Company to a break-even point through significant revenue increases and cost reduction efforts. Revenue increases are expected to be achieved through new product introductions in conjunction with new customers and enhanced monetization of the Company’s advertising supported free service. The Company is also implementing reductions in discretionary spending to achieve lower operating costs and cost of goods sold, resulting in a significantly lower breakeven point. Management also has plans to raise additional funds as required through the issuance of equity or convertible promissory notes.

Although the Company expects to increase revenues and reduce costs to bring the Company to break-even, as well as generate cash flows from operations and from additional equity or debt capital, there can be no assurance that the Company will achieve its revenue increases or cost reduction efforts or that the Company will be able to obtain other sources of funding.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classifications of liabilities that could result should the Company be unable to continue as a going concern.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and provide related footnote disclosures. The guidance is effective for annual and interim reporting periods ending on or after December 15, 2016. The guidance was adopted during the year ended December 31, 2016.

2.       Summary of significant accounting policies

Use of Estimates — The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, including estimates of probable losses and expenses. Actual results could differ from those estimates. The Company operates in markets that are characterized by technology innovation and change, product development, and product obsolescence.

Fair Value of Financial Instruments — The carrying amounts of certain financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

2.       Summary of significant accounting policies (cont.)

term nature. The carrying values of the Company’s revolving credit facility and term loan approximate fair value due to each instrument’s respective variable interest rate. Convertible preferred stock warrants classified as liabilities require fair value measurements on a recurring basis (see Note 6).

Concentration of Credit Risk — The Company maintains cash balances at a single commercial bank. Cash balances commonly exceed the $250,000 amount insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts, and management believes that the Company is not exposed to any significant credit risk with respect to such cash and cash equivalents.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and all highly liquid instruments with original maturities of three months or less.

Accounts Receivable — Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts reflecting management’s estimate of losses associated with granting credit terms to customers. Management determines the allowance based on its analysis of the specific customer accounts and an assessment of the customers’ ability to meet its financial obligations, as well as historical experience. Receivables are written off in the period that they are deemed uncollectible.

Property and Equipment — Property and equipment are carried at cost and are depreciated using the straight line method over the estimated useful lives of the related assets (two to five years). Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the lease.

Intangible and Other Long Term Assets — The Company assesses potential impairment of its long lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment exist, the Company assesses the recoverability of the affected long lived assets by determining whether the carrying value of the assets can be recovered through the estimated undiscounted future cash flows associated with the use of the asset. If impairment is indicated, the Company measures the amount of such impairment by comparing the carrying value of the asset to its fair value, determined based on the present value of the expected future cash flows associated with the use of the asset. No impairment was identified during the years ended December 31, 2016 or 2015.

Internal Use Software — The Company evaluates the capitalization of any internally developed software in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 350-40, Intangibles — Goodwill and Other Internal-Use Software. The Company capitalized internally developed software of $395,887 for the year ended December 31, 2016. No amounts were capitalized for the year ended December 31, 2015.

Share Based Compensation — The Company periodically grants share-based payment awards in the form of stock options to employees and non-employees. The Company expenses share-based payment awards in the period to which the services rendered for these awards relate. The grant date fair value of stock options is estimated using the Black-Scholes option pricing model.

Share-based compensation expense is recognized on a straight line basis over the requisite service period of the award, which generally equals the vesting period. The amount of share-based compensation expense recognized is net of estimated forfeitures of unvested awards. No compensation cost is recorded for awards that do not vest.

Revenue Recognition — The Company’s revenues consist of revenues from online credit card sales of Internet radio service subscriptions, subscriptions sold via mobile phone carriers via direct billing arrangements, and advertising.

Radio Subscription Revenue — Radio subscription revenue is recognized ratably over the term of the underlying subscription agreement. Radio subscription revenue sold via mobile phone carriers is recognized net of the amount mobile phone carriers earn on each transaction. Management has assessed the criteria of reporting carrier revenue gross or net and has determined that the Company is not the primary obligor. Therefore, carrier revenue is recorded net.

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

2.       Summary of significant accounting policies (cont.)

Advertising Revenue — Advertising revenue is recognized based on an estimate calculated using the number of impressions served and a range of rates based on the type of impression served. Estimated amounts do not vary significantly from actual amounts based on historical observation.

Other Revenue — The Company recorded approximately $2,536,000 and $7,404,000 in other revenue during the years ended December 31, 2016 and 2015, respectively, which represents recognition of approximately $10,000,000 in guaranteed payments. Revenue recognized relating to guaranteed payments is recognized on a pro-rata basis, over the life of the contracts containing guarantee payments.

Content Acquisition Costs — Content acquisition costs principally consist of royalties paid for the right to stream music and non music content to the Company’s listeners. Royalties are calculated using negotiated rates documented in content license agreements and are based on usage measures or revenue earned. Music royalties to record labels, professional rights organizations, and music publishers relate to the consumption of music listened to on Slacker’s radio services. During the years ended December 31, 2016 and 2015, the Company recognized $22,853,367 and $25,592,677, respectively, of content acquisition costs.

Service Delivery Costs — Service delivery costs consist of the infrastructure costs related to content streaming, maintaining the Company’s service, revenue share costs paid to mobile phone carriers for free listeners, and serving advertisement impressions through third party ad serving technology providers. The Company makes payments to third parties based upon advertising impressions served for the period, and accordingly, the Company records this as a service delivery cost in the related period. During the years ended December 31, 2016 and 2015, the Company recognized $4,125,541 and $4,181,960, respectively, of service delivery costs.

Advertising — Advertising costs are expensed as incurred and are classified as selling and marketing expense. Advertising expenses were $34,313 and $35,018 for the years ended December 31, 2016 and 2015, respectively.

Income Taxes — The Company accounts for income taxes under the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Income tax expense is recognized for the amount of taxes payable or refundable during the year. The Company records a valuation allowance against deferred tax assets when, based upon the available evidence, it is more likely than not that the deferred tax assets will not be realized.

The Company recognizes any uncertain income tax positions on income tax returns at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Accounting Standards Updates — In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition in ASC 605, Revenue Recognition. The standard’s core principle is that a Company will recognize revenue when it transfers promised goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services. The ASU also requires additional disclosure about the nature, amount and timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. The ASU will become effective for the Company beginning in the first quarter of fiscal 2019, using one of two retrospective methods of adoption. The Company has not selected a method for adoption nor determined the potential effects on the Company’s financial position or results of operations.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The standard requires that deferred tax assets and liabilities be classified as noncurrent on the balance sheet rather than being separated into current and noncurrent. ASU 2015-17 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is permitted and the standard may be

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

2.       Summary of significant accounting policies (cont.)

applied either retrospectively or on a prospective basis to all deferred tax assets and liabilities. The Company does not expect adoption of this guidance to have a significant impact on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The update amends disclosures relating to leases. ASU 2016-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2020. The standard requires lessees to put most leases on their balance sheets but recognize expenses in the income statement in a manner similar to current accounting standards. Early adoption is permitted and the standards are applied using a modified retrospective approach. The Company does not expect the adoption of this guidance to have a significant impact on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The standard will change how companies account for certain aspects of share-based payments to employees. Entities will be required to recognize the income tax effects of awards in the income statement when the awards vest or are settled. The standard also provides two practical expedients for nonpublic entities which will allow a simplified method to estimate the expected term for certain awards and allow nonpublic entities currently measuring liability-classified awards at fair value to make a one-time change in accounting principle to measure them at intrinsic value. For nonpublic companies, ASU 2016-09 is effective for fiscal years, beginning after December 15, 2017 and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company has not determined whether the adoption of this guidance will have a significant impact on its financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows — Restricted Cash (Topic 230). The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.

3.       Accounts Receivable

Accounts receivable as of December 31, 2016 and 2015, consist of the following:

	2016	2015
Accounts receivable	$4,415,167	$13,732,131
Allowance for doubtful accounts	(50,530)	(40,006)
Trade receivables – net	$4,364,637	$13,692,125

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

4.       PROPERTY AND EQUIPMENT, NET

Property and equipment, net, were as follows as of December 31, 2016 and 2015:

	2016	2015
Computer software and equipment	$5,502,983	$4,969,128
Furniture and fixtures	108,186	97,245
Leasehold improvements	293,969	278,425
Machinery and equipment	70,556	71,292
	5,975,694	5,416,090
Less accumulated depreciation	(5,145,259)	(4,613,029)
Property and equipment – net	$830,435	$803,061

Depreciation expense was $533,623 and $696,833 for the years ended December 31, 2016 and 2015, respectively.

5.       DEBT

Bank Debt — In March of 2013, the Company amended its agreement with a commercial bank to provide a total of $10,000,000 of revolving credit as well as $5,000,000 in the form of a growth capital line. The bank debt was collateralized by the assets of the Company. Any advances on the growth line were payable in 36 equal monthly installments of principal, plus all accrued interest, beginning on October 14, 2013. In conjunction with the amendment, the Company issued a warrant to purchase 47,700 shares of Series 3 preferred stock at $1.824 per share to the bank providing the credit facility (see Note 6). At December 31, 2014, the outstanding balance of this debt was $7,856,800. During 2015, the agreement was amended to extend the maturity of the revolving line to May 29, 2015.

In May 2015, the Company refinanced its term loan and revolving line of credit with a new commercial bank lender. Proceeds of $5,000,000 from the issuance of term loan debt and $10,000,000 from a revolving line of credit from a new commercial bank were utilized to pay down the existing balances of term loan debt and a revolving line of credit from the previous commercial bank.

The Company’s current bank debt is collateralized by the assets of the Company. The revolving line bears an annual interest rate of 4.0% and has a maturity date of May 5, 2017. The term loan bears an annual interest rate of 4.5% and matures on November 1, 2018. Repayment of the term loan shall be interest only until March 1, 2016, thereafter, the term loan shall be payable in equal monthly installments of principal plus monthly payments of accrued interest. In 2016, the Company was not in compliance with a financial covenant. The Company has entered into forbearance agreement with the commercial bank lender providing continued utilization of the bank debt subject to meeting revised covenants. The forbearance agreement expires in August 2017 and is subject to certain onetime fees. The Company has classified all bank debt as current as a result of entering into the forbearance agreement.

Future minimum principal payments for the Company’s bank debt are as follows:

Year:	Amortization
2017	$5,330,062
2018	1,666,666
Total	$6,996,728

At December 31, 2016 and 2015, the bank debt balance was as follows:

	2016	2015	Interest Rate
Revolving line of credit	$3,511,880	$5,406,244	4.0%
Term loan	3,484,848	5,000,000	4.5%
Total bank debt	6,996,728	10,406,244
Less current portion	(6,996,728)	(1,515,152)
Bank debt – net of current portion	$—	$8,891,092

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

5.       DEBT (cont.)

Convertible Notes — In February 2014 and December 2014, the Company issued Convertible Promissory Notes (the “2014 Notes”) totaling $10,007,322 to existing preferred stock holders of the Company. The 2014 Notes bear interest at 10% per annum, and interest continues to accrue until the maturity date. The original maturity date of the 2014 Notes was December of 2015. During 2015, the Company amended the 2014 Notes to extend the maturity date to December of 2016. In the event of a change in control of the Company, the maturity of the 2014 Notes shall be accelerated such that the principal, all accrued interest, and a premium equal to 50% of the outstanding principal amount shall be due and payable immediately prior to the closing of such change in control. In the event of a “Qualified Financing,” defined as any transaction or series of transactions pursuant to which the Company issues or sells shares of preferred stock for aggregate proceeds of at least $5,000,000 with the principal purpose of raising capital, prior to the maturity date of the 2014 Notes, the entire principal and any accrued interest shall automatically convert into the preferred stock issued in the Qualified Financing at a conversion price of 100% of the price paid in the Qualified Financing. At maturity, any 2014 Notes not converted into equity securities, upon election of the majority holders, the outstanding principal amounts of the 2014 Notes, plus all accrued and unpaid interest, shall become immediately due and payable.

See subsequent events disclosure at Note 12 for further information regarding Convertible Notes.

6.       preferred stock warrantS

As part of the consideration for licensing agreements entered into with certain content owners in 2010, the Company issued warrants to purchase 342,060 shares of Series 2 convertible preferred stock (see Note 7). The warrants vested upon their issuance and have a 10 year term for exercise and an exercise price of $0.779 per share. The warrants expire if unexercised after 10 years. At December 31, 2016 and 2015, the preferred stock warrants are classified as a long term liability as the warrants are puttable for shares of convertible preferred stock, which became redeemable at any time after May 21, 2016. Changes in the fair value of the preferred stock warrants are recorded in content acquisition expense.

In May 2011, the Company issued warrants to purchase 435,760 shares of Series 2 convertible preferred stock and 278,933 shares of common stock as part of consideration with a certain music content owner for execution of a licensing agreement (see Note 7). The warrants have a 10 year term for exercise and an exercise price of $0.74796 and $0.675 for the Series 2 convertible preferred stock and common stock, respectively. The warrants are not exercisable until the licensing agreement is executed, at which point the fair value will be calculated and recorded in the Company’s statement of operations. As of December 31, 2016, this license agreement had not been executed and the warrants are cancelable at the discretion of the Company beginning on July 31, 2017.

In November 2011, in conjunction with the amendment of the bank debt agreement, the Company issued a warrant to purchase 160,436 shares of Series 2 preferred stock to the bank providing the credit facility (see Note 7). The warrants vested upon their issuance and have a 10 year term for exercise and an exercise price of $0.74796 per share. The warrants expire if unexercised after 10 years. Changes in fair value of the preferred stock warrants are recorded as a reduction to the debt balance and accreted over the expected term of the debt to interest expense using the effective interest method. At December 31, 2016 and 2015, the preferred stock warrants are classified as a long term liability as the warrants are puttable for shares of convertible preferred stock, which became redeemable at any time after May 21, 2016. Management has no intention of calling the warrants in 2017.

In March 2013, in conjunction with the amendment of the bank debt agreement, the Company issued a warrant to purchase 47,700 shares of Series 3 preferred stock to the bank providing the credit facility (see Note 7). The warrants vested upon their issuance and have a 10 year term for exercise (with an expiration date of March 14, 2023) and an exercise price of $1.824 per share. In the event that the Company enters into an initial public offering within the one year period immediately prior to the expiration date, the expiration date shall be automatically extended until the first anniversary of the effective date of the Company’s initial public offering. The warrants expire if unexercised after the expiration date. Changes in fair value of the preferred stock warrant are recorded as a reduction to the debt balance and accreted over the expected term of the debt to interest expense using the effective interest method.

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

6.       preferred stock warrantS (cont.)

The measurement of the estimated fair value of these warrants was calculated using the Black Scholes option pricing model, which uses a series of unobservable inputs, and accordingly, this measurement is considered a Level 3 measurement. The following assumptions were utilized in the Black-Scholes option pricing model:

	Series 2, 2010 issued	Series 2, 2011 issued	Series 3, 2013 issued
Expected volatility	63.8%	63.8%	63.8%
Dividend yield	0%	0%	0%
Risk-free interest rate	1.7%	1.9%	2.1%
Weighted average remaining contractual term (in years)	4.0	4.9	6.2

The following table summarizes the activity in preferred stock warrant liabilities which are measured at fair value on a recurring basis using significant unobservable inputs.

	Series 2, 2010 issued	Series 2, 2011 issued	Series 3, 2013 issued
Balance at December 31, 2015	$184,389	$94,142	$41,882
Change in fair value	(17,293)	(8,141)	(2,981)
Balance at December 31, 2016	$167,096	$86,001	$38,901

The following table summarizes the Company’s assets and liabilities that require fair value measurements on a recurring basis and their respective input levels based on the fair value hierarchy.

		Fair value measurements as of December 31, 2016
	Fair value at December 31, 2016	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Series 2 preferred warrant liability, 2010 issued	$167,096	$—	$—	$167,096
Series 2 preferred warrant liability, 2011 issued	86,001	—	—	86,001
Series 3 preferred warrant liability, 2013 issued	38,901	—	—	38,901

		Fair value measurements as of December 31, 2015
	Fair value at December 31, 2015	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Series 2 preferred warrant liability, 2010 issued	$184,389	$—	$—	$184,389
Series 2 preferred warrant liability, 2011 issued	94,142	—	—	94,142
Series 3 preferred warrant liability, 2013 issued	41,882	—	—	41,882

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

7.       CONVERTIBLE PREFERRED STOCK

Series 1 Convertible Preferred Stock — In three separate closings in April 2009, June 2009, and September 2009, the Company issued 12,163,280 shares of Series 1 convertible preferred stock at $1 per share for a total consideration of $12,057,090, net of $106,190 of issuance costs. The consideration included the cancellation of $5,163,285 of outstanding principal and interest on existing notes payable to certain of the investors and $6,999,995 in cash. As a condition of the April 2009 closing, the existing Series A and Series B preferred shareholders and warrant holders agreed to convert all 41,731,759 outstanding shares of Series A and Series B preferred shares and outstanding warrants to purchase Series A and B preferred stock into 41,731,759 shares of common stock and warrants to purchase 414,848 shares of common stock. The shareholders of the Company further agreed that, subsequent to the conversion of preferred stock and warrants to purchase preferred stock into common stock, all the outstanding common stock, options, and warrants to purchase common stock would be reverse split 100,000 to 1. The reverse stock split resulted in common stock outstanding in April 2009 being reduced from 61,429,665 shares to 589 shares outstanding (fractional shares canceled) and shares subject to purchase under warrants to purchase common stock was reduced from 451,246 to 29 shares. The issuance of Series 1 preferred stock was subject to a mandatory conversion, which affected the September 2009 issuance. The terms of this arrangement required that Series 1 preferred stock be converted into common stock and be subject to a reverse stock split of 100 to 1 in the event a Series 1 preferred stockholder did not participate in the September 2009 financing. As a result of the mandatory conversion, 2,099,538 shares of Series 1 preferred stock were converted into common stock and then subject to a reverse stock split of 100 to 1, resulting in the issuance of 20,994 shares of common stock.

The Series 1 convertible preferred stock is redeemable any time after May 21, 2016, within 90 days after receipt of a written request from the holders of a majority of the then outstanding preferred stock. Each share of preferred stock is redeemable in cash in a sum equal to the original issue price, as adjusted, plus all declared but unpaid dividends. A deemed liquidating dividend of $805,099 was recorded in 2016 and 2015 to accrete changes in the redemption value of the Series 1 convertible preferred stock. Liquidating dividends are based on something other than retained earnings, such as paid-in capital. Therefore, they are a return of the stockholders’ investment rather than of profits and should not decrease retained earnings. Additionally, $5,900 was recorded in 2015 to accrete changes in the redemption value of the Series 1 convertible preferred stock related to direct issuance costs as the preferred stock was recorded net of these costs upon issuance. These direct issuance costs became fully accreted in 2015 and as such, no accretion recorded in 2016. As the Series 1 convertible preferred stock is redeemable at the option of the holder, it is classified outside of permanent equity in the balance sheet. In May 2015, the redemption date was amended and changed to December 31, 2018.

The Series 1 convertible preferred stockholders are entitled to annual cash dividends at rates of $0.08 per share payable when, as, and if declared by the Company’s board of directors (the “Board of Directors”). The dividends are not cumulative and no dividends have been declared to date.

The liquidation preference for the Series 1 convertible preferred stock is $2.00 per share, together with all declared but unpaid dividends. The holder of each share of convertible preferred stock is entitled to one vote for each share of common stock into which the preferred stock could then be converted, and with respect to such vote, the holder has full voting rights and powers of the holders of common stock. The convertible preferred stockholders, voting as a class, are entitled to elect four members of the Board of Directors. A majority consent of the convertible preferred stockholders, voting as a class, is required for a transaction involving a change in control of the Company or a sale of substantially all of the assets of the Company, for as long as at least 2,000,000 shares of convertible preferred stock remain outstanding.

At the option of the holder, the Series 1 preferred shares are convertible into common stock on a 1:1 basis. There is no voting requirement to exercise the conversion option. The conversion ratio is subject to adjustment in the event that additional preferred or common stock in certain instances is issued at a price per share less than that of Series 1 preferred shares. Any downward adjustment of the conversion price may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of convertible preferred stock. Series 1 preferred shares will automatically be converted into shares of common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the offering price is at least four times the original price of the Series 3 preferred stock (subject to adjustment for anti-dilution) and the net proceeds are at least $60,000,000.

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

7.       CONVERTIBLE PREFERRED STOCK (cont.)

Series 2 Convertible Preferred Stock — In May 2010, the Company issued 14,359,454 shares of Series 2 convertible preferred stock at $0.74796 per share for a total consideration of $10,665,706 net of $74,592 of issuance costs.

The Series 2 convertible preferred stock is redeemable any time after May 21, 2016, within 90 days after receipt of a written request from the holders of a majority of the then outstanding preferred stock. Each share of preferred stock is redeemable in cash in a sum equal to the original issue price, as adjusted, plus all declared but unpaid dividends. A deemed liquidating dividend of $858,581 was recorded in 2016 and 2015 to accrete changes in the redemption value of the Series 2 convertible preferred stock. Additionally, $4,661 was recorded in 2016 and $12,432 was recorded in 2015 to accrete changes in the redemption value of the Series 2 convertible preferred stock related to direct issuance costs as the preferred stock was recorded net of these costs upon issuance. As the Series 2 convertible preferred stock is redeemable at the option of the holder, it is classified outside of permanent equity in the balance sheet. In May 2015, the redemption date was amended and changed to December 31, 2018.

The Series 2 convertible preferred stockholders are entitled to annual cash dividends at rates of $0.0598 per share payable when, as, and if declared by the Board of Directors. The dividends are not cumulative, and no dividends have been declared to date.

The liquidation preference for the Series 2 convertible preferred stock is $0.74796 per share, together with all declared but unpaid dividends. The holder of each share of convertible preferred stock is entitled to one vote for each share of common stock into which the preferred stock could then be converted, and with respect to such vote, the holder has full voting rights and powers of the holders of common stock. The convertible preferred stockholders, voting as a class, are entitled to elect four members of the Board of Directors. A majority consent of the convertible preferred stockholders, voting as a class, is required for a transaction involving a change in control of the Company or a sale of substantially all of the assets of the Company, for as long as at least 2,000,000 shares of convertible preferred stock remain outstanding.

At the option of the holder, the Series 2 preferred shares are convertible into common stock on a 0.96:1 basis. There is no voting requirement to exercise the conversion option. The conversion ratio is subject to adjustment in the event that additional preferred or common stock in certain instances is issued at a price per share less than that of Series 2 preferred shares. Any downward adjustment of the conversion price may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of convertible preferred stock. Series 2 preferred shares will automatically be converted into shares of common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the offering price is at least four times the original price of the Series 3 preferred stock (subject to adjustment for anti-dilution) and the net proceeds are at least $60,000,000.

Series 3 Convertible Preferred Stock — In May 2012, the Company issued 10,964,911 shares of Series 3 convertible preferred stock at $1.824 per share for a total consideration of $19,999,999. As this represents a Qualified Financing as defined above, the outstanding 2011 Notes converted to 5,540,321 shares of Series 3 convertible preferred stock at a conversion rate of $1.5504, which represents 85% of the Qualified Financing purchase price.

The Series 3 convertible preferred stock is redeemable any time after May 21, 2016, within 90 days after receipt of a written request from the holders of a majority of the then outstanding preferred stock. Each share of preferred stock is redeemable in cash in a sum equal to the original issue price, as adjusted, plus all declared but unpaid dividends. A deemed liquidating dividend of $2,286,864 was recorded in 2016 and 2015 to accrete changes in the redemption value of the Series 3 convertible preferred stock. Additionally, $5,393 was recorded in 2016 and 2015 to accrete changes in the redemption value of the Series 3 convertible preferred stock related to direct issuance costs as the preferred stock was recorded net of these costs upon issuance. As the Series 3 convertible preferred stock is redeemable at the option of the holder, it is classified outside of permanent equity in the balance sheet. In May 2015, the redemption date was amended and changed to December 31, 2018.

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

7.       CONVERTIBLE PREFERRED STOCK (cont.)

The Series 3 convertible preferred stockholders are entitled to annual cash dividends at rates of $0.1459 per share payable when, as, and if declared by the Board of Directors. The dividends are not cumulative, and no dividends have been declared to date.

The liquidation preference for the Series 3 convertible preferred stock is $1.824 per share, together with all declared but unpaid dividends. The holder of each share of convertible preferred stock is entitled to one vote for each share of common stock into which the preferred stock could then be converted, and with respect to such vote, the holder has full voting rights and powers of the holders of common stock. The convertible preferred stockholders, voting as a class, are entitled to elect four members of the Board of Directors. A majority consent of the preferred stockholders, voting as a class, is required for a transaction involving a change in control of the Company or a sale of substantially all of the assets of the Company, for as long as at least 2,000,000 shares of convertible preferred stock remain outstanding.

At the option of the holder, the Series 3 preferred shares are convertible into common stock on a 1:1 basis. There is no voting requirement to exercise the conversion option. The conversion ratio is subject to adjustment in the event that additional preferred or common stock in certain instances is issued at a price per share less than that of Series 3 preferred shares. Any downward adjustment of the conversion price may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of convertible preferred stock. Series 3 preferred shares will automatically be converted into shares of common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the offering price is at least four times the original price of the Series 3 preferred stock (subject to adjustment for anti-dilution) and the net proceeds are at least $60,000,000.

Total accretion of preferred stock dividends is as follows:

Cumulative accretion – January 1, 2015	$14,665,201
Series 1 convertible preferred stock issuance costs	5,900
Series 1 convertible preferred stock 8% redemption	805,099
Series 2 convertible preferred stock issuance costs	12,432
Series 2 convertible preferred stock 8% redemption	858,581
Series 3 convertible preferred stock issuance costs	5,393
Series 3 convertible preferred stock 8% redemption	2,286,864
Cumulative accretion – December 31, 2015	$18,639,470

Series 1 convertible preferred stock 8% redemption	805,099
Series 2 convertible preferred stock issuance costs	4,661
Series 2 convertible preferred stock 8% redemption	858,581
Series 3 convertible preferred stock issuance costs	5,393
Series 3 convertible preferred stock 8% redemption	2,286,864
Cumulative accretion – December 31, 2016	$22,600,068

8.       SHARE BASED COMPENSATION

Stock Incentive Plan — In 2004, the Board of Directors adopted the Company’s Stock Option Plan (the “Option Plan”). The Option Plan includes such provisions as the option price per share must be at least 100% of the fair market value of the Company’s common stock on the date of grant and the term may not exceed 10 years. There are 10,472,821 shares of common stock, subject to adjustment as provided under the Option Plan, reserved for issuance to employees, nonemployees, directors, and consultants of the Company. Of the total shares reserved for issuance, 3,920,335 are available for grant as of December 31, 2016.

Option vesting is determined by the Board of Directors upon each grant and is generally over a four year period.

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

8.       SHARE BASED COMPENSATION (cont.)

The following table summarizes stock option activity for the year ended December 31, 2016:

	Number of Shares	Weighted – Average Grant Date Fair Value
Nonvested at January 1, 2016	2,823,783	$0.25
Granted	30,000	$0.25
Vested	(1,151,061)	$0.25
Forfeited	(296,036)	$0.25
Nonvested at December 31, 2016	1,406,686	$0.25

A summary of the status of the Company’s Option Plan as of December 31, 2016, and changes during the year then ended is as follows:

	Options Outstanding	Weighted – Average Exercise Price	Weighted – Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding – January 1, 2016	7,971,023	$0.34	7.03	$758,2380
Granted	30,000	$0.43		$—
Exercised	(1,250)	$0.43		$—
Canceled	(1,985,558)	$0.24		$379,333
Outstanding – December 31, 2016	6,014,215	$0.37	6.40	$378,904
Vested and expected to vest – December 31, 2016	5,712,122		6.31	$378,901
Exercisable – December 31, 2016	4,626,589		6.00	$378,881

Share based compensation expense of $261,063 and $331,820 was recognized for the years ended December 31, 2016 and 2015, respectively, and included in operating expense based on the department in which the employee belonged. The weighted average grant date fair value of options granted during the years ended December 31, 2016 and 2015, was $0.43. At December 31, 2016, the estimated total remaining unamortized share based compensation expense, net of forfeitures, was $248,533 which is expected to be recognized over a weighted average period of 1.50 years.

The fair value of each option award is estimated on the date of grant using the Black Scholes Merton option pricing model using the assumptions noted in the following table. The expected life of options is based on observed historical exercise patterns. The Company uses peer group volatility data to calculate its expected volatility. The risk free interest rate is based on the implied yield on a U.S. Treasury zero coupon issue with a remaining term equal to the expected term of the option. The dividend yield reflects that the Company has not paid any cash dividends since inception and does not intend to pay any cash dividends in the foreseeable future.

	2016	2015
Dividend yield	0.00%	0.00%
Assumed volatility	63.80%	65.04%
Assumed risk-free interest rate	1.73%	1.65%
Expected life in years	5.96	5.86

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

9.       INCOME TAXES

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities from federal and state income taxes as of December 31, 2016 and 2015, are as follows:

	2016	2015
Deferred tax assets:
Net operating loss	$49,593,515	$47,735,647
Accounts payable	31,971	158,717
Accrued vacation	158,153	157,723
Depreciation	185,751	92,001
Share-based compensation	265,621	226,945
Research and development credit	2,405,832	1,791,192
Other	1,035,355	955,429
Total deferred tax assets	53,676,198	51,117,654
Deferred tax liabilities:
Deferred content acquisition costs	(184,563)	(192,446)
Total deferred tax liabilities	(184,563)	(192,446)
Net deferred tax assets before valuation allowance	53,491,635	50,925,208
Valuation allowance	(53,491,635)	(50,925,208)
Net deferred tax assets	$—	$—

A valuation allowance of approximately $53,492,000 and $50,925,000 at December 31, 2016 and 2015, respectively, was recorded to offset deferred tax assets because the Company is unable to conclude, based on its history of cumulative losses in recent years and management’s assessment of various uncertainties related to their future realization, that such deferred tax assets will more likely than not be realized. The realization of deferred tax assets is dependent upon generating sufficient future taxable income in the tax jurisdictions that give rise to the deferred tax asset. The amount of the valuation allowance may be reduced if it is demonstrated that sufficient taxable income in the various tax jurisdictions will be generated in the future sufficient to realize the deferred tax assets.

As of December 31, 2016, the Company had net operating loss carryforwards for federal and state taxes totaling approximately $127,853,000 (federal) and $106,053,000 (state) available to offset future taxable income. As of December 31, 2015, the Company had net operating loss carryforwards for federal and state taxes totaling approximately $121,700,000 (federal) and $109,945,000 (state) available to offset future taxable income. The federal and state net operating loss carryforwards expire at various dates through 2035 for state and federal taxes.

The Company’s effective income tax rate varies from the statutory federal income tax rate of 34% as a result of no benefit recognized for current or prior year losses due to uncertainty as to the realization of the benefits partially offset by statutory minimum taxes required to be paid in certain states.

Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred pursuant to Internal Revenue Code (the “Code”) Sections 382 and 383 and similar state provisions. The annual limitations may result when a cumulative change in ownership of more than 50% of the outstanding stock of a company, by certain stockholders or public groups, occurs within a three year period.

The Company believes there has been an ownership change since its inception; however, the Company has not completed a study to assess the impact of an ownership change on utilization of the net operating loss and credit carryforwards since the Company’s formation due to the complexity and costs associated with such a study. If the Company experienced an ownership change at any time since its formation, utilization of net operating losses and tax

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

9.       INCOME TAXES (cont.)

credit carryforwards to offset future taxable income and taxes, respectively, would be subject to an annual limitation under the Code. Any limitation may result in the expiration of all or a portion of the net operating loss or tax credit carryforwards before utilization. The Company maintains a full valuation allowance for the deferred tax assets due to its historical losses and uncertainties surrounding its ability to generate future taxable income sufficient to realize these assets. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits and recognizable deferred tax benefits after the completion of an ownership change analysis is not expected to impact its effective tax rate.

The Company did not recognize any liabilities for unrecognized tax positions during the years ended December 31, 2016 or 2015, respectively.

10.     commitments and contingencies

Lease Obligations — The Company leases its San Diego premises under operating leases. Additionally, the Company leases one premise in Walnut Creek California under an operating lease. Rent expense for the operating leases totaled $464,418 and $464,938 for the years ended December 31, 2016 and 2015, respectively. In July 2015, the San Diego office leases were amended and expire on December 31, 2017.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2016, with initial or remaining terms of one or more years are as follows:

Years Ending December 31	Operating Leases
2017	$466,984
2018	2,844
Total minimum lease payments	$469,828

Contractual Obligations — The Company has entered into certain agreements with content providers that require minimum payments. At December 31, 2016 and 2015, total future minimum royalties were approximately $3,096,740 and $8,565,000, respectively.

Employee Benefits — The Company sponsors a 401(k) plan (the “Plan”) covering all employees. Employees are eligible to participate in the Plan the first day of the calendar month following their date of hire. The Company may make discretionary matching contributions to the Plan on behalf of its employees up to a maximum of 100% of the participant’s elective deferral up to a maximum of 5% of the employees annual compensation. The Company made $66,636 in matching contributions to the plan during the year ended December 31, 2016. No matching contributions were made for the year ended December 31, 2015.

Litigation — In the normal course of business, the Company is occasionally named as a defendant in various lawsuits. It is the opinion of management that the outcome of any pending lawsuits will not materially affect the operation or financial position of the Company.

11.     Party-in-interest transactions

Certain convertible notes payable are held by investment companies in which certain board members hold a financial interest (see Note 5). Such investments are classified as party-in-interest transactions.

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

12.     Subsequent Events

Management has evaluated all events and transactions that occurred after December 31, 2016, up through July 21, 2017, the date the financial statements were available to be issued.

In March 2017 and June 2017, the Company issued Convertible Promissory Notes (the “2017 Notes”) totaling $2,988,146 to existing preferred stock holders of the Company. The 2017 Notes bear interest at 10% per annum, and interest continues to accrue until the maturity date September 14, 2017. In the event of a change in control of the Company, the maturity of the 2017 Notes shall be accelerated such that the principal, all accrued interest, and a premium equal to 50% of the outstanding principal amount shall be due and payable immediately prior to the closing of such change in control. In the event of a “Qualified Financing,” defined as any transaction or series of transactions pursuant to which the Company issues or sells shares of preferred stock for aggregate proceeds of at least $10,000,000 with the principal purpose of raising capital, prior to the maturity date of the 2017 Notes, the entire principal and any accrued interest shall automatically convert into the preferred stock issued in the Qualified Financing. At maturity, any 2017 Notes not converted into equity securities, upon election of the majority holders, the outstanding principal amounts of the 2017 Notes, plus all accrued and unpaid interest, shall become immediately due and payable.

In June 2017, the noteholders of the Convertible Promissory Notes issued in February 2014 and December 2014 (the “2014 Notes”) elected to convert all the outstanding principal and interest in the 2014 Notes into shares of Preferred Stock of the Company. The conversion of the 2014 Notes resulted in the conversion of $12,987,209 of principal and interest in the 2014 Notes into 7,120,172 shares of Series 3 Preferred Stock of the company.

The issuance of the 2017 Notes were subject to a Mandatory Offering as specified in the Company’s Amended and Restated Certificate of Incorporation, or the Slacker Charter. The terms of the Slacker Charter provide that any preferred stockholder that does not participate on a pro-rata basis in a Mandatory Offering shall have all such non-participating preferred stockholder’s outstanding preferred stock at the time of such Mandatory Offering automatically converted into common stock. Such conversion into common stock shall be at ratio of 100:1. As a of the date of this report, as a result of the Mandatory Offering, 5,559,775 shares of preferred stock were converted into 55,556 shares of common stock.

In July 2017, the Company executed a non-binding letter of intent from a third party outlining the terms of a potential merger subject to the Companies reaching a definitive merger agreement.

5,000,000 Shares

LiveXLive Media, Inc.

Common Stock

________________________________________________________________________________________

PROSPECTUS

________________________________________________________________________________________

JMP Securities

December 22, 2017

Through and including January 16, 2018 (the 25th day after the date of the prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.